UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MAGNACHIP SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Magnachip Semiconductor Corporation

May 7, 2021

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Magnachip Semiconductor Corporation (“Magnachip” or the “Company” or “we,” “us” or “our”) to be held on June 15, 2021 at 8:00 p.m., Eastern Time. This meeting will be held completely virtually via live interactive webcast on the Internet. You will be able to attend and vote during the meeting at www.virtualshareholdermeeting.com/MX2021SM. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of March 25, 2021, among Magnachip, South Dearborn Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Parent”), and Michigan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Upon the terms and subject to the conditions of the Merger Agreement, if the merger is completed, Merger Sub will merge with and into Magnachip (the “Merger”), and Magnachip will continue as the surviving corporation and as a wholly owned subsidiary of Parent.

The Merger Agreement will be adopted only with the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. If our stockholders adopt the Merger Agreement and approve the Merger, and the Merger is completed, each share of our common stock will be converted into the right to receive $29.00 in cash, without interest and less any applicable withholding taxes (unless you have properly demanded your statutory rights of appraisal with respect to the Merger), which represents a premium of approximately 54% relative to the unaffected closing price for shares of our common stock on the New York Stock Exchange on March 2, 2021 (the last full trading day prior to the publication of market rumors regarding a potential acquisition of the Company) and a premium of approximately 75% over the 3-month volume-weighted average price on the New York Stock Exchange prior to that date.

Our board of directors (our “Board”) carefully considered a number of factors in evaluating the terms of the Merger Agreement. Based on such consideration, our Board unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby. Accordingly, our Board has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and unanimously recommends that you vote:

(1)	“FOR” the proposal to adopt the Merger Agreement and approve the Merger;

(2)	“FOR” the approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger; and

(3)

“FOR” the proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if (a) there is not a quorum present or represented by proxy or (b) there are insufficient votes to adopt the Merger Agreement and approve the Merger, in each case, at the time of the then-scheduled special meeting, or to give holders of our common stock additional time to evaluate new material information or disclosure.

The enclosed proxy statement provides detailed information about the special meeting, the Merger Agreement, the Merger and the other proposals to be voted on at the special meeting. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement carefully in its entirety.

Your vote is very important, regardless of the number of shares you own. The proposal to adopt the Merger Agreement and approve the Merger must be approved at the special meeting by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Only stockholders who owned shares of our common stock as of the close of business on May 3, 2021, the record date for the special meeting, will be entitled to vote at the special meeting.

To vote your shares, you may submit a proxy via the Internet or by telephone, as specified in the Internet and telephone voting instructions on your proxy card, return your proxy card by mail using the postage prepaid envelope provided, or attend the special meeting virtually and vote during the meeting. If your shares are held in the name of a brokerage firm, bank, trust or other nominee, you must instruct the brokerage firm, bank, trust or other nominee how to vote your shares or vote your shares by virtual ballot at the special meeting by entering the 16-digit control number on the voting instructions that accompany these proxy materials. If you did not receive a 16-digit control number from your brokerage firm, bank, trust or other nominee and you wish to attend the special meeting and vote your shares by virtual ballot, you should follow the instructions from your brokerage firm, bank, trust or other nominee, including any requirement to obtain a legal proxy executed in your favor. Even if you plan to attend the special meeting virtually, we urge you to promptly submit a proxy for your shares via the Internet or by telephone or by completing, signing, dating and returning the enclosed proxy card by mail in the postage paid envelope provided.

If you are a record holder of shares of Company Common Stock and fail to submit your proxy via Internet or telephone, return your proxy card by mail or attend the special meeting and vote by virtual ballot during the meeting, then your shares will not be counted for determining whether a quorum is present at the special meeting and your decision not to respond will have the same effect as if you voted “AGAINST” the adoption of the Merger Agreement and approval of the Merger. If you are a beneficial owner of shares of Company Common Stock and fail to give voting instructions to your brokerage firm, bank, trust or other nominee or you fail to vote your shares by virtual ballot at the special meeting, then your shares will not be counted for determining whether a quorum is present at the special meeting and your decision not to respond will have the same effect as if you voted “AGAINST” the adoption of the Merger Agreement and approval of the Merger.

Please note, however, that if your shares are held in the name of your brokerage firm, bank, trust or other nominee and you wish to vote by virtual ballot at the special meeting, you must instruct the brokerage firm, bank, trust or other nominee how to vote your shares or vote your shares by virtual ballot at the special meeting by entering the 16-digit control number on the voting instructions that accompany these proxy materials. If you did not receive a 16-digit control number from your brokerage firm, bank, trust or other nominee and you wish to attend the special meeting and vote your shares by virtual ballot, you should follow the instructions from your brokerage firm, bank, trust or other nominee, including any requirement to obtain a legal proxy executed in your favor.

Thank you for your continued support of Magnachip.

Sincerely,

/s/ Young-Joon Kim

Young-Joon Kim

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state or other securities regulatory agency has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger Agreement or the Merger or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated May 7, 2021 and, together with the enclosed form of proxy card, is first being mailed to our stockholders on or about May 10, 2021.

Magnachip Semiconductor Corporation

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholder:

Magnachip Semiconductor Corporation., a Delaware corporation (“Magnachip” or the “Company” or “we,” “us” or “our”), will hold a special meeting of stockholders at 8:00 p.m., Eastern Time, on June 15, 2021. This meeting will be held completely virtually via live interactive webcast on the Internet. You will be able to attend and vote during the meeting at www.virtualshareholdermeeting.com/MX2021SM. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting. The special meeting is being held to consider and vote upon the following proposals:

1.

To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of March 25, 2021, among Magnachip, South Dearborn Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Parent”), and Michigan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Upon the terms and subject to the conditions of the Merger Agreement, if the merger is completed, Merger Sub will merge with and into Magnachip (the “Merger”), and Magnachip will continue as the surviving corporation and as a wholly owned subsidiary of Parent;

2.

To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (the “compensation proposal”); and

3.

To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if (a) there is not a quorum present in person or represented by proxy or (b) there are insufficient votes to adopt the Merger Agreement and approve the Merger, in each case, at the time of the then-scheduled special meeting, or to give holders of our common stock, par value $0.01 per share (“Company Common Stock”), additional time to evaluate new material information or disclosure (the “adjournment proposal”).

Only record holders of Company Common Stock at the close of business on May 3, 2021, the record date for the special meeting, are entitled to receive notice of, and will be entitled to vote at, the special meeting, including any adjournments or postponements of the special meeting. Your vote is important, regardless of the number of shares of common stock you own.

The votes required to approve each proposal are as follows:

1.

The proposal to adopt the Merger Agreement and approve the Merger must be approved by (i) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger.

2.

The compensation proposal must be approved by a majority of the votes cast by holders of Company Common Stock present in person or represented by proxy and entitled to vote thereon. Abstentions will not be treated as “votes cast” for purposes of determining the approval of the compensation proposal. This means that abstentions will have no effect on whether the compensation proposal is approved.

3.

The adjournment proposal must be approved by the holders of a majority of the shares of Company Common Stock present or represented at the special meeting and entitled to vote, although less than a quorum. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal.

If a quorum is not present in person or represented by proxy at the special meeting, it is expected that our board of directors (our “Board”) will recommend adjournment of the special meeting to solicit additional proxies if permitted by the Merger Agreement. If there is not a quorum of stockholders at the special meeting and the vote with respect to the adjournment proposal fails, our Board may set a new record date and meeting date for a special meeting to consider the Merger Agreement, compensation proposal and adjournment proposal, in accordance with the Merger Agreement. In addition, if permitted by the Merger Agreement, the special meeting may be postponed at the discretion of our Board or adjourned by the chairman of the meeting.

If the Merger is completed, our stockholders who (1) submit a written demand for an appraisal of their shares of Company Common Stock to the Company prior to the stockholder vote on the adoption of the Merger Agreement and approval of the Merger, (2) do not submit a proxy or otherwise vote in favor of the adoption of the Merger Agreement and approval of the Merger, (3) hold Company Common Stock upon the making of a demand under clause (1) and continue to hold their shares of Company Common Stock through the effective date of the Merger, (4) do not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with the Delaware General Corporation Law (the “DGCL”) and (5) otherwise meet the criteria and follow the procedures set forth in Section 262 of the DGCL, will have the right to have such shares appraised by the Delaware Court of Chancery and to receive payment of the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the court. For a more detailed discussion of your appraisal rights, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Appraisal Rights” beginning on page 78 of this proxy statement and Annex B to this proxy statement.

You are cordially invited to attend the special meeting virtually. Whether or not you expect to attend the special meeting, please submit a proxy via the Internet or by telephone, as specified in the Internet and telephone voting instructions on your proxy card or return your proxy card by mail using the postage prepaid envelope provided as promptly as possible in order to ensure your representation at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote by virtual ballot during the meeting if you attend the special meeting virtually. Please note, however, that if your shares are held in the name of your brokerage firm, bank, trust or other nominee and you wish to vote by virtual ballot during the special meeting, you must instruct the brokerage firm, bank, trust or other nominee how to vote your shares or vote your shares by virtual ballot at the special meeting by entering the 16-digit control number on the voting instructions that accompany these proxy materials. If you did not receive a 16-digit control number from your brokerage firm, bank, trust or other nominee and you wish to attend the special meeting and vote your shares by virtual ballot, you should follow the instructions from your brokerage firm, bank, trust or other nominee, including any requirement to obtain a legal proxy executed in your favor.

If you sign, date and return your proxy card by mail or submit a proxy via the Internet or by telephone without indicating how you wish to vote on one or more proposals, your proxy will be voted “FOR” such proposal or proposals, such that if you did not indicate how you wish to vote on any proposal, your proxy will be voted “FOR” the proposal to adopt the Merger Agreement and approve the Merger, “FOR” the compensation proposal and “FOR” the adjournment proposal. If you do attend the special meeting and wish to vote by virtual ballot during the special meeting, you may revoke your proxy and vote during the meeting. You may revoke your proxy in the manner described in the enclosed proxy statement at any time before the polls are closed at the special meeting.

Our Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger, “FOR” the compensation proposal and “FOR” the adjournment proposal.

The Merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the Merger Agreement is attached as Annex A to the proxy statement. If you have any questions or need assistance in voting your shares of Company Common Stock, please contact our proxy solicitor, Innisfree M&A Incorporated, via telephone toll-free at 1-877-800-5194 (for shareholders) or collect at 1-212-750-5833 (for bankers and brokers).

By Order of the Board of Directors,

/s/ Young-Joon Kim

Young-Joon Kim

Chief Executive Officer

YOUR VOTE IS IMPORTANT

Your vote is very important, regardless of the number of shares you own. The proposal to adopt the Merger Agreement must be approved at the special meeting by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon. To vote your shares, you can submit a proxy via the Internet or by telephone, as specified in the Internet and telephone voting instructions on the proxy card, return your proxy card by mail using the postage prepaid return envelope provided, or attend the special meeting virtually and vote by virtual ballot. We urge you to promptly submit a proxy for your shares via the Internet or by telephone or by completing, signing, dating and returning the enclosed proxy card by mail in the postage paid envelope provided.

If you are a record holder of shares of Company Common Stock and fail to submit your proxy via Internet or telephone, return your proxy card by mail or attend the special meeting virtually and vote by virtual ballot then your shares will not be counted for determining whether a quorum is present at the special meeting and your decision not to respond will have the same effect as if you voted “AGAINST” the adoption of the Merger Agreement and approval of the Merger. If you are a beneficial owner of shares of Company Common Stock and fail to give voting instructions to your brokerage firm, bank, trust or other nominee or you fail to vote your shares by virtual ballot, then your shares will not be counted for determining whether a quorum is present at the special meeting and your decision not to respond will have the same effect as if you voted “AGAINST” the adoption of the Merger Agreement and approval of the Merger.

If your shares are held in the name of a brokerage firm, bank, trust or other nominee, you must instruct the brokerage firm, bank, trust or other nominee how to vote your shares or vote your shares by virtual ballot at the special meeting by entering the 16-digit control number on the voting instructions that accompany these proxy materials. If you did not receive a 16-digit control number from your brokerage firm, bank, trust or other nominee and you wish to attend the special meeting and vote your shares by virtual ballot, you should follow the instructions from your brokerage firm, bank, trust or other nominee, including any requirement to obtain a legal proxy executed in your favor.

REFERENCES FOR ADDITIONAL INFORMATION

If you have any questions about this proxy statement, the special meeting or the Merger, or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated

Shareholders (Toll-Free): 1-877-800-5194

Banks and Brokers (Collect): 1-212-750-5833

MAGNACHIP SEMICONDUCTOR CORPORATION

PROXY STATEMENT

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Except as otherwise specifically noted in this proxy statement, “Magnachip,” the “Company,” “we,” “our,” “us” and similar words in this proxy statement refer to Magnachip Semiconductor Corporation. In addition, throughout this proxy statement, we refer to South Dearborn Limited as “Parent” and Michigan Merger Sub, Inc. as “Merger Sub.” We refer to our shares of common stock, par value $0.01 per share, as the “Company Common Stock.” For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

The following questions and answers about the special meeting and the Merger (this “Q&A”) are intended to address some commonly asked questions about the special meeting of stockholders and the merger of Merger Sub with and into Magnachip (the “Merger”). This Q&A may not address all questions that may be important to you as a Magnachip stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

General

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement because you were a Magnachip stockholder as of the close of business on May 3, 2021, the record date for the special meeting. To complete the Merger, our stockholders holding a majority of the shares of Company Common Stock outstanding as of the close of business on May 3, 2021, the record date for the special meeting, must affirmatively vote to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of March 25, 2021, among Magnachip, Parent and Merger Sub. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

You are being solicited to vote in favor of the proposals (1) to adopt the Merger Agreement and approve the Merger, (2) to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers named in our proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2020, as well as our current Chief Financial Officer and current General Manager of Power Solutions (collectively, the “named executive officers”) that is based on or otherwise relates to the Merger (the “compensation proposal”) and (3) to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if (a) there is not a quorum present in person or represented by proxy or (b) there are insufficient votes to adopt the Merger Agreement and approve the Merger, in each case, at the time of the then-scheduled special meeting, or to give our stockholders additional time to evaluate new material information or disclosure (the “adjournment proposal”).

Q:	What will happen to my Company Common Stock as a result of the Merger?

A:

If the Merger is completed, each share of Company Common Stock that you hold at the effective time of the Merger (the “Effective Time”) will be canceled and converted into the right to receive $29.00 in cash, without interest and less any withholding taxes required by applicable law (the “Merger Consideration”). This does not apply to shares of Company Common Stock held by any of our stockholders who have properly demanded their appraisal rights under Delaware law. See the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Appraisal Rights” beginning on page 78 of this proxy statement.

Q:	What will happen to Magnachip generally as a result of the Merger?

A:

If the Merger is completed, we will cease to be a stand-alone public company and will become a wholly owned subsidiary of Parent. As a result, each holder of shares of Company Common Stock will no longer have any ownership interest in Magnachip. Upon completion of the Merger, shares of Company Common Stock will no longer be listed on any stock exchange or quotation system, including The New York Stock Exchange (the “NYSE”). In addition, following the completion of the Merger, the registration of our shares of Company Common Stock and our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

Q:	What are the U.S. federal income tax consequences of the Merger to me?

A:

The receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Generally, you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive and the adjusted tax basis of your shares of Company Common Stock. If you are a U.S. Holder (as defined under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 of this proxy statement), you generally will be subject to U.S. federal income tax on any gain recognized in connection with the Merger. If you are a Non-U.S. Holder (as defined under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 of this proxy statement), you generally will not be subject to U.S. federal income tax on any gain recognized in connection with the Merger unless you have certain connections to the United States. The tax consequences of the Merger to you will depend on your particular circumstances, and you are urged to consult your own tax advisors to determine how the Merger will affect you.

For a more detailed summary of the material U.S. federal income tax consequences of the Merger, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 of this proxy statement.

Q:	Am I entitled to appraisal rights in connection with the Merger?

A:

Statutory appraisal rights under Delaware law in connection with the Merger will be available to holders of Company Common Stock who (1) submit a written demand for an appraisal of their shares of Company Common Stock to the Company prior to the stockholder vote on the adoption of the Merger Agreement and the approval of the Merger; (2) do not submit a proxy or otherwise vote in favor of the adoption of the Merger Agreement and the approval of the Merger; (3) hold Company Common Stock upon the making of a demand under clause (1) and continue to hold their shares of Company Common Stock through the effective date of the Merger; (4) do not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with the Delaware General Corporation Law (the “DGCL”); and (5) otherwise meet the criteria and follow the procedures set forth in Section 262 of the DGCL. Under Delaware law, only a stockholder of record can submit the demand for appraisal referred to in clause (1) above. A person having a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a brokerage firm, bank, trust or other nominee, must act promptly to cause the record holder to follow the steps required by Section 262 of the DGCL and in a timely manner to exercise appraisal rights. For a more detailed discussion of your appraisal rights, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Appraisal Rights” beginning on page 78 of this proxy statement.

A copy of the full text of Section 262 of the DGCL is included as Annex B to this proxy statement. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss of appraisal rights.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and expect the Merger to be completed during the second half of 2021. However, the Merger continues to be subject to various closing conditions, including our stockholder approval and, therefore, we cannot assure you that all conditions to the Merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	When will I receive the Merger Consideration for my Company Common Stock?

A:

After the Merger is completed, you will receive written instructions, including a letter of transmittal that explains how to exchange your shares of Company Common Stock for the Merger Consideration. When you properly return and complete the required documentation described in the written instructions, you will receive from the paying agent a payment of the Merger Consideration for your shares of Company Common Stock.

Q:	How does the per share Merger Consideration compare to the market price of Company Common Stock prior to the public announcement of the Merger Agreement?

A:

The per share Merger Consideration represents a premium of approximately 54% relative to the unaffected closing price for shares of Company Common Stock on the NYSE on March 2, 2021 (the last full trading day prior to the publication of market rumors regarding a potential acquisition of the Company) and a premium of approximately 75% over the 3-month volume-weighted average price on the NYSE prior to that date.

The Special Meeting

Q:	When and where will the special meeting of stockholders be held?

A:

The special meeting of our stockholders will be held virtually via live interactive webcast on the Internet, at 8:00 p.m., Eastern Time, on June 15, 2021. You will be able to attend and vote during the meeting at www.virtualshareholdermeeting.com/MX2021SM. You will not be able to attend the special meeting physically in person.

Q:	What are the proposals that will be voted on at the special meeting?

A:	You will be asked to consider and vote on (1) a proposal to adopt the Merger Agreement and approve the Merger, (2) the compensation proposal and (3) the adjournment proposal.

Q:	How does our Board of Directors recommend that I vote on the proposals?

A:

Our board of directors (our “Board”) unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement, and determined that it is in the best interests of Magnachip and its stockholders that Magnachip enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions of the Merger Agreement.

Our Board unanimously recommends that you vote:

•	“FOR” the proposal to adopt the Merger Agreement and approve the Merger;

•	“FOR” the compensation proposal; and

•	“FOR” the adjournment proposal.

See the section captioned “The Special Meeting—Our Board’s Recommendation” beginning on page 31 of this proxy statement. Our stockholders should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. In addition, our stockholders are directed to the Merger Agreement, which is attached as Annex A to this proxy statement.

Q:	Who is entitled to attend and vote at the special meeting?

A:

The record date for the special meeting is May 3, 2021. If you own shares of Company Common Stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment of the special meeting. As of the close of business on the record date, there were approximately 46,333,946 shares of Company Common Stock issued and outstanding, held collectively by approximately 70 stockholders of record. The Merger Agreement will be adopted only with the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

Stockholders of record as of the close of business on the record date of the special meeting and their duly appointed proxy holders may attend the special meeting virtually and may vote their shares by virtual ballot at the special meeting if they enter the 16-digit control number on the voting instructions that accompany these proxy materials. Beneficial owners of shares held in “street name” are also invited to attend the special meeting virtually and may vote their shares by virtual ballot at the special meeting if they enter the 16-digit control number on the voting instructions that accompany these proxy materials. Beneficial owners who did not receive a 16-digit control number from their brokerage firm, bank, trust or other nominee who wish to attend the special meeting should follow the instructions from their brokerage firm, bank, trust or other nominee, including any requirement to obtain a legal proxy executed in their favor.

Q:	How can I attend the special meeting of stockholders?

A:

If you are a stockholder of record or a beneficial owner as of May 3, 2021, you are invited to attend the special meeting live via the Internet at www.virtualshareholdermeeting.com/MX2021SM. You must have your 16-digit control number listed on the enclosed proxy card to enter the meeting. If you are a beneficial owner but did not receive a 16-digit control number from your brokerage firm, bank, trust or other nominee, and you wish to attend the special meeting, you should follow the instructions from your brokerage firm, bank, trust or other nominee, including any requirement to obtain a legal proxy executed in your favor. The webcast starts at 8:00 p.m., Eastern Time, on June 15, 2021. You may vote while attending the meeting on the Internet. Instructions on how to attend and participate in the special meeting via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/MX2021SM. The audio broadcast will be archived on that website for one year.

Q:	What do I do if I encounter technical difficulties when accessing the special meeting?

A:

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/MX2021SM.

Q:	Do I need to attend the special meeting?

A:

No. While our stockholders of record may exercise their right to vote their shares by virtual ballot at the special meeting, it is not necessary for you to attend the special meeting in order to vote your shares of Company Common Stock.

Q:	What constitutes a quorum?

A:

The presence at the special meeting in person or represented by proxy of the holders of a majority of the voting power of Company Common Stock entitled to vote at the special meeting shall constitute a quorum. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card by mail, your shares will be counted towards the quorum. Abstentions will be treated as present for the purpose of determining a quorum.

Q:	How many votes are required to adopt the Merger Agreement?

A:

Under the DGCL, adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon as of the close of business on the record date.

If you are a record holder of shares of Company Common Stock and you abstain from voting or fail to cast your vote in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger. If you are a beneficial owner of shares of Company Common Stock and you abstain from voting, fail to cast your vote in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger.

Q:	How many votes are required to approve the compensation proposal?

A:

In accordance with the rules of the SEC, stockholders have the opportunity to cast a non-binding, advisory vote to approve compensation that may be paid or become payable to our named executive officers based upon or otherwise relating to the Merger, as described in the table provided in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” and the accompanying footnotes and related narrative discussion beginning on page 74 of this proxy statement. The vote to approve the compensation proposal is advisory and therefore will not be binding on us or Parent, nor will it overrule any prior decision or require our Board (or any committee of our Board) to take any action, regardless of whether the Merger is completed. The compensation that may be paid in connection with the Merger is contractual with respect to our named executive officers. Accordingly, if our stockholders adopt the Merger Agreement and approve the Merger, and the Merger is completed, the compensation based on or otherwise relating to the Merger will be paid to our named executive officers in accordance with the terms of their compensation agreements and arrangements, regardless of whether our stockholders approve the compensation proposal.

Advisory approval of the compensation proposal requires a majority of the votes cast by holders of Company Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Abstentions will not be treated as “votes cast” for purposes of determining the approval of the compensation proposal. If you are a record holder of shares of Company Common Stock and you abstain from voting or fail to cast your vote in person or by proxy, it will have no effect on the vote for the compensation proposal, provided that a quorum is present in person or represented by proxy at the special meeting. If you are a beneficial owner of shares of Company Common Stock and you abstain from voting, fail to cast your vote in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the vote for the compensation proposal, provided that a quorum is present in person or represented by proxy at the special meeting.

Q:	How many votes are required to adopt the adjournment proposal?

A:

The adjournment proposal must be approved by the holders of a majority of the shares of Company Common Stock present or represented at the special meeting and entitled to vote, although less than a quorum. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. If you are a record holder of shares of Company Common Stock and you abstain from voting or are present at the special meeting in person or by proxy and fail to cast your vote, it will have the same effect as a vote “AGAINST” the adjournment proposal, even if a quorum is not present in person or represented by proxy at the special meeting. If you are a beneficial owner of shares of Company Common Stock and (1) you attend the special meeting by entering the 16-digit control number on the voting instructions that accompany these proxy materials, fail to give any instructions to your brokerage firm, bank, trust or other nominee and fail to cast your vote or (2) you do not attend the special meeting in person or by proxy and you fail to give any voting instructions to your brokerage firm, bank, trust or other nominee, then, in each case of (1) and (2), it will have no effect on the vote for the adjournment proposal, even if a quorum is not present in person or represented by proxy at the special meeting.

Q:	Why is my vote important? How are votes counted? What happens if I abstain?

A:	If you do not submit a proxy or voting instructions or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting.

Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions.

If you are a stockholder of record and you abstain from voting or are present at the special meeting in person or by proxy and fail to cast your vote in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger and a vote “AGAINST” the adjournment proposal but will have no effect on the compensation proposal (provided that a quorum is present). If you are a beneficial owner and you abstain from voting, fail to cast your vote in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger but will have no effect on the compensation proposal (provided that a quorum is present). If you are a beneficial owner and you abstain from voting, it will have the same effect as a vote “AGAINST” the adjournment proposal, but if (1) you attend the special meeting by entering the 16-digit control number on the voting instructions that accompany these proxy materials, fail to give any instructions to your brokerage firm, bank, trust or other nominee and fail to cast your vote or (2) you do not attend the special meeting in person or by proxy and you fail to give any voting instructions to your brokerage firm, bank, trust or other nominee, then, in each case of (1) and (2), it will have no effect on the vote for the adjournment proposal, even if a quorum is not present in person or represented by proxy at the special meeting.

Q:	Do any of our directors or executive officers have interests in the Merger that may differ from those of our stockholders?

A:

In considering the recommendation of our Board with respect to the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our Board was aware that these interests existed and considered them, among other matters, when it approved the Merger Agreement and the Merger and made its recommendation that our stockholders adopt the Merger Agreement and approve the Merger. You should read the sections captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement and “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” beginning on page 74 of this proxy statement.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares in one of the manners described below. You have one vote for each share of Company Common Stock you own as of the close of business on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote:

•	by following the Internet voting instructions printed on your proxy card;

•	by following the telephone voting instructions printed on your proxy card;

•	by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed postage-paid envelope; or

•

in person virtually—you may attend the special meeting and cast your vote via the Internet by using the 16-digit control number included on your notice, your proxy card or on the instructions that accompanied your proxy materials.

If you are voting via the Internet or by telephone, your voting instructions must be received by the date and time indicated on the applicable proxy card(s).

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from attending the special meeting virtually. You are encouraged to submit a proxy via the Internet, by telephone or by mail even if you plan to attend the special meeting in person, to ensure that your shares of Company Common Stock are represented at the special meeting. If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote on one or more proposals, your shares will be voted “FOR” such proposal or proposals, such that if you did not mark any boxes on the proxy card, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and approve the Merger, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” If you are a stockholder of record, this proxy statement and your proxy card have been sent directly to you by or on behalf of Magnachip.

If your shares are held through a brokerage firm, bank, trust or other nominee, you are considered the “beneficial owner” of shares of Company Common Stock held in “street name.” If you are a beneficial owner of shares of Company Common Stock held in “street name,” this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your brokerage firm, bank, trust or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting and vote your shares by virtual ballot at the special meeting by entering the 16-digit control number on the voting instructions that accompany these proxy materials. If you did not receive a 16-digit control number from your brokerage firm, bank, trust or other nominee and you wish to attend the special meeting and vote your shares by virtual ballot, you should follow the instructions from your brokerage firm, bank, trust or other nominee, including any requirement to obtain a legal proxy executed in your favor.

Q:	How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?

A:

If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. Alternatively, if you wish to vote by virtual ballot at the special meeting, you can do so by entering the 16-digit control number on the voting instructions that accompany these proxy materials. If you did not receive a 16-digit control number from your brokerage firm, bank, trust or other nominee and you wish to attend the special meeting and vote your shares by virtual ballot, you should follow the instructions from your brokerage firm, bank, trust or other nominee, including any requirement to obtain a legal proxy executed in your favor.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares that you hold in “street name.” Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What is a broker non-vote?

A:

If you are a beneficial owner of shares held in “street name” and do not provide your brokerage firm, bank, trust or other nominee with specific voting instructions, the brokerage firm, bank, trust or other nominee may generally vote on “routine” matters, but cannot vote on “non-routine” matters. The proposal to adopt the Merger Agreement and approve the Merger, the compensation proposal and the adjournment proposal are considered “non-routine” matters. If the brokerage firm, bank, trust or other nominee does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of elections that it does not have authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Because brokerage firms, banks, trusts or other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if a beneficial owner of shares of Company Common Stock held in “street name” does not give voting instructions to the brokerage firm, bank, trust or other nominee, then those shares of Company Common Stock will not be present in person or represented by proxy at the special meeting. Because all of the proposals being considered at the special meeting are considered “non-routine” matters, it is expected that there will not be any broker non-votes in connection with any of the proposals described in this proxy statement.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company Common Stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Common Stock is called a “proxy card.”

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. If you are the stockholder of record of Company Common Stock, you have the right to change or revoke your proxy at any time before the polls are closed at the special meeting:

•	by delivering to our Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•

by attending the special meeting virtually and voting by virtual ballot (your attendance at the meeting will not, by itself, revoke your proxy, so you must vote by virtual ballot at the meeting to revoke your proxy);

•	by signing and delivering a new proxy, relating to the same shares of Company Common Stock and bearing a later date; or

•	by submitting another proxy by telephone or via the Internet after the date of your prior proxy and by the date and time indicated on the applicable proxy card(s).

If you are a “street name” holder of shares of Company Common Stock, you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:

If you properly execute and return your proxy card but do not include instructions on how to vote, your shares of Company Common Stock will be voted “FOR” the proposal to adopt the Merger Agreement and approve the Merger, “FOR” the approval, on a non-binding advisory basis, of the compensation proposal and “FOR” the approval of the adjournment proposal. We do not currently intend to present any other proposals for consideration at the special meeting.

Q:	What is the deadline for voting my shares?

A:

If you are a stockholder of record, your proxy must be received via the Internet or by telephone by 11:59 p.m., Eastern Time, on June 14, 2021 in order for your shares to be voted at the special meeting. You may also instead mark, sign, date and return the enclosed proxy card by mail or by virtual ballot at the special meeting, which must be received before the polls close at the special meeting, in order for your shares to be voted at the special meeting. If you are a beneficial owner, please read the voting instructions provided by your brokerage firm, bank, trust or other nominee for information on the deadline for voting your shares.

Q:	Should I send in my stock certificates now?

A:

NO. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Company Common Stock for the Merger Consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the Merger Consideration.

Q:	What happens if I sell my shares of Company Common Stock after the record date but before the special meeting?

A:

The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the Effective Time. If you transfer your shares of Company Common Stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares.

In addition, if you sell your shares of Company Common Stock prior to the special meeting or prior to the Effective Time, you will not be eligible to exercise your appraisal rights in respect of the Merger. For a more detailed discussion of your appraisal rights and the requirements for properly demanding your appraisal rights, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Appraisal Rights” beginning on page 78 of this proxy statement and Annex B to this proxy statement.

Q:	What happens if the proposal to adopt the Merger Agreement and approve the Merger is not approved by our stockholders or if the Merger is not completed for any other reason?

A:

If the proposal to adopt the Merger Agreement and approve the Merger is not approved by our stockholders, or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the Merger. Instead, we will remain a stand-alone public company and Company Common Stock will continue to be listed and traded on the NYSE. Under specified circumstances, we may be required to pay to Parent a termination fee, as described below under the section captioned “The Merger Agreement—Termination Fees” beginning on page 113 of this proxy statement. Upon termination of the Merger Agreement under certain other specified circumstances, Parent may be required to pay us a termination fee, as described below under the section captioned “The Merger Agreement—Termination Fees” beginning on page 113 of this proxy statement.

Q:	How do our directors and executive officers intend to vote their shares of Company Common Stock in respect of the proposal to adopt the Merger Agreement and approve the Merger?

A:

As of the close of business on the record date of the special meeting, our directors and executive officers and their respective affiliates beneficially owned and were entitled to vote, in the aggregate, 498,853 shares of Company Common Stock at the special meeting, or approximately 1.07% of the shares of Company Common Stock outstanding on such date. Although they are not obligated to do so, our directors and executive officers have informed us that they intend to vote all of their shares of Company Common Stock “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards, if your shares are registered differently or are held in more than one account. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please sign, date and return (or grant your proxy electronically over the Internet or by telephone for) each proxy card and voting instruction form that you receive to ensure that all of your shares are voted.

Q:	What is householding and how does it affect me?

A:

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders, unless contrary instructions have been received. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. Certain brokerage firms, banks, trusts or other nominees may have instituted householding for beneficial owners of Company Common Stock held through such firms. If your family has multiple accounts holding stock, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your brokerage firm, bank, trustee or other nominee or our Investor Relations Department at the address and telephone number below.

A separate copy of these proxy materials will be promptly delivered upon request by contacting (1) our proxy solicitor by telephone at 1-877-800-5194 or (2) our Investor Relations Department by e-mail at investor.relations@magnachip.com.

Q:	Where can I find the voting results of the special meeting?

A:

If available, we may announce preliminary voting results at the conclusion of the special meeting. We intend to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the special meeting. All reports that we file with the SEC are publicly available when filed. For more information, see the section captioned “Where You Can Find More Information,” beginning on page 129 of this proxy statement.

Q:	Who can answer further questions?

A:

For additional questions about the Merger, assistance in submitting proxies or voting shares of Company Common Stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor at:

Innisfree M&A Incorporated

Shareholders (Toll-Free): 1-877-800-5194

Banks and Brokers (Collect): 1-212-750-5833

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

FORWARD-LOOKING INFORMATION

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such statements include statements concerning anticipated future events, projections and expectations that are not historical or current facts, including statements about beliefs and expectations, statements relating to the Merger and expressions of confidence. These forward-looking statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “will be,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe(s),” “intend,” “predict,” “potential,” “future,” “strategy,” “opportunity” and similar words or phrases or the negatives of these words or phrases. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, but not limited to:

•	the possibility that any or all of the conditions precedent to the consummation of the proposed Merger, including the receipt of stockholder and regulatory approvals, may not be satisfied or waived;

•	unanticipated difficulties or expenditures relating to the proposed Merger;

•	that the Merger may not be completed in a timely manner or at all;

•	the failure to consummate the proposed Merger may result in negative publicity and a negative impression of the Company in the investment community;

•	required regulatory approvals from governmental entities may delay the proposed Merger or result in the imposition of conditions that could cause Parent to abandon the Merger;

•	the occurrence of any event, change or circumstance that could give rise to the termination of the Merger Agreement;

•

the effects that any termination of the Merger Agreement may have on the Company or our business, including the risks that (a) the price of the Company Common Stock may decline significantly if the Merger is not completed, (b) the Merger Agreement may be terminated in circumstances requiring the Company to pay Parent a termination fee, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the Merger;

•	the diversion of and attention of management of Magnachip on transaction-related issues;

•

legal proceedings, judgments or settlements, including those that have been and may in the future be instituted against Magnachip, our Board and executive officers and others following the announcement of the proposed Merger;

•	disruptions of current plans and operations caused by the announcement and pendency of the proposed Merger;

•	potential difficulties in employee retention due to the announcement and pendency of the proposed Merger;

•	the response of customers, suppliers, business partners and regulators to the announcement of the proposed Merger;

•	the effect of limitations that the Merger Agreement places on our ability to operate our business or engage in alternative transactions;

•	the Merger may be completed even though certain events occur prior to consummation of the Merger that materially and adversely affect the Company;

•	the risk that our financial results differ from those set forth in the projections described in this proxy statement; and

•

other risks and uncertainties and the factors identified under “Risk Factors” in Part I, Item 1A of Magnachip’s Annual Report on Form 10-K for the year ended December 31, 2020, and updated in subsequent reports filed by Magnachip with the SEC. These reports are available at www.magnachip.com or www.sec.gov.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not assume any obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY

This summary highlights selected information from this proxy statement related to the Merger and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See the section captioned “Where You Can Find More Information” beginning on page 129 of this proxy statement. The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document governing the Merger. Each item in this summary references another section of this proxy statement with more detailed disclosure about that item. Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

Parties Involved in the Merger (see page 28)

Magnachip

We are a designer and supplier of analog and mixed-signal semiconductor platform solutions for communications, Internet of Things applications, consumer, industrial and automotive applications. We have a proven record with more than 40 years of operating history, a portfolio of approximately 1,200 registered patents and pending applications and extensive engineering and manufacturing process expertise. On September 1, 2020, we completed the previously announced sale of our Foundry Services Group business and its fabrication facility located in Cheongju known as “Fab 4,” marking a strategic shift in our operational focus to our standard products business. Our standard products business includes our Display Solutions and Power Solutions business lines. Our Display Solutions products provide panel display solutions to major suppliers of large and small rigid and flexible panel displays, and mobile, automotive applications and home appliances. Our Power Solutions products include discrete and integrated circuit solutions for power management in communications, consumer, computing, servers and industrial applications.

Parent

Parent is an investment vehicle established by an affiliate of Wise Road Capital LTD (“Wise Road”). Wise Road is a global private equity firm that invests in leading technology companies. The firm focuses on identifying opportunities in enabling technologies for global urbanization and smart and green life through close cooperation with companies across several main themes, including smart city, intelligent manufacturing and renewable energies. Wise Road strives to build a healthy international ecosystem around these key themes through its investments and its international management team that has a combination of industry and investment expertise. Parent was formed on March 11, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Merger Sub

Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent, was formed on March 3, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will merge with and into Magnachip, and Merger Sub will cease to exist.

The Special Meeting

(see page 29)

Date, Time and Place

A special meeting of our stockholders will be held on June 15, 2021, at 8:00 p.m., Eastern Time, virtually via the Internet at www.virtualshareholdermeeting.com/MX2021SM. We intend to mail this proxy statement, the proxy card and the notice of special meeting on or about May 10, 2021 to all stockholders of record entitled to vote at the special meeting.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of Company Common Stock as of the close of business on May 3, 2021, the record date of the special meeting. You will have one vote at the special meeting for each share of Company Common Stock that you owned as of the close of business on the record date.

Purpose

At the special meeting, we will ask stockholders to vote on proposals to (1) adopt the Merger Agreement and approve the Merger, (2) approve, on a non-binding advisory basis, the compensation proposal and (3) approve the adjournment proposal.

Quorum

As of the close of business on the record date, there were an aggregate of 46,333,946 outstanding shares of Company Common Stock entitled to vote at the special meeting. The holders of a majority of the voting power of the stock issued and outstanding and entitled to vote at the special meeting, present, in person or represented by proxy, will constitute a quorum at the special meeting.

Required Vote

The votes required to approve each proposal are as follows:

1.

The proposal to adopt the Merger Agreement and approve the Merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger.

2.

The compensation proposal must be approved by a majority of the votes cast by holders of Company Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Abstentions will not be treated as “votes cast” for purposes of determining the approval of the compensation proposal. This means that abstentions will have no effect on whether the compensation proposal is approved.

3.

The adjournment proposal must be approved by the holders of a majority of the shares of Company Common Stock present or represented at the special meeting and entitled to vote, although less than a quorum. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal.

Stock Ownership of Our Directors and Executive Officers

As of the close of business on the record date of the special meeting, our directors and executive officers and their respective affiliates beneficially owned and were entitled to vote, in the aggregate, 498,853 shares of Company Common Stock, representing approximately 1.07% of the outstanding shares of Company Common Stock. Although they are not obligated to do so, our directors and executive officers have informed us of their intent to vote all of their shares of Company Common Stock (1) “FOR” the proposal to adopt the Merger Agreement and approve the Merger, (2) “FOR” the compensation proposal and (3) “FOR” the adjournment proposal.

Voting and Proxies

Any stockholder of record entitled to vote may submit a proxy via the Internet or by telephone, as specified in the Internet and telephone voting instructions on your proxy card, return your proxy card by mail using the postage prepaid envelope provided, or may vote by virtual ballot by attending the special meeting. If you are a beneficial owner and hold your shares of Company Common Stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of Company Common Stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the special meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the polls are closed at the special meeting by (1) signing another proxy card with a later date and returning it by mail prior to the special meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the special meeting and voting by virtual ballot.

If you hold your shares of Company Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. Alternatively, you may also vote your shares by virtual ballot at the special meeting by entering the 16-digit control number on the voting instructions that accompany these proxy materials. If you did not receive a 16-digit control number from your brokerage firm, bank, trust or other nominee and you wish to attend the special meeting and vote your shares by virtual ballot, you should follow the instructions from your brokerage firm, bank, trust or other nominee, including any requirement to obtain a legal proxy executed in your favor.

The Merger (see page 34)

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Magnachip, and Magnachip will continue as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, we will cease to be a publicly traded company, all outstanding shares of Company Common Stock will be canceled and converted into the right to receive the Merger Consideration (except for (1) any shares of Company Common Stock owned by Magnachip or any of its wholly owned subsidiaries or by Parent or any of its subsidiaries immediately before the Effective Time and (2) any shares of Company Common Stock owned by stockholders who are entitled to and who properly exercise appraisal rights under the DGCL).

After the Merger is completed, each holder of shares of Company Common Stock will have the right to receive the Merger Consideration, but will no longer have any rights as a holder of shares of Company Common Stock (except that such holders of shares of Company Common Stock who properly exercise their appraisal rights may have the right to receive a payment for the “fair value” of their shares of Company Common Stock as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Appraisal Rights” beginning on page 78 of this proxy statement).

Treatment of Magnachip Equity Awards (see page 69)

Pursuant to the Merger Agreement, except as described in the following sentence, (1) each outstanding Company Option (as defined under the section captioned “Proposal 1: Adoption of the Merger Agreement and

Approval of the Merger—Interests of our Directors and Executive Officers in the Merger—Treatment of Magnachip Equity Awards” beginning on page 69 of this proxy statement) whether or not exercisable or vested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Company Option multiplied by (ii) the aggregate number of shares of Company Common Stock underlying such Company Option immediately before the Effective Time; provided that any such Company Option with a per share exercise or purchase price that is equal to or greater than the Merger Consideration will be canceled and terminated for no consideration, (2) each outstanding Company RSU (as defined under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of our Directors and Executive Officers in the Merger—Treatment of Magnachip Equity Awards” beginning on page 69 of this proxy statement) will be vested and all restrictions will lapse in full as of immediately before the Effective Time, and each such vested Company RSU will be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of shares of Company Common Stock that such Company RSU conveyed the right to receive and (3) each outstanding Company PSU (as defined under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of our Directors and Executive Officers in the Merger—Treatment of Magnachip Equity Awards” beginning on page 69 of this proxy statement) will be vested, and earned or deemed earned, based on performance measures that shall be equal to the maximum amount of such award and all restrictions will lapse in full as of immediately before the Effective Time, and each such vested Company PSU will be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of shares of Company Common Stock that such Company PSU conveyed the right to receive.

Financing of the Merger (see page 77)

Parent has delivered to the Company (1) the Equity Commitment Letter (as defined below in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Financing of the Merger” beginning on page 77 of this proxy statement), pursuant to which the Sponsor (as defined below in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Financing of the Merger” beginning on page 77 of this proxy statement) has committed to provide Parent with the Equity Financing (as defined below in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Financing of the Merger” beginning on page 77 of this proxy statement), and to which Magnachip is a party and pursuant to which Magnachip can cause Parent to draw down the full proceeds of the Equity Financing from the Sponsor and (2) the Investor Commitment Letters (as defined below in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Financing of the Merger” beginning on page 77 of this proxy statement) and to which Magnachip is a third-party beneficiary and, subject to the terms thereof, can cause Sponsor to draw down the full proceeds of the investor commitment under such Investor Commitment Letter.

Parent has represented that the net proceeds from the Equity Financing, in addition to the proceeds of any U.S. dollar debt financing actually received by Parent prior to the closing date, will be sufficient to pay in cash all amounts to be paid by Parent and Merger Sub in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the aggregate Merger Consideration on the terms and conditions contained in the Merger Agreement, plus Parent’s and Merger Sub’s costs and expenses, and there is not, nor will there be, any restriction on the use of such proceeds for such purposes. The obtaining of debt financing is not a condition to the closing of the Merger, however, prior to the Effective Time, Magnachip has agreed to, and will cause each of our subsidiaries to, and will use our reasonable best efforts to cause our respective representatives to, furnish Parent and its Financing Sources (as defined below in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Financing of the Merger” beginning on page 77 of this proxy statement) with all information reasonably necessary for Parent to obtain debt financing on customary terms, and otherwise provide to Parent all cooperation reasonably requested by Parent in connection with obtaining debt financing, including by using reasonable best efforts to take certain actions as set forth in the Merger Agreement, but subject to certain restrictions as set forth in the Merger Agreement.

Standby Letter of Credit (see page 116)

Concurrently with the execution of the Merger Agreement, Parent has delivered to Magnachip a Standby Letter of Credit (as defined below in the section captioned “The Merger Agreement—Standby Letter of Credit” beginning on page 116 of this proxy statement) in favor of Magnachip, pursuant to which $103,500,000 may be drawn in cash in Dollars by Magnachip, subject to the terms thereof, in the event that the Parent Termination Fee (as defined below in the section captioned “The Merger Agreement—Termination Fees—Termination Fee Payable by Parent” beginning on page 113 of this proxy statement) or other Damages (as defined under the section captioned “The Merger Agreement— Directors’ and Officers’ Indemnification and Insurance” beginning on page 107 of this proxy statement) becomes or may become payable pursuant to the terms of the Merger Agreement.

Conditions to the Closing of the Merger (see page 108)

Each party’s respective obligation to effect the Merger is subject to the satisfaction, or to the extent permitted by law, waiver on or before the closing date of various conditions, including the following:

•

the Merger Agreement will have been duly adopted by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock as of the record date (the “Requisite Company Vote”) at a duly called special meeting of the stockholders of the Company to be held to consider the adoption of the Merger Agreement (“Company Stockholders Meeting”);

•

no Specified Governmental Authority (as defined under the section captioned “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 108 of this proxy statement) shall have issued any order that enjoins or otherwise prohibits the consummation of the Merger and that remains in effect, and there shall not be any law (excluding any order that would otherwise constitute a law) enacted or deemed applicable to the Merger by any Specified Governmental Authority that makes the consummation of the Merger illegal and that remains in effect; and

•

any approval, consent or authorization in connection with any filings, applications, or submissions required by applicable law in the jurisdiction of a Specified Governmental Authority or requested by a Requesting Authority (as defined under the section captioned “The Merger Agreement—Efforts to Close the Merger” beginning on page 105 of this proxy statement) that is a Specified Governmental Authority will have been obtained and, solely with respect to any approval, consent or authorization of any Specified Governmental Authority identified in clause (i) or (ii) of the definition of Specified Governmental Authority, such approval, consent or authorization will have been obtained without the imposition of a Burdensome Condition (as defined under the section captioned “The Merger Agreement—Efforts to Close the Merger” beginning on page 105 of this proxy statement), other than a Burdensome Condition to which Parent had previously agreed in writing.

In addition, Parent and Merger Sub are not obligated to effect the Merger unless the following conditions are satisfied or, to the extent permitted by law, waived by Parent on or before the closing date:

•

our representations and warranties regarding certain elements of our capitalization are true and correct in all respects at and as of the closing date as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date) except for de minimis inaccuracies;

•

our representations and warranties regarding the absence of a Company Material Adverse Effect (as defined under the section captioned “The Merger Agreement—Representations and Warranties” beginning on page 94 of this proxy statement) are true and correct in all respects at and as of the closing date as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date);

•

our other representations and warranties set forth in the Merger Agreement (other than those noted in the preceding two bullet points) (disregarding all references to the term “Company Material Adverse Effect” and other similar qualifications based on the word “material” or otherwise set forth in any such representations and warranties), are true and correct in all respects at and as of the closing date as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect;

•	we have performed in all material respects all obligations required to be performed by us under the Merger Agreement at or before the closing date;

•	since the date of the Merger Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing; and

•	Parent has received a certificate signed by an executive officer of Magnachip, certifying as to the matters described in the preceding bullet points.

Further, we are not obligated to effect the Merger unless the following conditions are satisfied or, to the extent permitted by law, waived by us on or before the closing date:

•

Parent and Merger Sub’s representations and warranties set forth in the Merger Agreement (disregarding all references to the term “Parent Material Adverse Effect” and other similar qualifications based on the word “material” set forth in any such representations and warranties), are true and correct in all respects at and as of the closing date as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined under the section captioned “The Merger Agreement—Representations and Warranties” beginning on page 94 of this proxy statement);

•	Parent and Merger Sub have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or before the closing date; and

•	we have received a certificate signed by an executive officer of Parent, certifying as to the matters described in the preceding bullet points.

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.

Regulatory Approvals Required for the Merger (see page 88)

Under the Merger Agreement, the Merger cannot be completed until the approval or other authorization of, or filing with or notification to the State Administration for Market Regulation in the People’s Republic of China (the “PRC”) under the Anti-monopoly Law (China) for antitrust review of business concentrations (the “Required Competition Approval”).

In the Merger Agreement, we and Parent have agreed to, and Parent has agreed to cause each of its affiliates to, use our respective reasonable best efforts to promptly (1) obtain any consents, approvals or other authorizations, and make any filings and notifications, required in connection with the transactions contemplated by the Merger Agreement, including the Required Competition Approval, (2) make any other submissions either required or deemed appropriate by both Parent and Magnachip in connection with the transactions contemplated by the Merger Agreement under applicable law and (3) take or cause to be taken all other actions necessary, proper or advisable consistent with this efforts provision of the Merger Agreement to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under any law, including the Required Competition Approval, as soon as reasonably practicable.

We and Parent are not currently aware of any material regulatory filings, authorizations, approvals or consents that are required prior to the parties’ consummation of the Merger other than those described in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Regulatory Approvals Required for the Merger.” There can be no assurance, however, if and when any of the approvals required to be obtained for the Merger and the other transactions contemplated by the Merger Agreement will be obtained or as to the conditions or limitations that such approvals may contain or impose.

Litigation Relating to the Merger (see page 89)

Since April 22, 2021, nine complaints have been filed seeking to enjoin the Merger, or, if the Merger is consummated, rescind the Merger or recover damages, as well as an award of each plaintiff’s fees and litigation expenses. The lawsuits, each filed as an individual action by a purported stockholder of the Company, are captioned as Schulthess v. Magnachip Semiconductor Corporation, et al., Case No. 1:21-cv-03587 (S.D.N.Y.) (the “Schulthess Complaint”), Pittman v. Magnachip Semiconductor Corporation, et al., Case No. 1:21-cv-02306 (E.D.N.Y.), Flanagan v. Magnachip Semiconductor Corporation, et al., Case No. 1:21-cv-03743 (S.D.N.Y.), Castelli v. Magnachip Semiconductor Corporation, et al., Case No. 1:21-cv-03769 (S.D.N.Y.) (the “Castelli Complaint”), Doolittle v. Magnachip Semiconductor Corporation, et al., Case No. 1:21-cv-03801 (S.D.N.Y.), Thomas v. Magnachip Semiconductor Corporation, et al., Case No. 1:21-cv-03860 (S.D.N.Y.), Finger v. Magnachip Semiconductor Corporation, et al., Case No. 1:21-cv-03927 (S.D.N.Y.), Kent v. Magnachip Semiconductor Corporation, et al., Case No. 1:21-cv-00657 (D. Del.), and Kennedy v. Magnachip Semiconductor Corporation, et al., Case No. 2:21-cv-02110 (E.D. Pa.). Each complaint alleges that the preliminary proxy statement filed by the Company with the SEC on April 19, 2021 is false and/or misleading and asserts claims for violations of Section 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and SEC Rule 14a-9 against the Company and certain current or former members of our Board. The Schulthess and Castelli Complaints also allege breaches of fiduciary duties by certain current or former members of our Board. The Schulthess Complaint further alleges that the Company aided and abetted purported breaches of fiduciary duties by certain current or former members of our Board. The Company believes the disclosures in the preliminary proxy statement comply fully with all applicable law and that the lawsuits are entirely without merit.

Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future. The results of complex legal proceedings are difficult to predict and could delay or prevent the completion of the Merger. The existence of litigation relating to the Merger could impact the likelihood of obtaining stockholder approval of the Merger. Moreover, the pending litigation is, and any future additional litigation could be, time consuming and expensive and could divert management’s attention away from its regular business.

Recommendation of Our Board

(see page 53)

Our Board, after considering various factors described under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Recommendation of Our Board and Reasons for the Merger” beginning on page 53 of this proxy statement has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement and (ii) determined that it is in the best interests of Magnachip and its stockholders that Magnachip enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions of the Merger Agreement. Our Board unanimously recommends that you vote (1) “FOR” the proposal to adopt the Merger Agreement and approve the Merger, (2) “FOR” the compensation proposal and (3) “FOR” the adjournment proposal.

Fairness Opinion of J.P. Morgan Securities LLC

(see page 60)

Our Board retained J.P. Morgan Securities LLC (“J.P. Morgan”) to act as its financial advisor in connection with our Board’s review of strategic alternatives, including the Merger. As part of this engagement, our Board requested that J.P. Morgan evaluate the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Company Common Stock. At the meeting of our Board on March 25, 2021, J.P. Morgan rendered its oral opinion to our Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration of $29.00 per share of Company Common Stock in cash to be paid to the Company’s common stockholders in the proposed Merger was fair, from a financial point of view, to such stockholders. J.P. Morgan has confirmed its March 25, 2021 oral opinion by delivering its written opinion to our Board, dated March 25, 2021, that, as of such date, the consideration of $29.00 per share of Company Common Stock in cash to be paid to the Company’s common stockholders in the proposed Merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan dated March 25, 2021, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to our Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the consideration to be paid to the holders of Company Common Stock in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger or any other matter.

Interests of Our Directors and Executive Officers in the Merger

(see page 69)

When considering the unanimous recommendation of our Board that you vote to approve the proposal to adopt the Merger Agreement and approve the Merger, you should be aware that our directors and executive officers and certain additional officers of the Company may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, including, among other things, the accelerated vesting of equity awards and the preservation of indemnification and insurance protections for service as directors and officers of Magnachip and our subsidiaries. For more information, see the sections captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 68 of this proxy statement and “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” beginning on page 74 of this proxy statement.

Appraisal Rights

(see page 78)

If the Merger is completed, holders of Company Common Stock who do not vote in favor of the adoption of the Merger Agreement and approval of the Merger and who properly demand appraisal of their shares of Company Common Stock may be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of Company Common Stock may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Due to the complexity of the appraisal process, holders of Company Common Stock who wish to seek appraisal of their shares of Company Common Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Holders of Company Common Stock considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the Merger Consideration (see pages 83 to 85)

To exercise your appraisal rights, you must (1) submit a written demand for an appraisal of your shares of Company Common Stock to the Company prior to the stockholder vote on the adoption of the Merger Agreement and approval of the Merger; (2) not submit a proxy or otherwise vote in favor of the adoption of the Merger Agreement and approval of the Merger; (3) hold Company Common Stock upon the making of a demand under clause (1) and continue to hold your shares of Company Common Stock through the effective date of the Merger; (4) not thereafter withdraw your demand for appraisal of your shares or otherwise lose your appraisal rights, in each case in accordance with the DGCL; and (5) otherwise meet the criteria and follow the procedures set forth in Section 262 of the DGCL. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex B to this proxy statement. Under Delaware law, only a stockholder of record can submit the demand for appraisal referred to in clause (1) above. A person having a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a brokerage firm, bank, trust or other nominee, must act promptly to cause the record holder to follow the steps required by Section 262 of the DGCL and in a timely manner to exercise appraisal rights. If you hold your shares of Company Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Material U.S. Federal Income Tax Consequences of the Merger

(see page 85)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder in exchange for such U.S. Holder’s shares of Company Common Stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered in the Merger.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to the exchange of Company Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

For more information, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 of this proxy statement. Stockholders are urged to consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Delisting and Deregistration of Company Common Stock

(see page 34)

If the Merger is completed, the Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act.

Alternative Acquisition Proposals

(see page 101)

From the date of the Merger Agreement until the termination of the Merger Agreement in accordance with its terms, Magnachip will not, and will cause each of our subsidiaries and certain representatives of our financial advisors (set forth in Magnachip’s confidential disclosure letter to the Merger Agreement) not to, and Magnachip will use our reasonable best efforts to cause our and our subsidiaries’ other representatives not to:

•

solicit, initiate, facilitate or knowingly encourage or induce any inquiries regarding, or the making, submission or announcement of, any proposal or offer that constitutes a Takeover Proposal (as defined below in the section captioned “The Merger Agreement—Our Board’s Recommendation; Company Board Recommendation Change” beginning on page 102 of this proxy statement);

•

enter into or participate in any discussions or negotiations with any person with respect to a Takeover Proposal (other than to state that Magnachip is not permitted to have discussions or negotiations);

•

execute or enter into any Alternative Acquisition Agreement (as defined below in the section captioned “The Merger Agreement—Alternative Acquisition Proposals” beginning on page 101 of this proxy statement);

•	furnish or otherwise provide access to any non-public information regarding Magnachip or any of our subsidiaries to any person with respect to any actual or contemplated Takeover Proposal; or

•	approve, endorse or recommend any Takeover Proposal.

Notwithstanding these restrictions, under certain circumstances, prior to the adoption of the Merger Agreement and approval of the Merger by our stockholders, we may provide access and non-public information to (provided that any material non-public information to be provided has previously been provided to Parent or is provided to Parent immediately thereafter), and participate in discussions and negotiations with, any third party from whom we receive a bona fide, unsolicited, written Takeover Proposal that is not withdrawn and did not result directly or indirectly from a material breach of any of the provisions of the Merger Agreement if (1) our Board determines in good faith after consultation with its outside legal and financial advisors that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below in the section captioned “The Merger Agreement—Our Board’s Recommendation; Company Board Recommendation Change” beginning on page 102 of this proxy statement), (2) our Board determines in good faith, after having taken into account the advice of our outside legal counsel, that the failure to take the foregoing actions would reasonably be expected to be inconsistent with its fiduciary obligations to our stockholders under applicable law and (3) at least 24 hours prior to taking any of the foregoing actions, Magnachip (A) gives Parent written notice of the identity of the person making such Takeover Proposal (to the extent not restricted by the terms of any confidentiality agreement in existence on the date of the Merger Agreement) and of our intention to furnish non-public information to, or enter into discussions or negotiations with, such person, and (B) receives from such person, and delivers to Parent a copy of, an acceptable confidentiality agreement. Notwithstanding anything to the contrary contained in the Merger Agreement, no access or non-public information may be provided to, and discussions or negotiations may not be entered into (and no Takeover Proposal will be (or will be deemed to be) a Superior Proposal for any purpose under the Merger Agreement) unless and until (x) the person (or group of persons) making the applicable Takeover Proposal has permitted Magnachip (without liability) to provide Parent with the identity of such person (or group of persons), the material terms and conditions of such Takeover Proposal (and any modification or proposed modification thereto) and any documentation relating thereto and (y) Magnachip has provided such information and documentation to Parent.

Change in Our Board’s Recommendation

(see page 102)

Our Board has unanimously recommended that Magnachip stockholders vote “FOR” the adoption of the Merger Agreement and approval of the Merger. Generally, our Board will not change its recommendation in favor of the Merger.

However, the Merger Agreement permits our Board, at any time before the adoption of the Merger Agreement and approval of the Merger by our stockholders, in response to an unsolicited, bona fide, written Superior Proposal received by our Board after the date of the Merger Agreement that did not result directly or indirectly from a material breach of any of the provisions of the Merger Agreement, to (x) effect a Company Board Recommendation Change (as defined below in the section captioned “The Merger Agreement—Our Board’s Recommendation; Company Board Recommendation Change” beginning on page 102 of this proxy statement) with respect to such Superior Proposal or (y) authorize Magnachip to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement, in each case, but only if:

•

our Board determines in good faith, following consultation with its outside legal counsel and financial advisor, that the applicable Takeover Proposal constitutes a Superior Proposal and that its failure to effect a Company Board Recommendation Change or to authorize Magnachip to terminate the Merger Agreement to enter into the applicable Alternative Acquisition Agreement would be inconsistent with its fiduciary duties under applicable law;

•

Magnachip has provided prior written notice to Parent at least four business days in advance, which notice will state: (1) that Magnachip has received a Superior Proposal; (2) to the extent not previously provided to Parent, the material terms and conditions of such Superior Proposal, the identity of the person or group of persons making such Superior Proposal (to the extent not restricted by the terms of any confidentiality agreement in existence on the date of the Merger Agreement) and a copy of the Alternative Acquisition Agreement and all contracts and other material documents relating to such Superior Proposal; and (3) that our Board intends to effect a Company Board Recommendation Change or to terminate the Merger Agreement pursuant hereto absent revisions to the terms and conditions of the Merger Agreement;

•

prior to effecting such Company Board Recommendation Change or termination, Magnachip and our representatives, during the four business day period following the date on which notice was received (or a two business day period, in the event of any revisions to the financial terms or any other material term or condition of such Superior Proposal), must have negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) any proposed modifications to the terms and conditions of the Merger Agreement (together with any corollary adjustments to the terms and conditions of the other documents contemplated by the Merger Agreement) proposed by Parent or its representatives; and

•

at the time such Company Board Recommendation Change is effected, or at the time the Merger Agreement is terminated to enter into such Alternative Acquisition Agreement, our Board determines in good faith, following consultation with its outside legal counsel and financial advisor, that the applicable Takeover Proposal continues to constitute a Superior Proposal and that its failure to effect a Company Board Recommendation Change or to authorize Magnachip to terminate the Merger Agreement to enter into the applicable Alternative Acquisition Agreement would continue to be inconsistent with its fiduciary duties under applicable law (after taking into account any changes to the terms of the Merger Agreement and any other documents contemplated by the Merger Agreement as a result of the negotiations between Parent and Magnachip).

In addition, our Board may also effect a Company Board Recommendation Change at any time before the adoption of the Merger Agreement and approval of the Merger by our stockholders, in response to an Intervening

Event (as defined below in the section captioned “The Merger Agreement—Our Board’s Recommendation; Company Board Recommendation Change” beginning on page 102 of this proxy statement) if our Board determines in good faith, following consultation with its outside legal counsel and financial advisor, that the applicable change, event, effect, occurrence, development, fact or circumstance constitutes an Intervening Event and that its failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable law, subject to a four business day negotiation period with Parent.

Termination of the Merger Agreement

(see page 110)

The Merger Agreement may be terminated at any time before the Effective Time:

•	by mutual written consent of Parent and Magnachip;

•	by either Parent or Magnachip, if:

•

the Merger has not been consummated by the Termination Date (as defined under the section captioned “The Merger Agreement—Termination of the Merger Agreement” beginning on page 110 of this proxy statement), provided that the Termination Date may be extended until 11:59 p.m. on December 25, 2021 and again until 11:59 p.m. on March 25, 2022 by either party if as of such initial Termination Date (or first extended Termination Date), a Specified Circumstance (as defined under the section captioned “The Merger Agreement—Termination of the Merger Agreement” beginning on page 110 of this proxy statement) exists and each of the mutual conditions to closing (other than with respect to the Specified Circumstance) and the conditions to the obligation of the non-electing party to effect the Merger have been satisfied or waived (other than the condition that a certificate with respect to the other conditions has been received), provided further that this right to terminate the Merger Agreement as a result of the occurrence of the Termination Date will not be available to Parent or Magnachip (1) during the pendency of any legal action by the other party for specific performance of the Merger Agreement such that the Termination Date will be at least 10 business days following the completion of such legal action (but in no event later than the date that is 14 months following the date of the Merger Agreement); and (2) if such party’s breach of any covenant or agreement of the Merger Agreement has been the primary cause of the failure to consummate the Merger by such date (it being understood that Parent and Merger Sub will be deemed a single party for purposes of this clause);

•

the Merger Agreement has been submitted to our stockholders for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote is not obtained upon a vote taken thereof (or adjournment, postponement or recess thereof); or

•

any Prohibitive Order (as defined under the section captioned “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 108 of this proxy statement) is issued or enacted after the date of the Merger Agreement (or is or deemed applicable to the Merger after the date of the Merger Agreement) and has become final and non-appealable (in the case of an order); provided, that this right to terminate the Merger Agreement for such a Prohibitive Order will not be available to any party whose breach of any covenant or agreement of the Merger Agreement has been the primary cause of the enactment, issuance, promulgation, enforcement or entry of any such Prohibitive Order, or such Prohibitive Order becoming final and non-appealable (it being understood that Parent and Merger Sub will be deemed a single Party for purposes of this sentence).

•	by Parent if:

•	prior to the Requisite Company Vote, our Board has effected a Company Board Recommendation Change;

•

a Takeover Proposal is made (or any material change is made thereto) and our Board recommends in favor of such Takeover Proposal or, after a written request by Parent, our Board fails to publicly reaffirm the Company Board Recommendation within 10 days after receipt of such request to do so;

•

we breach any of our representations, warranties, covenants or agreements contained in the Merger Agreement, which breach (1) (i) would give rise to the failure of a condition to Parent’s obligation to effect the Merger with respect to the accuracy of our representations and warranties or performance of our obligations or (ii) has materially contributed to the failure of the Prohibitive Order Condition (as defined under the section captioned “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 108 of this proxy statement) or the Regulatory Approval Condition (as defined under the section captioned “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 108 of this proxy statement) and (2) if curable, has not been cured by us on or before the earlier of (A) the business day prior to the Termination Date and (B) the date that is 15 business days after our receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are then in breach of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of a condition to Magnachip’s obligation to effect the Merger with respect to the accuracy of Parent’s and Merger Sub’s representations and warranties or performance of their obligations, or has been the primary cause of the failure of the Prohibitive Order Condition or the Regulatory Approval Condition, as applicable; or

•

any Requesting Authority that is a Specified Governmental Authority (other than a governmental authority specified in clause (iii) or (iv) of the definition of “Specified Governmental Authority”) notifies Parent or Magnachip that any approval, consent or authorization in connection with any filings, applications or submissions required by applicable law in the jurisdiction of such Specified Governmental Authority or requested by such Requesting Authority with respect to the transactions contemplated by the Merger Agreement will be conditioned on the imposition of a Burdensome Condition that Parent is unwilling to accept or take, and Parent has notified Magnachip of such Burdensome Condition at least 10 business days prior to such termination and has consulted with Magnachip in good faith in respect of such Burdensome Condition; provided that Parent or Merger Sub is not then in breach of their obligations described in the section captioned “The Merger Agreement—Efforts to Close the Merger” beginning on page 105 of this proxy statement.

•	by Magnachip if:

•

our Board determines to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to the terms of the Merger Agreement; provided, that substantially concurrently with such termination, and as a condition to the right of Magnachip to terminate the Merger Agreement pursuant to this bullet, Magnachip pays the Company Termination Fee to Parent in accordance with the section captioned “The Merger Agreement—Termination Fees” beginning on page 113 of this proxy statement;

•

Parent or Merger Sub breaches any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breach (1) (i) would give rise to the failure of a condition to our obligation to effect the Merger with respect to the accuracy of our representations and warranties or performance of Parent’s or Merger Sub’s obligations or (ii) has materially contributed to the failure of the Prohibitive Order Condition or the Regulatory Approval Condition (it being understood that Parent and Merger Sub will be deemed a single party for purposes of the foregoing) and (2) if curable, has not been cured by Parent on or before the earlier of (A) the business day prior to the Termination Date and (B) the date that is 15 business days after Parent’s receipt of written notice of such breach from us, but only so long as Magnachip is not then in breach of our representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of a condition to Parent’s obligation to effect the Merger with respect to the accuracy of our representations and warranties or performance of our obligations, or has been the primary cause of the failure of the Prohibitive Order Condition or the Regulatory Approval Condition, as applicable; or

•

(1) all of Parent’s conditions to its obligation to effect the Merger have been satisfied (including the mutual conditions to closing but other than conditions that, by their nature, are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied) or, to the extent permitted by law, waived by each applicable party, (2) we have confirmed by irrevocable written notice to Parent that (i) all of the conditions to our obligation to effect the Merger have been satisfied (other than conditions that, by their nature, are to be satisfied at the closing) or that we are willing to waive any unsatisfied conditions and (ii) we intend to terminate the Merger Agreement pursuant to this bullet if Parent and Merger Sub do not consummate the closing and (3) Parent and Merger Sub have failed to consummate the closing within three business days following the date on which we provide the notice contemplated by clause (2) of this bullet.

Termination Fees (see page 113)

If the Merger Agreement is terminated under specified circumstances, we will be required to pay Parent a Company Termination Fee equal to $42,100,000 (as may be increased to include interest, costs and expenses as described in the section captioned “The Merger Agreement—Termination Fees —Interest, Costs and Expenses” beginning on page 115 of this proxy statement).

If the Merger Agreement is terminated under other specified circumstances, Parent will be required to pay us the Parent Termination Fee equal to $105,300,000 (as may be reduced pursuant to the proviso at the end of the first paragraph of the section captioned “The Merger Agreement—Termination Fees—Termination Fee Payable by Parent” beginning on page 113 of this proxy statement or increased to include interest, costs and expenses as described in the section captioned “The Merger Agreement—Termination Fees —Interest, Costs and Expenses” beginning on page 115 of this proxy statement).

For more information on these termination fees, see the section captioned “The Merger Agreement—Termination Fees” beginning on page 113 of this proxy statement.

Effect on Magnachip if the Merger is Not Completed

(see page 89)

If the Merger Agreement is not adopted and the Merger is not approved by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Company Common Stock. Instead, we will remain a stand-alone public company, shares of Company Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, upon the termination of the Merger Agreement, we will be required to pay Parent a termination fee. For more details, see the section captioned “The Merger Agreement—Termination Fees” beginning on page 113 of this proxy statement.

In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which we operate and risks related to adverse economic conditions.

PARTIES INVOLVED IN THE MERGER

Magnachip Semiconductor Corporation

c/o MagnaChip Semiconductor S.A.

1, Allée Scheffer, L-2520

Luxembourg, Grand Duchy of Luxembourg

We are a designer and supplier of analog and mixed-signal semiconductor platform solutions for communications, Internet of Things applications, consumer, industrial and automotive applications. We have a proven record with more than 40 years of operating history, a portfolio of approximately 1,200 registered patents and pending applications and extensive engineering and manufacturing process expertise. On September 1, 2020, we completed the previously announced sale of our Foundry Services Group business and its fabrication facility located in Cheongju known as “Fab 4,” marking a strategic shift in our operational focus to our standard products business. Our standard products business includes our Display Solutions and Power Solutions business lines. Our Display Solutions products provide panel display solutions to major suppliers of large and small rigid and flexible panel displays, and mobile, automotive applications and home appliances. Our Power Solutions products include discrete and integrated circuit solutions for power management in communications, consumer, computing, servers and industrial applications.

South Dearborn Limited

c/o Vistra (Cayman) Limited

P.O. Box 31119 Grand Pavilion, Hibiscus Way

802 West Bay Road

Grand Cayman, KY1 - 1205

Cayman Islands

South Dearborn Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Parent”) is an investment vehicle established by an affiliate of Wise Road Capital LTD (“Wise Road”). Wise Road is a global private equity firm that invests in leading technology companies. The firm focuses on identifying opportunities in enabling technologies for global urbanization and smart and green life through close cooperation with companies across several main themes, including smart city, intelligent manufacturing and renewable energies. Wise Road strives to build a healthy international ecosystem around these key themes through its investments and its international management team that has a combination of industry and investment expertise. Parent was formed on March 11, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Michigan Merger Sub, Inc.

c/o The Corporation Trust Company

Corporation Trust Center, 1209 Orange Street

Wilmington, County of New Castle

Delaware 19801

Michigan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, was formed on March 3, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will merge with and into Magnachip, and Merger Sub will cease to exist.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of our Board for use at the special meeting of stockholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting on June 15, 2021 at 8:00 p.m., Eastern Time, virtually via the Internet at www.virtualshareholdermeeting.com/MX2021SM. We intend to mail this proxy statement, the proxy card and the notice of special meeting on or about May 10, 2021 to all stockholders of record entitled to vote at the special meeting.

Purpose of the Special Meeting

At the special meeting of our stockholders, we will ask the holders of Company Common Stock to: (1) adopt the Merger Agreement and approve the Merger; (2) approve, on a non-binding advisory basis, the compensation proposal; and (3) approve the adjournment proposal.

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Magnachip, and Magnachip will continue as the Surviving Corporation.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of Company Common Stock as of the close of business on May 3, 2021, the record date, are entitled to notice of, and to vote at, the special meeting.

As of the close of business on the record date, there were approximately 46,333,946 shares of Company Common Stock issued and outstanding, held collectively by approximately 70 stockholders of record. Each stockholder is entitled to one vote per share of Company Common Stock at the special meeting on each of the proposals.

The presence at the special meeting in person or represented by proxy of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote at the special meeting shall constitute a quorum. Votes cast at the special meeting in person or by proxy will be tabulated by the inspector of elections appointed for the special meeting. If shares are present at the special meeting in person or represented by proxy, but are not voted, those shares will count toward determining whether or not a quorum is present for the conduct of business at the special meeting, as will all shares voted “FOR,” “AGAINST” or “ABSTAIN” on a proposal.

In the event that a quorum is not present in person or represented by proxy at the special meeting, it is expected that our Board will recommend adjournment of the special meeting to solicit additional proxies if permitted by the Merger Agreement. If there is not a quorum of stockholders at the special meeting and the vote with respect to the adjournment proposal fails, our Board, if permitted by the Merger Agreement, may set a new record date and meeting date for a special meeting to consider the Merger Agreement, compensation proposal and adjournment proposal. In addition, if permitted by the Merger Agreement, the special meeting may be postponed at the discretion of our Board or adjourned by the chairman of the meeting.

Vote Required

The votes required to approve each proposal are as follows:

1.

The proposal to adopt the Merger Agreement and approve the Merger must be approved by the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger.

2.

The compensation proposal must be approved by a majority of the votes cast by holders of Company Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Abstentions will not be treated as “votes cast” for purposes of determining the approval of the compensation proposal. This means that abstentions will have no effect on whether the compensation proposal is approved.

3.

The adjournment proposal must be approved by the holders of a majority of the shares of Company Common Stock present or represented at the special meeting and entitled to vote, although less than a quorum. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal.

Voting by Our Directors and Executive Officers

As of the close of business on the record date of the special meeting, our directors and executive officers and their respective affiliates beneficially owned and were entitled to vote, in the aggregate, 498,853 shares of Company Common Stock, representing approximately 1.07% of the outstanding shares of Company Common Stock. Although they are not obligated to do so, our directors and executive officers have informed us of their intent to vote all of their shares of Company Common Stock:

1.	“FOR” the proposal to adopt the Merger Agreement and approve the Merger.

2.	“FOR” the compensation proposal.

3.	“FOR” the adjournment proposal.

Certain members of our management and our Board have interests in the Merger that are in addition to those of stockholders generally and may be different from, or in conflict with, your interests as our stockholder. See the sections captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 68 of this proxy statement and “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” beginning on page 74 of this proxy statement for more information.

As of the close of business on the record date of the special meeting, our directors and executive officers and their respective affiliates beneficially owned and were entitled to vote, in the aggregate, 498,853 shares of Company Common Stock at the special meeting, or approximately 1.07% of the shares of Company Common Stock outstanding on such date. Although they are not obligated to do so, our directors and executive officers have informed us that they intend to vote all of their shares of Company Common Stock “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

Voting of Proxies

If your shares are registered in your name, you may cause your shares to be voted at the special meeting by returning a signed proxy card by mail or vote by virtual ballot at the meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet or by telephone by following the instructions printed on the proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or by telephone.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions for one or more proposals will be voted “FOR” such proposal or proposals, such that if you did not provide voting instructions for any proposal, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and approve the Merger, “FOR” the approval, on a non-binding advisory basis, of the compensation proposal and “FOR” the approval of the adjournment proposal.

If your shares are held in “street name” through a brokerage firm, bank, trust or other nominee, you may provide voting instructions by completing and returning the voting form provided by your brokerage firm, bank, trust or other nominee or via the Internet or by telephone through your brokerage firm, bank, trust or other nominee, if such a service is provided. To provide voting instructions via the Internet or telephone, you should follow the instructions on the voting instruction form provided by your brokerage firm, bank, trust or other nominee. Alternatively, if you plan to attend the special meeting and vote your shares during the special meeting, you can do so by entering the 16-digit control number on the voting instructions that accompany these proxy materials and vote your shares by virtual ballot. If you did not receive a 16-digit control number from your brokerage firm, bank, trust or other nominee and you wish to attend the special meeting and vote your shares by virtual ballot, you should follow the instructions from your brokerage firm, bank, trust or other nominee, including any requirement to obtain a legal proxy executed in your favor. If you do not return your brokerage firm, bank, trust or other nominee’s voting form, provide voting instructions via the Internet or by telephone through your brokerage firm, bank, trust or other nominee or attend the special meeting virtually and vote by virtual ballot, it will have the same effect as if you voted “AGAINST” the adoption of the Merger Agreement and approval of the Merger but will have no effect on the compensation proposal (provided a quorum is present) or the adjournment proposal (whether or not a quorum is present).

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before the polls are closed at the special meeting. Proxies may be revoked as follows:

If you have sent a proxy directly to us, you may revoke it:

•	by delivering to our Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•

by attending the special meeting virtually and voting by virtual ballot (your attendance at the meeting will not, by itself, revoke your proxy, so you must vote by virtual ballot at the meeting to revoke your proxy);

•	by signing and delivering a new proxy, relating to the same shares of Company Common Stock and bearing a later date; or

•	by submitting another proxy by telephone or via the Internet after the date of your prior proxy and by the date and time indicated on the applicable proxy card(s).

If you have instructed your brokerage firm, bank, trust or other nominee to vote your shares, you may revoke your proxy only by following the directions received from your brokerage firm, bank, trust or other nominee to change those instructions.

Your attendance at the special meeting does not alone automatically revoke your proxy. If you have instructed your brokerage firm, bank, trust or other nominee how to vote your shares, the above-described options for revoking your proxy do not apply. Instead, you must follow the directions provided by your brokerage firm, bank, trust or other nominee to change your vote.

Our Board’s Recommendations

Our Board has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement and (ii) determined that it is in the best interests of Magnachip and its stockholders that Magnachip enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions of the Merger Agreement. Our Board unanimously recommends that our stockholders (1) vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger; (2) vote “FOR” the compensation proposal; and (3) vote “FOR” the adjournment proposal. See the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Recommendation of Our Board and

Reasons for the Merger” beginning on page 53 of this proxy statement. Our stockholders should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. In addition, our stockholders are directed to the Merger Agreement, which is attached as Annex A to this proxy statement.

Effect of Abstentions and Broker Non-Votes

The Merger Agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote. If you are a stockholder of record and you abstain from voting or fail to cast your vote in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger. If you are a beneficial owner and you abstain from voting, fail to cast your vote in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger.

The compensation proposal must be approved by a majority of votes cast by holders of Company Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon. The adjournment proposal must be approved by the holders of a majority of the shares of Company Common Stock present or represented at the special meeting and entitled to vote, although less than a quorum.

If you are a stockholder of record and you abstain from voting or are present at the special meeting in person or by proxy and fail to cast your vote in person or by proxy, it will have no effect on the vote for the compensation proposal (provided that a quorum is present). If you are a beneficial owner and you abstain from voting, fail to cast your vote in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the vote for the compensation proposal (provided that a quorum is present). If you are a stockholder of record and you abstain from voting or are present at the special meeting in person or by proxy and fail to cast your vote in person or by proxy, it will have the same effect as a vote “AGAINST” the adjournment proposal. If you are a beneficial owner and you abstain from voting, it will have the same effect as a vote “AGAINST” the adjournment proposal, but if (1) you attend the special meeting by entering the 16-digit control number on the voting instructions that accompany these proxy materials, fail to give any instructions to your brokerage firm, bank, trust or other nominee and fail to cast your vote or (2) you do not attend the special meeting in person or by proxy and you fail to give any voting instructions to your brokerage firm, bank, trust or other nominee, then, in each case of (1) and (2), it will have no effect on the vote for the adjournment proposal, even if a quorum is not present in person or represented by proxy at the special meeting.

If you are a beneficial owner of shares held in “street name” and do not provide your brokerage firm, bank, trust or other nominee with specific voting instructions, the brokerage firm, bank, trust or other nominee may generally vote on “routine” matters, but cannot vote on “non-routine” matters. The proposal to adopt the Merger Agreement and approve the Merger, the compensation proposal and the adjournment proposal are considered “non-routine” matters. If the brokerage firm, bank, trust or other nominee does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of elections that it does not have authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Because brokerage firms, banks, trusts or other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if a beneficial owner of shares of Company Common Stock held in “street name” does not give voting instructions to the brokerage firm, bank, trust or other nominee, then those shares of Company Common Stock will not be present in person or represented by proxy at the special meeting. Because all of the proposals being considered at the special meeting are considered “non-routine” matters, it is expected that there will not be any broker non-votes in connection with any of the proposals described in this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made by Magnachip on behalf of our Board and will be paid for by us. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $30,000 plus the reimbursement of out-of-pocket expenses incurred by it on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. You should not send your certificates of Company Common Stock with your proxy card. A letter of transmittal with instructions for the surrender of such stock certificates, if any, will be mailed to our stockholders as soon as practicable after completion of the Merger.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination online at www.virtualshareholdermeeting.com/MX2021SM by any of our stockholders during the special meeting. For 10 days prior to the special meeting, this stockholder list will be available for inspection by any stockholder for any purpose germane to the special meeting during ordinary business hours at our corporate offices located at c/o MagnaChip Semiconductor S.A., 1, Allée Scheffer, L-2520, Luxembourg, Grand Duchy of Luxembourg. Stockholders may contact our Investor Relations Department at investor.relations@magnachip.com and arrangements will be made to review the records in person during the 10 days prior to the special meeting.

Anticipated Date of Completion of the Merger

We are working toward completing the Merger as quickly as possible and expect the Merger to be completed during the second half of 2021. However, the Merger continues to be subject to various closing conditions, including our stockholder approval and, therefore, we cannot assure you that all conditions to the Merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Householding of Special Meeting Materials

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders, unless contrary instructions have been received. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. Certain brokerage firms, banks, trusts or other nominees may have instituted householding for beneficial owners of Company Common Stock held through such firms. If your family has multiple accounts holding Company Common Stock, you may have already received a householding notification from your brokerage firm, bank, trust or other nominee. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your brokerage firm, bank, trust or other nominee or our Investor Relations Department at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered upon request by contacting (1) our proxy solicitor by telephone at 1-877-800-5194 or (2) our Investor Relations Department by e-mail at investor.relations@magnachip.com.

Other Matters

At this time, we know of no other matters to be voted on at the special meeting. If any other matters properly come before the special meeting, your shares of Company Common Stock will be voted in accordance with the discretion of the appointed proxy holders.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER

The following discussion describes material aspects of the Merger. While we believe that the following description covers the material terms of the Merger, the description may not contain all of the information that may be important to you. The discussion of the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated by reference into this proxy statement. We encourage you to read carefully this entire proxy statement, including the Merger Agreement, for a more complete understanding of the Merger.

General

If the proposal to adopt the Merger Agreement and approve the Merger receives the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, and, upon the terms and subject to the conditions of the Merger Agreement, the Merger is completed, Merger Sub will merge with and into Magnachip, and Magnachip will continue as the Surviving Corporation and as a wholly owned subsidiary of Parent.

As a result of the Merger, Magnachip will become a wholly owned subsidiary of Parent, and shares of Company Common Stock will no longer be publicly traded and will be delisted from the NYSE. In addition, shares of Company Common Stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, each holder of shares of Company Common Stock immediately prior to the effective time of the Merger will not own any shares of common stock of the Surviving Corporation following the Merger.

The Effective Time will occur upon the filing of a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (or at such later time as Magnachip and Parent may agree and specify in the Certificate of Merger).

As a result of the Merger, each outstanding share of Company Common Stock (other than (1) any shares of Company Common Stock owned by Magnachip or any of its wholly owned subsidiaries or by Parent or any of its subsidiaries immediately before the Effective Time and (2) any shares of Company Common Stock for which the holder thereof (a) has not voted in favor of the Merger or consented to it in writing and (b) has properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL) will be canceled and converted into the right to receive the Merger Consideration. In addition, the treatment of our outstanding equity awards is described in the section captioned “The Merger Agreement—Merger Consideration—Company Equity Awards” beginning on page 93 of this proxy statement.

After the Merger is completed, holders of Company Common Stock will have the right to receive the Merger Consideration, but will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive a payment for the “fair value” of their shares of Company Common Stock as determined pursuant to an appraisal proceeding before the Delaware Court of Chancery as contemplated by Delaware law, as described below under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Appraisal Rights” beginning on page 78 of this proxy statement).

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among our Board, the Ad Hoc Transaction Committee (as defined below), members of Company management or the representatives of the Company and other parties. All dates are in New York City time unless otherwise stated.

In the ordinary course of its business, our Board, with the assistance of the Company’s senior management team and the Company’s advisors, regularly reviews the near-term and long-term strategy, performance, positioning and operating prospects of the Company with a view toward enhancing stockholder value. These reviews have included, from time to time, discussions as to whether the continued execution of the Company’s strategy as a stand-alone company, a possible separate sale of one of our business lines to a third party, a possible business combination or joint venture with a third party or a possible sale of the Company to a third party offered the best opportunity to enhance stockholder value, as well as a review of the potential benefits and risks associated with each such course of action. As part of this process, the Company engaged Paul, Weiss, Rifkind, Wharton & Garrison LLP (including its representatives, “Paul, Weiss”) as legal counsel to assist the Company in evaluating certain potential strategic alternatives available to the Company.

On February 14, 2019, the Company announced that our Board had undertaken a strategic evaluation of the Foundry Services Group business and the fabrication facility located in Cheongju (“Fab 4”), and engaged J.P. Morgan Securities LLC (including its representatives, “J.P. Morgan”) as the Company’s financial advisor to assist in such strategic evaluation (“Foundry Sale Process”).

On July 31, 2019, a financial sponsor we refer to as Party A (including its representatives) contacted Mr. Jonathan Kim, the former Chief Financial Officer of the Company, noting that Party A planned to be in Seoul, Korea and would like to meet with Mr. YJ Kim, the Company’s Chief Executive Officer.

On August 7, 2019, with authorization from our Board, Mr. YJ Kim and Mr. J. Kim, met the Co-Head of M&A and Director of M&A of Party A, in Seoul, Korea. Party A presented an overview of Party A’s history and strategy, and noted that they had been following the Company for a long time, and were interested in buying the whole Company, including both business lines of the Company’s Standard Products Group (Display Solutions and Power Solutions), but excluding the Foundry Services Group if it was sold in the Foundry Sale Process. No valuation was presented or offered at this meeting. Party A noted that they respected our Board’s Foundry Sale Process, and that they were willing to wait until after the Foundry Sale Process was concluded to have further discussions regarding the acquisition of the Company’s other business lines. Mr. YJ Kim noted that our Board and senior management were committed to the Foundry Sale Process, and that Party A should reach out to J.P. Morgan and our Board in connection with the Foundry Sale Process to discuss any strategy-related topics regarding the Foundry Services Group.

On December 7, 2019, Mr. YJ Kim was introduced to the Co-Managing Partners of Party A while Mr. YJ Kim was in China on a business trip.

On January 6, 2020, a consortium of two financial sponsors we refer to jointly as Party B (including their representatives), delivered an unsolicited, non-binding, preliminary indication of interest, addressed to Mr. YJ Kim, regarding the potential acquisition of the Company’s Power Solutions business by Party B at a valuation of $175-223 million. Following receipt of the January 6, 2020 letter, our Board reviewed the letter at a meeting of our Board and determined that it was not prudent for the Company to pursue a sale of the Power Solutions business at that time.

On March 30, 2020, the Company announced that it had entered into a definitive agreement for the sale of its Foundry Services Group and the fabrication facility located in Cheongju known as “Fab 4” (the “Foundry Sale”).

On June 24, 2020, Party B delivered another unsolicited, non-binding, preliminary indication of interest, again for the acquisition of the Company’s Power Solutions business, with a revised valuation of $183-265 million. Following receipt of the June 24, 2020 letter, our Board reviewed the letter at a regularly scheduled meeting and determined that it was not prudent for the Company to pursue a sale of the Power Solutions business at that time.

On June 26, 2020 (Seoul time), Party A delivered an unsolicited, non-binding, preliminary indication of interest (the “Party A First Indication of Interest”), addressed to our Board, regarding the potential acquisition of the Company by Party A, including a request to conduct due diligence on the Company. The Party A First Indication of Interest indicated a potential value of $16.50 per share of Company Common Stock on a fully diluted basis, subject to a number of conditions, including the consummation of the Foundry Sale, and that the transaction would be fully funded with equity financing.

At a meeting of our Board held on June 29, 2020, our Board discussed the Party A First Indication of Interest and determined, after discussion with its advisors, that Party A’s offer was not at a level sufficient to warrant further engagement by the Company and that the Company should focus on the consummation of the Foundry Sale. On July 1, 2020, the Company sent a letter to Party A in response to the First Indication of Interest, indicating that following an evaluation of the Party A First Indication of Interest, our Board had determined that the Company is not for sale.

On July 13, 2020, a financial sponsor we refer to as Party C (including its representatives), delivered an unsolicited, non-binding, memo, addressed to Mr. YJ Kim, regarding a proposal to engage in an equal interest joint venture with the Company relating to the Company’s Power Solutions business with the ultimate goal to list the joint venture publicly on the Shanghai Stock Exchange. On July 20, 2020, Party C delivered an addendum to Party C’s non-binding proposal dated July 13, 2020 with proposed purchase price terms. This memo was reviewed with our Board and it was determined that it would not be prudent to engage further with Party C regarding its proposal.

On September 14, 2020 (Seoul time), a potential strategic buyer, who we refer to as Party D (including its representatives), delivered an unsolicited, non-binding, preliminary indication of interest, addressed to Mr. YJ Kim, regarding the potential acquisition of the Company by Party D (together with Party A, Party B, Party C and Party D, the “Prior Bidders”). The letter indicated a potential value of $16.00-18.00 per share of Company Common Stock. The letter indicated that an additional adjustment of up to 10% would be considered after Party D’s review of the Company’s 2020 financial performance. Party D also noted there may be a further adjustment based on the Company’s cash balance on the closing date of a potential transaction. Following receipt of the letter, our Board reviewed the indication of interest and it was agreed that Mr. YJ Kim and Paul, Weiss would engage with Party D further to gauge Party D’s level of seriousness in a potential transaction with the Company.

On September 16, 2020, at a meeting of our Board, our Board discussed the inbound indications of interest from the Prior Bidders. Paul, Weiss reviewed with our Board its fiduciary duties in connection with the indications of interest and the legal and practical issues to be considered by our Board. Paul, Weiss also discussed various process considerations to facilitate our Board’s implementation of value-maximizing checks before entering into any transactions with one of the Prior Bidders. Our Board instructed Paul, Weiss to review the profiles of all of the Prior Bidders and to continue engaging with them.

On September 17, 2020, at the direction of our Board, Paul, Weiss had a conversation with Party B, during which Party B indicated that they might consider other alternative transactions.

On September 18, 2020, at the direction of our Board, Paul, Weiss had a conversation with Party D. Paul, Weiss noted that the Company is not for sale.

On September 18, 2020, at the direction of our Board, Paul, Weiss had a conversation with Party C. Paul, Weiss noted that the Company is not for sale and that our Board is not interested in Party C’s proposal. Party C noted it was trying to put together a consortium to acquire the Company.

On September 24, 2020, at a meeting of our Board, our Board discussed the inbound indications of interest from the Prior Bidders. Paul, Weiss described each Prior Bidder, summarized the latest communications with each Prior Bidder, and discussed with our Board the advantages and disadvantages associated with each indication of interest. Based on the discussion, our Board determined that Party A and Party D had the most promising indications of interest. Our Board determined to continue discussions with Party A and Party D about their respective indications of interest. Paul, Weiss reviewed with our Board its fiduciary duties in connection with the indications of interest. Our Board and Paul, Weiss also discussed formally engaging J.P. Morgan as a financial advisor to assist the Company and our Board in evaluating the indications of interest and any future proposals the Company might receive, and J.P. Morgan was subsequently formally engaged.

On September 25, 2020 (Seoul time), at the direction of our Board, Paul, Weiss met with Party D and its legal counsel in Beijing, China. Paul, Weiss reiterated that the Company is not for sale and pointed out issues with Party D’s offer, particularly regarding Party D’s proposed source of funds. Party D noted it would discuss this feedback internally and update Paul, Weiss thereafter.

On September 30, 2020 (Seoul time), Mr. YJ Kim and Mr. Theodore S. Kim, the Company’s Chief Compliance Officer, General Counsel and Secretary, had a conversation with Party D. Mr. YJ Kim reiterated that the Company is not for sale, and as such, there was no formal process set up by our Board to engage with Party D. Mr. YJ Kim and Mr. T. Kim further noted that Party D’s source of funding was unclear. Party D noted that they would send a further updated indication of interest, in which they would clarify their proposed source of funds.

The Director of M&A of Party A travelled to Seoul, Korea and met with the Company’s senior management on October 6, 2020 (Seoul time).

On October 11, 2020, Party D called Mr. Gary Tanner, a member of our Board, to preview the terms of their forthcoming offer. On October 12, 2020 (Seoul time), Party D delivered a second unsolicited, non-binding, preliminary indication of interest, addressed to Mr. YJ Kim, regarding the potential acquisition of the Company by Party D. In the indication of interest, Party D reiterated a potential value of $16.00-18.00 per share of Company Common Stock. The letter indicated an adjustment of up to 10%, subject to confirmation through review by Party D of the 2020 financial performance of the Company. Unlike Party D’s first indication of interest, the potential adjustment of up to 10% included the Company’s cash balance on the closing date of a potential transaction. The letter indicated that it was subject to due diligence and that the transaction may require further internal approvals and certain regulatory and governmental approvals. Party D noted that the offer in the indication of interest would remain open until December 12, 2020. Following receipt of the letter, Mr. YJ Kim, Mr. T. Kim and Paul, Weiss reviewed the indication of interest and agreed to review it with our Board at its next scheduled meeting.

On October 14, 2020 (Seoul time), Party A delivered a second unsolicited, non-binding, preliminary indication of interest (the “Party A Second Indication of Interest”), addressed to our Board, regarding the potential acquisition of the Company by Party A, including a request for a period of exclusivity to conduct due diligence on the Company. The Party A Second Indication of Interest indicated an increased purchase price of $21.50 per share of Company Common Stock, subject to confirmation through due diligence. The Party A Second Indication of Interest reiterated Party A’s plan of all equity financing and noted they could, if necessary, elect to fund the entire purchase price from U.S. Dollar-denominated funds and offshore (i.e., outside of the PRC) entities. Mr. YJ Kim, Mr. T. Kim and Paul, Weiss reviewed the Second Indication of Interest and agreed to review it with our Board at its next scheduled meeting.

On October 14, 2020, at a meeting of our Board, our Board discussed the updated inbound indications of interest from Party A and Party D. Our Board also broadly discussed the indications of interest received to date, particularly from Party B and Party C. J.P. Morgan provided its preliminary analysis with respect to Party A’s offer price of $21.50 per share of Company Common Stock and outlined the process to evaluate it further. Our

Board instructed J.P. Morgan to review Party A’s offer price in more detail, and to continue to engage with Party A. Our Board also instructed J.P. Morgan to take steps to establish a virtual data room.

On October 27, 2020, at a meeting of our Board, our Board, Paul, Weiss and J.P. Morgan discussed the market valuation of the Company based on various metrics. Our Board determined that the Company should sign a confidentiality agreement with Party A, and that J.P. Morgan should further engage with Party A to continue discussion on fundamental terms of a potential transaction.

On October 29, 2020, J.P. Morgan spoke with the Director of M&A at Party A about the Company’s most recent earnings report.

On October 30, 2020, J.P. Morgan sent Party A a draft confidentiality agreement. From October 31-November 8, 2020, Paul, Weiss and Party A’s legal counsel negotiated the confidentiality agreement.

On November 3, 2020, at a meeting of our Board, our Board, Paul, Weiss and J.P. Morgan discussed developments with respect to J.P. Morgan’s engagement with a potential strategic buyer that requested an introduction to the Company. Our Board authorized Mr. YJ Kim to meet with this third party and the Company to enter into a confidentiality agreement with Party A.

On November 9, 2020, the Company and Party A entered into a confidentiality agreement, which included a customary standstill with a fall-away provision in the event that the Company enters into a definitive agreement with another party with respect to all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets.

On November 12, 2020 (Seoul time), Mr. YJ Kim gave a presentation with an overview of the Company’s growth plans and financial outlook to representatives of Party A. J.P. Morgan and Mr. T. Kim also participated in this meeting with Party A.

On November 16, 2020, at a meeting of our Board, our Board, Paul, Weiss and J.P. Morgan discussed developments with respect to J.P. Morgan’s engagement with Party A. Paul, Weiss discussed the fundamental terms of a potential transaction with Party A set forth in a term sheet drafted by Paul, Weiss (the “Party A Term Sheet”).

On November 19, 2020 (Seoul time), Party D sent an e-mail to Mr. YJ Kim requesting feedback with respect to its updated indication of interest that was delivered on October 12, 2020. Party D also noted that regulatory approvals and filings in the PRC relating to overseas direct investment (“ODI Approval”) would not be an issue for Party D to close a potential transaction.

On November 20, 2020, Party A sent an e-mail to J.P. Morgan reaffirming its interest in acquiring the Company and reiterated the terms set forth in the Party A Second Indication of Interest (the “Party A November 20 Offer”). In the Party A November 20 Offer, Party A noted it was prepared to increase the offer price to $22.00 per share of Company Common Stock. Party A requested that our Board respond to Party A regarding this revised offer before the close of business on November 24, 2020. Party A noted it was committed to completing its due diligence of the Company and finalizing the definitive agreements expeditiously.

On November 20, 2020, at a meeting of our Board, our Board, Paul, Weiss and J.P. Morgan discussed the Party A November 20 Offer and updates in their engagement with Party A. J.P. Morgan reviewed with our Board the latest valuation data. Paul, Weiss discussed the fundamental terms contained in the Party A Term Sheet. Our Board determined that it would meet on November 23, 2020 to finalize its response to the Party A November 20 Offer.

On November 22, 2020, the Head of M&A at Party A called Paul, Weiss and provided additional detail related to their revised offer price of $22.00 per share of Company Common Stock in the Party A November 20

Offer. He noted that Party A thought that the Company was being too aggressive in trying to negotiate a valuation per share of Company Common Stock of more than $25.00. He further noted that Party A’s investment committee had not been inclined to increase their offer in the Party A November 20 Offer.

On November 23, 2020, at a meeting of our Board, our Board, Paul, Weiss and J.P. Morgan discussed the latest draft of the Party A Term Sheet. Our Board discussed a proposed response to the Party A November 20 Offer and directed J.P. Morgan to communicate a counter-offer of $22.50 per share of Company Common Stock to Party A, which was the price at which our Board was willing to engage further with Party A.

On November 24, 2020, J.P. Morgan relayed to Party A that our Board was willing to engage further at a price of $22.50 per share of Company Common Stock and requested that Party A make a deposit of $120 million in U.S. dollar funds (the “Deposit”) concurrently with the signing of definitive documents. Also on November 24, 2020, Paul, Weiss delivered the Party A Term Sheet to Party A, which contained, among other things, a 30-day go-shop period during which the Company can solicit and negotiate other proposals or offers, a limited set of closing conditions, a Company termination fee of 3% of equity transaction value (or 1.5% of equity transaction value if the merger agreement is terminated for a proposal made during the go-shop period), and forfeiture of the Deposit to the Company if the merger agreement is terminated for any reason (including if there is a governmental order enjoining the transaction or the parties fail to obtain applicable antitrust approvals) other than termination by the Company for a superior proposal or termination by Party A due to a recommendation change by our Board or the Company’s material uncured breach. The Party A Term Sheet also required Party A to provide an equity commitment letter for the full amount of the financing to consummate the transaction (of which the Company would be a third party beneficiary) and a guaranty from a credit worthy entity of all of Party A’s obligations under the merger agreement (including payment in full of the purchase price and damages for pre-closing breaches).

On November 25, 2020 (Seoul time), Party A sent an e-mail to our Board withdrawing the Party A November 20 Offer.

On November 25, 2020, at a meeting of our Board, our Board, Paul, Weiss and J.P. Morgan discussed the latest updates in communications with Party A. Our Board authorized Mr. YJ Kim to re-engage with Party A to discuss reasons why Party A withdrew the Party A November 20 Offer and to proceed to negotiate a transaction with Party A at a purchase price of $22.00 per share of Company Common Stock.

On November 26, 2020, Mr. YJ Kim called representatives of Party A to indicate that our Board was committed to exploring a potential transaction with Party A. Party A agreed to re-engage with the Company. On November 27, 2020, Mr. YJ Kim e-mailed Party A to confirm the parties were re-engaged and noted that the most efficient path forward would be for Paul, Weiss and Party A’s legal counsel to finalize the Party A Term Sheet.

On November 29, 2020, Party D called Mr. Tanner to note that Party D would be willing to raise its offer price, agree to a reverse termination fee of 8-10% of equity transaction value and consider other terms that are important to our Board.

On November 30, 2020, Party D e-mailed Mr. YJ Kim increasing their offer price to $23.50 per share of Company Common Stock. Party D noted that this revised offer would remain open until December 12, 2020. Moreover, Party D reiterated that it needs to conduct its due diligence, including business information review.

On December 1, 2020, Party A’s legal counsel delivered to Paul, Weiss a revised draft of the Party A Term Sheet. The revised Party A Term Sheet made the following key changes, among other things: removal of the Deposit, addition of a six month period during which Party A can obtain ODI Approval without being obligated to close the transaction, addition of a reverse termination fee payable by Party A equal to 5% of the equity transaction value in the event of a breach by Party A or failure to obtain ODI Approval, and increase of the

Company termination fee to 2.0% (from 1.5%) of the equity transaction value if the merger agreement is terminated for a proposal made during the go-shop period. The revised Party A Term Sheet also stated that the reverse termination fee would be guaranteed by a creditworthy entity or entities affiliated with Party A.

On December 1, 2020, Party A emailed our Board indicating that the latest draft of the Party A Term Sheet that their counsel shared with Paul, Weiss on December 1, 2020 represented their “best and final” position on the fundamental terms. Party A requested that the Company provide a clear response to their latest draft of the Party A Term Sheet and open access to a virtual data room to facilitate Party A’s due diligence, no later than December 2, 2020.

On December 1, 2020, at a meeting of our Board, our Board, Paul, Weiss and J.P. Morgan discussed the latest draft of the Party A Term Sheet. Paul, Weiss presented a summary of the changes to the Party A Term Sheet. Our Board and Paul, Weiss further discussed Party A’s e-mail to our Board dated December 1, 2020 and Party D’s updated unsolicited communication. Our Board determined, after discussion with its advisors, that the Company should communicate to Party A that if Party A’s proposal in the e-mail dated December 1, 2020 represented its final position, then our Board would not be able to accept Party A’s proposal. However, if Party A was willing to move toward more market terms that provide greater certainty of closing, then the Company would be able to discuss with Party A further on an exclusive basis. On December 1, 2020, after the meeting of our Board, Mr. YJ Kim relayed this message to Party A.

From December 3 to 9, 2020, at the direction of our Board, Mr. YJ Kim, Mr. T. Kim, Paul, Weiss, the Head of M&A at Party A and Party A’s legal counsel continued negotiations regarding the Party A Term Sheet.

On December 10, 2020, a financial sponsor inquired about a potential transaction with the Company, and on December 17, 2020 (Seoul time), this party delivered an unsolicited, non-binding, preliminary indication of interest addressed to Mr. YJ Kim, regarding the potential acquisition of the Company’s Power Solutions business.

On December 11, 2020, the Head of M&A at Party A spoke with Mr. YJ Kim to note that Party A had agreed to some of the Company’s proposals in the Party A Term Sheet, and that Party A would like to sign an exclusivity agreement with the Company and begin their due diligence the following week. He noted that Party A had agreed to the reverse termination fee of 7.5% (as opposed to 5%) of equity transaction value, and requested a Company termination fee of 4% of equity transaction value. On December 11, 2020, Paul, Weiss delivered a revised Party A Term Sheet reflecting the same, and clarifying that the reverse termination fee of 7.5% of equity transaction value will be payable if the transaction is not consummated by a 6-month long-stop date as a result of termination by the Company due to Party A’s material uncured breach or Party A’s failure to close when all conditions are satisfied (with ODI Approval being deemed satisfied as of the long-stop date). The Party A Term Sheet also reflected, among other things, an offer price of $22.00 per share of Company Common Stock, equity commitment letters to be delivered by creditworthy entities affiliated with Party A (to which the Company will be third party beneficiary) for the entirety of the cash consideration that will be drawn upon to fund such consideration or any damages payable by Party A and limited guarantee(s) to be delivered by creditworthy entities affiliated with Party A that are established outside of the PRC and have U.S. dollar commitments from limited partners.

On December 12, 2020, Mr. YJ Kim called the Head of M&A at Party A to discuss the Party A Term Sheet, and Paul, Weiss spoke with Party A’s legal counsel to confirm the principals’ understanding.

On December 13, 2020, at a meeting of our Board, our Board, Paul, Weiss and J.P. Morgan discussed the latest status of negotiations with Party A. Paul, Weiss provided an overview of the latest discussions with Party A’s legal counsel regarding various legal mechanisms to ensure certainty of closing of a potential transaction with Party A. Paul, Weiss noted that Party A had requested a period of exclusivity of 5-6 weeks. Our Board discussed what exclusivity period length would be appropriate. J.P. Morgan presented the materials it had circulated to our Board in advance of the meeting relating to the proposed timeline for a potential transaction with Party A, status updates on key work-streams, and key valuation metrics. Our Board determined that Paul, Weiss should negotiate an exclusivity agreement with Party A for an exclusivity period of 14 days to be extended automatically one time by another seven days if Party A confirms to the Company in writing that the purchase price per share of Company Common Stock is at least $22.00 and thereafter, automatically extended by another seven days if Party A reconfirms to the Company in writing that the purchase price per share of Company Common Stock is at least $22.00 and has delivered a draft merger agreement to the Company that is, in the Company’s reasonable judgment, in substantially final form. On December 14, 2020, Paul, Weiss sent a draft exclusivity agreement to Party A’s legal counsel.

On December 15, 2020, at a meeting of our Board to continue the discussions from the meeting on December 13, 2020, our Board, Paul, Weiss and J.P. Morgan discussed the latest status of negotiations with Party A and the draft of the exclusivity agreement. In light of the attractiveness of Party A’s offer relative to the offer of any other party with whom the Company was then in dialogue, our Board determined to enter into exclusivity with Party A. Shortly thereafter, Mr. YJ Kim had a call with representatives of Party A to relay our Board’s willingness to enter into exclusivity with Party A and on December 16, 2020, the Company and Party A entered into an exclusivity agreement for a period of 14 days to be extended automatically up to two times for seven days each as described above.

On December 17, 2020 (Seoul time), J.P. Morgan facilitated a management presentation for Party A, and provided access to a virtual data room to Party A to facilitate their due diligence investigation of the Company. Paul, Weiss sent Party A’s legal counsel a draft merger agreement reflecting the terms of the Party A Term Sheet, except with a go-shop period of 45 days.

On December 23, 2020, at a meeting of our Board, our Board, Paul, Weiss and J.P. Morgan discussed the latest status of negotiations and the due diligence process with Party A. Our Board also discussed the preliminary indication of interest dated December 17, 2020 (Seoul time) regarding the potential acquisition of the Company’s Power Solutions business, and it was determined that J.P. Morgan should not engage with the financial sponsor that had submitted this indication of interest given past experiences with this party and since it was only interested in acquiring the Company’s Power Solutions business, and pending exclusivity with Party A.

On December 30, 2020, Party A confirmed to the Company in writing that the purchase price is at least $22.00 per share of Company Common Stock, and thereafter, the exclusivity period was extended by another seven days until January 6, 2021.

On January 3, 2021, Party A’s legal counsel emailed Paul, Weiss an initial issues list based on the initial draft of the merger agreement that Paul, Weiss had sent to Party A’s legal counsel on December 18, 2020. In the issues list, Party A limited their economic exposure for breach or failure to close to the reverse termination fee. Party A also took the position that any injunction or other regulatory failure should not trigger payment of the reverse termination fee by Party A. Party A also noted a number of items in the issues list as being open.

On January 6, 2021, the exclusivity period with Party A expired.

On January 8, 2021, at a meeting of our Board and Paul, Weiss, our Board tasked the Company’s Nominating and Governance Committee to consider forming an ad hoc committee of our Board to ensure the efficient coordination of the transaction and consider engaging additional legal counsel for our directors and such committee.

On January 10, 2021, the Company’s Nominating and Governance Committee had a meeting in which the relevant members of our Board determined to recommend to our Board that an ad hoc committee (the “Ad Hoc Transaction Committee”) consisting of two members, Mr. Camillo Martino and Mr. Tanner, be formed to ensure the efficient coordination of the transaction by the Company, Paul, Weiss and J.P. Morgan.

On January 11, 2021, Party A’s legal counsel sent a revised draft of the merger agreement to Paul, Weiss. Key issues included those previewed in the issues list that Party A’s legal counsel had sent to Paul, Weiss on January 3, 2021, and a reduction of the go-shop period from 45 days to 30 days. In the draft merger agreement, Party A noted that if the Company’s cash on the balance sheet is not available for use by Party A at closing, Party A will need a bridge loan.

On January 11, 2021, at an executive session following a full meeting of our Board, our Board formally established the Ad Hoc Transaction Committee.

From January 11, 2021 to February 22, 2021, J.P. Morgan engaged in discussions with a potential strategic buyer, but these did not materialize into meaningful negotiations as this party refused to present our Board with an indication of interest or accept any economic exposure in connection with U.S. regulatory approvals.

On January 15, 2021, our Board authorized J.P. Morgan to engage further with Party D and two other strategic parties.

On January 18, 2021, J.P. Morgan had a call with Party D to discuss the status of its offer. On January 19, 2021, J.P. Morgan e-mailed Party D with a summary of items they had discussed and which should be updated in any future indication of interest from Party D, including details about source of funds, overall process and timing (including with respect to setting up an investment vehicle), the amount of a reverse termination fee triggered by failure to obtain regulatory approval, and proposed closing conditions.

On January 20, 2021, at a meeting of our Board, our Board authorized Mr. Martino to engage in discussions with Party A directly on behalf of our Board.

On January 21, 2021, Party D delivered an unsolicited, non-binding letter, addressed to our Board, as a supplement to Party D’s second indication of interest dated October 12, 2020. The letter addressed Party D’s proposed source of funding, deal structure, timing and process considerations, termination fees (reverse termination fee of 8% of equity transaction value if the merger agreement is terminated for Party D’s failure to secure any PRC regulatory approval) and re-stated the offer price of $23.50 per share of Company Common Stock from their e-mail of November 30, 2020. Party D also had a call with J.P. Morgan noting that they would provide an update regarding their regulatory assessment a week later.

On January 22, 2021, Mr. Martino and Mr. YJ Kim spoke to Party A and made the following three proposals in the context of the negotiations at the time: (1) a reverse termination fee equal to 4% of the equity transaction value will be payable by Party A if the merger agreement is terminated due to U.S. regulatory issues and no reverse termination fee will be payable if the merger agreement is terminated due to Korean regulatory issues, (2) price should be increased to $24.00 per share of Company Common Stock and (3) the parties will commit to sign definitive documents relating to a transaction by February 1, 2021.

On January 24, 2021, Party A sent an e-mail to Mr. Martino and Mr. YJ Kim, noting that Party A is willing to agree to take all actions necessary (i.e., a “hell or high water” undertaking) to comply with remedial actions requested by a U.S. governmental authority, but would not agree to a reverse termination fee if the merger agreement is terminated due to U.S. regulatory issues. Party A also noted that they would be willing to raise the price per share of Company Common Stock to $25.00, provided there is no go-shop provision. Moreover, Party A noted it was committed to sign definitive documents relating to a transaction five business days after receiving a revised merger agreement and responses to pending diligence requests. At a meeting of the Ad Hoc Transaction Committee later that same day, Party A’s e-mail and the status of their legal due diligence was discussed by the Ad Hoc Transaction Committee, Paul, Weiss, J.P. Morgan, Mr. YJ Kim and Mr. T. Kim.

On January 25, 2021, at a meeting of our Board, our Board, Paul, Weiss and J.P. Morgan discussed the latest proposal from Party A in their e-mail dated January 24, 2021, including the fact that they were no longer amenable to a go-shop provision and that they were only willing to commit to a “hell or high water” undertaking and not a reverse termination fee if the merger agreement is terminated due to U.S. regulatory issues. Our Board authorized Mr. Martino to respond to Party A as set forth in the following paragraph. Our Board also discussed retaining additional legal counsel for our directors and the Ad Hoc Transaction Committee. It was then determined by our Board to retain Richards, Layton & Finger (“RLF”) as additional legal counsel to our directors and the Ad Hoc Transaction Committee, which firm was subsequently formally engaged following review of RLF’s candidacy and qualifications.

On January 26, 2021, Mr. Martino responded to Party A by e-mail noting that the price per share of Company Common Stock should be $25.50 in exchange for (1) the merger agreement not containing a go-shop provision, (2) a termination fee equal to 3% of equity transaction value payable by the Company if the merger agreement is terminated for a superior proposal and (3) a reverse termination fee equal to 4% of equity transaction value if the merger agreement is terminated due to U.S. regulatory issues.

On January 26, 2021, Party A responded to Mr. Martino and Mr. YJ Kim by e-mail agreeing to a price of $25.50 per share of Company Common Stock and a 3% termination fee payable by the Company, but again rejected a reverse termination fee payable by it due to U.S. regulatory issues and reiterated its willingness to agree to a “hell or high water” standard in respect of a request from a U.S. governmental authority.

Between January 27 to 29, 2021, the Ad Hoc Transaction Committee, our Board, Paul, Weiss, RLF and J.P. Morgan met on various occasions to discuss Party A’s latest proposal in their e-mail on January 26, 2021, including Party A’s rejection of a reverse termination fee payable by it due to U.S. regulatory issues, and the strategy going forward with Party A. The Ad Hoc Transaction Committee determined that they would seek to improve the headline price in light of no reverse termination fee payable due to U.S. regulatory issues.

On February 1, 2021, Mr. Martino and Mr. YJ Kim spoke to Party A in response to their e-mail. Mr. Martino and Mr. YJ Kim noted that the price per share of Company Common Stock would need to be significantly higher if there will be no reverse termination fee payable due to U.S. regulatory issues. Mr. Martino and Mr. YJ Kim also stated that it was important for the Company that the reverse termination fee of 7.5% of equity transaction value for the non-U.S. regulatory triggers be U.S. dollar-guaranteed and that quick execution of documents was imperative.

On February 1, 2021, Party A sent an e-mail to Mr. Martino and Mr. YJ Kim reiterating its commitment to a “hell or high water” standard (but no reverse termination fee payable due to U.S. regulatory issues) and a willingness to further engage with the Company on that basis. Party A also noted that it was open to further discussion on price subject to reaching agreement on all material terms of the transaction.

On February 1, 2021, following a meeting of the Ad Hoc Transaction Committee, Paul, Weiss, RLF and J.P. Morgan, Mr. Martino sent an e-mail to Party A proposing a price increase to $27.50 per share of Company Common Stock in exchange for agreeing to no reverse termination fee due to U.S. regulatory issues. Mr. Martino noted that once agreed, he would instruct management and advisors to engage towards reaching a definitive agreement in the next 10-12 days.

On February 1, 2021, a consortium of two financial sponsors, consisting of Wise Road and a party we refer to as Party E (including its representatives), sent an e-mail to Mr. YJ Kim, regarding the potential acquisition of the Company through a public tender offer. Parent and Party E suggested that if the stockholders of the Company are interested in a potential sale of the Company, Mr. YJ Kim should have a meeting in Korea with one of their representatives.

On February 2, 2021, Party D had a call with J.P. Morgan where Party D indicated that their offer would not include any reverse termination fee payable by Party D if the merger agreement is terminated due to U.S. regulatory issues.

On February 2, 2021, BMO Capital Markets Corp. (including its representatives, “BMO”), the financial advisor of Wise Road, contacted Mr. Tanner to express Wise Road’s interest in exploring a potential transaction with the Company. Mr. Tanner then forwarded J.P. Morgan’s contact information to BMO.

On February 3, 2021, Party A sent an e-mail to Mr. Martino and Mr. YJ Kim indicating that due to the request for a higher price, Party A was no longer interested in pursuing the transaction further.

On February 3, 2021, following a meeting of the Ad Hoc Transaction Committee, Paul, Weiss, RLF and J.P. Morgan, in response to the above e-mail, Mr. Martino sent an e-mail to Party A reiterating that our Board could only drop its request for a reverse termination fee in the event of U.S. regulatory issues if Party A would be willing to pay a higher price per share of Company Common Stock, but that he would nevertheless instruct Paul, Weiss to deliver a revised merger agreement to Party A’s legal counsel.

On February 4, 2021, Paul, Weiss sent a revised draft of the merger agreement to Party A’s legal counsel.

On February 5, 2021, Party A sent an e-mail to Mr. Martino and Mr. YJ Kim indicating that they have instructed their legal counsel to review the draft merger agreement that Paul, Weiss sent to them on February 4, 2021. Party A requested cooperation from the Company on certain diligence items.

On February 5, 2021, Mr. Martino sent an e-mail to Party A indicating that he has authorized the Company’s senior management team to coordinate with Party A to resolve remaining diligence and documentation items quickly, with the expectation of finalizing price negotiations and announcing the potential transaction in no more than 7-10 days. Further, Mr. Martino requested information about Party A’s planned sources and uses of financing and the identity of equity or debt financing sources.

Between February 5, 2021 and March 17, 2021, BMO had a number of conversations with Messrs. Tanner and Martino about the potential transaction, including the overall process and timing and some of the terms being offered by Wise Road.

On February 6, 2021, Party A sent J.P. Morgan its proposed sources of equity and debt financing. In response, Mr. Martino sent an e-mail to Party A granting consent to Party A to reach out to its proposed equity and debt financing sources, and requesting more details on one of the equity sources.

On February 7, 2021, Party A’s legal counsel sent a draft equity commitment letter and limited guaranty to Paul, Weiss, as well as the financial statements of the proposed guarantor.

On February 7, 2021, at the direction of our Board, Paul, Weiss sent an e-mail to Party A and its legal counsel noting that our Board is unlikely to accept Party A’s proposed funding package with the proposed guarantor. Paul, Weiss then had two calls with Party A’s legal counsel in which Paul, Weiss stated that the Company will require a U.S. dollar escrow or otherwise it cannot move forward with a transaction with Party A.

On February 7, 2021, Paul, Weiss sent a draft company disclosure letter to Party A’s legal counsel.

On February 8, 2021, Party A’s legal counsel sent a revised draft of the merger agreement to Paul, Weiss.

On February 8, 2021, BMO delivered an unsolicited, non-binding, preliminary indication of interest on behalf of Wise Road and Party E (represented by another financial advisor), as a consortium, addressed to our Board, regarding the potential acquisition of the Company at a purchase price of $26.00 per share of Company Common Stock. The consortium indicated in the indication of interest that they intended to finance the transaction with a combination of equity and debt, but that they were prepared to provide an equity commitment letter for up to 100% of the purchase price, with debt financing to be arranged between signing and closing. In the indication of interest, the consortium proposed a reverse termination fee of 2% of enterprise value payable to the Company if the merger agreement is terminated due to U.S. regulatory issues, but no reverse termination fee in connection with a failure to obtain ODI Approval since they did not anticipate any ODI approval being required. The indication of interest further proposed a termination fee of 2% of the enterprise value payable by the Company to the consortium if the Company terminates the merger agreement. At a meeting of our Board later that day, the Ad Hoc Transaction Committee provided an update on the latest status of the negotiations with the parties with respect to a potential transaction with the Company.

February 9, 2021, at a meeting of our Board, our Board, Paul, Weiss, and J.P. Morgan discussed the latest status of negotiations with Party A, including the approach to be taken in light of the preliminary indication of interest received from Wise Road and Party E. J.P. Morgan provided an overview of Wise Road and Party E. It was determined by our Board that J.P. Morgan would continue engaging with both Party A, as well as the consortium of Wise Road and Party E.

On February 9, 2021, J.P. Morgan spoke with BMO to relay that the proposal from Wise Road and Party E would need to be improved by increasing their offered price above $26.00 per share of Company Common Stock.

On February 9, 2021, at a meeting of our Board attended by Paul, Weiss, RLF and J.P. Morgan, Paul, Weiss provided a status update of the negotiations with Party A.

Between February 9 and February 21, 2021, Paul, Weiss and Party A’s legal counsel exchanged drafts of the company disclosure letter and various ancillary documents related to the debt and equity financing.

On February 11 and February 20, 2021, the Company entered into confidentiality agreements with each of Wise Road and Party E, respectively, which included a customary standstill with a fall-away provision in the event that the Company enters into a definitive agreement with another party with respect to all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets. J.P. Morgan provided Wise Road, Party E and their representatives with access to a virtual data room in order to facilitate their due diligence investigation of the Company.

On February 13, 2021, J.P. Morgan sent a draft merger agreement prepared by Paul, Weiss to BMO for review by Wise Road, Party E and their counsel. The draft merger agreement was substantially similar to the version of the draft merger agreement originally sent to Party A, except with (1) a customary no shop provision (consistent with what was being discussed with Party A), (2) a cash deposit into escrow or a letter of credit to be delivered at signing as security for the payment of the reverse termination fee and/or any damages for breach in connection with the merger agreement, and (3) no condition with respect to ODI Approvals.

On February 15, 2021, J.P. Morgan sent a draft company disclosure letter to Wise Road, Party E and their counsel.

On February 18, 2021, Paul, Weiss sent to Party A and their legal counsel an issues list based on the draft merger agreement that Party A’s legal counsel had sent to Paul, Weiss on February 8, 2021. The issues list included, among other things, the Company’s position that (1) the equity commitment letter should cover the full amount of the merger consideration (i.e., including the portion to be financed by debt and not just the equity portion) and should cover damages for Party A’s material breach (which should not be limited to the reverse termination fee), (2) a U.S. cash escrow or letter of credit at a U.S. bank is required to backstop the payment of the reverse termination fee, (3) the “hell or high water” standard should apply in all regulatory situations, not just in the case of a request or requirement from a U.S. governmental authority, and (4) the reverse termination fee payable by Party A should be 7.5% (Party A had proposed 6%) of equity transaction value.

On February 22, 2021, the Head of M&A at Party A sent an e-mail to Mr. Martino, certain members of the Company’s management, Paul, Weiss and J.P. Morgan. He acknowledged receipt of the issues list that Paul, Weiss sent to Party A’s legal counsel on February 18, 2021 and provided proposals on certain key commercial issues with a goal to resolve those and finalize the transaction documents shortly thereafter. Party A proposed the following, among other things: (1) a cash escrow will be provided upon signing and deposited in an onshore (i.e., within the PRC) escrow account in the amount of 8% of the total equity transaction value to secure payment of the contemplated reverse termination fee, (2) Party A will accept certain exceptions in the definition of “Company Material Adverse Effect,” provided that the Company agrees that it will not continue to discuss a transaction with other bidders after signing or have the right to postpone the stockholders meeting pending discussion with other bidders, (3) Party A will accept a “hell or high water” standard in relation to obtaining ODI Approval (in addition to in relation to any filings or orders required by U.S. governmental authorities) and (4) the reverse termination fee will be a cap on the amount of damages to which the Company is entitled if Party A breaches the merger agreement, including in the event of failure to close the transaction, and specific performance will not be available to the Company if there has been a debt financing failure. He noted further that once the parties agree on these key points, the parties would instruct their respective counsel to finalize any other outstanding points and all transaction documents for signing on an expedited basis. On February 23, 2021, Party A’s response from the previous day and key legal and commercial issues arising from the negotiations with Party A, as well as the status of negotiations with Wise Road and Party E, were discussed at a meeting of the Ad Hoc Transaction Committee, Paul, Weiss, RLF and J.P. Morgan.

On February 24, 2021, Paul, Weiss sent to Party A and their legal counsel a further revised issues list based on the draft merger agreement that Party A’s legal counsel sent to Paul, Weiss on February 8, 2021. The revised issues list provided the following, among other things: (1) the Company will accept an equity commitment letter for less than the full amount of the merger consideration provided that a customary debt commitment letter (with no condition that the Company have a minimum cash balance at closing) is delivered for the balance, (2) in the event of a termination of the merger agreement for Party A’s material breach, the Company’s damages will be limited to the reverse termination fee, (3) reiteration that the Company will not proceed with the transaction in the absence of a U.S. dollar cash escrow or letter of credit at a U.S. bank backstopping the reverse termination fee, but will accept a reverse termination fee of 7.5% of the equity transaction value, (4) there will be no go-shop provision and (5) all regulatory risk for regulatory failure in the PRC will be borne by Party A.

On February 26, 2021, Paul, Weiss had a call with Party A and its legal counsel to discuss the issues list that Paul, Weiss circulated on February 24, 2021. During the discussion, Party A stated that it was assuming that there would be a certain amount of cash at the Company at closing that Party A would need in order pay the purchase price and that Party A was not willing to provide a U.S. Dollar escrow or letter of credit to backstop the reverse termination fee.

On February 27, 2021, BMO sent to Paul, Weiss a revised draft of the merger agreement (other than the representations and warranties section) prepared by Wise Road’s legal counsel, Hogan Lovells (including its representatives, “Hogan Lovells”), along with a draft equity commitment letter. Among other changes, the draft of the merger agreement provided that (1) the regulatory reverse termination fee would only be payable if the transaction were blocked by the United States government and (2) Wise Road would provide an equity commitment letter backed by U.S. dollar offshore funds, as opposed to providing a deposit into escrow or a letter of credit at signing as security for the payment of the reverse termination fee and/or any damages for breach in connection with the merger agreement.

On February 27, 2021, at the direction of the Ad Hoc Transaction Committee, Paul, Weiss sent an e-mail to Hogan Lovells noting that while the Company may be amenable to move away from requiring a deposit or letter of credit at signing, the Company will need to be provided with satisfactory proof of funds from the entities that execute the equity commitment letter.

On February 28, 2021, Paul, Weiss sent Hogan Lovells a revised draft of the merger agreement. Among other changes, the draft of the merger agreement provided (1) that the Company’s willingness to remove the escrow/letter of credit requirement was conditioned on getting comfort around the ability to access U.S. dollar funds without any ODI Approval or other approval, (2) a proposed Company termination fee of 2.75% of equity transaction value and

(3) a proposed reverse termination fee of 7.5% of equity transaction value payable in the event of, among other circumstances, an order prohibiting the transaction or failure to obtain regulatory approvals.

On February 28, 2021, BMO confirmed to J.P. Morgan that Wise Road was no longer considering a consortium bid with Party E, and would be continuing its bid independently.

On March 1, 2021, Hogan Lovells sent a revised draft of the merger agreement to Paul, Weiss reflecting their comments to the representations and warranties section only.

On March 1, 2021, Paul, Weiss sent Party A’s legal counsel a revised draft of the Merger Agreement. The revised draft of the merger agreement included, among other things, (1) that Party A would deposit into escrow cash at signing as security for payment of the reverse termination fee, and (2) re-insertion of a higher reverse termination fee of 7.5% (as opposed to 6%) of equity transaction value, which would be payable, among other circumstances, if the merger agreement were terminated due to a PRC regulatory issue (it was accepted that no reverse termination fee would be payable if the merger agreement were terminated due to any other regulatory issue).

On March 3, 2021, market rumors were published regarding a potential acquisition of the Company.

On March 3, 2021, at a meeting of our Board, our Board and Paul, Weiss discussed options for our Board in light of the publication of market rumors regarding a potential acquisition of the Company, including whether to continue with a deal process or to shut the deal process down. After deliberation, it was determined by our Board that the deal process would be continued.

Between March 3 and March 16, 2021, four potential acquirers contacted J.P. Morgan inquiring about a potential transaction, but after this initial inquiry, each of the potential acquirers either did not follow up with further interest about a potential transaction or confirmed they were no longer interested. One of such potential acquirers was Party C, who on March 4, 2021, delivered a second unsolicited, non-binding, preliminary indication of interest, addressed to our Board, regarding the potential acquisition of the Company by Party C for a purchase price of $24.04 per share of Company Common Stock. Party C subsequently withdrew its indication of interest.

On March 4, 2021, Hogan Lovells sent Paul, Weiss a revised draft of the merger agreement. The revised draft of the merger agreement included, among other things, (1) an increased Company termination fee of 3.75% (from 2.75%) of the equity transaction value, (2) a termination right of Parent if a governmental authority notifies either party that an approval or consent will be conditioned on the imposition of a “burdensome condition” (i.e., certain conditions that Parent would not be willing to accept) and payment of the reverse termination fee in such circumstance (but some lower amount which was left blank), and (3) payment of a reduced (amount left blank) reverse termination fee by Parent if the merger agreement is terminated as a result of a decision by the United States government to prohibit the merger.

On March 4, 2021, Party A’s legal counsel sent to Paul, Weiss a list of responses to issues raised in the draft merger agreement that Paul, Weiss had sent to Party A’s legal counsel on March 2, 2021. Among other proposals, the list included Party A’s agreement (1) to obtain a U.S. dollar standby letter of credit outside of the PRC at signing to secure payment of the reverse termination fee, (2) that the “hell or high water” standard would apply to any PRC or U.S. governmental approvals, but any efforts required with respect to Korean governmental authorities would be subject to certain limitations on divestitures, (3) that the reverse termination fee of 7.5% of equity transaction value will be payable if the merger agreement is terminated due to a PRC regulatory issue and (4) to increase the amount of the equity commitment from its sponsors to offset the potential decrease in its debt commitment.

On March 4, 2021, at the direction of our Board, Mr. YJ Kim and Paul, Weiss had a call with Party A to discuss the latest open points in their negotiations. Party A’s legal counsel confirmed that Party A was in a position to be able to deliver a U.S. Dollar standby letter of credit from a bank outside of the PRC to secure payment of the reverse termination fee.

On March 5, 2021, Party A’s legal counsel sent to Paul, Weiss a revised draft of the merger agreement. The key changes in the revised draft of the merger agreement were those that were previewed in the list of responses to outstanding issues that Party A’s legal counsel had sent to Paul, Weiss on March 4, 2021.

On March 5, 2021, Hogan Lovells sent Paul, Weiss details relating to Parent’s proposed equity financing sources in response to Paul, Weiss’ requests for proof of sufficient funds.

On March 5, 2021, Paul, Weiss sent Hogan Lovells a revised draft of the merger agreement. The revised draft of the merger agreement included, among other things, (1) a decreased Company termination fee of 3% (from 3.75%) of equity transaction value and (2) one reverse termination fee of 7.5% of equity transaction value (as opposed to a higher and lower reverse termination fee) payable if, among other circumstances, the merger agreement is terminated due to any regulatory issue.

On March 5, 2021, BMO spoke with J.P. Morgan and submitted an offer price of $26.25 per share of Company Common Stock on behalf of Wise Road.

On March 6, 2021, at the direction of the Ad Hoc Transaction Committee, J.P. Morgan called BMO to indicate that (1) the increase in the offer price was not sufficient and (2) the Company will require a reverse termination fee of at least 5% of the equity transaction value if the merger agreement is terminated due to U.S. regulatory issues and a higher reverse termination fee if the merger agreement is terminated for any other regulatory issues.

On March 6, 2021, Party A’s legal counsel sent to Paul, Weiss a draft standby letter of credit, pursuant to which the amount of the reverse termination fee was immediately available to be drawn by the Company upon delivery of a demand notice by the Company to the bank certifying that the reverse termination fee was payable.

On March 6, 2021, the Ad Hoc Transaction Committee met with Paul, Weiss and RLF to discuss the status of the negotiations with both Wise Road and Party A.

On March 6, 2021, Hogan Lovells sent Paul, Weiss a key issues list based on the draft merger agreement that Paul, Weiss had sent to Hogan Lovells on March 5, 2021. The issues list included, among other things, Wise Road’s position that (1) the Company termination fee is agreed at 3% of equity transaction value, except in circumstances in which the Company refuses to close when all conditions are satisfied, in which case it should be 7.5% of equity transaction value, (2) a reverse termination fee of (i) 7.5% of equity transaction value will be payable in the event of (A) Parent’s failure to close when all conditions are satisfied, or (B) failure to obtain PRC antitrust approval and (ii) 5.0% of equity transaction value will be payable if the merger agreement is terminated due to a U.S. regulatory issue, and (3) the definition of “burdensome condition” should be broader than what was proposed by the Company.

On March 7, 2021, Paul, Weiss sent an annotated issues list in response to Hogan Lovells’s issues list delivered to Paul, Weiss on March 6, 2021. Hogan Lovells then sent Paul, Weiss a revised draft of the merger agreement, which reflected the issues list that it had sent to Paul, Weiss on March 6, 2021. Shortly thereafter, Paul, Weiss and Hogan Lovells had a call to discuss the issues list as annotated by Paul, Weiss. The annotated issues list sent by Paul, Weiss included, among other things, the Company’s position that (1) the Company termination fee of 3% of equity transaction value is agreed but there should not be a separate 7.5% termination fee for failure to close, (2) the reverse termination fee of 7.5% of equity transaction value for Parent’s failure to close and failure to obtain PRC antitrust approval is agreed, but the reverse termination fee of 5% of the equity transaction value with respect to U.S. regulatory issues remains an open point and (3) the broadening of the definition of “Burdensome Condition” is rejected.

On March 8, 2021, at a meeting of our Board, our Board, Paul, Weiss, RLF and J.P. Morgan discussed the latest status of the negotiations with both Wise Road and Party A. Paul, Weiss provided an overview for our

Board of the key high-level issues in the negotiations with Wise Road and Party A regarding financing and source of funds, and governmental approvals and termination fees. Our Board discussed differences in each party’s position on key issues and timeline.

Between March 9 and March 19, 2021, at the direction of our Board, Paul, Weiss had calls with Hogan Lovells and various contacts at Wise Road to understand its proposed equity financing package and proof of sufficient funds. During the course of such discussions, Paul, Weiss reiterated its request on numerous occasions for a deposit into escrow or letter of credit at signing to backstop the full amount of the reverse termination fee.

On March 9, 2021, Paul, Weiss sent Hogan Lovells a revised draft of the merger agreement. The draft of merger agreement included, among other things, (1) acceptance of the ability of Parent to seek damages up to, but never in excess of, 7.5% of the equity transaction value (i.e. the Company termination fee is not the sole and exclusive remedy), (2) only one reverse termination fee of 7.5% of equity transaction value, including in the event the merger agreement is terminated due to a U.S., Korean or PRC regulatory issue, and (3) rejection of Wise Road’s language broadening the definition of “Burdensome Condition.”

On March 9, 2021, Paul, Weiss sent Party A’s legal counsel a revised draft of the merger agreement. The draft of the merger agreement included, among other things, that the “hell or high water” standard is applicable to efforts to obtain all regulatory approvals, except that with respect to Korean governmental authorities, Party A would not be required to take certain divestiture actions.

On March 10, 2021, Party A’s legal counsel had a call with Paul, Weiss to discuss their comments to the draft of the merger agreement that Paul, Weiss had sent to Party A’s legal counsel on March 9, 2021. Later that day, Party A’s legal counsel sent Paul, Weiss a revised draft of the merger agreement. The draft of merger agreement included, among other things, that if the merger agreement is terminated due to Parent’s breach, the reverse termination fee is only payable if the breach was a willful and material breach.

On March 11, 2021, Paul, Weiss, RLF and J.P. Morgan had a call with the Ad Hoc Transaction Committee to discuss the latest status of the negotiations with Wise Road and Party A. Following the meeting, as directed by the Ad Hoc Transaction Committee, J.P. Morgan communicated to both Party A and Wise Road that our Board would require their best and final offers on purchase price by the end of the week and also requested from Wise Road certain additional proof of funding and other documentation related to their source of funds (including having certain offshore funding sources execute equity commitment letters in their personal capacity).

On March 11, 2021, Party A’s legal counsel sent Paul, Weiss a draft back-up standby letter of credit from a different bank than the first standby letter of credit delivered, which would be used in the event there were any issues at signing in connection with the original issuing bank. Similar to the standby letter of credit initially delivered to Paul, Weiss by Party A’s legal counsel, funds thereunder could be drawn upon demand by the Company.

On March 11, 2021, Hogan Lovells sent Paul, Weiss drafts of two standby letters of credit from two different banks, intended to secure only a portion of the reverse termination fee (not the full amount), and both of which the Company could only draw upon after a final arbitral award is granted.

On March 14, 2021, Hogan Lovells sent a revised draft of the merger agreement. The revised draft of the merger agreement provided, among other things, (1) for a broader definition of “Burdensome Condition,” (2) for a lower reverse termination fee of 5% of equity transaction value if there is a prohibitive order from a U.S. or Korean governmental authority or an approval required or requested by a U.S. or Korean governmental authority has not been obtained without the imposition of a Burdensome Condition and (3) that if the merger agreement is terminated for Parent’s breach, the reverse termination fee of 7.5% of equity transaction value is only payable if such breach is a willful and material breach of the reasonable best efforts and regulatory efforts covenants.

On March 14, 2021, Wise Road delivered a revised, non-binding proposal, addressed to our Board, regarding the potential acquisition of the Company, noting they had completed their due diligence and were prepared to sign definitive agreements and provide equity commitment letters for 100% of the purchase price with offshore funds. In the new proposal, Wise Road increased its offer price to $28.50 per share of Company Common Stock and noted they would provide letters of credit in the amount of $53,500,000 to support limited guarantees being delivered in respect of the reverse termination fee (and committed to provide, if required by the Company, additional letters of credit for the remainder of the reverse termination fee within six (6) weeks of execution of the merger agreement). Further, Wise Road indicated that they had arranged additional onshore funding as redundant sources of equity should there be any unanticipated challenges with delivering any of the offshore equity commitments. The Ad Hoc Transaction Committee and J.P. Morgan had a call with Wise Road and BMO later that day to discuss Wise Road’s revised proposal.

On March 14, 2021, Party A sent an e-mail to Mr. Martino, Mr. YJ Kim, Paul, Weiss and J.P. Morgan noting that their proposed offer price per share of Company Common Stock has increased to $26.50 from $25.50. Party A further noted that they would be willing to offer a reverse termination fee of 2% of the equity transaction value if the merger agreement is terminated due to U.S. regulatory issues.

On March 15, 2021, a strategic bidder we refer to as Party F (including its representatives) delivered an unsolicited, non-binding, preliminary indication of interest, addressed to Mr. YJ Kim, regarding the potential acquisition of the Company by Party F, including a request to conduct due diligence on the Company. The indication of interest indicated a potential value of $25.00-29.00 per share of Company Common Stock on an all cash basis, subject to a number of conditions.

On March 15, 2021, Paul, Weiss sent Hogan Lovells an issues list with the Company positions based on the draft merger agreement that Hogan Lovells had sent to Paul, Weiss on March 14, 2021. The issues list included, among other things, the Company’s position that (1) the standby letter of credit should be for the full amount of the reverse termination fee and that the Company should be able to submit a demand notice to the issuing bank when the Parent Termination Fee is due but unpaid, (2) it is willing to accept a modified version of the definition of “Burdensome Condition,” (3) a lower reverse termination fee of 5% of equity transaction value is acceptable with respect to U.S. regulatory issues but not with respect to Korean regulatory issues (which should result in a reverse termination fee of 7.5% of equity transaction value), and (4) payment of the reverse termination fee of 7.5% of equity transaction value if the merger agreement is terminated for Parent’s willful and material breach should not be limited to breach of the reasonable best efforts or regulatory efforts covenant.

On March 16, 2021, at the direction of our Board, J.P. Morgan reached out to two potential acquirers to assess their interest in a potential transaction. This outreach did not result in meaningful engagement about a potential transaction with the Company.

On March 17, 2021, BMO sent Paul, Weiss an addendum to Wise Road’s revised non-binding proposal dated March 14, 2021, which indicated Wise Road’s expectation that it would fund the transaction with offshore funds, but in the unlikely event that some of the offshore funds were unavailable, it had additional onshore financing sources as a back-up. The addendum also included Wise Road’s responses to the key issues list Paul, Weiss had sent to Hogan Lovells on March 15, 2021. Wise Road accepted, among other things, the Company’s position that the lower reverse termination fee of 5% of equity transaction value should apply with respect to termination of the merger agreement due to U.S. regulatory issues only and the higher reverse termination fee of 7.5% of equity transaction value will apply to termination of the merger agreement due to Korean regulatory issues. Wise Road rejected, among other things, the Company’s position with respect to the definition of “Burdensome Condition” and with respect to payment of the reverse termination fee in the event of a willful and material breach being limited to a breach by Parent of those certain specified covenants.

On March 17, 2021, at a meeting of our Board, Paul, Weiss presented a side-by-side comparison of the current offers from Wise Road and Party A and provided a status update on the negotiations with both parties.

On March 18, 2021, Party A sent an e-mail to Mr. Martino, Mr. YJ Kim, Paul, Weiss and J.P. Morgan noting that per its phone discussion with J.P. Morgan, their offer will expire at 12:00 am in Beijing, China that day, and they will instruct their advisors and debt financing sources to stop all work streams beginning the next day if they receive no response. Our Board discussed Party A’s e-mail and in light of the lower price and less protection on regulatory issues, determined not to respond to Party A’s final offer and let it expire.

On March 18, 2021, Paul, Weiss sent Hogan Lovells a revised draft of the merger agreement reflecting the agreed positions of the parties pursuant to the issues lists discussed above and the Company’s positions with respect to the definition of “Burdensome Condition” and the reverse termination fee in the event of a willful and material breach being only payable for breach of those certain specified covenants.

On March 18, 2021, Party C called J.P. Morgan to inform them that they were looking to revise their previously withdrawn proposal but that they were not sure if they could provide a revised proposal promptly. They asked J.P. Morgan if $28.00 per share of Company Common Stock would be sufficient. J.P. Morgan told Party C that our Board will evaluate any formal proposals, but an offer price of $28.00 per share of Company Common Stock may not be competitive and that their offer price should be closer to $30.00 per share of Company Common Stock.

From March 18 to March 19, 2021, Hogan Lovells sent additional materials to Paul, Weiss and J.P. Morgan regarding details around Wise Road’s proposed financing package.

On March 21, 2021, BMO sent an update to J.P. Morgan noting that funds in the amount of $103,500,000 had been deposited in China CITIC Bank International’s New York branch (the “Issuing Bank”) to be drawn under the terms of a standby letter of credit issued by the Issuing Bank, in the event that Parent does not pay the Company the reverse termination fee in the circumstances described therein. Hogan Lovells sent to Paul, Weiss additional materials relating to Wise Road’s proposed financing package and proof of funds.

On March 21, 2021, Hogan Lovells sent Paul, Weiss executed investor commitment letters, which were commitments from Wise Road’s equity financing sources to Sponsor and to which the Company is a third party beneficiary, for an aggregate amount of $2,249,800,000.

On March 22, 2021, Hogan Lovells sent Paul, Weiss a revised draft of the merger agreement, which included, among other things, (1) further modifications to broaden the definition of “Burdensome Condition,” and (2) re-insertion of the limitation on payment of the reverse termination fee for a willful and material breach of Parent to a breach of those certain specified covenants. Later that day, Paul, Weiss sent Hogan Lovells a further revised draft of the merger agreement which made minor modifications to the definition of “Burdensome Condition.” The revised draft delivered by Paul, Weiss also accepted Wise Road’s position on payment of the reverse termination fee only if there has been a willful and material breach by Parent of those certain specified covenants, but added that the Company may seek damages up to, but never in excess of, 7.5% of the equity transaction value (i.e., the reverse termination fee is not the sole and exclusive remedy and damages for willful and material breach may be sought in circumstances where the reverse termination fee is not payable).

On March 22, 2021, our Board had a meeting with Paul, Weiss, RLF and J.P. Morgan. Paul, Weiss delivered a presentation about the directors’ fiduciary duties and the principal terms of the draft merger agreement with Parent. J.P. Morgan provided a presentation about the sale process taken to date and their perspective on the valuation based on financial analyses previously provided to our Board.

On March 23, 2021, BMO and representatives of Wise Road had a call with J.P. Morgan and held firm on their offer price of $28.50 per share of Company Common Stock, and provided the following revised proposals: (1) a reverse termination fee equal to 5% of the equity transaction value if the merger agreement is terminated due to U.S. or Korean regulatory issues and (2) a reverse termination fee equal to 7.5% of equity transaction value if the merger agreement is terminated due to any other regulatory issues. J.P. Morgan reiterated the Company’s position that the lower reverse termination fee of 5% of equity transaction value should apply in the case of U.S. regulatory issues only and not Korean regulatory issues (which should be subject to the higher reverse termination fee of 7.5% of equity transaction value). J.P. Morgan also relayed our Board’s position that the Company should be entitled to send a demand notice under the standby letter of credit immediately upon the reverse termination fee becoming due but unpaid, not after final arbitration.

On March 23, 2021, BMO sent an e-mail to J.P. Morgan noting that Wise Road’s offer remains $28.50 per share of Company Common Stock, and that should Wise Road accept the Company’s requirement that the funds in the standby letter of credit be released before final arbitration, then the reverse termination fee if the merger agreement is terminated due to U.S. regulatory issues will be reduced from 5% of equity transaction value to 3% of equity transaction value.

On March 23, 2021, at a meeting of the Ad Hoc Transaction Committee, the Ad Hoc Transaction Committee, Paul, Weiss, RLF, and J.P. Morgan discussed the e-mail sent by BMO to J.P. Morgan earlier that day, and different triggers to draw funds from the standby letter of credit.

On March 23, 2021, J.P. Morgan responded to BMO noting that the Ad Hoc Transaction Committee will not accept an offer price of $28.50 per share of Company Common Stock and that the reverse termination fee if the merger agreement is terminated due to U.S. regulatory issues will remain 5% of equity transaction value. J.P. Morgan also noted that in the event of a dispute, the Company should be able to draw the funds under the standby letter of credit immediately but the funds could be held in a segregated bank account while the dispute is ongoing.

On March 24, 2021, BMO had a call with J.P. Morgan to discuss J.P. Morgan’s feedback to BMO on March 23, 2021.

On March 24, 2021, BMO sent an e-mail to J.P. Morgan noting that Wise Road’s final terms, among others, are (1) $28.50 per share of Company Common Stock, (2) in case of a dispute over the reverse termination fee, the funds under the standby letter of credit would be moved to an escrow account, which would hold the funds until a settlement or arbitration is reached, and (3) a reduced reverse termination fee from 7.5% of equity transaction value to 5% of equity transaction value if the merger agreement is terminated due to Korean regulatory issues. BMO’s e-mail to J.P. Morgan received earlier that day was discussed at a meeting of the Ad Hoc Transaction Committee, Paul, Weiss and J.P. Morgan later that day.

Between March 24 and March 25, 2021, J.P. Morgan, at the direction of our Board and the Ad Hoc Transaction Committee, and BMO engaged in multiple discussions to negotiate final open issues, including the size of the reverse termination fee if the merger agreement is terminated due to Korean regulatory issues. As directed by our Board, J.P. Morgan requested (1) a purchase price of $29.50 per share of Company Common Stock, (2) for the funds that were deposited with the Issuing Bank to be immediately available upon the Company’s delivery of a demand notice, as opposed to after final arbitration, if Parent fails to pay the reverse termination fee and (3) the lower reverse termination fee of 5% of equity transaction value should apply in the case of U.S. regulatory issues only and not Korean regulatory issues. Wise Road held firm on their offer price of $28.50 per share of Company Common Stock and for a final arbitral award in favor of the Company in order for the funds under the standby letter of credit to be released.

On March 24, 2021, J.P. Morgan sent draft confidentiality agreements to Party C, Party F and a potential strategic buyer we refer to as Party G (including its representatives). The Company and Party G entered into a confidentiality agreement on March 24, 2021, which included a customary standstill with a fall-away provision in the event that the Company enters into a definitive agreement with respect to all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets.

On March 25, 2021, J.P. Morgan and BMO held final negotiations. At the direction of the Ad Hoc Transaction Committee, J.P. Morgan requested (1) a price of $29.00 per share of Company Common Stock,

(2) a reverse termination fee of 5% of equity transaction value if the merger agreement is terminated due to U.S. regulatory issues only, and (3) a reverse termination fee of 7.5% of equity transaction value if the merger agreement is terminated due to any other regulatory issues.

Following the above negotiations, the parties’ final agreed terms were (1) a price of $29.00 per share of Company Common Stock, (2) a reverse termination fee of 5% of equity transaction value if the merger agreement is terminated due to U.S. regulatory issues only (i.e., $70,200,000), (3) a reverse termination fee of 6% of equity transaction value if the merger agreement is terminated due to Korean regulatory issues only (i.e., $84,300,000) and (4) a reverse termination fee of 7.5% of equity transaction value if the merger agreement is terminated due to any other regulatory issues (i.e., $105,300,000). J.P. Morgan and BMO agreed that the funds under the standby letter of credit would be placed into escrow in the event of a dispute over the payment of the reverse termination fee and would be released from escrow upon mutual agreement of Parent and the Company or upon the rendering of a final arbitral award with respect to such dispute.

During the course of the day on March 25, 2021, Hogan Lovells and Paul, Weiss exchanged revised drafts of the merger agreement and other transaction documents reflecting the agreement among the parties.

On March 25, 2021, our Board had a meeting with Paul, Weiss, RLF and J.P. Morgan to consider the Merger Agreement. Paul, Weiss provided an update on the negotiations with Wise Road since the previous meeting of our Board on March 22, 2021. J.P. Morgan delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in J.P. Morgan’s opinion, the Merger Consideration of $29.00 per share of Company Common Stock to be received by the holders of the shares of Company Common Stock was fair, from a financial point of view, to such holders. For a discussion of J.P. Morgan’s opinion, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger – Fairness Opinion of J.P. Morgan” beginning on page 60 of this proxy statement. After discussion, our Board unanimously determined to declare that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and the stockholders of Company.

On March 25, 2021, after the meeting of our Board, Paul, Weiss and Hogan Lovells finalized the documentation, and the Company, Parent and Merger Sub entered into the Merger Agreement and other definitive ancillary transaction documentation.

Recommendation of Our Board and Reasons for the Merger

Recommendation of Our Board

Our Board has unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement, and determined that it is in the best interests of Magnachip and its stockholders that Magnachip enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions of the Merger Agreement.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE (1) “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER; (2) “FOR” THE COMPENSATION PROPOSAL; AND (3) “FOR” THE ADJOURNMENT PROPOSAL.

Reasons for the Merger

On March 25, 2021, our Board, after careful consideration, unanimously (1) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, on the terms and subject to the conditions of the Merger Agreement, (2) determined that it is in the best interests of Magnachip and our stockholders that Magnachip enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions of the Merger Agreement, (3) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of our stockholders and (4) resolved to recommend to our stockholders that they vote “FOR” the adoption of the Merger Agreement and approval of the Merger.

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, our Board consulted with, and received the guidance of, Magnachip’s senior management and outside legal and financial advisors, Paul, Weiss, RLF and J.P. Morgan, and, in reaching its determination to approve the terms of the Merger Agreement and the Merger and to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that Magnachip’s stockholders vote in favor of the adoption of the Merger Agreement and the Merger, our Board carefully considered a number of factors that it believed supported its determination and recommendation, which factors include, but are not limited to, the following:

•

Attractive Value. The belief of our Board that the Merger Consideration of $29.00 in cash per share represents an attractive valuation for the shares of Company Common Stock, taking into account all factors the Board deems relevant, including the Board’s familiarity with our current and historical financial condition and results of operations and the Company’s business strategy, financial requirements, assets, and business prospects.

•

Negotiations with Parent. Our Board considered the course of negotiations between the Company and Parent, which resulted in an increase in the price that Parent was willing to pay to acquire the Company from the $26.00 per share of Company Common Stock initially offered by Parent, to $28.50 per share and finally to $29.00 per share, and our Board’s belief that, based on those negotiations, the Merger Consideration of $29.00 in cash per share of Company Common Stock represented the highest price per share that Parent was willing to pay and that the Merger Agreement contained the most favorable terms to the Company in the aggregate to which Parent was then willing to agree.

•

Potential Strategic Alternatives. Our Board considered possible alternatives to the acquisition by Parent reasonably available to the Company, including continuing to operate as a stand-alone company, and the potential benefits to the Company and its stockholders of these alternatives, as well as our Board’s assessment that none of these alternatives was reasonably likely to create greater value for the Company and its stockholders within a reasonable period of time, taking into account factors including the risks of execution as well as business, competitive, industry and market risks. In addition, our Board and its representatives contacted or were contacted by a total of 11 third parties (other than Wise Road and Party E) that the Board believed, in consultation with management and its legal and financial advisors, were most likely to be interested in an acquisition of, or otherwise be able to complete an acquisition of, the Company based upon those third parties’ familiarity with the Company and/or the Company’s businesses, the prior investment history of those third parties, the fact that those third parties would be able to realize efficiencies in an acquisition of the Company, the perceived regulatory risk associated with an acquisition of the Company by those third parties, and those third parties’ perceived financial ability to consummate a transaction in a timely manner, and that each of those potential counterparties, at various points in the process, either indicated that it was not interested in pursuing an acquisition of the Company at that time, refused to increase their price or refused to be subject to economic exposure for failure to consummate a potential transaction because of failure to obtain certain regulatory approvals. Moreover, none of the potential counterparties is subject to standstill obligations that would prohibit them from making an unsolicited proposal to our Board following announcement of entry into the Merger Agreement.

•

Risks Relating to Remaining a Stand-Alone Company. As part of our Board’s review of available alternatives, our Board considered the Company’s prospects and risks if the Company were to remain an independent company. Our Board considered the Company’s current business and financial plans, including the risks and uncertainties associated with achieving and executing on the Company’s business and financial plans in the short- and long-term, as well as the general risks of market conditions that could reduce the price of the shares of Company Common Stock. Among the potential risks and uncertainties identified and weighed by our Board were:

•

the growing challenges faced by the semiconductor industry, including macroeconomic trends and the fact that the industry is highly competitive, cyclical and subject to constant and rapid technological change with short product life-cycles for certain products and wide fluctuations in product supply and demand;

•

since we use independent foundry services for certain of our OLED Display Solutions products and Power Solutions products, and silicon wafer production at these facilities is allocated solely by our vendors and beyond our direct control, any disruption in wafer supply from these vendors could have a material impact on our revenue and results of operations;

•	a significant portion of our sales comes from a relatively limited number of customers, the loss of which could adversely affect our financial results;

•

achieving our growth plans in light of the current and foreseeable market conditions, including the risks and uncertainties in the global economy generally and the semiconductor industry specifically, and the difficulty of finding suitable acquisition targets at reasonable prices;

•

current and anticipated future competition for our products and our ability to compete successfully in light of the nature of the semiconductor industry, the presence of many larger, well financed competitors, and our need to continue to develop and commercialize additional products;

•	our ability to sustain our historical revenue growth, improve profitability and generate consistent positive cash flows; and

•	other risks and uncertainties discussed in the Company’s public filings with the SEC.

•

Certainty of Value. Our Board considered the fact that the Merger Consideration consists entirely of cash, which provides liquidity and certainty of value to our stockholders compared to remaining an independent stand-alone company or any transaction in which our stockholders would receive shares of an acquirer’s stock. Our Board weighed the certainty of realizing a compelling value for shares of Company Common Stock by virtue of the Merger against the uncertain prospect that the trading value for the Company Common Stock would approach the Merger Consideration in the foreseeable future. Based upon its knowledge of, and familiarity with, the Company’s historical and current business, operations, prospects, business strategy, competitive position and the semiconductor industry generally, our Board believed this certainty of value was compelling compared to the long-term value creation potential of the Company’s business, taking into account the risks of remaining independent and pursuing the Company’s current business and financial plans, including the risks and uncertainties associated with our business described above and the other risks and uncertainties discussed in the Company’s public filings with the SEC.

•

Premium to Current and Historical Trading Prices. Our Board considered the fact that the Merger Consideration to be paid by Parent would provide the Company’s stockholders with the opportunity to receive a significant premium over the market price of the shares of Company Common Stock. Our Board reviewed the historical market prices and trading information with respect to the shares of Company Common Stock, including the fact that the Merger Consideration of $29.00 in cash per share of the Company Common Stock represents:

•

a premium of approximately 54% over the $18.83 per share closing sale price on the NYSE as of March 2, 2021, the last full trading day prior to the publication of market rumors regarding a potential acquisition of the Company;

•

a premium of approximately 42% over the $20.36 per share closing sale price on the NYSE as of March 24, 2021, the last full trading day before public announcement of the execution of the Merger Agreement; and

•

a premium of approximately 75% over the 3-month volume-weighted average price prior to March 2, 2021, the last full trading day prior to the publication of market rumors regarding a potential acquisition of the Company, of $16.54 per share.

•

Ability to Respond to and Consider Unsolicited, Bona Fide, Written Takeover Proposals. Our Board considered the “fiduciary out” provisions of the Merger Agreement, which, subject to the terms and conditions thereof (which are more fully described in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—The Merger Agreement—Alternative Acquisition Proposals” beginning on page 101 of this proxy statement), permit (1) the Company to furnish access and non-public information to and participate in discussions and negotiations with third parties that make bona fide, unsolicited, written Takeover Proposals, provided our Board has made certain determinations as to the favorability of the offer and the Company advises Parent of any such negotiations and delivers to Parent any material non-public information furnished to such third party not previously provided to Parent and (2) our Board to change its recommendation that stockholders vote to adopt the Merger Agreement or to authorize the Company to terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to a Takeover Proposal (which is conditional on the Company’s payment of a termination fee), subject to certain match rights in favor of Parent, if our Board has determined in good faith, following consultation with its outside legal counsel and financial advisor, that such Takeover Proposal constitutes a Superior Proposal and that its failure to effect a change of recommendation or authorize the Company to terminate the Merger Agreement to enter into the applicable alternative acquisition agreement would be inconsistent with its fiduciary duties under applicable law. The Board further considered whether, and determined with the advice of its advisors that, the $42,100,000 termination fee (approximately 3% of the equity transaction value) payable by the Company (i) is reasonable in light of the overall terms of the Merger Agreement and the benefits of the Merger, and (ii) is unlikely to preclude another party from making a competing proposal.

•

Efforts Standards. Our Board considered the provisions of the Merger Agreement related to regulatory approvals, including the obligation of Parent to take all action necessary to avoid the entry or to effect the dissolution of, or vacate or lift, any order or other requirement of a governmental authority which would otherwise have the effect of preventing, impairing or delaying the closing (provided, that Parent will not be required to agree to a Burdensome Condition under certain circumstances (as described in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—The Merger Agreement—Efforts to Close the Merger” beginning on page 105 of this proxy statement)), and Parent’s obligation to pay a reverse termination fee to the Company in the event that the Merger Agreement is terminated based on the failure to obtain certain regulatory approvals (or, in the case of U.S. or Korean regulatory approvals only, the failure to obtain such approvals without the imposition of a Burdensome Condition). Our Board also considered the fact that Parent was able to deliver, at the execution of the Merger Agreement, the Standby Letter of Credit in an amount equal to $103,500,000, as security for payment of the reverse termination fee, which is described in more detail in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—The Merger Agreement—Standby Letter of Credit” beginning on page 116 of this proxy statement.

•

Other Terms of the Merger Agreement. In addition to the above, our Board considered all of the other terms and conditions of the Merger Agreement, including the structure of the transaction, the all-cash form of the Merger Consideration, the limited scope of the conditions to closing, and the customary nature of the representations, warranties, and the covenants and agreements of the parties. Our Board further considered the course and nature of negotiations with Parent, which were conducted at arm’s length and during which our Board was advised by independent legal and financial advisors. These negotiations ultimately resulted in terms that (1) provide for a significant premium over the current trading price of the Company Common Stock; (2) help to ensure that, absent certain circumstances that would cause a closing condition not to be satisfied or allow termination of the Merger Agreement, that a transaction will be completed that is in the best interest of the Company and its stockholders; (3) as described above, provide for a reverse termination fee payable by Parent to the Company under certain circumstances involving the failure to obtain certain regulatory approvals without the imposition of a Burdensome Condition, as well as a Standby Letter of Credit as security for payment of the reverse termination fee; and (4) provide for a termination fee payable by the Company in certain circumstances that was viewed by our Board, after consultation with its advisors, as reasonable and not likely to preclude other potential parties from making a competing acquisition proposal.

•

Opinion and Related Analyses. Our Board considered the oral opinion of J.P. Morgan rendered to our Board on March 25, 2021, which was subsequently confirmed by delivery of its written opinion (the “Opinion”), that, as of the date of the Opinion and based upon and subject to the factors and assumptions set forth in the Opinion, the Merger Consideration to be paid to the holders of Company Common Stock in the proposed Merger was fair, from a financial point of view, to such holders, as more fully described in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger— Fairness Opinion of J.P. Morgan Securities LLC” beginning on page 60 of this proxy statement. The full text of the Opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement, and the Company’s stockholders are urged to read the Opinion in its entirety.

•

Likelihood of Completion. Our Board considered the likelihood that the Merger will be consummated, based on, among other things, the limited number of conditions to the Merger, the absence of a financing condition, the delivery by Parent of an equity commitment letter and individual investor commitment letters setting forth the financing commitments and other arrangements regarding the financing available to Parent to complete the proposed Merger, the relative likelihood of obtaining required regulatory approvals, the remedies available under the Merger Agreement to the Company in the event of various breaches by Parent, Parent’s financial capacity to complete an acquisition of this size and its prior track record of successfully completing acquisitions, which our Board believed supported the conclusion that a transaction with Parent could be completed relatively quickly and in an orderly manner.

•

Regulatory Approvals. Our Board considered that, although there is an antitrust filing that will be required to be made in the PRC, there are not likely to be significant antitrust or other regulatory impediments to closing, including none expected in the United States or in the Republic of Korea. With respect to U.S. regulatory approvals, our Board considered the fact that (1) Magnachip is a holding company and there are no offices or employees in the United States, (2) all internal (i.e., non-outsourced) manufacturing and research and development activities take place in South Korea, and substantially all sales operations take place in South Korea, with the remainder of sales operations taking place in China, Hong Kong, Taiwan, Japan and Germany, (3) the Company does not engage in any manufacturing or research and development activities in the United States, and (4) substantially all of the Company’s employees are based in South Korea and employed by Magnachip Semiconductor, Ltd., the Korean operating company (“MSK”). With respect to Korean regulatory approvals, our Board considered (1) the fact that no assets of MSK, including the technologies and the intellectual property rights as well as the manufacturing equipment and facilities held by MSK, will be transferred out of South Korea in connection with or as a result of the transaction, (2) the understanding that Parent does not intend to transfer any assets, including to the extent that MSK currently possesses or in the future may possess any National Core Technology (as defined in Article 2(2) of the Act on Prevention of Divulgence and Protection of Industrial Technology of Korea, as amended), outside of South Korea after the transaction closes, and (3) the understanding that the Company and Parent are committed to taking all necessary measures to continue to comply with the laws and regulations governing National Core Technology in connection with, as well as after, the transaction.

•

Stockholder Approval; Appraisal Rights. Our Board considered that the Merger would be subject to the approval of our stockholders, that stockholders would be free to vote against the adoption of the Merger Agreement and reject the Merger, and that stockholders who do not vote to adopt the Merger

Agreement and approve the Merger and who follow certain prescribed procedures are entitled to dissent from the Merger and seek to receive the appraised fair value of their shares, as provided under Delaware law.

•

Equity Commitments and Other Sources of Financing. Our Board considered the fact that Parent has obtained equity commitments from various affiliates and co-investors, consisting of total aggregate commitments of $2,249,800,000, which is well above the anticipated amount required to be paid by Parent and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby, including the aggregate Merger Consideration and the costs and expenses of Parent and Merger Sub. Our Board also considered that, while there can be no assurances, Parent indicated that it expects that all funds for the payment of the aggregate Merger Consideration will be coming from offshore funds outside of the PRC and that, accordingly, it is not expected that any regulatory approvals will be needed with respect to the funding of the aggregate Merger Consideration. Further, our Board considered the fact that Parent delivered the Standby Letter of Credit from the New York branch of a bank for $103,500,000 upon execution of the Merger Agreement.

Possible Uncertainties, Risks and Negative Factors Associated with the Merger

Our Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Merger, including the following:

•

No Stockholder Participation in Future Earnings or Growth. Our Board considered the fact that if the Merger is consummated, holders of shares of Company Common Stock will receive the Merger Consideration in cash, the Company will no longer exist as an independent company, and accordingly, our current stockholders will no longer participate in any future earnings or growth the Company may experience or any potential future appreciation in the value of shares of Company Common Stock, and will not participate in any potential future sale of the Company’s business to a third party.

•

Inability to Solicit Other Takeover Proposals and Termination Fee. The Merger Agreement includes a covenant prohibiting the Company from soliciting, initiating, facilitating or knowingly encouraging or inducing any inquiries regarding, or the making, submission or announcement of, any proposal or offer that constitutes a Takeover Proposal, subject to certain exceptions, and the Company may be required to pay a termination fee of $42,100,000 (approximately 3% of the equity transaction value) in cash if the Merger Agreement is terminated under certain circumstances, including accepting a Superior Proposal. Our Board also considered, but did not determine to be preclusive, the potential that such termination fee may deter other potential acquirers from making a competing offer for the Company, the impact of the termination fee on the Company’s ability to engage in certain transactions for 12 months from the date the Merger Agreement is terminated under certain circumstances, and the fact that the right afforded to Parent under the Merger Agreement to re-negotiate the terms of the Merger Agreement in response to superior acquisition proposals may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, the Company.

•

Effect of Public Announcement. Our Board considered the effect of the public announcement of the Merger Agreement, including effects on the Company’s operations, our relationships with customers, suppliers and distributors, the trading price of our shares of Company Common Stock, and the Company’s ability to attract and retain management and other key employees, during the pendency of the transactions contemplated by the Merger Agreement, as well as the likelihood of litigation in connection with the Merger and other potential adverse effects on the financial results of the Company as a result of any related disruption in the Company’s business during the pendency of the transactions contemplated by the Merger Agreement.

•

Timing and Regulatory Risks. Our Board considered the amount of time it could take to complete the Merger, including the possibility that the Merger may not be completed or that completion may be unduly delayed for reasons beyond the control of the Company or Parent, and including the risk that

Parent might not receive the necessary regulatory approvals or clearances to complete the Merger or that governmental authorities could attempt to condition their approvals or clearances of the Merger on one or more of the parties’ compliance with certain terms or conditions which may cause one or more of the Merger conditions not to be satisfied.

•

Opportunity Costs and Interim Operating Covenants. Our Board considered restrictions on the conduct of the Company’s business due to pre-closing covenants in the Merger Agreement whereby the Company agrees that it will carry on its business in the ordinary course of business consistent with past practice and, subject to specified exceptions, will not take a number of actions related to the conduct of its business without the prior written consent of Parent, which could delay or prevent the Company from undertaking timely business enhancement opportunities that may arise prior to the consummation of the Merger, and which may have an adverse effect on the Company’s ability to respond to changing market and business conditions in a timely manner or at all.

•

Risk Associated with Failure to Consummate the Merger. While our Board expects that the Merger will be consummated, there can be no assurance that all of the conditions to the consummation of the Merger will be satisfied, that the Merger will receive required regulatory approvals, or that the Merger will be consummated in a timely manner or at all, even if our stockholders approve the adoption of the Merger Agreement. Our Board considered potential negative effects if the Merger is not consummated, including:

•

the Company’s directors, senior management and other employees will have expended extensive time and effort to negotiate, implement and consummate the Merger, and their time may have been diverted from other important business opportunities and operational matters while working to implement the Merger;

•	the Company will have incurred significant transaction and opportunity costs during the pendency of the transactions contemplated by the Merger Agreement, without compensation;

•	the Company’s continuing business relationships with customers, suppliers, distributors and other business partners and employees, including key personnel, may be adversely affected;

•	the trading price of the shares of Company Common Stock could be adversely affected;

•	the market’s perceptions of the Company and its prospects could be adversely affected;

•	the Company’s business may be subject to significant disruption and decline; and

•	the risks of the type and nature described under the section captioned “Forward-Looking Information” beginning on page 12 of this proxy statement.

•

Transaction Costs. Our Board considered the fact that we have incurred and will continue to incur significant transaction costs and expenses in connection with the Merger, regardless of whether the Merger is consummated.

•

Potential Conflicts of Interest. Our Board considered the risk that certain of our directors and executive officers may have interests in the transactions contemplated by the Merger Agreement as individuals that are in addition to, or that may be different from, the interests of our other stockholders.

•

Tax Treatment. Our Board considered the fact that the Merger will be a taxable transaction to our stockholders that are U.S. Holders (as defined under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 of this proxy statement) for U.S. federal income tax purposes, and, therefore, such stockholders generally will be required to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered in the Merger.

Our Board, upon consideration of these and other factors the Board deemed relevant and with the advice from its advisors, concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the benefits that our Board expects the Company and its stockholders would achieve as a result of the Merger, and that the Merger is in the best interests of the Company and its stockholders.

This discussion of the information and factors considered by our Board includes the principal positive and negative factors considered by our Board, but is not intended to be exhaustive, is not presented in any specific order of ranking of importance and may not include all of the factors considered by our Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger, and the complexity of these matters, our Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger and to make its recommendations to the Company’s stockholders. Rather, our Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including discussions with the Company’s management and outside financial and legal advisors. In addition, individual members of our Board may have held varied views of the relative importance of the factors considered and may have given differing weights to different factors. The explanation of our Board’s reasons for the Merger and all other information in this section may be forward-looking in nature and therefore should be read in light of the factors discussed in the section captioned “Forward-Looking Information” beginning on page 12 of this proxy statement.

The explanations of Magnachip’s reasons for the Merger Agreement and the transactions contemplated thereby, including the Merger, and other information presented in this section is forward-looking in nature and, accordingly, should be read in light of the risks described in the section captioned “Forward-Looking Information” beginning on page 12 of this proxy statement.

Fairness Opinion of J.P. Morgan

Pursuant to an engagement letter, the Company retained J.P. Morgan as its financial advisor in connection with the proposed Merger.

At the meeting of our Board on March 25, 2021, J.P. Morgan rendered its oral opinion to our Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration of $29.00 per share of Company Common Stock in cash to be paid to the holders of Company Common Stock in the proposed Merger was fair, from a financial point of view, to such stockholders. J.P. Morgan has confirmed its March 25, 2021 oral opinion by delivering its written opinion to our Board, dated March 25, 2021, that, as of such date, the consideration of $29.00 per share of Company Common Stock in cash to be paid to the holders of Company Common Stock in the proposed Merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan dated March 25, 2021, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to our Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the consideration to be paid to the holders of Company Common Stock in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger or any other matter.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed a draft dated March 25, 2021 of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company and representatives of Parent with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company and Parent or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on the financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses and forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company, Parent and Merger Sub in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.

The projections furnished to J.P. Morgan were prepared by the Company’s management. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, without limitation, factors related to industry performance, general business, economic, regulatory, market, competitive and financial conditions, prevailing interest rates, and other future events, as well as matters specific to the Company’s business. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Forecasts” beginning on page 66 of this proxy statement.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Company Common Stock in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed Merger, or any class of such persons relative to the consideration to be paid to the holders of the Company Common Stock in the proposed Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Company Common Stock will trade at any future time.

The terms of the Merger Agreement, including the Merger Consideration, were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of our Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by our Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of our Board or the Company’s management with respect to the proposed Merger or the consideration. For more information on some of the factors our Board considered in reaching its determination to approve the terms of the Merger Agreement and the Merger, please see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Recommendation of Our Board and Reasons for the Merger” beginning on page 53 of this proxy statement.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to our Board on March 25, 2021 and contained in the presentation delivered to our Board on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies in the semiconductor industry engaged in businesses which J.P. Morgan judged to be analogous to the Company. The companies selected by J.P. Morgan were as follows:

•	ON Semiconductor Corporation

•	Novatek Microelectronics Corp.

•	Synaptics Inc.

•	Diodes Incorporated

•	Vishay Intertechnology, Inc.

•	Himax Technologies, Inc.

•	Silicon Works Co., Ltd.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, were considered in its judgment sufficiently similar in certain respects to those of the Company based on business sector participation, operational characteristics and financial metrics. However, none of the selected companies reviewed is identical or directly comparable to the Company and certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect the Company.

With respect to the selected companies, the information J.P. Morgan presented included the multiple of firm value to the Wall Street research analyst consensus estimates of earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the applicable selected company for calendar year 2021 (“CY2021E FV/EBITDA”). This analysis indicated the following CY2021E FV/EBITDA multiple:

Selected Company	CY2021E FV/EBITDA
ON Semiconductor Corporation	13.4x
Novatek Microelectronics Corp.	11.8x
Synaptics Inc.	15.4x
Diodes Incorporated	13.0x
Vishay Intertechnology, Inc.	5.9x
Himax Technologies, Inc.	7.5x
Silicon Works Co., Ltd.	7.0x

Based on the results of the above analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan selected a CY2021E FV/EBITDA reference range for the Company of 6.0x to 13.0x. J.P. Morgan then applied that range to the estimate of the Company’s EBITDA for 2021 included in the Forecasts provided by Company management and described in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Forecasts” beginning on page 66 of this proxy statement. This analysis indicated a range of implied equity values per share for Company Common Stock, rounded to the nearest $0.25, of $13.50 to $22.25, which J.P. Morgan compared to the Merger Consideration of $29.00 per share of Company Common Stock.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Company Common Stock.

A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset, and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of the future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows estimated to be generated by the asset for periods beyond the projections period.

J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate from March 1, 2021 through the remainder of calendar year 2021 and during calendar years 2022 through 2030 based upon the financial projections prepared by Company management. J.P. Morgan also calculated a range of terminal asset values of the Company at the end of this period by applying a perpetual growth rate ranging from 2.0% to 3.0% of the unlevered free cash flows of the Company during the final year of such period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.50% to 11.50%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company, taking into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital and other factors J.P. Morgan deemed appropriate. These present values, when added together, resulted in an implied firm value for the Company. To calculate an estimated equity value per share of Company Common Stock, J.P. Morgan then adjusted the implied firm value for the Company’s debt and cash, and divided the result by the fully diluted number of the shares of Company Common Stock outstanding.

Based on the foregoing, the discounted cash flow analysis indicated a range of equity values per share for Company Common Stock, rounded to the nearest $0.25, of between $20.00 and $26.25, which J.P. Morgan compared to the Merger Consideration of $29.00 per share of Company Common Stock.

Selected Transaction Multiples Analysis. Using publicly available information, J.P. Morgan examined selected transactions with respect to which J.P. Morgan judged to be analogous to the Company’s business or aspects thereof based on J.P. Morgan’s experience and familiarity with the industries in which the Company operates. These transactions were selected by J.P. Morgan as relevant in evaluating the proposed Merger. Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of the target company’s firm value implied in the relevant transaction to the target company’s estimated EBITDA for the next 12 months following announcement of each applicable transaction (“FV/NTM EBITDA”). Results of this analysis were presented for the selected transactions, as indicated in the following table:

Month/Year Announced	Acquiror	Target	FV/NTM EBITDA
June 2014	Analog Devices, Inc.	Hittite Microwave Corporation	13.8x
May 2015	Beijing Jianguang Asset Management Co., Ltd	NXP Semiconductors N.V. (RF Power)	12.4x
April 2015	Diodes Incorporated	Pericom Semiconductor Corp.	12.0x
September 2015	Hua Capital Management Co., Ltd., CITIC Capital Holdings Limited and Goldstone Investment Co., Ltd.	OmniVision Technologies, Inc.	11.3x
November 2015	ON Semiconductor Corporation	Fairchild Semiconductor International Inc.	9.6x

None of the selected transactions reviewed was identical to the proposed Merger. Certain of these transactions may have characteristics that are materially different from those of the proposed Merger. However, the transactions selected were chosen because the participants in and certain other aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the participants in and aspects of the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Merger.

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan selected a FV/NTM EBITDA reference range for the Company of 9.5x to 14.0x. J.P. Morgan then applied that range to the Company estimated fiscal year 2021 EBITDA included in the Forecasts provided by Company management and described in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Forecasts” beginning on page 66 of this proxy statement. This analysis indicated a range of implied equity values per share for Company Common Stock, rounded to the nearest $0.25, of $18.00 to $23.75, which J.P. Morgan compared to the Merger Consideration of $29.00 per share of Company Common Stock.

Historical Trading Range for the Company. For reference purposes only and not as a component of its fairness analysis, J.P. Morgan reviewed the historical prices of the shares of Company Common Stock during the 52-week period prior to March 3, 2021 (the date that speculation regarding a Company acquisition became public), noting that the low and high closing prices during such period ranged from $7.03 per share of Company Common Stock to $20.14 per share of Company Common Stock.

Analyst Price Targets for the Company. For reference purposes only and not as a component of its fairness analysis, J.P. Morgan reviewed certain publicly available equity research analyst share price targets for the Company Common Stock, discounted to present values, using a discount rate of 10.75%, noting that these present values of share price targets for the Company Common Stock, rounded to the nearest $0.25, ranged from $22.50 per share of Company Common Stock to $27.00 per share of Company Common Stock.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the Merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

For services rendered in connection with the Merger and the delivery of its opinion, the Company has agreed to pay J.P. Morgan a fee of up to $30 million, of which $5 million became payable to J.P. Morgan upon delivery of its opinion, and the remainder will become payable to J.P. Morgan upon the consummation of the proposed Merger. In addition, the Company has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor any its affiliates have had any material financial advisory or material commercial or investment banking relationships with Parent. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had, and continue to have, commercial or investment banking relationships with the Company for which J.P. Morgan and such affiliates have received, or will receive, customary compensation. Such services during such period have included acting as financial advisor on the Company’s divestiture which closed in September 2020. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding Company Common Stock. During the two-year period preceding delivery of its opinion ending on February 28, 2021, the aggregate fees recognized by J.P. Morgan from the Company were approximately $11 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company for J.P. Morgan’s account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Forecasts

Magnachip does not as a matter of course make public projections as to future revenues, operating income or other results beyond the fiscal year. Prospective financial information about Magnachip (the “Forecasts”) is included in this proxy statement only because (1) a portion of the Forecasts were made available to Wise Road and other interested parties in connection with the due diligence review of Magnachip; (2) the Forecasts were made available to J.P. Morgan for use in connection with its financial analysis and the Opinion as described in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Fairness Opinion of J.P. Morgan” beginning on page 60 of this proxy statement and (3) the Forecasts were made available to our Board in connection with Magnachip’s exploration and evaluation of strategic alternatives to maximize stockholder value, including a sale of Magnachip. The Forecasts were not prepared with a view toward public disclosure and are not included in this proxy statement to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to the shares of Company Common Stock.

Although the Forecasts are presented with numerical specificity, they reflect numerous estimates and assumptions made by Magnachip with respect to industry performance, general business, economic, regulatory, market, competitive and financial conditions, prevailing interest rates, and other future events, as well as matters specific to Magnachip’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Magnachip’s control. The Forecasts reflect assumptions as to certain potential business decisions that are subject to change. Without limiting the generality of the foregoing, the Forecasts include assumptions relating to revenues generated by Magnachip’s business lines and transitional foundry revenue, profitability, capital expenditures, net working capital, tax rates, foreign exchange rates, labor costs and other fixed and variable operating expenses, equity-based compensation expenses and depreciation and amortization. The Forecasts cover several years and such information by its nature becomes less reliable with each successive year.

In the view of Magnachip’s management, the information in the Forecasts was reasonably prepared based on assumptions reflecting best currently available estimates and judgments by management as to the expected future results of operations and financial conditions of Magnachip as of the date such information was prepared. In addition, the Forecasts did not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement or the announcement thereof. Further, these Forecasts did not take into account the effect of any failure of the Merger to occur, and should not be viewed as applicable or continuing in that context. However, this information is not fact and should not be relied upon as being necessarily indicative of future results. The Forecasts reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Forecasts constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Forecasts, including, but not limited to, the impact of changes in macroeconomic and/or general economic conditions, including those caused by or related to the COVID-19 outbreak, recessions, economic instability and the outbreak of disease; the impact of competitive products and pricing; timely design acceptance by our customers; timely introduction of new products and technologies; ability to ramp new products into volume production; industry wide shifts in supply and demand for semiconductor products; industry and/or company overcapacity; effective and cost efficient utilization of manufacturing capacity; financial stability in foreign markets and the impact of foreign exchange rates; unanticipated costs and expenses or the inability to identify expenses which can be eliminated; compliance with U.S. and international trade and export laws and regulations by us and our distributors; change or ratification of local or international laws and regulations, including those related to environment, health and safety; public health issues, including the COVID-19 pandemic; other business interruptions that could disrupt supply or delivery of, or demand for, Magnachip’s products, including uncertainties regarding the impacts of the COVID-19 pandemic that may result in factory closures, reduced workforces, scarcity of raw materials and goods produced in infected areas, as well as reduced consumer and business spending affecting demand for Magnachip’s products due to government and private sector mandatory business closures, travel restrictions or the like to prevent the spread of disease; and other risks detailed from time to time in Magnachip’s filings with the SEC, including our Form 10-K filed on March 9, 2021 (including that the impact of the COVID-19 pandemic, trade tensions and supply constraints may also exacerbate the risks discussed therein). There can be no assurance that the Forecasts will be realized or that actual results will not be significantly higher or lower than forecast. In addition, the Forecasts will be affected by Magnachip’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Forecasts cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such.

The inclusion of the Forecasts should not be regarded as an indication that Magnachip and J.P. Morgan or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Forecasts herein should not be deemed an admission or representation by Magnachip that Magnachip views such Forecasts as material information. The inclusion of the Forecasts in this proxy statement should not be regarded as an indication that the Forecasts will be necessarily predictive of actual future events given the inherent risks and uncertainties associated with such long-range forecasts. No representation is made by Magnachip or any other person regarding the Forecasts or Magnachip’s ultimate performance compared to such information. The Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information about us contained in Magnachip’s public filings with the SEC. See the section captioned “Where You Can Find More Information” beginning on page 129 of this proxy statement for more information. In light of the foregoing factors, and the uncertainties inherent in the Forecasts, stockholders are cautioned not to place undue, if any, reliance on the Forecasts.

The Forecasts included in this document have been prepared or approved for use by Magnachip’s management or, as indicated below, have been calculated by J.P. Morgan using the Forecasts and certain prospective financial information provided by Magnachip’s management, in each case, approved for J.P. Morgan’s use by Magnachip. Samil PricewaterhouseCoopers has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Forecasts and, accordingly, Samil PricewaterhouseCoopers does not express an opinion or any other form of assurance with respect thereto. The Samil PricewaterhouseCoopers report incorporated by reference in this proxy statement relates to Magnachip’s previously issued financial statements. It does not extend to the Forecasts and should not be read to do so.

The Forecasts are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with the published guidelines of the SEC regarding Forecasts or accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

The Forecasts were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information.

The following table presents selected unaudited prospective financial data from the Forecasts:

Projected Financial Measures ($ in millions)	2021E	2022E	2023E
Revenue(1)	$526	$590	$667
Gross Profit(1)	138	163	194
Adjusted EBITDA(2)	62	82	109
Unlevered Free Cash Flow(3)	(35)	37	57

(1)

Following the consummation of the sale of the Foundry Services Group business and Fab 4 in Q3 2020, and for a period of up to three years, the Company will provide transitional foundry services at an agreed upon cost plus mark-up to the buyer for foundry products manufactured in the Company’s fabrication facility located in Gumi (“Transitional Fab 3 Foundry Services”), which is included in the calculation of revenue and gross profit. After 2023, Transitional Fab 3 Foundry Services revenue and related gross profit will become zero.

(2)

“Adjusted EBITDA” is a non-GAAP financial measure. For the periods indicated, it is defined as EBITDA (as defined below), adjusted to exclude (i) equity-based compensation expense, (ii) foreign currency loss (gain), net, and (iii) derivative valuation loss (gain), net. “EBITDA” for the periods indicated is defined as income from continuing operations before interest expense, net, income tax expense (benefit) and depreciation and amortization.

(3)

“Unlevered Free Cash Flow” is a non-GAAP financial measure that was calculated by J.P. Morgan using the Forecasts and certain prospective financial information provided by management of Magnachip, in each case, approved for J.P. Morgan’s use by Magnachip. It was calculated by beginning with earnings before interest and taxes (EBIT) adjusted to exclude stock-based compensation expense, adding depreciation and amortization, and subtracting (i) taxes, (ii) capital expenditures, (iii) increases in net working capital, (iv) stock-based compensation expense and (v) other one-time charges.

Further, the Forecasts also include the following extrapolations from the above referenced Revenue, Adjusted EBITDA and Unlevered Free Cash Flow amounts that J.P. Morgan used, with Magnachip’s approval, in connection with its financial analysis and the Opinion (and there were no other extrapolations of such financial measures prepared separately by Magnachip’s management for use by J.P. Morgan in connection therewith):

Projected Financial Measures ($ in millions)	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Revenue(1)	$710	$781	$827	$869	$904	$931	$954
Adjusted EBITDA(2)	118	130	138	145	151	155	159
Unlevered Free Cash Flow(3)	67	71	78	83	87	90	93

In addition, the Forecasts have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, MAGNACHIP DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE FORECASTS OR THE SPECIFIC PORTIONS PRESENTED TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR.

Interests of Our Directors and Executive Officers in the Merger

When considering the recommendation of our Board that you vote to approve the proposal to adopt the Merger Agreement and approve the Merger, you should be aware that our directors and executive officers (as defined under U.S. federal securities laws) have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. Our Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted and the Merger be approved by our stockholders. The transactions contemplated by the Merger Agreement will be a “change in control” for purposes of our executive compensation and benefit plans and agreements described below.

Treatment of Magnachip Equity Awards

Our non-employee directors and executive officers hold various types of compensatory awards with respect to Company Common Stock. Our non-employee directors hold awards of options to acquire shares of Company Common Stock (“Company Options”) and Company RSUs (as defined below) and our executive officers hold awards of Company Options, Company RSUs and Company PSUs (as defined below). As a result of the Merger, the treatment of the Company Options, Company RSUs and Company PSUs that are outstanding immediately prior to the Effective Time and held by our non-employee directors and executive officers will be as follows:

Treatment of Company Options

Magnachip will use reasonable best efforts so that, as of the Effective Time, each Company Option granted under Magnachip’s 2011 Equity Incentive Plan and the 2020 Equity and Incentive Compensation Plan (the “Company Equity Plans”) outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any further action by Parent, Merger Sub, Magnachip or the holder of that Company Option, will be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal to (1) the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Company Option multiplied by (2) the aggregate number of shares of Company Common Stock underlying such Company Option immediately before the Effective Time. If the per share exercise price or purchase price of any Company Option is greater than or equal to the Merger Consideration, such Company Option will be cancelled and terminated as of the Effective Time without any cash payment being made or other consideration provided in respect thereof. Magnachip has not granted any Company Options to its employees or non-employee directors since 2017, and all of the outstanding Company Options are currently fully vested and exercisable.

Treatment of Company RSUs

Magnachip will use reasonable best efforts so that, as of the Effective Time, each restricted stock unit that is subject to vesting or other risks of forfeiture (other than Company PSUs (as defined below)) granted under the Company Equity Plans (“Company RSUs”) outstanding immediately before the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, Magnachip or the holder of such Company RSU, shall be vested and all restrictions thereon shall lapse in full as of immediately before the Effective Time, and each such vested Company RSU will be canceled and converted into the right to receive from Parent (or the Surviving Corporation) an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of shares of Company Common Stock that such Company RSU conveyed the right to receive.

Treatment of Company PSUs

Magnachip will use reasonable best efforts so that, as of the Effective Time, each performance-based restricted stock unit granted under the Company Equity Plans (“Company PSUs”) outstanding immediately before the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such Company PSU, shall be vested and all restrictions thereon shall lapse in full and the number of shares of Company Common Stock subject to such Company PSU earned or deemed earned based on performance measures that shall be equal to the maximum amount of such award as of immediately before the Effective Time, and each such vested Company PSU will be canceled and converted into the right to receive from Parent (or the Surviving Corporation) an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of shares of Common Stock that such Company PSU conveyed the right to receive.

Payments with Respect to Equity Awards

As promptly as practicable following the Effective Time, Parent will cause the Paying Agent (as defined in the section captioned “The Merger Agreement—Payment Procedures” beginning on page 94 of this proxy statement) to pay the aggregate amounts described above that are payable with respect to each Company Option, Company RSU and Company PSU (collectively, the “Company Equity Awards”) to the Surviving Corporation, and promptly thereafter (in any event not later than the third business day after the Effective Time), Parent will cause the Surviving Corporation to pay the applicable amount payable to each holder of a Company Equity Award through its payroll system, subject to reduction by any income or employment tax withholding required under the Code or any applicable state, local or foreign tax law.

Equity Awards Held by Executive Officers

Assuming that the Effective Time is May 6, 2021, the estimated aggregate value of vested Company Options held by our named executive officers is $9,697,301 and the estimated aggregate value of unvested Company RSUs and Company PSUs, including performance awards assessed at maximum, held by such named executive officers is $15,773,999. For an estimate of the amounts that may be paid or become payable to each of our named executive officers with respect to unvested equity awards in connection with the Merger, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to our Named Executive Officers” beginning on page 74 of this proxy statement. The foregoing amounts have been determined using the per share Merger Consideration of $29.00.

Equity Awards Held by Non-Employee Directors

Assuming that the Effective Time is May 6, 2021, the estimated aggregate value of vested Company Options held by the non-employee directors is $11,541,819 and the estimated aggregate amounts that would become payable to the non-employee directors in respect of their outstanding Company RSUs is $11,112,278. The foregoing amounts have been determined using the per share Merger Consideration of $29.00 and includes the Company Options and Company RSUs held by Nader Tavakoli, who resigned as a director effective as of April 22, 2021.

Agreements or Arrangements with our Executive Officers

As described in more detail below, each of our executive officers, is party to an employment agreement or executive services agreement with the Company which provides severance or other benefits upon a change in control. In addition, in connection with the consummation of the Merger, we have allocated a transaction bonus pool of approximately $2,460,000 to be awarded, in the Compensation Committee’s sole discretion, to certain key executives and employees as bonuses to encourage retention and motivate our executives and employees to successfully complete the Merger and commence post-merger integration.

Employment Agreement with Young-Joon Kim

On April 26, 2018, we entered into an employment agreement with Young-Joon Kim, pursuant to which Mr. YJ Kim is entitled to severance payments and benefits upon certain qualifying terminations of his employment in connection with a change in control.

If Mr. YJ Kim’s employment is terminated by us without “cause” or he resigns for “good reason” (1) during (i) a period the Company is party to a definitive agreement for a corporate transaction, the consummation of which would result in a change in control or (ii) the 18-month period following a change in control (each, a “CIC Termination”), or (2) by reason of his death or disability, he is entitled to receive (A) a lump sum payment equal to two times the sum of his base salary (as then in effect or in effect prior to any diminution implicating “good reason”) and his annual bonus (as then in effect or in effect prior to any diminution implicating “good reason,” but in no event greater than 100% of his base salary), (B) a prorated portion of his annual bonus based on actual performance (if such termination occurs after June 30 of the year of termination), (C) a lump sum payment equal to the cost of 18 months of Company-paid COBRA premiums, (D) 90 days’ continuation of his expatriate benefits and, to the extent that he is eligible to receive such payments as part of the expatriate benefits, repatriation allowance and expenses and (E) accelerated vesting of outstanding equity or equity-based awards granted to Mr. YJ Kim on or after January 1, 2018, in accordance with the terms of the equity plan and the applicable award agreements.

Mr. YJ Kim’s right to receive any of the severance payments outlined above is subject to his execution and non-revocation of a release of claims against us and compliance with certain restrictive covenants, including: (1) a 24-month non-compete; (2) a 24-month non-solicit of employees and customers; (3) a 24-month no-hire of employees; (4) perpetual non-disclosure; and (5) perpetual non-disparagement.

Mr. YJ Kim’s employment agreement includes a Section 280G cutback provision, pursuant to which, in the event any payments or benefits received by Mr. YJ Kim would be subject to an excise tax under Section 4999 of the Code, he will receive the greater of (1) such payments reduced by an amount necessary to prevent any portion of the payments from being nondeductible or (2) the full amount of such payments. The employment agreement also includes a tax equalization provision, pursuant to which we will pay Mr. YJ Kim an amount equal to the amount necessary to put him in the same after-tax position he would be in if he was only subject to U.S. federal, state and local income tax. The tax equalization provision does not entitle Mr. YJ Kim to any reimbursement of excise taxes that may be incurred under Sections 4999 or 409A of the Code.

Employment Agreement with Young Soo Woo

On May 26, 2020, we entered into an employment agreement with Young Soo Woo, pursuant to which Mr. YS Woo is entitled to the following severance payments and benefits upon a CIC Termination: (1) 12 months of continued base salary (as then in effect or in effect prior to any diminution constituting “good reason”), (2) a prorated portion of his annual bonus based on actual performance (if such termination occurs after June 30 of the year of termination) and (3) accelerated vesting of outstanding equity or equity-based awards, in accordance with the terms of the equity plan and the applicable award agreements.

Mr. YS Woo’s right to receive any of the severance payments outlined above is subject to his execution and non-revocation of a release of claims against us and compliance with certain restrictive covenants, including: (1) a 12-month non-compete; (2) a 12-month non-solicit of employees and customers; (3) a 12-month no-hire of employees; (4) perpetual non-disclosure; and (5) perpetual non-disparagement.

Mr. YS Woo’s employment agreement includes a Section 280G cutback provision pursuant to which, in the event any payments or benefits received by Mr. YS Woo would be subject to an excise tax under Section 4999 of the Code, he will receive the greater of (1) such payments reduced by an amount necessary to prevent any portion of the payments from being nondeductible or (2) the full amount of such payments.

Employment Agreement with Theodore Kim

On October 22, 2018, we entered into an employment agreement with Theodore Kim, pursuant to which Mr. T. Kim is entitled to the following severance payments and benefits upon a CIC Termination: (1) a lump sum payment equal to the sum of (i) one and one half times his base salary (as then in effect or in effect prior to any diminution implicating “good reason”) and (ii) if the termination occurs on or after July 1 of the calendar year of termination, an amount equal to one months’ base salary multiplied by the number of whole or partial months between July 1 and the date of termination (rounding up for any partial month), (2) a prorated portion of his annual bonus based on actual performance (if such termination occurs after June 30 of the year of termination), (3) a lump sum payment equal to the cost of 12 months of Company-paid COBRA premiums, (4) 90 days’ continuation of his expatriate benefits and, to the extent that he is eligible to receive such payments as part of the expatriate benefits, repatriation allowance and expenses and (5) accelerated vesting of outstanding equity or equity-based awards granted to Mr. T. Kim on or after January 1, 2018, in accordance with the terms of the equity plan and the applicable award agreements.

Mr. T. Kim’s right to receive any of the severance payments outlined above is subject to his execution and non-revocation of a release of claims against us and compliance with certain restrictive covenants, including: (1) a 12-month non-compete; (2) a 12-month non-solicit of employees and customers; (3) a 12-month no-hire of employees; (4) perpetual non-disclosure; and (5) perpetual non-disparagement.

Mr. T. Kim’s employment agreement includes a Section 280G cutback provision, pursuant to which, in the event any payments or benefits received by Mr. T. Kim would be subject to an excise tax under Section 4999 of the Code, he will receive the greater of (1) such payments reduced by an amount necessary to prevent any portion of the payments from being nondeductible or (2) the full amount of such payments. The employment agreement also includes a tax equalization provision, pursuant to which we will pay Mr. T. Kim an amount equal to the amount necessary to put him in the same after-tax position he would be in if he was only subject to U.S. federal, state and local income tax. The tax equalization provision does not entitle Mr. T. Kim to any reimbursement of excise taxes that may be incurred under Sections 4999 or 409A of the Code.

Employment Agreement with Woung Moo Lee

On October 22, 2018, we entered into an employment agreement with Woung Moo Lee, pursuant to which Mr. WM Lee is entitled to the following severance payments and benefits upon a CIC Termination: (1) an amount equal to one and one half times his base salary (as then in effect or in effect prior to any diminution implicating “good reason”) paid over a 12-month period, (2) a prorated portion of his annual bonus based on actual performance (if such termination occurs after June 30 of the year of termination) and (3) accelerated vesting of outstanding equity or equity-based awards granted to Mr. WM Lee on or after January 1, 2018, in accordance with the terms of the equity plan and the applicable award agreements.

Mr. WM Lee’s right to receive any of the severance payments outlined above is subject to his execution and non-revocation of a release of claims against us and compliance with certain restrictive covenants, including: (1) a 12-month non-compete; (2) a 12-month non-solicit of employees and customers; (3) a 12-month no-hire of employees; (4) perpetual non-disclosure; and (5) perpetual non-disparagement.

Mr. WM Lee’s employment agreement includes a Section 280G cutback provision, pursuant to which, in the event any payments or benefits received by Mr. WM Lee would be subject to an excise tax under Section 4999 of the Code, he will receive the greater of (1) such payments reduced by an amount necessary to prevent any portion of the payments from being nondeductible or (2) the full amount of such payments.

Executive Service Agreement with Chan Ho Park

On June 1, 2020, we entered into an executive service agreement with Chan Ho Park, pursuant to which Mr. C. Park is entitled to the following severance payments and benefits upon a CIC Termination: (1) 12 months of continued base salary (as then in effect or in effect prior to any diminution constituting “good reason”), (2) a portion of his annual bonus based on actual performance (if such termination occurs after June 30 of the year of termination) and (3) vesting in all outstanding equity grants in accordance with the terms of the equity plan and the applicable award agreements.

Mr. C. Park’s right to receive any of the severance payments outlined above is subject to his execution and non-revocation of a release of claims against us and compliance with certain restrictive covenants, including: (1) a 12-month non-compete; (2) a 12-month non-solicit of employees and customers; (3) a 12-month no-hire of employees; (4) perpetual non-disclosure; and (5) perpetual non-disparagement.

Mr. C. Park’s executive service agreement includes a cutback provision, pursuant to which, in the event any payments or benefits received by Mr. C. Park would be subject to an excise tax under Section 4999 of the Code, he will receive the greater of (1) such payments reduced by an amount necessary to prevent any portion of the payments from being nondeductible or (2) the full amount of such payments.

For purposes of the agreements with Messrs. YJ Kim, YS Woo, T. Kim, WM Lee and C. Park, “cause” generally means: (1) the executive’s conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude (or, in each case, equivalent crimes in a jurisdiction other than the United States), but excluding minor traffic violations; (2) the executive’s commission of fraud, embezzlement or misappropriation of funds; (3) a breach by the executive of the executive’s fiduciary duty; (4) the executive’s refusal to fulfill the executive’s duties and responsibilities (other than by reason of death or disability); (5) the executive’s material violation of any established lawful company policy; (6) the executive’s material breach of any of the terms of any agreement between us and the executive; (7) the executive’s habitual use of illicit drugs or habitual abuse of alcohol that affects the executive’s job performance; or (8) any gross negligence, material misconduct or material wrongful act or omission on the executive’s part in connection with the executive’s duties and responsibilities, in each case subject to certain notice and cure provisions.

For purposes of the agreements with Messrs. YJ Kim, YS Woo, T. Kim, WM Lee and C. Park “good reason” generally means: (1) if upon or following a change in control, a diminution in the executive’s base salary or target annual bonus opportunity; (2) if prior to a change in control, a diminution in (i) the executive’s base salary, other than an across the board cumulative reduction of no more than 15% that applies in a similar manner to all of our other similarly situated members of the senior management or (ii) the executive’s target annual bonus opportunity (other than a reduction that occurs as a result of a reduction described in the foregoing clause (i)); (3) our material breach of any of the material terms of any material agreement between us and the executive; or (4) a non-temporary relocation of the executive’s primary work location by us to a location that is more than 35 miles from the executive’s principal place of service and that increases the executive’s one-way commute to work by more than 35 miles, in each case, subject to certain notice and cure provisions.

Transaction Bonus Pool for Executive Officers

In connection with the consummation of the Merger, we have allocated a transaction bonus pool of approximately $2,460,000 to be awarded, in the Compensation Committee’s sole discretion, to certain key executives and employees as bonuses to encourage retention and motivate our executives and employees to successfully complete the Merger and commence post-merger integration. In connection with such transaction bonus pool, the Compensation Committee approved the following awards for (i) Mr. YS Woo, approximately $79,000; (ii) Mr. T. Kim, approximately $529,000; (iii) Mr. WM Lee, approximately $185,000; and Mr. C. Park, approximately $132,000. Mr. YJ Kim has elected to forego participation in the transaction bonus pool to allow for a larger percentage of the transaction bonus pool to be allocated to other executives.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that for a period of at least six years from and after the Effective Time (or for a longer period if set forth in any indemnification agreement in effect as of the date of the Merger Agreement), Parent and the Surviving Corporation will cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any Indemnified Parties (as defined under the section captioned “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 107 of this proxy statement) as provided in our certificate of incorporation and bylaws and comparable organizational or governing documents of our subsidiaries (as in effect as of the date of the Merger Agreement) or in any written indemnification agreements (in effect as of the date of the Merger Agreement) between an Indemnified Party and Magnachip or one of our subsidiaries, to survive the Merger and to continue in full force and effect.

Parent has also agreed to cause the Surviving Corporation to indemnify and hold harmless all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of or relating to their services as directors, officers or employees of Magnachip, our subsidiaries or another person, if such Indemnified Party is or was serving as a director, officer or employee of such other person at the request of Magnachip, or fiduciaries of the Company Benefit Plans (as defined in the Merger Agreement), whether asserted or claimed at or after or occurring before the Effective Time (including in connection with the negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement or otherwise). If any Indemnified Party is or becomes involved in any legal action in connection with any matter subject to indemnification hereunder, then Parent has agreed to cause the Surviving Corporation to advance as incurred any Damages arising out of or incurred in connection with such legal action, subject to the Surviving Corporation’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such Damages if it is ultimately determined under applicable law that such Indemnified Party is not entitled to be indemnified.

The Merger Agreement also provides that Parent and the Surviving Corporation will, jointly and severally, maintain in effect for at least six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by Magnachip or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement) so long as Parent and the Surviving Corporation are not required to pay an annual premium in excess of the Maximum Premium (as defined under the section captioned “The Merger Agreement— Directors’ and Officers’ Indemnification and Insurance” beginning on page 107 of this proxy statement). If Parent or the Surviving Corporation are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then Parent and the Surviving Corporation will, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium less than or equal to the Maximum Premium. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this paragraph, before the Effective Time, Magnachip will be entitled to purchase (for no more than the Maximum Premium) a “tail” directors’ and officers’ liability insurance policy covering the matters described in this paragraph and, if Magnachip elects to purchase such a policy before the Effective Time, then Parent and the Surviving Corporation’s obligations under this paragraph will be satisfied so long as Parent and the Surviving Corporation cause such policy to be maintained in effect for a period of six years following the Effective Time.

Quantification of Potential Payments and Benefits to Our Named Executive Officers

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the amount of payments and benefits that each of our named executive officers would or may receive in connection with the Merger. The amounts reported below are based on various assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in the footnotes to the table. For example, we have assumed, among other things, that: (1) the Effective Time is May 6, 2021, which is the assumed date of the closing solely for the purposes of disclosure in this section; (2) the Company PSUs vest based on maximum achievement in accordance with the terms of the Merger Agreement; (3) the employment of each of our named executive officers is terminated by us without “cause” or due to the named executive officer’s resignation for “good reason” (each, a “qualifying termination”) in either case, immediately following the assumed Effective Time of May 6, 2021; (4) that the number of equity awards held by each named executive officer on May 6, 2021 is the same as the number of equity awards that will be held by each such named executive officer at the Effective Time, such that the equity values in the table below do not take into account any vesting or forfeitures that may occur between

May 6, 2021 and the Effective Time; and (5) no reductions of any payments or benefits would be triggered pursuant to any excise tax provisions in any named executive officer’s applicable agreement.

The actual amounts payable to our named executive officers will depend on whether the named executive officer experiences a qualifying termination, the date of termination (if any) and the terms of the plans or agreements in effect at such time, and accordingly may differ materially from the amounts set forth below. The amounts payable to our named executive officers absent a qualifying termination are solely those described below as equity award payments and the transaction bonus.

For purposes of this discussion, “single trigger” refers to benefits that arise solely as a result of the closing and “double trigger” refers to benefits that arise as a result of the closing accompanied by a qualifying termination on or following the closing.

Named Executive Officer(1)	Cash ($)(2)	Equity ($) (3)	Pensions/ NQDC ($) (4)	Perquisites/ Benefits ($) (5)	Tax Reimbursement ($)(6)	Total ($)
Young-Joon Kim	2,229,584	14,319,831	364,930	221,908	108,322	17,244,575
Young Soo Woo	382,440	1,037,881	17,362	—	—	1,437,683
Jonathan Kim	—	—	—	—	—	—
Theodore Kim	1,024,400	5,092,257	204,311	147,708	43,620	6,512,296
Woung Moo Lee	653,204	4,199,412	192,121	—	—	5,044,737
Chan Ho Park	462,350	821,889	16,439	—	—	1,300,678

(1)

Under relevant SEC rules, we are required to provide information in this table with respect to our “named executive officers,” who are generally the individuals whose compensation was required to be reported in the summary compensation table included in our most recent proxy statement, as well as any individual currently serving as the chief executive officer or chief financial officer, if different. While disclosure is therefore required with respect to Jonathan Kim, our former Chief Financial Officer, Executive Vice President and Chief Accounting Officer, Mr. Kim terminated employment with us in March 2020, and will not receive any compensation that is based on or otherwise relates to the Merger Agreement and the Merger.

(2)

Cash. We have entered into an employment agreement with Messrs. YJ Kim, YS Woo, T. Kim and WM Lee and have entered into an executive service agreement with Mr. C. Park. Pursuant to each named executive officer’s agreement, upon a “double-trigger” termination without cause or by the executive for good reason occurring at the Effective Time, each named executive officer will become entitled to cash severance payments as follows: (i) Mr. YJ Kim: a lump sum payment equal to two times the sum of his base salary and target annual bonus opportunity; (ii) Mr. YS Woo and Mr. C. Park: 12 months’ continued base salary; (iii) Mr. T. Kim: a lump sum payment equal to one and one half times his base salary and (iv) Mr. WM Lee: an amount equal to one and one half times his base salary, paid over a 12-month period. For purposes of the below calculations with respect to Messrs. YS Woo and WM Lee, we have converted base salary amounts into U.S. Dollars using the May 6, 2021 exchange rate equal to 1,122 Korean Won to 1 U.S. dollar.

In addition, Messrs. YS Woo, T. Kim, WM Lee and C. Park are eligible to earn a one-time transaction bonus in connection with the consummation of the Merger.

Named Executive Officer	Base Salary Component of Severance ($)	Target Bonus Component of Severance ($)	Transaction Bonus ($)	Total ($)
Young-Joon Kim	1,114,792	1,114,792	—	2,229,584
Young Soo Woo	303,030	—	79,410	382,440
Jonathan Kim	—	—	—	—
Theodore Kim	495,000	—	529,400	1,024,400
Woung Moo Lee	467,914	—	185,290	653,204
Chan Ho Park	330,000	—	132,350	462,350

(3)

Equity. The following table sets forth the value of vested Company Options and unvested Company RSUs and Company PSUs subject to “single-trigger” acceleration under the Merger Agreement that are held by our named executive officers, calculated based on the Merger Consideration of $29.00 per share. All equity held by our named executive officers was granted in connection with our regular annual compensation practices and Parent has not provided any new grants or bonuses to any of the named executive officers. For a more detailed description of the treatment of Company equity awards in connection with the Merger, see the sections captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of our Directors and Executive Officers in the Merger—Treatment of Magnachip Equity Awards” beginning on page 69 of this proxy statement and “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of our Directors and Executive Officers in the Merger—Agreements or Arrangements with our Executive Officers” beginning on page 70 of this proxy statement.

Named Executive Officer	Company Options (#)	Value of Company Options ($)	Company RSUs (#)	Value of Company RSUs ($)	Company PSUs (at maximum) (#)	Value of Company PSUs ($)	Total Value of Company Equity Awards ($)
Young-Joon Kim	335,915	5,606,738	50,918	1,476,622	249,534	7,236,472	14,319,831
Young Soo Woo	—	—	24,713	716,677	11,076	321,204	1,037,881
Jonathan Kim	—	—	—	—	—	—	—
Theodore Kim	127,610	2,072,835	42,640	1,236,560	61,478	1,782,862	5,092,257
Woung Moo Lee	119,810	2,017,727	31,248	906,192	43,983	1,275,493	4,199,412
Chan Ho Park	—	—	20,035	581,015	8,306	240,874	821,889

(4)

Pensions. In addition to the severance benefits under each named executive officer’s employment agreement or executive service agreement, our named executive officers residing in Korea are entitled to statutory severance benefits upon a termination of their employment for any reason pursuant to the Employee Retirement Benefit Security Act. The statutory severance accrues at a rate of approximately one month of base salary per year of service and is calculated on a monthly basis, based on the executive officer’s salary for the prior three-month period. The following table sets forth the value of the statutory severance payment to which each of our named executive officers is entitled upon a termination of employment at the Effective Time.

Named Executive Officer	Number of Years of Credit Service (#)	Present Value of Accumulated Benefits ($)
Young-Joon Kim	8	364,930
Jonathan Kim	—	—
Young Soo Woo	1	17,362
Theodore Kim	8	204,311
Woung Moo Lee	8	192,121
Chan Ho Park	1	16,439

(5)

Perquisites/Benefits. Pursuant to their respective employment agreements, upon a “double trigger” termination without “cause” or by the executive for “good reason,” Messrs. YJ Kim and T. Kim are entitled to receive continuation of certain perquisites and benefits as follows: (a) Mr. YJ Kim: (1) $34,272 for housing expenses; (2) $6,497 for reimbursement of tuition expenses; (3) $94,047 for health insurance premiums; (4) $46,450 for repatriation allowance; (5) $28,005 for repatriation expense; and (6) $12,637 for living expense, tax consulting fee and car service; and (b) Mr. T. Kim: (1) $10,673 for housing expenses; (2) $8,988 for “home leave flights”; (3) $44,268 for health insurance premiums; (4) $27,500 for repatriation allowance; (5) $50,000 for repatriation expense; and (6) $6,279 for living expense, tax consulting fee and car service. The value assigned to each of the perquisites disclosed above is our best estimate for each named executive officer, in accordance with applicable SEC guidance. However, the actual value to each named executive officer may differ.

(6)

Tax Reimbursement. Pursuant to their respective employment agreements, upon a “double trigger” termination without “cause” or by the executive for “good reason,” Messrs. YJ Kim and T. Kim are each entitled to receive the following tax reimbursement payments: (1) a reimbursement for the difference between the actual tax paid and the hypothetical tax the executive will pay for the applicable fiscal year ($31,575 for Mr. YJ Kim and $7,170 for Mr. T. Kim) and (2) estimated reimbursement for Korean tax ($76,747 for Mr. YJ Kim and $36,450 for Mr. T. Kim). The value of the tax reimbursement payments above is our best estimate of such amounts, in accordance with applicable SEC guidance. However, the actual value of such amounts may differ.

Financing of the Merger

Parent has delivered to the Company (1) an executed equity commitment letter (the “Equity Commitment Letter”), pursuant to which North Dearborn Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Sponsor”) has committed to provide Parent with equity financing in the amount set forth therein for the purpose of funding the transactions contemplated by the Merger Agreement (the “Equity Financing”), and to which Magnachip is a party and pursuant to which Magnachip can cause Parent to draw down the full proceeds of the Equity Financing from the Sponsor and (2) executed equity commitment letters pursuant to which the direct or indirect investors in Sponsor (such persons, in such capacity, collectively, the “Investors”) have committed to provide Sponsor, directly or indirectly, with equity financing in the amount set forth therein (each an “Investor Commitment Letter” and collectively the “Investor Commitment Letters”) and to which Magnachip is a third-party beneficiary and, subject to the terms thereof, can cause Sponsor to draw down the full proceeds of the investor commitment under such Investor Commitment Letter.

Parent and Merger Sub have agreed to obtain the Equity Financing at or prior to the closing on the terms and conditions described in the Equity Commitment Letter, including by (1) complying with its obligations under the Equity Commitment Letter and (2) if the conditions to closing of the Merger are satisfied or, to the extent permitted by law, waived, consummating the Equity Financing at or prior to the closing date (it being understood that it is not a condition to closing under the Merger Agreement, nor to the consummation of the Merger, for Parent or Merger Sub to obtain the Equity Financing or any alternative financing). Notwithstanding anything to the contrary in the immediately preceding sentence, but subject to Parent’s and Merger Sub’s ability to obtain alternative financing as contemplated by the penultimate sentence of this paragraph, each of Parent and Merger Sub have agreed to, and will cause each of its affiliates to, take all actions necessary to (i) maintain in effect the Equity Commitment Letter and Investor Commitment Letters and (ii) enforce all of its rights under the Equity Commitment Letter and Investor Commitment Letters (or any definitive agreements relating thereto) (including, if Parent and Merger Sub’s efforts to obtain alternative financing in accordance with this paragraph are unsuccessful, by commencing and pursuing litigation against any of the parties thereto). Notwithstanding anything to the contrary contained in the Merger Agreement, Sponsor and Parent may supplement, modify or replace the Equity Commitment Letter and Investor Commitment Letters to add investors, limited partners and other similar financing sources who have not executed the Equity Commitment Letter or an Investor Commitment Letter as of the date of the Merger Agreement, provided that such supplement, amendment, modification or replacement does not impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of Equity Financing in a manner that would reasonably be expected to (A) delay or prevent the funding of the Equity Financing (or satisfaction of the conditions to the Equity Financing) on the closing date or (B) materially and adversely impact the ability of Sponsor or Parent to enforce its rights against other parties to the Equity Commitment Letter or Investor Commitment Letters or the definitive agreements, if any, with respect thereto or consummate the transactions contemplated thereby; provided, however, that, to the extent any such supplement, amendment, modification or replacement would reduce the commitment amount of any Investor or Sponsor under the applicable Investor Commitment Letter or the Equity Commitment Letter as of the date of the Merger Agreement, such original Investor or Sponsor will remain obligated to fund the full amount of its original commitment amount and will otherwise not be relieved of its obligations thereunder. For purposes of this proxy statement, references to the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as permitted to be supplemented, amended, modified or replaced pursuant to this paragraph, references to an “Investor Commitment Letter” will include such Investor Commitment Letter as permitted to be supplemented, amended, modified or replaced pursuant to this paragraph, and references to the “Equity Commitment Letter” shall include the Equity Commitment Letter as permitted to be supplemented, amended, modified or replaced pursuant to this paragraph.

Notwithstanding anything to the contrary set forth in the Merger Agreement, Parent has agreed not to, and will cause Sponsor not to, use Equity Financing that may delay or prevent the funding of the Equity Financing (or satisfaction of the conditions to the Equity Financing) on the closing date.

Parent has represented that the net proceeds from the Equity Financing, in addition to the proceeds of any U.S. dollar debt financing actually received by Parent prior to the closing date, will be sufficient to pay in cash all amounts to be paid by Parent and Merger Sub in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the aggregate Merger Consideration on the terms and conditions contained in the Merger Agreement, plus Parent’s and Merger Sub’s costs and expenses, and there is not, nor will there be, any restriction on the use of such proceeds for such purposes. The obtaining of debt financing is not a condition to the closing of the Merger, however, prior to the Effective Time, Magnachip has agreed to, and will cause each of our subsidiaries to, and will use our reasonable best efforts to cause our respective representatives to, furnish Parent and its sources of debt financing (the “Financing Sources”) with all information reasonably necessary for Parent to obtain debt financing on customary terms, and otherwise provide to Parent all cooperation reasonably requested by Parent in connection with obtaining debt financing, including by using reasonable best efforts to take certain actions as set forth in the Merger Agreement, but subject to certain restrictions as set forth in the Merger Agreement. Parent has agreed to (1) promptly upon request by Magnachip, reimburse us and our subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by us or any of our subsidiaries in connection with such cooperation and (2) promptly indemnify and hold harmless Magnachip and our subsidiaries and our respective representatives from and against any and all liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments and penalties (including reasonable and documented attorneys’ fees) actually suffered or incurred by us in connection with the arrangement or consummation of the debt financing, except to the extent any such liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments or penalties arise out of or result from fraud, willful misconduct or gross negligence by any of Magnachip, our subsidiaries or our respective representatives, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Closing and Effective Time

The closing of the Merger will take place on the tenth business day after the day on which all of the conditions to closing of the Merger (as described under the section captioned “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 108 of this proxy statement) are satisfied or waived in accordance with the Merger Agreement, other than any conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions. Notwithstanding the foregoing, (1) in no event (except to the extent Parent and Magnachip agree in writing) will the closing occur prior to the date that is 60 days after the date of the Merger Agreement and (2) if the date on which the closing is set to occur would follow the Termination Date (as described under the section captioned “The Merger Agreement—Termination of the Merger Agreement” beginning on page 110 of this proxy statement), then the Termination Date will instead be extended to occur one business day after such date (subject to the satisfaction or waiver of the conditions to closing of the Merger on the initial Termination Date (other than any conditions that by their nature are to be satisfied at the closing, but which were, at the initial Termination Date, capable of being satisfied)). The Merger will become effective upon the filing of the Certificate of Merger, or at such later time as is agreed by the parties and specified in the Certificate of Merger.

Appraisal Rights

This section summarizes certain material provisions of Delaware law pertaining to appraisal rights in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL

(“Section 262”), which is attached to this proxy statement as Annex B and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 of the DGCL and in this summary to a “stockholder” or a “holder of shares” are to the record holder of shares of Company Common Stock unless otherwise noted. Only a holder of record of shares of Company Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a brokerage firm, bank, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Company Common Stock through a brokerage firm, bank, trust or other nominee and you wish to exercise appraisal rights, you should consult with your brokerage firm, bank, trust or other nominee.

Any stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262, which is attached hereto as Annex B, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights.

Under Section 262, stockholders who (1) submit a written demand for an appraisal of their shares of Company Common Stock to the Company prior to the stockholder vote on the adoption of the Merger Agreement and approval of the Merger; (2) do not submit a proxy or otherwise vote in favor of the adoption of the Merger Agreement and approval of the Merger; (3) hold Company Common Stock upon the making of a demand under clause (1) and continue to hold their shares of Company Common Stock through the effective date of the Merger; and (4) do not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (5) otherwise meet the criteria and follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive, in lieu of the Merger Consideration, payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL that have the effect of limiting the sum on which interest accrues as described below). However, assuming the Company Common Stock remains listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of Company Common Stock who asserted appraisal rights unless (x) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Company Common Stock as measured in accordance with subsection (g) of Section 262 or (y) the value of the aggregate Merger Consideration in respect of such shares exceeds $1,000,000. We refer to these conditions as the “ownership thresholds.” Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective date of the Merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the $29.00 per share consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such as of the close of business on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes our notice to the holders of Company Common Stock that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex B. In connection with the Merger, any holder of shares of Company Common Stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex B carefully. Failure to comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement (without interest) upon surrender of the certificates that formerly represented such shares of Company Common Stock. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, we believe that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Company Common Stock must comply with Section 262 of the DGCL, which means doing, among other things, ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement and approve the Merger;

•	the stockholder must deliver to us a written demand for appraisal before the vote on the adoption of the Merger Agreement and approval of the Merger at the special meeting;

•

the stockholder must hold stock of the Company upon the making of a demand for appraisal described above and continuously hold the shares from the date of making the demand through the effective date of the Merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective date of the Merger); and

•

the stockholder of record, a beneficial owner of shares as to which the record holder has duly demanded appraisal or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective date of the Merger. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, assuming the Company Common Stock remains listed on a national securities exchange immediately prior to the Effective Time (which we expect to be the case), one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless timely revoked, be voted in favor of the adoption of the Merger Agreement and approval of the Merger, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the adoption of the Merger Agreement and approval of the Merger, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of Company Common Stock wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the Merger Agreement and approval of the Merger at the special meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement and approval of the Merger. A holder of shares of Company Common Stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger. Neither voting against the adoption of the Merger Agreement and approval of the Merger nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement and approve the Merger will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement and approval of the Merger. A proxy or vote against the adoption of the Merger Agreement and approval of the Merger will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement and approval of the Merger at the special meeting may constitute a waiver of appraisal rights.

Only a holder of record of shares of Company Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Company Common Stock should be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of Company Common Stock as nominee or intermediary for others may exercise appraisal rights with respect to shares of Company Common Stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the holder of record.

A person who has a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a brokerage firm, bank, trust or other nominee, and who wishes to exercise appraisal rights should consult with their brokerage firm, bank, trust or other nominee, as applicable, to determine the appropriate procedures for the brokerage firm, bank, trust or other nominee to make a demand for appraisal of those shares. If any such brokerage firm, bank, trust or other nominee in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder. A person having a beneficial interest in shares held of record in the name of another person, such as a brokerage firm, bank, trust or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Magnachip Semiconductor Corporation

c/o Magnachip Semiconductor, Ltd.

Attention: Corporate Secretary

V-Plex Bldg.,15F, 501, Teheran-ro, Gangnam-gu, Seoul, Republic of Korea, 06168

Surviving Corporation’s Actions After Completion of the Merger

If the Merger is completed, within 10 days after the effective date of the Merger, the Surviving Corporation will notify each holder of shares of Company Common Stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement and approval of the Merger that the Merger has become effective and the effective date thereof. At any time within 60 days after the effective date of the Merger, any holder of shares of Company Common Stock who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to us a written withdrawal of the demand for appraisal, but after such 60-day period a demand for appraisal may be withdrawn only with the written approval of the Surviving Corporation. Furthermore, no appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the Merger within 60 days after the effective date of the Merger.

Within 120 days after the effective date of the Merger, the Surviving Corporation or any record holder of shares of Company Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262, or a beneficial owner of shares as to which the record holder has so complied with Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder of record or beneficial owner, demanding a determination of the fair value of the shares held by all our stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Common Stock. Accordingly, any holders of Company Common Stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company Common Stock within the time and in the manner prescribed in Section 262. The failure of a record holder or beneficial owner of shares of Company Common Stock to file such a petition within the period specified in Section 262 could result in the loss of appraisal rights.

Within 120 days after the effective date of the Merger, any record holder of shares of Company Common Stock who has complied with the requirements for exercise of appraisal rights, or a beneficial owner of shares as to which the record holder has so complied, will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and approval of the Merger and with respect to which we have received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder or beneficial owner within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a record holder of shares of Company Common Stock or a beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the Verified List at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the Surviving Corporation.

After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. In addition, assuming the Company Common Stock was listed on a national securities exchange immediately prior to the Effective Time, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all our stockholders who assert appraisal rights unless one of the ownership thresholds is met.

Determination of Fair Value

After determining the holders of Company Common Stock entitled to appraisal and that at least one of the ownership thresholds above has been satisfied in respect of our stockholders seeking appraisal rights, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Common Stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL that have the effect of limiting the sum on which interest accrues as described below). Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, the Surviving Corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder seeking appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest accrued before such voluntary cash payment, unless paid at that time.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Company Common Stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, “fair value” under Section 262 of the DGCL. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and holders of Company Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither we nor Parent anticipates offering more than the Merger Consideration to any holder of shares of Company Common Stock exercising appraisal rights, and we and Parent each reserve the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. If a demand for appraisal is duly withdrawn, a petition for appraisal is not timely filed, neither of the ownership thresholds is met, or other requirements imposed by Section 262 to perfect and seek appraisal are not satisfied, then the right to an appraisal will cease.

Upon application by the Surviving Corporation or by any holder of shares of Company Common Stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of Company Common Stock whose name appears on the Verified List and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of Company Common Stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights or that neither of the ownership thresholds is met. The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the Surviving Corporation to the stockholders entitled thereto. Payment will be made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and in the case of holders of shares represented by certificates, upon the surrender to the Surviving Corporation of the certificate(s) representing such stock. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a holder of shares of Company Common Stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a holder of shares of Company Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such an order, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of Company Common Stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the consideration payable in the Merger, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger, if neither of the ownership thresholds is met or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the consideration payable in the Merger in accordance with Section 262 of the DGCL.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Company Common Stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds is met or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger Consideration, either within 60 days after the effective date of the Merger or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court; provided that this sentence does not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective date of the Merger.

Failure to comply with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any holder of shares of Company Common Stock wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for using the acquisition method of accounting for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (both as defined below) of shares of Company Common Stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated under the Code (the “Treasury Regulations”), court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Company Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•

tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as, for example, financial institutions; tax-exempt organizations; governmental organizations; holders who acquired shares of Company Common Stock through a 401(k), deferred compensation plan or other retirement plan; S corporations; any entities or arrangements classified as partnerships or pass-through entities for U.S. federal income tax purposes or investors in such pass-through entities; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; persons required to conform their tax reporting of income to their financial statements under Section 451(b) of the Code; regulated investment companies; real estate investment trusts; entities that are “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders who hold their shares of Company Common Stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to holders that received their shares of Company Common Stock pursuant to the exercise of employee options or other compensation arrangements;

•	tax consequences to holders exercising appraisal rights;

•	tax consequences to holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•

tax consequences to holders who hold their shares of Company Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	any U.S. federal estate, gift or alternative minimum tax consequences; or

•	any state, local or non-U.S. tax consequences.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company Common Stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of Company Common Stock and partners therein are urged to consult their own tax advisors regarding the consequences of the Merger.

No opinion of counsel or ruling from the IRS has been or will be obtained regarding the U.S. federal income tax consequences of the Merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares reduced, but not below zero, by any distributions received that were in excess of the Company’s current and accumulated earnings and profits with respect to the taxable year in which such distribution was made. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to substantial limitations. If a U.S. Holder acquired different blocks of shares of Company Common Stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Company Common Stock (i.e., common stock acquired at the same cost in a single transaction).

U.S. Holders that are individuals, estates or trusts, and whose income exceeds certain thresholds, are required to pay an additional 3.8% tax on their “net investment income.” Net investment income includes, among other items, capital gains recognized on the receipt of cash in exchange for shares of Company Common Stock, subject to certain limitations and exceptions. U.S. Holders are urged to consult their own tax advisors regarding the effect, if any, of the net investment income tax on their exchange of shares of Company Common Stock for cash pursuant to the Merger.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Company Common Stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder as a result of the receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net income basis at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•

such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year that includes the Merger, and certain other specified conditions are met, in which case such gain, which may be offset by U.S.-source capital losses recognized in the same taxable year, generally will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•

we are or have been a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code (“USRPHC”) at any time within the shorter of the five-year period ending on the date of completion of the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of Company Common Stock (the “relevant period”) and such Non-U.S. Holder owns (or is deemed to own pursuant to certain attribution rules) more than 5% of the outstanding shares of Company Common Stock at any time during the relevant period, in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although no assurances can be given in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 24%) may apply to proceeds received by a U.S. Holder or Non-U.S. Holder pursuant to the Merger. Backup withholding, however, will not apply to: (1) a U.S. Holder that furnishes a correct taxpayer identification number, certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) and otherwise complies with all applicable requirements of the backup withholding rules; (2) a Non-U.S. Holder that provides a certification of such Non-U.S. Holder’s foreign status on the appropriate IRS Form W-8 (or a substitute or successor form); or (3) a U.S. Holder or Non-U.S. Holder that otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. You are urged to consult your own tax advisors regarding the information reporting and backup withholding tax rules.

THE DISCUSSION SET FORTH ABOVE IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO HOLDERS OF COMPANY COMMON STOCK. THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, NON-U.S. INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.

Regulatory Approvals Required for the Merger

In the Merger Agreement, subject to certain limitations (including those in the immediately subsequent paragraph), we and Parent have agreed to, and Parent has agreed to cause each of its affiliates to, use our respective reasonable best efforts to promptly (1) obtain any consents, approvals or other authorizations, and make any filings and notifications, required in connection with the transactions contemplated by the Merger Agreement, (2) make any other submissions either required or deemed appropriate by both Parent and Magnachip in connection with the transactions contemplated by the Merger Agreement under applicable law and (3) take or cause to be taken all other actions necessary, proper or advisable consistent with the efforts provision of the Merger Agreement (as described under the section captioned “The Merger Agreement—Efforts to Close the Merger” beginning on page 105 of this proxy statement) to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under any law as soon as reasonably practicable. Subject to the following paragraph, Parent has agreed to take, and will cause its affiliates to take (and Magnachip and our affiliates will be permitted to take, without affecting any representation or warranty in the Merger Agreement, but subject to the following paragraph and the last sentence of this paragraph), all action necessary to (1) cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under any laws, including the Required Competition Approval and (2) avoid the entry or to effect the dissolution of, or vacate or lift, any order or other requirement of a governmental authority which would otherwise have the effect of preventing, impairing or delaying the closing, including: (i) objecting to and resisting any regulatory action or direction that seeks to require a filing with respect to the transactions contemplated by the Merger Agreement (except as contemplated under the Merger Agreement, including with respect to a Requesting Authority), (ii) selling, licensing, divesting or disposing of or holding separate any entities, assets, intellectual property or businesses (including, after the Effective Time, the Surviving Corporation or any of its subsidiaries), (iii) terminating, amending or assigning existing relationships or contractual rights and obligations, (iv) changing or modifying any course of conduct regarding future operations, (v) otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, assets or rights or interests therein and (vi) committing to take any such actions in the foregoing clauses (i), (ii), (iii), (iv) or (v). For the avoidance of doubt, Parent will not require Magnachip or our subsidiaries to take, and Magnachip and our subsidiaries will not be required to take, any action described in the preceding sentence that is not conditioned upon the consummation of the Merger. Notwithstanding anything to the contrary contained in the Merger Agreement, neither Magnachip nor any of our subsidiaries or affiliates will take any action described in clauses (i), (ii), (iii), (iv), (v) or (vi) of the first sentence of this paragraph without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

Notwithstanding the foregoing, except (1) with respect to the Required Competition Approval and (2) in the case of any filings, applications or submissions required by applicable law in the PRC or the issuance or enactment of any order or law by the State Administration for Market Regulation in the PRC (solely in its capacity under the Anti-monopoly Law (China) on antitrust review of business concentrations) or the National People’s Congress of the PRC or its Standing Committee (in each of cases (1) and (2), which, for the avoidance of doubt, will be subject to the immediately preceding paragraph without application of this paragraph), Parent will not be required to agree to, or accept or suffer to have imposed upon Magnachip or any of our subsidiaries (and, without Parent’s consent, none of Magnachip or any of our subsidiaries, prior to the closing, will agree to or accept or suffer to have imposed upon it), any Burdensome Condition (as defined under the section captioned “The Merger Agreement—Efforts to Close the Merger” beginning on page 105 of this proxy statement). If Parent becomes aware of a Burdensome Condition, it must provide prompt notice thereof (and in any event within five days) to Magnachip.

Anti-monopoly Law (China)

Under the Merger Agreement, the Merger cannot be completed until the Required Competition Approval is obtained.

Other Regulatory Approvals

In addition, we and Parent have agreed to, and Parent has agreed to cause its affiliates to, (1) file and not withdraw, as promptly as practicable after the date of the Merger Agreement, any filings, notification forms, applications, submissions, and related material required to be filed with any governmental authority or requested by any Requesting Authority, in each case with respect to the transactions contemplated by the Merger Agreement and (2) promptly make any further filings or submissions pursuant thereto that may be necessary, proper or advisable.

One or more governmental agencies may require filings or submissions or impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict whether a governmental authority will assert or attempt to assert jurisdiction over, or request, require or attempt to require a filing or submission (other than the Required Competition Approval) related to the transactions contemplated by the Merger Agreement, how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Litigation Relating to the Merger

Since April 22, 2021, nine complaints have been filed seeking to enjoin the Merger, or, if the Merger is consummated, rescind the Merger or recover damages, as well as an award of each plaintiff’s fees and litigation expenses. The lawsuits, each filed as an individual action by a purported stockholder of the Company, are captioned as Schulthess v. Magnachip Semiconductor Corporation, et al., Case No. 1:21-cv-03587 (S.D.N.Y.) (the “Schulthess Complaint”), Pittman v. Magnachip Semiconductor Corporation, et al., Case No. 1:21-cv-02306 (E.D.N.Y.), Flanagan v. Magnachip Semiconductor Corporation, et al., Case No. 1:21-cv-03743 (S.D.N.Y.), Castelli v. Magnachip Semiconductor Corporation, et al., Case No. 1:21-cv-03769 (S.D.N.Y.) (the “Castelli Complaint”), Doolittle v. Magnachip Semiconductor Corporation, et al., Case No. 1:21-cv-03801 (S.D.N.Y.), Thomas v. Magnachip Semiconductor Corporation, et al., Case No. 1:21-cv-03860 (S.D.N.Y.), Finger v. Magnachip Semiconductor Corporation, et al., Case No. 1:21-cv-03927 (S.D.N.Y.), Kent v. Magnachip Semiconductor Corporation, et al., Case No. 1:21-cv-00657 (D. Del.), and Kennedy v. Magnachip Semiconductor Corporation, et al., Case No. 2:21-cv-02110 (E.D. Pa.). Each complaint alleges that the preliminary proxy statement filed by the Company with the SEC on April 19, 2021 is false and/or misleading and asserts claims for violations of Section 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9 against the Company and certain current or former members of our Board. The Schulthess and Castelli Complaints also allege breaches of fiduciary duties by certain current or former members of our Board. The Schulthess Complaint further alleges that the Company aided and abetted purported breaches of fiduciary duties by certain current or former members of our Board. The Company believes the disclosures in the preliminary proxy statement comply fully with all applicable law and that the lawsuits are entirely without merit.

Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future. The results of complex legal proceedings are difficult to predict and could delay or prevent the completion of the Merger. The existence of litigation relating to the Merger could impact the likelihood of obtaining stockholder approval of the Merger. Moreover, the pending litigation is, and any future additional litigation could be, time consuming and expensive and could divert management’s attention away from its regular business.

Effect on Magnachip if the Merger is Not Completed

If the Merger Agreement is not adopted and the Merger is not approved by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Company Common Stock. Instead, we will remain a stand-alone public company, our shares of Company Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which we operate and risks related to adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of our shares of Company Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our shares of Company Common Stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock. If the Merger is not completed, our Board will continue to evaluate and review our business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement is not adopted and the Merger is not approved by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to our Board will be offered or that our business, prospects or results of operation will not be adversely impacted.

In addition, we will be required to pay to Parent a termination fee of up to $42,100,000 if the Merger Agreement is terminated under specified circumstances. For more information, please see the section captioned “The Merger Agreement—Termination Fees” beginning on page 113 of this proxy statement.

Vote Required and Board Recommendation

The Merger Agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon. If you are a stockholder of record and you abstain from voting or fail to cast your vote in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger. If you are a beneficial owner and you abstain from voting, fail to cast your vote in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger.

Our Board has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement and (ii) determined that it is in the best interests of Magnachip and its stockholders that Magnachip enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions of the Merger Agreement.

Our Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement: (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Magnachip, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by Magnachip in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between Magnachip, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement (other than after the closing with respect to their right to receive the Merger Consideration and the right of Magnachip on behalf of the Stockholders to pursue Damages as more fully described below) and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Magnachip, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Magnachip, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Magnachip, our business, Parent or Merger Sub. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Magnachip and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, (1) Merger Sub will be merged with and into Magnachip, (2) the separate corporate existence of Merger Sub will cease and Magnachip will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and (3) the Surviving Corporation will become a wholly owned subsidiary of Parent. At the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of Magnachip and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of Magnachip and Merger Sub will become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

The Parties will take all requisite action so that the directors of Merger Sub immediately before the Effective Time will be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable law. From and after the Effective Time, the officers of Magnachip immediately before the Effective Time will be the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable law. At the Effective Time, the certificate of incorporation of Magnachip as the Surviving Corporation will be amended and restated in its entirety as set forth on an exhibit to the Merger Agreement, until thereafter amended as provided in such certificate of incorporation or applicable law, and the bylaws of Magnachip as the Surviving Corporation will be amended and restated in their entirety to read substantially identically to the bylaws of Merger Sub as in effect immediately before the Effective Time, until, subject to the provisions of the Merger Agreement with respect to director and officer indemnification (as described under the section captioned “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 107 of this proxy statement), thereafter amended as provided in the certificate of incorporation and bylaws of the Surviving Corporation and by applicable law.

Closing and Effective Time

The closing of the Merger will take place on the tenth business day after the day on which all of the conditions to closing of the Merger (as described under the section captioned “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 108 of this proxy statement) are satisfied or waived in accordance with the Merger Agreement, other than any conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions. Notwithstanding the foregoing, (1) in no event (except to the extent Parent and Magnachip agree in writing) will the closing occur prior to the date that is 60 days after the date of the Merger Agreement and (2) if the date on which the closing is set to occur would follow the Termination Date (as described under the section captioned “The Merger Agreement—Termination of the Merger Agreement” beginning on page 110 of this proxy statement), then the Termination Date will instead be extended to occur one business day after such date (subject to the satisfaction or waiver of the conditions to closing of the Merger on the initial Termination Date (other than any conditions that by their nature are to be satisfied at the closing, but which were, at the initial Termination Date, capable of being satisfied)). The Merger will become effective upon the filing of the Certificate of Merger, or at such later time as is agreed by the parties and specified in the Certificate of Merger.

Merger Consideration

Common Stock

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the parties or any stockholder, each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than (1) any shares of Company Common Stock owned by Magnachip or any of its wholly owned subsidiaries or by Parent or any of its subsidiaries immediately before the Effective Time and (2) any shares of Company Common Stock for which the holder thereof (a) has not voted in favor of the Merger or consented to it in writing and (b) has properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL) will be canceled and will cease to exist and will be automatically converted into the right to receive the Merger Consideration (which is $29.00 in cash, without interest and subject to applicable withholding taxes).

Company Equity Awards

Treatment of Company Options

Magnachip will use reasonable best efforts so that, as of the Effective Time, each Company Option granted under the Company Equity Plans outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any further action by Parent, Merger Sub, Magnachip or the holder of that Company Option, will be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal to (1) the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Company Option multiplied by (2) the aggregate number of shares of Company Common Stock underlying such Company Option immediately before the Effective Time. If the per share exercise price or purchase price of any Company Option is greater than or equal to the Merger Consideration, such Company Option will be cancelled and terminated as of the Effective Time without any cash payment being made or other consideration provided in respect thereof.

Treatment of Company RSUs

Magnachip will use reasonable best efforts so that, as of the Effective Time, each Company RSU outstanding immediately before the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, Magnachip or the holder of such Company RSU, shall be vested and all restrictions thereon shall lapse in full as of immediately before the Effective Time, and each such vested Company RSU will be canceled and converted into the right to receive from Parent (or the Surviving Corporation) an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of shares of Company Common Stock that such Company RSU conveyed the right to receive.

Treatment of Company PSUs

Magnachip will use reasonable best efforts so that, as of the Effective Time, each Company PSU outstanding immediately before the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, Magnachip or the holder of such Company PSU, shall be vested and all restrictions thereon shall lapse in full and the number of shares of Company Common Stock subject to such Company PSU earned or deemed earned based on performance measures that shall be equal to the maximum amount of such award as of immediately before the Effective Time, and each such vested Company PSU will be canceled and converted into the right to receive from Parent (or the Surviving Corporation) an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of shares of Common Stock that such Company PSU conveyed the right to receive.

Payments with Respect to Company Equity Awards

As promptly as practicable following the Effective Time, Parent will cause the Paying Agent (as defined below) to pay the aggregate amounts described above that are payable with respect to each Company Equity Award to the Surviving Corporation, and promptly thereafter (in any event not later than the third business day after the Effective Time), Parent will cause the Surviving Corporation to pay the applicable amount payable to each holder of a Company Equity Award through its payroll system, subject to reduction by any income or employment tax withholding required under the Code or any applicable state, local or non-U.S. tax law.

Company ESPP

Magnachip will use reasonable best efforts so that (i) no future offering periods shall commence under the Company Employee Stock Purchase Plan (the “Company ESPP”) after the date of the Merger Agreement and (ii) the Company ESPP will terminate effective as of immediately prior to the Effective Time.

Payment Procedures

Not less than three business days before the Effective Time, Parent will select a bank or trust company, satisfactory to Magnachip in its reasonable discretion, to act as the paying agent in the Merger (the “Paying Agent”). Immediately prior to the Effective Time (with the filing of the Delaware Certificate of Merger being subject to the receipt by Magnachip of written confirmation from the Paying Agent that the following deposit from Parent has been received), Parent will deposit or cause to be deposited with the Paying Agent cash sufficient to pay the aggregate Merger Consideration to holders of Company Common Stock and the aggregate amounts payable to holders of Company Equity Awards described under the section captioned “The Merger Agreement—Merger Consideration—Company Equity Awards” beginning on page 93 of this proxy statement.

As soon as reasonably practicable after the Effective Time (but in any event no more than two business days after the date on which the Effective Time occurs), Parent will cause the Paying Agent to mail to each holder of record of a share of Company Common Stock a letter of transmittal and instructions for surrendering stock certificates (if any) and book-entry shares in exchange for the Merger Consideration payable in respect thereof. Upon surrender of a stock certificate for cancellation to the Paying Agent, together with a duly executed letter transmittal and any other documents and information reasonably required by the Paying Agent, the holder of such stock certificate will be entitled to receive, and the Paying Agent will promptly pay in exchange therefor, the Merger Consideration payable in respect of the number of shares formerly evidenced by that stock certificate less any required withholding of taxes. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a surrender of book-entry shares, the holder of such book-entry shares will be entitled to receive, and the Paying Agent will promptly pay in exchange therefor, the Merger Consideration payable in respect of such book-entry shares less any required withholding of taxes.

If any portion of the cash deposited with the Paying Agent remains unclaimed one year after the Effective Time, such cash will be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of stock certificates or book-entry shares who has not complied with the exchange procedures in the Merger Agreement will look only to Parent and the Surviving Corporation, which will remain responsible for payment of the applicable Merger Consideration. If any certificates or book-entry shares have not been surrendered prior to the date on which the cash amounts payable with respect thereto would escheat to or become the property of any governmental authority, any such cash amounts will, to the extent permitted by applicable law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

If any stock certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the execution and delivery by such person of a customary indemnity agreement to provide indemnity against any claim that may be made against it with respect to such stock certificate, the Paying Agent will pay the Merger Consideration to such person in respect of the shares of Company Common Stock represented by such Certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties of Magnachip, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by us are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences and effects, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Magnachip and its subsidiaries, taken as a whole; provided, that the term

“Company Material Adverse Effect” shall not include any of the following nor any fact, event, circumstance, change, condition, occurrence or effect relating to or arising or resulting from any of the following (in each case, by itself or when aggregated):

•

any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein), including the results of any primary or general elections or any epidemic, plague, pandemic or other outbreak of illness or disease (including COVID-19 or any action, quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any similar law, order, directive or guidelines issued by any governmental authority in connection with or in response to COVID-19, whether in place currently or adopted or modified hereafter (“COVID-19 Measures”)) or other public health event;

•	changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);

•	changes in interest, currency or exchange rates or the price of any commodity, security or market index;

•	changes in legal or regulatory conditions, including changes or proposed changes in law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

•	changes in the industries in which Magnachip and its subsidiaries operate or general or seasonal fluctuations in the business of Magnachip or any of its subsidiaries;

•

any change in the market price or trading volume of any securities or indebtedness of Magnachip or any of its subsidiaries, any decrease of the ratings or the ratings outlook for Magnachip or any of its subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease or the change in, or failure of Magnachip to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to Magnachip or any of its subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such change, decrease or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred);

•	the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war;

•

the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity;

•	the general public awareness of Magnachip’s intention or desire to enter into the Merger Agreement or a similar agreement;

•

any legal actions arising from or relating to allegations of breach of fiduciary duty of Magnachip’s directors relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

•

the execution, announcement, performance or existence of the Merger Agreement, the identity of the parties, the Investors, the Sponsor or any of their respective affiliates, representatives or financing sources, or the pendency or contemplated consummation of the transactions contemplated by the Merger Agreement, including any actual or potential loss or impairment of, or effect on, any contract (including any reduction in customer orders or other financial impact) or any relationship with any customer, supplier, investor, landlord, partner, employee or other business relation or any effect on the relationship of Magnachip and its subsidiaries with unions, works council or other labor or employee association or organization due to any of the foregoing in this bullet (including any strike, picket, work stoppage, work slowdown or other organized labor dispute);

•	any actions taken with the consent, waiver or at the request of Parent or any action taken to the extent expressly permitted by the Merger Agreement (including pursuant to, and in compliance with, our required efforts to close the Merger), but excluding actions taken in respect of the operation of our display solutions and power solutions (including Fab 3) business lines (collectively, the “Businesses”) in the ordinary course of business consistent with past practice;

•	any actions taken by Parent, its affiliates or any of their respective representatives or financing sources after the date hereof; and/or

•	the item set forth on Section 3.13(b) of Magnachip’s confidential disclosure letter to the Merger Agreement.

except, in the case of the first, second, third, fourth, fifth, seventh and eighth bullet above, to the extent any such effect has a disproportionate adverse impact on Magnachip and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Magnachip and its subsidiaries operate; provided, further, that with respect to references to Company Material Adverse Effect in the representations and warranties with respect to governmental authorizations and non-contravention, the exceptions set forth in the eleventh bullet above will not apply.

Some of the representations and warranties in the Merger Agreement made by Parent and Merger Sub are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, “Parent Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, would prevent, impair or materially delay the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by the Merger Agreement or prevent or materially impair or delay the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement.

In the Merger Agreement, we have made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and qualification to do business as a foreign legal entity with respect to us and our subsidiaries;

•	requisite power and authority to own, lease and operate our assets and carry on our business as now conducted with respect to us and our subsidiaries;

•

our corporate power and authority to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement, our Board’s recommendation with respect to the Merger Agreement and the due and valid authorization of the execution, delivery and performance of the Merger Agreement;

•	the enforceability of the Merger Agreement;

•	the jurisdiction, ownership and capital structure of our subsidiaries;

•	governmental authorizations in connection with the Merger Agreement;

•

the absence of any contravention, conflict or violation of any organizational documents, applicable laws to Magnachip or its subsidiaries or any material contracts, and any requirement of a consent, approval or other authorization of any person under any material contract;

•	the capital structure of Magnachip;

•

the absence of any contract relating to the repurchase or redemption of shares of Company Common Stock or capital stock of any subsidiary, the provision of any funds to or making any investment in any person other than a subsidiary, and the voting of the capital stock of Magnachip or any of its subsidiaries;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•	the timely filing and accuracy of our SEC reports;

•	our consolidated financial statements, our disclosure controls and procedures and our internal accounting controls and procedures;

•	the absence of undisclosed liabilities;

•

the conduct of the business of us and our subsidiaries in the ordinary course of business consistent with past practice since December 31, 2020 through the date of the Merger Agreement and the absence of a Company Material Adverse Effect since December 31, 2020 through the date of the Merger Agreement;

•	legal actions and orders;

•

the existence and enforceability of specified categories of our material contracts, and any breach or default thereunder or notices with respect to violation or breach of or default thereunder or intention to terminate, change the scope of rights under or fail to renew those material contracts;

•	employee benefit plans;

•	labor relations matters;

•	tax matters;

•	environmental matters;

•	intellectual property matters and collection, use and protection of personal information;

•	real property owned, leased or subleased by us and our subsidiaries;

•	insurance matters;

•

the possession of all permits necessary for us and our subsidiaries to own, lease and operate our properties and assets or carry on our business and the absence of any conflict, default or violation of any applicable law or permit;

•

the absence of any contract between us or any of our subsidiaries, on the one hand, and any director, officer or affiliate of ours, on the other hand, or any such person or entity having a material interest in any property used by us or our subsidiaries, in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

•	the rendering of J.P. Morgan’s fairness opinion to our Board;

•	payment of fees to brokers in connection with the Merger Agreement;

•

approval by our Board of the Merger Agreement and the transactions contemplated by the Merger Agreement as required to render inapplicable restrictions on “business combinations” set forth in Section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholders” or similar law;

•

with respect to our ten largest customers and ten largest suppliers in financial years ended December 31, 2019 and December 31, 2020, the enforceability of the contracts with such customers and suppliers, and the absence of any material dispute, breach or default of such contracts, notice from such customer or supplier of an intention not to continue as a customer or supplier, respectively, or notice of an intention to terminate or modify any such contracts in a manner that is materially adverse to us or our subsidiaries;

•	the absence of certain material claims against us or any of our subsidiaries under or based upon any warranty relating to any current product or service made and sold by us or our subsidiaries;

•	quality and quantity of our and our subsidiaries’ inventories and adequacy and condition of all material items of equipment; and

•	the absence of certain activities and ownership of certain assets in the United States.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Magnachip that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence and good standing with respect to Parent and Merger Sub;

•	requisite power and authority of Parent and Merger Sub to own, lease and operate its assets and carry on its business as now conducted;

•	necessary power and authority of Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement;

•

Parent’s and Merger Sub’s respective board of directors approval of the Merger Agreement and the transactions contemplated by the Merger Agreement and no vote of the stockholders of Parent is required;

•	Parent’s and Merger Sub’s due and valid authorization of the execution, delivery and performance of the Merger Agreement, and the enforceability of the Merger Agreement;

•	governmental authorizations in connection with the Merger Agreement;

•

the absence of any contravention, conflict or violation of any organizational documents of Parent or Merger Sub, any applicable laws to Parent or its subsidiaries or any contracts of Parent or Merger Sub, and any requirement of a consent, approval or other authorization of any person under any such contracts;

•	the capital structure of Merger Sub;

•	no ownership by Parent, Merger Sub or their respective affiliates of any shares of Company Common Stock;

•	matters with respect to Parent’s financing and sufficiency of funds;

•	the enforceability of the Standby Letter of Credit;

•	solvency of the Surviving Corporation as of and immediately after the Effective Time;

•	the absence of legal actions and orders;

•	the absence of regulatory impediments;

•	the absence of principal stockholder and management arrangements;

•	payment of fees to brokers in connection with the Merger Agreement; and

•

reliance upon Parent’s and Merger Sub’s independent investigation of our business and acknowledgment by Parent and Merger Sub as to the absence of any other representations or warranties by Magnachip or any other person.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except (1) as contemplated by the Merger Agreement, (2) as set forth in Magnachip’s confidential disclosure letter to the Merger Agreement, (3) to comply with any COVID-19 Measures, (4) as required by applicable law or policy or guidance from a governmental authority, (5) for any action (including cessation of activities) taken by Magnachip or any of our subsidiaries that Magnachip or such subsidiary, after reasonable consultation with Parent, reasonably believes is required in order to protect the health, safety and welfare of the officers and employees of any of the Businesses and all other individuals having business dealings with any of the Businesses or (6) with the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned, during the period of time between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, Magnachip will, and will cause each of our subsidiaries to, use our commercially reasonable efforts to conduct our operations only in the ordinary course of business consistent with past practice.

In addition, we have agreed that, except (1) as otherwise contemplated by the Merger Agreement, (2) as set forth in Magnachip’s confidential disclosure letter to the Merger Agreement, (3) to comply with any COVID-19 Measures, (4) as otherwise required by applicable law or policy or guidance from a governmental authority, (5) for any action (including cessation of activities) taken by Magnachip or any of our subsidiaries, after reasonable consultation with Parent, that Magnachip or such subsidiary reasonably believes is required in order to protect the health, safety and welfare of the officers and employees of any of the Businesses and all other individuals having business dealings with any of the Businesses or (6) with the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned, during the period of time between the date of this Merger Agreement and the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, we will not, and will cause each of our subsidiaries not to, take any of the following actions:

•

amend any of the certificate of incorporation or bylaws of Magnachip or the comparable organizational or governing documents of any of our subsidiaries, in each case, as in effect on the date of the Merger Agreement, other than immaterial amendments;

•	make, declare, set aside or pay any dividend or distribution on any shares of our or our subsidiaries’ capital stock, other than dividends and distributions by our wholly owned subsidiaries;

•

(1) adjust, split, combine or reclassify our or our subsidiaries’ capital stock, (2) redeem, purchase or otherwise acquire, directly or indirectly, any shares of our or our subsidiaries’ capital stock or any securities convertible or exchangeable into or exercisable for any shares of our or our subsidiaries’ capital stock, (3) grant any person any right or option to acquire any shares of our or our subsidiaries’ capital stock (other than annual grants in the ordinary course of business consistent with past practice (as described in Magnachip’s confidential disclosure letter to the Merger Agreement) to management, employees or otherwise in the ordinary course of business consistent with past practice or in connection with the Company ESPP) or (4) issue, deliver or sell any additional shares of our or our subsidiaries’ capital stock or any securities convertible or exchangeable into or exercisable for any shares of our or our subsidiaries’ capital stock (other than pursuant to (A) the exercise of Company Options, (B) the vesting or settlement of Company RSUs or Company PSUs and (C) the conversion of convertible securities or exchange of exchangeable securities, in each case outstanding as of the date of the Merger Agreement);

•

(1) increase the annual compensation or annual benefits payable or to become payable to any of our or our subsidiaries’ directors, executive officers or other employees, other than (x) increases in salary, bonus targets, hourly wage rates and benefits of employees (other than directors and executive officers) in the ordinary course of business consistent with past practice and (y) increases in annual compensation or annual benefits (other than to directors or executive officers) not in excess of $1,000,000 in the aggregate to retain certain employees consistent with past practice, (2) grant to any current or former director, executive officer or other employee, any increase in severance, change in control or retention pay, (3) establish, adopt, enter into, materially amend, renew or terminate any material Company Benefit Plan or any employee benefit plan, agreement, policy, program or commitment that, if in effect on the date of the Merger Agreement, would be a material benefit plan, (4) hire or engage any executive officer or employee with annual compensation in excess of $150,000 or (5) accelerate the vesting of any Company Option, Company RSU or Company PSU, except, in the case of each of clauses (1), (2), (3) and (5), (A) to the extent required by applicable law, the Merger Agreement or any company benefit plan or other agreement in effect on the date of the Merger Agreement or (B) in conjunction with new hires, promotions or other changes in job status (and, in the case of clause “(B),” only in the ordinary course of business consistent with past practice);

•

acquire (by merger, consolidation, acquisition of equity interests or assets, or otherwise) any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, except for any such transaction (1) which is between us and any of our subsidiaries or between any such subsidiaries, (2) for which the consideration paid (including assumed indebtedness for borrowed money) does not exceed $1,000,000 individually or $5,000,000 in the aggregate with all such acquisitions or (3) pursuant to any Contract existing and in effect as of the date hereof and as set forth in Magnachip’s confidential disclosure letter to the Merger Agreement;

•

sell, lease, license, transfer, pledge, encumber, grant or dispose of any material assets of the Company or any of our subsidiaries, including the capital stock of our subsidiaries, other than (1) the sale of inventory in the ordinary course of business consistent with past practice, (2) the disposition of used, obsolete or excess equipment in the ordinary course of business consistent with past practice, (3) the abandonment, lapse or other disposition of any intellectual property rights in the ordinary course of business consistent with past practice, (4) other dispositions in the ordinary course of business consistent with past practice, (5) any liens permitted pursuant to the Merger Agreement or (6) pursuant to any contract existing and in effect as of the date of the Merger Agreement as set forth in Magnachip’s confidential disclosure letter to the Merger Agreement;

•

incur, create, assume or guarantee any new indebtedness, other than performance bonds, letters of credit or hedging arrangements entered into in the ordinary course of business consistent with past practice (except as between us and any of our subsidiaries or between two or more of our subsidiaries);

•	make any change in any material respect to its accounting policies or procedures, other than as required by GAAP or applicable law;

•

(1) waive, release, assign, settle or compromise any legal actions, other than (A) in the ordinary course of business consistent with past practice, (B) if the loss resulting from such waiver, release, assignment settlement or compromise is reimbursed to Magnachip or any of our subsidiaries by an insurance policy after the payment of any related deductibles or fees or (C) any waiver, release, assignment, settlement or compromise that results or would result only in the payment of money and, in such case, in a payment by Magnachip or any of our subsidiaries not in excess of $250,000 individually or $1,000,000 in the aggregate or (2) commence any legal action against any other person, other than routine collection actions in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by the Merger Agreement;

•

make, revoke or change any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, amend any material tax returns or settle any material tax claim;

•

make or forgive any loans, advances or capital contributions to any person, other than loans or advances to employees (excluding officers) not in excess of $500,000 in the aggregate for all such loans or advances;

•

(i) materially amend or prematurely terminate any material contract, (ii) enter into any contract that would, if entered into prior to the date hereof, constitute a material contract or (iii) waive, release or assign any material rights or claims under any Contract, other than, in each case, in the ordinary course of business consistent with past practice;

•

adopt a plan of, or otherwise effect, a liquidation, dissolution, merger, consolidation, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction or other reorganization;

•	form any subsidiary or engage in a new line of business or terminate any existing line of business or product line;

•

Make any capital expenditures in amounts in excess of, or otherwise inconsistent with, the capital expenditure plan attached to Magnachip’s confidential disclosure letter to the Merger Agreement, other than capital (or similar) expenditures not in excess of $1,000,000 in the aggregate; or

•	agree in writing to do any of the foregoing.

Alternative Acquisition Proposals

From the date of the Merger Agreement until the termination of the Merger Agreement in accordance with its terms, Magnachip will not, and will cause each of our subsidiaries and certain representatives of our financial advisors (set forth in Magnachip’s confidential disclosure letter to the Merger Agreement) not to, and Magnachip will use our reasonable best efforts to cause our and our subsidiaries’ other representatives not to:

•	solicit, initiate, facilitate or knowingly encourage or induce any inquiries regarding, or the making, submission or announcement of, any proposal or offer that constitutes a Takeover Proposal;

•

enter into or participate in any discussions or negotiations with any person with respect to a Takeover Proposal (other than to state that Magnachip is not permitted to have discussions or negotiations);

•

execute or enter into any contract with respect to a Takeover Proposal (other than an acceptable confidentiality agreement with us) (any definitive written agreement providing for the consummation of the transaction contemplated by a Takeover Proposal, an “Alternative Acquisition Agreement”);

•	furnish or otherwise provide access to any non-public information regarding Magnachip or any of our subsidiaries to any person with respect to any actual or contemplated Takeover Proposal; or

•	approve, endorse or recommend any Takeover Proposal.

Notwithstanding these restrictions, under certain circumstances, prior to the adoption of the Merger Agreement and approval of the Merger by our stockholders, we may provide access and non-public information to (provided that any material non-public information to be provided has previously been provided to Parent or is provided to Parent immediately thereafter), and participate in discussions and negotiations with, any third party from whom we receive a bona fide, unsolicited, written Takeover Proposal that is not withdrawn and did not result directly or indirectly from a material breach of any of the provisions of the Merger Agreement if (1) our Board determines in good faith after consultation with its outside legal and financial advisors that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, (2) our Board determines in good faith, after having taken into account the advice of our outside legal counsel, that the failure to take the foregoing actions would reasonably be expected to be inconsistent with its fiduciary obligations to our stockholders under applicable law and (3) at least 24 hours prior to taking any of the foregoing actions, Magnachip (A) gives Parent written notice of the identity of the person making such Takeover Proposal (to the extent not restricted by the terms of any confidentiality agreement in existence on the date of the Merger Agreement) and of our intention to furnish non-public information to, or enter into discussions or negotiations with, such person and (B) receives from such person, and delivers to Parent a copy of, an acceptable confidentiality agreement. Notwithstanding anything to the contrary contained in the Merger Agreement, no access or non-public information may be provided to, and discussions or negotiations may not be entered into (and no Takeover Proposal will be (or will be deemed to be) a Superior Proposal for any purpose under the Merger Agreement) unless and until (x) the person (or group of persons) making the applicable Takeover Proposal has permitted Magnachip (without liability) to provide Parent with the identity of such person (or group of persons), the material terms and conditions of such Takeover Proposal (and any modification or proposed modification thereto) and any documentation relating thereto and (y) Magnachip has provided such information and documentation to Parent.

We have agreed: (1) not to release or permit the release of any person from, or to amend, waive or permit the amendment or waiver of any provision of, any confidentiality or similar agreement or provision to which we or any of our subsidiaries is or becomes a party or under which we or any of our subsidiaries has any rights; and

(2) to use our reasonable best efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent. Notwithstanding anything to the contrary in the Merger Agreement, our Board may modify, waive, amend or release any existing standstill obligations owed by any person to the extent such standstill obligations would prohibit such person from making a Takeover Proposal privately to our Board in order to permit such person to make a Takeover Proposal privately to our Board, if our Board determines in good faith, after having taken into account the advice of our outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to our stockholders under applicable law.

We have agreed to advise Parent orally and in writing of (1) the receipt of any Takeover Proposal or any request for non-public information relating to us or any of our subsidiaries, specifying the material terms and conditions thereof and the identity of the party making such Takeover Proposal or request (to the extent not restricted by the terms of any confidentiality agreement in existence on the date hereof) and (2) any material modifications to the financial or other material terms and conditions of such Takeover Proposal, in each case within 24 hours after our receipt thereof and, if available, providing Parent with copies of any written documentation from such person or any of such person’s representatives setting forth the terms and conditions of, or otherwise relating to, such Takeover Proposal or request (in each case, which may be redacted for the identity of the person or group of persons making such Takeover Proposal or request to the extent restricted by the terms of any confidentiality agreement in existence on the date of the Merger Agreement). We have also agreed to keep Parent reasonably informed, on a reasonably current basis, with respect to the status of any such Takeover Proposal or request and any modification or proposed modification thereto, and to, within 24 hours after transmittal or receipt of any material correspondence or communication involving us and any of our subsidiaries or any of our respective representatives, on the one hand, and the person that made or submitted such Takeover Proposal or request, on the other hand, provide Parent with a copy thereof (which may be redacted for the identity of the person or group of persons making such modification or proposed modification to the extent restricted by the terms of any confidentiality agreement in existence on the date of the Merger Agreement).

We have agreed that (1) we will, and will cause our subsidiaries and certain representatives of our financial advisors (set forth in Magnachip’s confidential disclosure letter to the Merger Agreement) to, and will use our reasonable best efforts to cause our and our subsidiaries’ respective other representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any person relating to any Takeover Proposal and (2) promptly after the date of the Merger Agreement, we will request each person that has executed a confidentiality or similar agreement within 12 months prior to the date of the Merger Agreement in connection with such person’s consideration of a possible Takeover Proposal or investment in Magnachip or any of our subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of us or any of our subsidiaries.

Our Board’s Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, our Board has recommended that the holders of Company Common Stock vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger (the “Company Board Recommendation”). The Merger Agreement provides that our Board will not effect a Company Board Recommendation Change except as described below.

Except as permitted by the next two paragraphs, neither our Board nor any committee thereof will (1) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent, (2) approve, endorse, accept, adopt or recommend, or declare the advisability of, a Takeover Proposal or (3) agree or publicly propose to take any of the foregoing actions (any action described in clauses (1), (2) or (3), a “Company Board Recommendation Change”).

Notwithstanding anything to the contrary set forth in the Merger Agreement, at any time before the adoption of the Merger Agreement and approval of the Merger by our stockholders, our Board may, in response to an unsolicited, bona fide, written Superior Proposal received by our Board after the date of the Merger Agreement that did not result directly or indirectly from a material breach of any of the provisions of the Merger Agreement, (x) effect a Company Board Recommendation Change with respect to such Superior Proposal or (y) authorize Magnachip to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement, in each case, but only if:

•

our Board determines in good faith, following consultation with its outside legal counsel and financial advisor, that the applicable Takeover Proposal constitutes a Superior Proposal and that its failure to effect a Company Board Recommendation Change or to authorize Magnachip to terminate the Merger Agreement to enter into the applicable Alternative Acquisition Agreement would be inconsistent with its fiduciary duties under applicable law;

•

Magnachip has provided prior written notice to Parent at least four business days in advance, which notice will state (1) that Magnachip has received a Superior Proposal; (2) to the extent not previously provided to Parent, the material terms and conditions of such Superior Proposal, the identity of the person or group of persons making such Superior Proposal (to the extent not restricted by the terms of any confidentiality agreement in existence on the date of the Merger Agreement) and a copy of the Alternative Acquisition Agreement and all contracts and other material documents relating to such Superior Proposal; and (3) that our Board intends to effect a Company Board Recommendation Change or to terminate the Merger Agreement pursuant hereto absent revisions to the terms and conditions of the Merger Agreement;

•

prior to effecting such Company Board Recommendation Change or termination, Magnachip and our representatives, during the four business day period following the date on which notice was received (or a two business day period, in the event of any revisions to the financial terms or any other material term or condition of such Superior Proposal), must have negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) any proposed modifications to the terms and conditions of the Merger Agreement (together with any corollary adjustments to the terms and conditions of the other documents contemplated by the Merger Agreement) proposed by Parent or its representatives; and

•

at the time such Company Board Recommendation Change is effected, or at the time the Merger Agreement is terminated to enter into such Alternative Acquisition Agreement, our Board determines in good faith, following consultation with its outside legal counsel and financial advisor, that the applicable Takeover Proposal continues to constitute a Superior Proposal and that its failure to effect a Company Board Recommendation Change or to authorize Magnachip to terminate the Merger Agreement to enter into the applicable Alternative Acquisition Agreement would continue to be inconsistent with its fiduciary duties under applicable law (after taking into account any changes to the terms of the Merger Agreement and any other documents contemplated by the Merger Agreement as a result of the negotiations between Parent and Magnachip).

In addition, our Board may also effect a Company Board Recommendation Change at any time before the adoption of the Merger Agreement and approval of the Merger by our stockholders, in response to an Intervening Event, but only if:

•

our Board determines in good faith, following consultation with its outside legal counsel and financial advisor, that the applicable change, event, effect, occurrence, development, fact or circumstance constitutes an Intervening Event and that its failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable law;

•

Magnachip has provided prior written notice to Parent at least four business days in advance to the effect that our Board has (A) so determined; and (B) intends to effect a Company Board Recommendation Change pursuant hereto, which notice will specify and describe the applicable Intervening Event in reasonable detail; and

•	prior to effecting such Company Board Recommendation Change, Magnachip and our representatives, during such four business day period following the date on which notice was received (or an additional four business day period, in the event of any changes in the changes, events, effects, occurrences, developments, facts or circumstances giving rise to such Intervening Event) must have negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) any proposed modifications to the terms and conditions of the Merger Agreement (together with any corollary adjustments to the terms and conditions of any other documents contemplated by the Merger Agreement) proposed by Parent or its representatives.

“Takeover Proposal” means any proposal or offer relating to (1) a merger, consolidation, spin-off, share exchange (including a split-off), reorganization, recapitalization, joint venture, tender or exchange offer, business combination or other similar transaction involving Magnachip or any of our subsidiaries (or assets thereof) representing 20% or more of the assets, revenue or net income of Magnachip and our subsidiaries, taken as a whole, (2) a sale, lease, exchange, mortgage, transfer, exclusive license or sublicense or other disposition, in a single transaction or series of related transactions, involving Magnachip or any of our subsidiaries (or assets thereof) representing 20% or more of the assets, revenue or net income of Magnachip and our subsidiaries, taken as a whole, (3) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of Magnachip or our Korean subsidiary, including by way of a tender offer or exchange offer, (4) a liquidation or dissolution of Magnachip or our Korean subsidiary or (5) any other transaction or combination of transactions having a similar effect to those described in clauses (1) through (4) (in each case, other than any such transaction among Magnachip and any of our subsidiaries or among our subsidiaries and other than the Merger).

“Superior Proposal” means a Takeover Proposal which our Board determines, in consultation with its legal and financial advisors, (i) is on terms and conditions more favorable, from a financial point of view, to the stockholders of Magnachip than those contemplated by the Merger Agreement and (ii) is reasonably likely to be consummated (if accepted). For purposes of the reference to “Takeover Proposal” in this definition, references in the definition of the term “Takeover Proposal” to the figure “20%” will be deemed to be replaced by “50%.”

“Intervening Event” means any material change, event, effect, occurrence, development, fact or circumstance in respect of Magnachip or any of our subsidiaries that arises after the date hereof and that was not known or reasonably foreseeable to our Board prior to the date of the Merger Agreement (other than (1) any change, event, effect, occurrence, development, fact or circumstance resulting from a breach of the Merger Agreement by Magnachip, any of our subsidiaries or any of our respective representatives, (2) any Takeover Proposal or (3) the fact that Magnachip or any of our subsidiaries exceeds any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations in any period (however, the underlying reasons for such events may constitute an Intervening Event)).

Employees; Benefits Plans

For a period of three years following the closing date (the “Continuation Period”), Parent will not, and will cause the Surviving Corporation or any of their respective subsidiaries or affiliates not to, (1) terminate the engagement or employment of any individual who, immediately prior to the Effective Time, is an employee of Magnachip or any of our subsidiaries, including each individual on a permitted leave immediately prior to the Effective Time (each, an “Employee”), or take any adverse measures against any such Employee, including termination, suspension or demotion, in each case, other than for just cause as permitted under the Labor Standards Act of Korea (it being understood that Parent will not, and will cause the Surviving Corporation or any of their respective subsidiaries or affiliates not to, engage in compulsory layoffs, restructurings or early retirement of Employees for such period); (2) modify any terms of contract, engagement or employment existing as of the closing date in a manner adverse to the interests of any Employees, other than for just cause as permitted under the Labor Standards Act of Korea; (3) shut-down or close any factory or facility in which the Employees provide services; or (4) transfer the employment of any Employee to any affiliate of Parent without such Employee’s consent.

For the Continuation Period, Parent will, or will cause the Surviving Corporation or any of their respective subsidiaries or affiliates to, provide to each Employee (1) no less than the salary or hourly wage rate provided to such Employee immediately prior to the Effective Time, (2) no less than the short-term (annual or more frequent) bonus or commission opportunity provided to such Employee immediately prior to the Effective Time and (3) other compensation and benefits (excluding equity and equity-based awards which will remain discretionary) that are no less favorable in the aggregate, determined on an individual basis, than those provided to such Employee under the compensation and benefit plans, programs, policies, agreements and arrangements of Magnachip and its subsidiaries in effect immediately prior to the Effective Time. Notwithstanding anything to the contrary set forth in the Merger Agreement, after the Effective Time, nothing therein will preclude the Surviving Corporation from terminating the employment of any Employee for any lawful reason.

During the Continuation Period, Parent will, or will cause the Surviving Corporation and each of their respective subsidiaries and affiliates to, honor all Company Benefit Plans in accordance with their terms as in effect immediately prior to the Effective Time; provided, that nothing herein will prevent the amendment or termination of any specific plan, program, policy, agreement or arrangement in accordance with the terms and conditions thereof, or interfere with Parent’s, the Surviving Corporation’s or any of their respective affiliates’ rights or obligations to make such changes as are necessary to comply with applicable law. For all purposes under all employee benefit plans of Parent, the Surviving Corporation and their respective affiliates providing benefits to any Employee after the Effective Time, each Employee will receive full credit for the years of service credited to the Employee under the Company Benefit Plans before the Effective Time, to the same extent that such Employee was entitled, prior to the Effective Time, to credit for such service under any similar or comparable Company Benefit Plan (except to the extent such credit would result in a duplication of accrual of benefits and not for purposes of benefit accruals under any defined benefit pension plan or similar plan).

Nothing in the foregoing paragraphs, whether express or implied, will confer upon any current or former employee of Magnachip, Parent, the Surviving Corporation or any of their respective affiliates, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of the foregoing.

In addition to Parent’s obligations under the Merger Agreement with respect to employees and benefit plans as described above, it is our understanding that following the consummation of the Merger, Parent intends to cause Magnachip to (1) increase capital expenditures at our facility in Gumi, South Korea beyond the amounts currently planned by Magnachip’s management (and approved by our Board), (2) increase research and development resources in an effort to continue to grow and enhance the Businesses, and (3) provide an employee stock ownership plan for employees who, as determined by the chief executive officer and the board of directors, have contributed to, or are likely to or have demonstrated a commitment to contribute to, Magnachip’s ongoing success.

Efforts to Close the Merger

In the Merger Agreement, we and Parent have agreed to, and Parent has agreed to cause each of its affiliates to, use our respective reasonable best efforts to promptly (1) obtain any consents, approvals or other authorizations, and make any filings and notifications, required in connection with the transactions contemplated by the Merger Agreement, including the Required Competition Approval, (2) make any other submissions either required or deemed appropriate by both Parent and Magnachip in connection with the transactions contemplated by the Merger Agreement under applicable law and (3) take or cause to be taken all other actions necessary, proper or advisable consistent with this efforts provision of the Merger Agreement to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under any law, including the Required Competition Approval, as soon as reasonably practicable.

In addition, we and Parent have agreed to, and Parent has agreed to cause its affiliates to, (1) file and not withdraw, as promptly as practicable after the date of the Merger Agreement, any filings, notification forms, applications, submissions, and related material required to be filed with any governmental authority or requested by any “Requesting Authority” (which means a governmental authority that requests, asserts or attempts to assert jurisdiction over, or requests, requires, or attempts to require from Parent, Magnachip and/or our Korean subsidiary a filing or submission related to, the transactions contemplated by the Merger Agreement), in each case with respect to the transactions contemplated by the Merger Agreement and (2) promptly make any further filings or submissions pursuant thereto that may be necessary, proper or advisable. We and Parent have agreed not to, and have agreed to ensure that none of our respective affiliates, consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of any consent, approval or other authorization required for the consummation of the transactions contemplated by the Merger Agreement at the behest of any governmental authority or Requesting Authority without the consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned (it being understood that if Parent determines to withdraw and refile any submission to any Requesting Authority, Magnachip will consent thereto).

We and Parent have also agreed to cooperate and consult with each other in connection with the making of all such filings, notifications, applications, and submissions, including by providing copies of all relevant documents (that are not privileged, confidential or proprietary) to the non-filing party and its advisors before filing. In addition, we and Parent have agreed to, and will cause our respective affiliates to, among other things, (1) promptly inform each other upon receipt of any communication from any governmental authority or Requesting Authority regarding any of the transactions contemplated by the Merger Agreement, (2) endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other party, an appropriate response to any request for additional information from a governmental authority or Requesting Authority (incorporating any comments of the other party in good faith), (3) not (i) voluntarily make any filing, application or other submission that is not directed or requested by a governmental authority or Requesting Authority or (ii) initiate any meeting or communication with any governmental authority or Requesting Authority, in each case, without the prior written consent of the other party (and if any filing, application or other submission is so made as mutually agreed between Parent and Magnachip, then the form and substance of any such filing, application or other submission shall be reasonably acceptable to Parent and Magnachip), (4) not participate in any meeting or engage in any substantive conversation with any governmental authority or Requesting Authority without giving the other party, to the extent legally permissible, prior notice of the meeting or substantive conversation and, unless prohibited by such governmental authority or Requesting Authority, the opportunity to attend or participate, (5) keep each other reasonably informed with respect to the status of any submissions and filings to any governmental authority or Requesting Authority in connection with the transactions contemplated by the Merger Agreement and any developments, meetings or substantive discussions with any governmental authority or Requesting Authority in respect thereof and (6) attempt to resolve any objections that may be asserted with respect to the transactions contemplated by the Merger Agreement under any antitrust, competition, trade or other law as promptly as practicable and advise each other promptly of any understandings, undertakings or agreements (oral or written) which the relevant party proposes to make or enter into with any governmental authority or Requesting Authority in connection with the transactions contemplated by the Merger Agreement (it being understood, however, that Magnachip will not propose or enter into any such understanding, undertaking or agreement (oral or written) without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned).

In addition, Parent has agreed not to, and will not permit any of its affiliates to, take any action (including acquiring or making any investment in any person or any division or assets thereof) that would reasonably be expected to (1) result in a material delay in the satisfaction of any of the conditions to the closing of the Merger or any of such conditions not being satisfied, (2) impose or cause any material delay in the obtaining of, or materially increase the risk of not obtaining, any governmental authorization necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any waiting period under applicable law or (3) result in any governmental authority entering an order prohibiting or enjoining the consummation of the transactions contemplated by the Merger Agreement.

Subject to the following paragraph, Parent has agreed to take, and will cause its affiliates to take (and Magnachip and our affiliates will be permitted to take, without affecting any representation or warranty in the

Merger Agreement, but subject to the following paragraph and the last sentence of this paragraph), all action necessary to (1) cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under any laws, including the Required Competition Approval and (2) avoid the entry or to effect the dissolution of, or vacate or lift, any order or other requirement of a governmental authority which would otherwise have the effect of preventing, impairing or delaying the closing, including: (i) objecting to and resisting any regulatory action or direction that seeks to require a filing with respect to the transactions contemplated by the Merger Agreement (except as contemplated under the Merger Agreement, including with respect to a Requesting Authority), (ii) selling, licensing, divesting or disposing of or holding separate any entities, assets, intellectual property or businesses (including, after the Effective Time, the Surviving Corporation or any of its subsidiaries), (iii) terminating, amending or assigning existing relationships or contractual rights and obligations, (iv) changing or modifying any course of conduct regarding future operations, (v) otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, assets or rights or interests therein and (vi) committing to take any such actions in the foregoing clauses (i), (ii), (iii), (iv) or (v). For the avoidance of doubt, Parent will not require Magnachip or our subsidiaries to take, and Magnachip and our subsidiaries will not be required to take, any action described in the preceding sentence that is not conditioned upon the consummation of the Merger. Notwithstanding anything to the contrary contained in the Merger Agreement, neither Magnachip nor any of our subsidiaries or affiliates will take any action described in clauses (i), (ii), (iii), (iv), (v) or (vi) of the first sentence of this paragraph without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

However, notwithstanding the foregoing, in connection with any filings, applications, or submissions required by applicable law or requested by a Requesting Authority with respect to the transactions contemplated by the Merger Agreement, Parent (1) will be entitled to make such filings, applications and submissions and to respond to such requests and (2) except (i) with respect to the Required Competition Approval and (ii) in the case of any filings, applications or submissions required by applicable law in the PRC or the issuance or enactment of any order or law by the State Administration for Market Regulation in the PRC (solely in its capacity under the Anti-monopoly Law (China) on antitrust review of business concentrations) or the National People’s Congress of the PRC or its Standing Committee (in each of cases (i) and (ii), which, for the avoidance of doubt, will be subject to the immediately preceding paragraph without application of this paragraph), will not be required to (A) agree to, or accept or suffer to have imposed upon Magnachip or any of our subsidiaries (and, without Parent’s consent, none of Magnachip or any of our subsidiaries, prior to the closing, will agree to or accept or suffer to have imposed upon it), any condition or restriction relating to any of the assets, businesses or interests of Magnachip or any of our subsidiaries that would reasonably be expected to materially and adversely impact the assets, businesses or interests of any of the Businesses or of our Korean subsidiary or (B) agree to or accept any condition or restriction that would reasonably be expected to have the effect of materially limiting or materially restricting Parent’s ownership, conduct or operation of any of the Businesses or of our Korean subsidiary, following the closing (any of the foregoing conditions, restrictions or actions described in clauses (A) and (B), a “Burdensome Condition”). If Parent becomes aware of a Burdensome Condition, it must provide prompt notice thereof (and in any event within five days) to Magnachip.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that for a period of at least six years from and after the Effective Time (or for a longer period if set forth in any indemnification agreement in effect as of the date of the Merger Agreement), Parent and the Surviving Corporation will cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director, officer or employee of Magnachip or any of our subsidiaries and the fiduciaries of any Company Benefit Plan (the “Indemnified Parties”) as provided in our certificate of incorporation and bylaws and comparable organizational or governing documents of our subsidiaries (as in effect as of the date of the Merger Agreement) or in any written indemnification agreements (in effect as of the date of the Merger Agreement) between an Indemnified Party and Magnachip or one of our subsidiaries, to survive the Merger and to continue in full force and effect.

Parent has also agreed to cause the Surviving Corporation to indemnify and hold harmless all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of or relating to their services as directors, officers or employees of Magnachip, our subsidiaries or another person, if such Indemnified Party is or was serving as a director, officer or employee of such other person at the request of Magnachip, or fiduciaries of the Company Benefit Plans, whether asserted or claimed at or after or occurring before the Effective Time (including in connection with the negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement or otherwise). If any Indemnified Party is or becomes involved in any legal action in connection with any matter subject to indemnification hereunder, then Parent has agreed to cause the Surviving Corporation to advance as incurred any costs or expenses (including legal fees and disbursements), judgments, fines, losses, claims, damages or liabilities (“Damages”) arising out of or incurred in connection with such legal action, subject to the Surviving Corporation’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such Damages if it is ultimately determined under applicable law that such Indemnified Party is not entitled to be indemnified.

The Merger Agreement also provides that Parent and the Surviving Corporation will, jointly and severally, maintain in effect for at least six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by Magnachip or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement) so long as Parent and the Surviving Corporation are not required to pay an annual premium in excess of 300% of the last annual premium paid by Magnachip for such insurance before the date of the Merger Agreement (such 300% amount being the “Maximum Premium”). If Parent or the Surviving Corporation are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then Parent and the Surviving Corporation will, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium less than or equal to the Maximum Premium. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this paragraph, before the Effective Time, Magnachip will be entitled to purchase (for no more than the Maximum Premium) a “tail” directors’ and officers’ liability insurance policy covering the matters described in this paragraph and, if Magnachip elects to purchase such a policy before the Effective Time, then Parent and the Surviving Corporation’s obligations under this paragraph will be satisfied so long as Parent and the Surviving Corporation cause such policy to be maintained in effect for a period of six years following the Effective Time.

Other Covenants

The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to access to information, confidentiality, public announcements, transfer taxes, Rule 16b-3 under the Exchange Act, NYSE de-listing, transaction litigation, agreements with principal stockholders and notices of certain events.

Conditions to the Closing of the Merger

Mutual Conditions to Parent’s and Magnachip’s Obligation to Effect the Merger

Each party’s respective obligation to effect the Merger is subject to the satisfaction, or to the extent permitted by law, waiver on or before the closing date of various conditions, including the following:

•	the Merger Agreement will have been duly adopted by the Requisite Company Vote at a duly called Company Stockholders Meeting;

•

no Specified Governmental Authority shall have issued any order that enjoins or otherwise prohibits the consummation of the Merger and that remains in effect, and there shall not be any law (excluding any order that would otherwise constitute a law) enacted or deemed applicable to the Merger by any Specified Governmental Authority that makes the consummation of the Merger illegal and that remains in effect (any such order or law issued or enacted by a Specified Governmental Authority, a “Prohibitive Order” and such condition, the “Prohibitive Order Condition”); and

•

any approval, consent or authorization in connection with any filings, applications, or submissions required by applicable law in the jurisdiction of a Specified Governmental Authority or requested by a Requesting Authority that is a Specified Governmental Authority will have been obtained and, solely with respect to any approval, consent or authorization of any Specified Governmental Authority identified in clause (i) or (ii) of the definition of Specified Governmental Authority, such approval, consent or authorization will have been obtained without the imposition of a Burdensome Condition, other than a Burdensome Condition to which Parent had previously agreed in writing (the “Regulatory Approval Condition”).

“Specified Governmental Authority” means any of the following: (i) any federal governmental authority from the United States, (ii) any national governmental authority from the Republic of Korea, (iii) the State Administration for Market Regulation in the PRC solely in its capacity under the Anti-monopoly Law (China) on antitrust review of business concentrations and (iv) for purposes of the Prohibitive Order Condition and the Prohibitive Order Termination Right (described under the section captioned “The Merger Agreement—Termination of the Merger Agreement” beginning on page 110 of this proxy statement), the National People’s Congress of the PRC or its Standing Committee.

Conditions to Parent’s Obligation to Effect the Merger

In addition, Parent and Merger Sub are not obligated to effect the Merger unless the following conditions are satisfied or, to the extent permitted by law, waived by Parent on or before the closing date:

•

our representations and warranties regarding certain elements of our capitalization are true and correct in all respects at and as of the closing date as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date) except for de minimis inaccuracies;

•

our representations and warranties regarding the absence of a Company Material Adverse Effect are true and correct in all respects at and as of the closing date as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date);

•

our other representations and warranties set forth in the Merger Agreement (other than those noted in the preceding two bullet points) (disregarding all references to the term “Company Material Adverse Effect” and other similar qualifications based on the word “material” or otherwise set forth in any such representations and warranties), are true and correct in all respects at and as of the closing date as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect;

•	we have performed in all material respects all obligations required to be performed by us under the Merger Agreement at or before the closing date;

•	since the date of the Merger Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing; and

•	Parent has received a certificate signed by an executive officer of Magnachip, certifying as to the matters described in the preceding bullet points.

Conditions to Magnachip’s Obligation to Effect the Merger

Further, we are not obligated to effect the Merger unless the following conditions are satisfied or, to the extent permitted by law, waived by us on or before the closing date:

•	Parent and Merger Sub’s representations and warranties set forth in the Merger Agreement (disregarding all references to the term “Parent Material Adverse Effect” and other similar qualifications based on the word “material” set forth in any such representations and warranties), are true and correct in all respects at and as of the closing date as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect;

•	Parent and Merger Sub have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or before the closing date; and

•	we have received a certificate signed by an executive officer of Parent, certifying as to the matters described in the preceding bullet points.

Neither Magnachip nor Parent and Merger Sub may rely, either as a basis for not consummating the Merger or for terminating the Merger Agreement and abandoning the Merger, on the failure of any of the preceding conditions listed in this section to be satisfied if such party’s breach of any provision of the Merger Agreement was the primary cause of such failure.

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the Effective Time:

•	by mutual written consent of Parent and Magnachip;

•	by either Parent or Magnachip, if:

•

the Merger has not been consummated by 11:59 p.m. (New York time) on September 25, 2021 (as it may be adjusted pursuant to the Merger Agreement, the “Termination Date”), provided that the Termination Date may be extended until 11:59 p.m. on December 25, 2021 and again until 11:59 p.m. on March 25, 2022 by either party if as of such initial Termination Date (or first extended Termination Date), a Specified Circumstance exists and each of the mutual conditions to closing (other than with respect to the Specified Circumstance) and the conditions to the obligation of the non-electing party to effect the Merger have been satisfied or waived (other than the condition that a certificate with respect to the other conditions has been received), provided further that this right to terminate the Merger Agreement as a result of the occurrence of the Termination Date will not be available to Parent or Magnachip (1) during the pendency of any legal action by the other party for specific performance of the Merger Agreement such that the Termination Date will be at least 10 business days following the completion of such legal action (but in no event later than the date that is 14 months following the date of the Merger Agreement); and (2) if such party’s breach of any covenant or agreement of the Merger Agreement has been the primary cause of the failure to consummate the Merger by such date (it being understood that Parent and Merger Sub will be deemed a single party for purposes of this clause) (this termination right, the “Termination Date Termination Right”);

•

the Merger Agreement has been submitted to our stockholders for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote is not obtained upon a vote taken thereof (or adjournment, postponement or recess thereof) (the “Requisite Company Vote Termination Right”); or

•

any Prohibitive Order is issued or enacted after the date of the Merger Agreement (or is or deemed applicable to the Merger after the date of the Merger Agreement) and has become final and non-appealable (in the case of an order); provided, that this right to terminate the Merger Agreement for such a Prohibitive Order will not be available to any party whose breach of any covenant or agreement of the Merger Agreement has been the primary cause of the enactment, issuance, promulgation, enforcement or entry of any such Prohibitive Order, or such Prohibitive Order becoming final and non-appealable (it being understood that Parent and Merger Sub will be deemed a single Party for purposes of this sentence) (this termination right, the “Prohibitive Order Termination Right”).

With respect to the first bullet, a “Specified Circumstance” will be deemed to exist if: (1) the Regulatory Approval Condition with respect to the approval, consent or authorization of any governmental authority identified in clause (i) or (ii) of the definition of “Specified Governmental Authority” is not satisfied and has not, to the extent permitted by Law, been waived; or (2) as a result of a challenge by a governmental authority identified in clause (i) or (ii) of the definition of “Specified Governmental Authority,” the Prohibitive Order Condition with respect to the absence of a Prohibitive Order issued or enacted by any governmental authority identified in clause (i) or (ii) of the definition of “Specified Governmental Authority” is not satisfied and has not, to the extent permitted by law, been waived.

•	by Parent if:

•	prior to the Requisite Company Vote, our Board has effected a Company Board Recommendation Change (this termination right, the “Recommendation Change Termination Right”);

•

a Takeover Proposal is made (or any material change is made thereto) and our Board recommends in favor of such Takeover Proposal or, after a written request by Parent, our Board fails to publicly reaffirm the Company Board Recommendation within 10 days after receipt of such request to do so (this termination right, the “Takeover Proposal Termination Right”);

•

we breach any of our representations, warranties, covenants or agreements contained in the Merger Agreement, which breach (1) (i) would give rise to the failure of a condition to Parent’s obligation to effect the Merger with respect to the accuracy of our representations and warranties or performance of our obligations or (ii) has materially contributed to the failure of the Prohibitive Order Condition or the Regulatory Approval Condition and (2) if curable, has not been cured by us on or before the earlier of (A) the business day prior to the Termination Date and (B) the date that is 15 business days after our receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are then in breach of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of a condition to Magnachip’s obligation to effect the Merger with respect to the accuracy of Parent’s and Merger Sub’s representations and warranties or performance of their obligations, or has been the primary cause of the failure of the Prohibitive Order Condition or the Regulatory Approval Condition, as applicable; or

•

any Requesting Authority that is a Specified Governmental Authority (other than a Governmental Authority specified in clause (iii) or (iv) of the definition of “Specified Governmental Authority”) notifies Parent or Magnachip that any approval, consent or authorization in connection with any filings, applications or submissions required by applicable law in the jurisdiction of such Specified Governmental Authority or requested by such Requesting Authority with respect to the transactions contemplated by the Merger Agreement will be conditioned on the imposition of a Burdensome Condition that Parent is unwilling to accept or take, and Parent has notified Magnachip of such Burdensome Condition at least 10 business days prior to such termination and has consulted with Magnachip in good faith in respect of such Burdensome Condition; provided that Parent or Merger Sub is not then in breach of their obligations described in the section captioned “The Merger Agreement—Efforts to Close the Merger” beginning on page 105 of this proxy statement (this termination right, the “Regulatory Approval Termination Right”).

•	by Magnachip if:

•

our Board determines to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to the terms of the Merger Agreement; provided, that substantially concurrently with such termination, and as a condition to the right of Magnachip to terminate the Merger Agreement pursuant to this bullet, Magnachip pays the Company Termination Fee to Parent in accordance with the section captioned “The Merger Agreement—Termination Fees” beginning on page 113 of this proxy statement (this termination right, the “Superior Proposal Termination Right”);

•

Parent or Merger Sub breaches any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breach (1) (i) would give rise to the failure of a condition to our obligation to effect the Merger with respect to the accuracy of our representations and warranties or performance of Parent’s or Merger Sub’s obligations or (ii) has materially contributed to the failure of the Prohibitive Order Condition or the Regulatory Approval Condition (it being understood that Parent and Merger Sub will be deemed a single party for purposes of the foregoing) and (2) if curable, has not been cured by Parent on or before the earlier of (A) the business day prior to the Termination Date and (B) the date that is 15 business days after Parent’s receipt of written notice of such breach from us, but only so long as Magnachip is not then in breach of our representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of a condition to Parent’s obligation to effect the Merger with respect to the accuracy of our representations and warranties or performance of our obligations, or has been the primary cause of the failure of the Prohibitive Order Condition or the Regulatory Approval Condition, as applicable (this termination right, the “Parent Breach Termination Right”); or

•

(1) all of Parent’s conditions to its obligation to effect the Merger have been satisfied (including the mutual conditions to closing but other than conditions that, by their nature, are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied) or, to the extent permitted by law, waived by each applicable party, (2) we have confirmed by irrevocable written notice to Parent that (i) all of the conditions to our obligation to effect the Merger have been satisfied (other than conditions that, by their nature, are to be satisfied at the closing) or that we are willing to waive any unsatisfied conditions and (ii) we intend to terminate the Merger Agreement pursuant to this bullet if Parent and Merger Sub do not consummate the closing and (3) Parent and Merger Sub have failed to consummate the closing within three business days following the date on which we provide the notice contemplated by clause (2) of this bullet (this termination right, the “Failure to Close Termination Right”).

In the event of termination of the Merger Agreement, the Merger Agreement will immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or Magnachip (or any Parent Related Party or Company Related Party (each as defined in the Merger Agreement)) other than as provided in the section captioned “The Merger Agreement—Termination Fees” beginning on page 113 of this proxy statement; provided, that the Confidentiality Agreements, the Equity Commitment Letter and the Standby Letter of Credit will survive the termination of the Merger Agreement in accordance with their respective terms, as will certain provisions of the Merger Agreement, including terms relating to termination fees.

Termination Fees

Termination Fee Payable by Magnachip

We will be required to pay Parent a “Company Termination Fee” equal to $42,100,000 (as may be increased to include interest, costs and expenses as described in the section captioned “The Merger Agreement—Termination Fees—Interest, Costs and Expenses” beginning on page 115 of this proxy statement) in the following circumstances:

•

the Merger Agreement is terminated by us pursuant to the Superior Proposal Termination Right, in which case payment will be made substantially concurrently with, and as a condition to our right to effect, such termination;

•

the Merger Agreement is terminated by Parent pursuant to the Recommendation Change Termination Right or the Takeover Proposal Termination Right (or by Parent or Magnachip, as the case may be, pursuant to the Termination Date Termination Right at any time after the occurrence of an event entitling Parent to terminate the Merger Agreement pursuant to the Recommendation Change Termination Right or the Takeover Proposal Termination Right), in which case payment will be made within five business days following such termination (or, in the case of termination by us, substantially concurrently with such termination); or

•

(1) a Takeover Proposal has been publicly made or publicly proposed to Magnachip or otherwise publicly announced prior to the date of the Company Stockholders Meeting and not subsequently withdrawn prior to such Company Stockholders Meeting, (2) the Merger Agreement is terminated by us or Parent pursuant to the Requisite Company Vote Termination Right and (3) during the period commencing on the date of such termination and ending 12 months thereafter, Magnachip consummates any Takeover Proposal or enters into a contract in connection with a Takeover Proposal that is subsequently consummated, in which case payment will be made within five business days following the date on which we consummate such Takeover Proposal. For purposes of clause “(3)” of the foregoing, references in the definition of the term “Takeover Proposal” to the figure “20%” shall be deemed to be replaced by “50%.”

Termination Fee Payable by Parent

Parent will be required to pay us a “Parent Termination Fee” equal to $105,300,000 (as may be reduced pursuant to the proviso at the end of this paragraph or increased to include interest, costs and expenses as described in the section captioned “The Merger Agreement—Termination Fees—Interest, Costs and Expenses” beginning on page 115 of this proxy statement) in the following circumstances:

•

the Merger Agreement is terminated by us or Parent pursuant to the Termination Date Termination Right at a time when (1) any of the Prohibitive Order Condition (other than the failure of such condition to be satisfied as a result of an order imposed by a court of competent jurisdiction with respect to a civil litigation matter not pursued by a governmental authority) or the Regulatory Approval Condition have not been satisfied and (2) the Requisite Company Vote has been obtained (if the Company Stockholders Meeting has occurred) and all of the conditions to Parent’s obligation to effect the Merger have been satisfied (other than conditions that, by their nature, are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied) or, to the extent permitted by law, waived, in which case payment shall be made within 10 business days following such termination;

•

the Merger Agreement is terminated by us or Parent pursuant to the Prohibitive Order Termination Right (other than as a result of an order imposed by a court of competent jurisdiction with respect to a civil litigation matter not pursued by a governmental authority) at a time when the Requisite Company Vote has been obtained (if the Company Stockholders Meeting has occurred) and all of the conditions to Parent’s obligation to effect the Merger have been satisfied (other than conditions that, by their nature, are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied) or, to the extent permitted by law, waived, in which case payment shall be made within 10 business days following such termination;

•

the Merger Agreement is terminated by Parent pursuant to the Regulatory Approval Termination Right at a time when the Requisite Company Vote has been obtained (if the Company Stockholders Meeting has occurred) and all of the conditions to Parent’s obligation to effect the Merger have been satisfied (other than conditions that, by their nature, are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied) or, to the extent permitted by law, waived, in which case payment shall be made concurrently with such termination;

•

the Merger Agreement is terminated by us pursuant to the Parent Breach Termination Right as a result of a willful and material breach of certain of Parent’s or Merger Sub’s covenants in the Merger Agreement relating to use of their reasonable best efforts and their obligations described in the section captioned “The Merger Agreement—Efforts to Close the Merger” beginning on page 105 of this proxy statement (each such covenant as set forth in the Merger Agreement, a “Specified Covenant”), in which case payment will be made within 10 business days following such termination;

•	the Merger Agreement is terminated by us pursuant to the Failure to Close Termination Right, in which case payment shall be made within seven business days following such termination; or

•

the Merger Agreement is terminated by Parent pursuant to the Termination Date Termination Right at a time when Magnachip would have been entitled to terminate the Merger Agreement pursuant to (1) the Prohibitive Order Termination Right (other than as a result of an order imposed by a court of competent jurisdiction with respect to a civil litigation matter not pursued by a governmental authority) at a time when the Requisite Company Vote has been obtained (if the Company Stockholders Meeting has occurred) and all of the conditions to Parent’s obligation to effect the Merger have been satisfied (other than conditions that, by their nature, are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied) or, to the extent permitted by law, waived, (2) the Parent Breach Termination Right as a result of a willful and material breach by Parent or Merger Sub of any Specified Covenant or (3) the Failure to Close Termination Right, in each case, but for such termination pursuant to the Termination Date Termination Right, in which case payment shall be made within 10 business days following such termination;

provided, however, that: (1) if the Parent Termination Fee is due under the first, second or third bullet or clause (1) of the sixth bullet above due to (i) the failure to obtain the approval, consent or authorization of the governmental authority identified in clause (i) of the definition of “Specified Governmental Authority” only, without the imposition of a Burdensome Condition, other than a Burdensome Condition to which Parent had previously agreed in writing, in connection with any filings, applications or submissions required by applicable law in the jurisdiction of, or requested by a Requesting Authority that is, a governmental authority identified in clause (i) of the definition of “Specified Governmental Authority” only, or (ii) the issuance or enactment of a Prohibitive Order by a governmental authority identified in clause (i) of the definition of “Specified Governmental Authority” only, then the Parent Termination Fee will be reduced to an amount in cash equal to $70,200,000; and (2) if the Parent Termination Fee is due under the first, second or third bullet or clause (1) of the sixth bullet above due to (i) the failure to obtain the approval, consent or authorization of the governmental authority identified in clause (ii) of the definition of “Specified Governmental Authority” only, without the imposition of a Burdensome Condition, other than a Burdensome Condition to which Parent had previously agreed in writing, in connection with any filings, applications or submissions required by applicable law in the jurisdiction of, or requested by a Requesting Authority that is, a governmental authority identified in clause (ii) of the definition of “Specified Governmental Authority” only, or (ii) the issuance or enactment of a Prohibitive Order by a governmental authority identified in clause (ii) of the definition of “Specified Governmental Authority” only, then the Parent Termination Fee will be reduced to an amount in cash equal to $84,300,000.

Notwithstanding anything to the contrary in the Merger Agreement, we and our subsidiaries have agreed on behalf of ourselves and our respective current and future affiliates that if Parent and/or Merger Sub breaches the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise, including with respect to any willful and material breach) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or if the Merger is not consummated for any reason, then, other than with respect to fraud and except for (1) the right to seek specific performance in accordance with and subject to the terms and conditions of the Merger Agreement, and Magnachip’s rights under the Investor Commitment Letters and Equity Commitment Letter related thereto, (2) Magnachip’s rights under the Investor Commitment Letters, the Equity Commitment Letter and the Standby Letter of Credit and (3) certain other rights of Magnachip under certain provisions of the Merger Agreement relating to debt financing cooperation, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against any Parent Related Party for any breach, loss, Damage or failure to perform under the Merger Agreement or in respect of any oral or written representation made or alleged to have been made in connection therewith will be for Magnachip (i) to receive (including by enforcing the Standby Letter of Credit) payment of the applicable Parent Termination Fee, if payable pursuant to the Merger Agreement or (ii) to seek Damages following termination of the Merger Agreement solely in respect of a willful and material breach (including Damages based on the consideration that would have otherwise been payable to the stockholders and equity holders of Magnachip pursuant to the Merger Agreement or that take into account loss of market value or stock price of Magnachip (including the Company Common Stock) and implied value of any equity awards) up to, but never in excess of, $105,300,000.

Notwithstanding anything to the contrary in the Merger Agreement, Parent and Merger Sub agree on behalf of themselves and their respective current and future affiliates that if we breach the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise, including with respect to any willful and material breach) or fail to perform thereunder (whether willfully, intentionally, unintentionally or otherwise) or if the Merger is not consummated for any reason, then, other than with respect to fraud and except for the right to seek specific performance in accordance with and subject to the terms and conditions of the Merger Agreement, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against any Company Related Party for any breach, loss, Damage or failure to perform under the Merger Agreement or in respect of any oral or written representation made or alleged to have been made in connection therewith will be for Parent (1) to receive payment of the Company Termination Fee, if payable pursuant to the Merger Agreement or (2) to seek Damages following termination of the Merger Agreement solely in respect of a willful and material breach up to, but never in excess of, $105,300,000.

Interest, Costs and Expenses

Magnachip and Parent have agreed that if Magnachip fails to pay the Company Termination Fee or Parent fails to pay the Parent Termination Fee when due, such fee will accrue interest for the period commencing on the date such fee became past due (including during any period funds are held in escrow), at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, N.A., in the City of New York from time to time during such period, at such bank’s prime lending rate. In addition, if we or Parent, as applicable, fails to pay such fee when due, we or Parent, as applicable, will also pay to the other party all of such other party’s costs and expenses (including attorneys’ fees) in connection with all actions to collect such fee. If Parent or Magnachip submits a dispute regarding whether a Parent Termination Fee or Company Termination Fee, as applicable, is payable pursuant to the Merger Agreement, to arbitration pursuant to the arbitration provisions of the Merger Agreement, the prevailing party in such arbitration will be entitled to collect from the other party all of such prevailing party’s costs and expenses (including attorneys’ fees) in connection with resolution of such dispute through arbitration. Any interest, costs and expenses payable pursuant to the foregoing in the Merger Agreement will be deemed included in the term “Company Termination Fee” or “Parent Termination Fee”, as applicable, for all purposes of the Merger Agreement.

Standby Letter of Credit

Concurrently with the execution of the Merger Agreement, Parent has delivered to Magnachip a standby letter of credit (such standby letter of credit or any replacement thereof approved by Magnachip (such approval not to be unreasonably withheld, conditioned or delayed), the “Standby Letter of Credit”) issued by China CITIC Bank International Limited, New York Branch (the “Issuing Bank”) in favor of Magnachip, pursuant to which $103,500,000 may be drawn in cash in Dollars by Magnachip, subject to the terms thereof, in the event that the Parent Termination Fee or other Damages becomes or may become payable pursuant to the terms of the Merger Agreement.

We and Parent have agreed that, subject to the terms and conditions of the Standby Letter of Credit, in the event that the Parent Termination Fee is payable under the Merger Agreement or Damages are otherwise payable to us under (and subject to) the Merger Agreement, and the Parent Related Parties have not paid such Parent Termination Fee to us at or prior to the expiration of the applicable time period specified in the Merger Agreement or paid such Damages to us when due and payable, Magnachip may deliver a demand notice to the Issuing Bank under the Standby Letter of Credit for payment of the Parent Termination Fee or such Damages, as applicable, which, in the case of such Damages, will also include a copy of a final arbitral award pursuant to the arbitration provisions of the Merger Agreement providing for the payment of such amount to Magnachip; provided, that, to the extent the full amount underlying the Standby Letter of Credit is not due, we may include in such demand notice an additional $3,000,000 as collateral for any interest, costs and expenses that may be payable pursuant to the Merger Agreement (as described in the section captioned “The Merger Agreement—Termination Fees —Interest, Costs and Expenses” beginning on page 115 of this proxy statement ) (which we have agreed to return to Parent any portion thereof to the extent the full $3,000,000 is not payable to us). If prior to the expiration of the applicable time period for which the payment of the Parent Termination Fee is due, Parent has delivered a written notice to us disputing that such payment is owed, indicating the reasons for such dispute, and demanding the parties enter into arbitration with respect thereto, we will direct the Issuing Bank to deposit the applicable funds into an escrow account to be held in our name, which funds will be released upon mutual agreement of Parent and us or upon the rendering of a final arbitral award with respect to such dispute pursuant to the arbitration provisions of the Merger Agreement in accordance with the terms of an escrow agreement to be entered into by the parties. We have also agreed that, upon the first to occur of (1) the third business day following receipt by us of the Parent Termination Fee from the Parent Related Parties, (2) the three-month anniversary of the valid termination of the Merger Agreement (provided, however, that if prior to the end of such three-month period, we have commenced a legal action against or made a written demand or claim to Parent disputing the validity of such termination and seeking specific performance of Parent’s obligations to effect the closing under the Merger Agreement or seeking payment of the Parent Termination Fee or other Damages, the date in this clause (2) will be the third business day following an arbitral determination pursuant to the arbitration provisions of the Merger Agreement that the Merger Agreement was validly terminated and no Parent Termination Fee or other Damages were payable), and (3) the third business day following the closing (the first to occur of clauses (1), (2) or (3), a “Return Event”), we will return the Standby Letter of Credit to the Issuing Bank accompanied by a notice requesting cancellation thereof in such form as set forth in the Standby Letter of Credit.

Parent has agreed to cause the Standby Letter of Credit to remain in full force and effect at all times until a Return Event has occurred and the Standby Letter of Credit has been returned to the Issuing Bank as provided in the preceding paragraph. If the Standby Letter of Credit is scheduled to terminate or expire within 15 days and (1) we have commenced a legal action or delivered a written demand to Parent for payment of the Parent Termination Fee pursuant to the Merger Agreement or payment of Damages (subject to the Merger Agreement) or (2) we have not received an extension or replacement of the Standby Letter of Credit in a form acceptable to us and we have delivered a written demand to Parent for specific performance of Parent’s obligations to effect the closing under the Merger Agreement (whether or not the Merger Agreement has been terminated), and in each case of clauses (1) and (2), we have not yet obtained an arbitral award pursuant to the arbitration provisions of the Merger Agreement in connection with such legal action or written demand, then we may deliver a demand notice to the Issuing Bank under the Standby Letter of Credit for payment of the lesser of the full amount of the Standby Letter of Credit and the amount of Damages claimed and hold such funds until the applicable dispute is resolved by arbitral determination pursuant to the arbitration provisions of the Merger Agreement; provided, that to the extent Damages awarded by arbitral determination pursuant to the arbitration provisions of the Merger Agreement are less than the amount drawn under the Standby Letter of Credit, we have agreed to return such excess to Parent.

Notwithstanding anything in the Merger Agreement, the Equity Commitment Letter or any of the Investor Commitment Letters to the contrary, we have agreed that, in the event that we actually receive the full amount under the Standby Letter of Credit from the Issuing Bank, we will have no further rights under the Equity Commitment Letter or the Investor Commitment Letters (other than the right to receive the excess of the Parent Termination Fee over such full amount under the Standby Letter of Credit, the excess of any Damages payable pursuant to the Merger Agreement over such full amount under the Standby Letter of Credit, and any interest, costs and expenses, if any, payable pursuant to the Merger Agreement) (as described in the section captioned “The Merger Agreement—Termination Fees —Interest, Costs and Expenses” beginning on page 115 of this proxy statement ).

Specific Performance

The parties have agreed in the Merger Agreement that irreparable damage would occur if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties have agreed that each party will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent or cure breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including specific performance or other equitable relief to cause Parent and/or Merger Sub to effect the closing in accordance with the Merger Agreement), this being in addition to any other remedy at law or in equity, and the parties have waived any requirement for the posting of any bond or similar collateral in connection therewith. Each party has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (1) the other party has an adequate remedy at law or (2) an award of specific performance is not an appropriate remedy for any reason at law or equity. Without limiting the generality of the foregoing, the parties have agreed that, if, at a time when Magnachip is permitted to terminate the Merger Agreement pursuant to the Failure to Close Termination Right, Magnachip seeks specific performance of Parent and Merger Sub’s obligation to effect the closing in accordance with the Merger Agreement, then Magnachip will be entitled to specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letter and to cause Parent and/or Merger Sub to effect the closing in accordance with the Merger Agreement. For the avoidance of doubt, but subject to the penultimate paragraph in the section captioned “The Merger Agreement—Termination Fees—Termination Fee Payable by Parent” beginning on page 113 of this proxy statement, in no event will the exercise of Magnachip’s right to specific performance pursuant to this paragraph reduce, restrict or otherwise limit Magnachip’s right to terminate the Merger Agreement and be paid the Parent Termination Fee.

Fees and Expenses

Except as explicitly providing otherwise in the Merger Agreement, whether or not the Merger is consummated, all fees, costs and expenses (including those payable to representatives) incurred by any party or on its behalf in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring those fees, costs and expenses, except that the filing fees for any filings made under any law will be borne solely by Parent.

Amendment

The Merger Agreement may be amended by the parties at any time before the Effective Time, whether before or after obtaining the Requisite Company Vote, so long as (1) no amendment that requires further stockholder approval under applicable law after stockholder approval of the Merger Agreement will be made without such required further approval and (2) such amendment has been duly approved by the board of directors of each of Merger Sub, Parent and Magnachip. The Merger Agreement may not be amended except by an instrument in writing signed by each of the parties.

Governing Law

The Merger Agreement is governed by Delaware law.

Consent to Jurisdiction; Arbitration

We and Parent have agreed that in order to obtain prompt and expeditious resolution of all disputes arising out of or relating to the Merger Agreement, all such disputes will be exclusively resolved by final and binding arbitration under the Delaware Rapid Arbitration Act (the “DRAA”, 10 Del. C. § 5801 et seq.) and the Delaware Rapid Arbitration Rules promulgated thereunder by the Supreme Court of the State of Delaware (“Rules”) in effect at the time of the date of delivery of the notice of arbitration, except as modified in the Merger Agreement.

The Merger Agreement provides that (1) the arbitral panel will consist of three arbitrators (the “Tribunal”), (2) the situs of the arbitration will be the State of Delaware, although the evidentiary and other proceedings will be conducted in New York (Manhattan), New York and the Tribunal may conduct proceedings in other locations if necessary for the taking of evidence and (3) the language of the arbitration proceedings, and of the arbitral award, will be the English language. We and Parent have agreed that (i) the claimant(s) and respondent(s) will each appoint one arbitrator within 20 days of the date of delivery of the notice of arbitration; and (ii) the two party-appointed arbitrators will appoint the third arbitrator, who will serve as the chair of the Tribunal, within 20 days from the date of the appointment of the second arbitrator. Further, the parties have agreed that each member of the Tribunal must be a former judge of the Delaware Supreme Court and/or Delaware Court of Chancery; provided, that in the event a former Delaware judge is unavailable to serve as arbitrator for one or more of the positions on the Tribunal, then the parties will submit a petition for the appointment of one or more arbitrators (as needed to complete the three-member Tribunal) to the Court of Chancery of the State of Delaware under Section 5805 of the DRAA. Any arbitrator not timely appointed as provided in clause (i) or (ii) of this paragraph will be appointed by the Delaware Court of Chancery in accordance with Section 5805 of the DRAA.

Pursuant to the Merger Agreement, the arbitration will be deemed commenced when the claimant(s) deliver a notice of arbitration to all of the respondents in the manner provided for notices in the Merger Agreement. We and Parent have agreed that (1) the preliminary conference will be no later than 10 days after the constitution of the Tribunal, (2) the Tribunal will allow reasonable requests for the production of documents relevant to the dispute and permit the taking of depositions limited to not more than five persons on each side and for not more than six hours in total for the deposition of each such person, and (3) the arbitration hearing will be limited to one day, if the Tribunal deems such limitation appropriate, and provided, that the Tribunal, where it considers it appropriate in order to provide any party with a full and fair opportunity to be heard, may require a hearing be held over the course of more than one day, and will be conducted as soon as reasonably practicable after the constitution of the Tribunal, as determined by the Tribunal.

In addition, we and Parent have agreed that for the purposes of DRAA § 5808(b), and all other purposes, the Tribunal will issue its final award as promptly as practicable taking into account the nature of the claims and any other facts or circumstances the Tribunal deems relevant, but in no event later than 60 calendar days after the close of the arbitration hearing (subject to certain exceptions). The Tribunal is authorized to award monetary damages and to grant specific performance of the Merger Agreement and other injunctive relief, including interim relief pending the final award. The parties will bear their own costs incurred in connection with the arbitration and share equally the fees and expenses of the Tribunal and the costs of administration.

Pursuant to the Merger Agreement, the foregoing will not prevent a party from seeking provisional, interim or conservatory measures from any court of competent jurisdiction at any time if any such party believes in good faith that it will suffer irreparable injury before the Tribunal has been appointed or before the Tribunal has had time to render a final award.

The arbitral award will be final and non-appealable. Judgment upon the arbitral award may be entered and enforced in any court of competent jurisdiction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of shares of Company Common Stock as of May 3, 2021 for:

•	each beneficial owner of more than 5% of our outstanding shares of Company Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Magnachip Semiconductor, Ltd., V-Plex Bldg., 15F, 501, Teheran-ro, Gangnam-gu, Seoul, Republic of Korea, 06168.

This table lists applicable percentage ownership based on 46,333,946 shares of Company Common Stock outstanding as of May 3, 2021. Shares issuable upon exercise of options to purchase shares of Company Common Stock that are exercisable within 60 days of May 3, 2021 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Company Common Stock shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Principal Stockholders
Oaktree Value Opportunities Fund Holdings, L.P.(2)	3,214,537	6.9%
Brigade Capital Management, LP(3)	3,028,318	6.2%
Federated Hermes, Inc.(4)	2,959,604	6.4%
Rubric Capital Management LP(5)	2,612,588	5.6%
Morgan Stanley(6)	2,587,317	5.6%
Directors and Named Executive Officers
Kyo-Hwa (Liz) Chung	—	*
Melvin Keating(7)	110,645	*
Ilbok Lee(8)	282,421	*
Camillo Martino(9)	128,545	*
Gary Tanner(10)	157,329	*
Young-Joon Kim(11)	582,543	1.2%
Young Soo Woo(12)	6,000	*
Theodore Kim(13)	228,875	*
Woung Moo Lee(14)	206,556	*
Chan Ho Park(15)	5,000	*
Jonathan Kim(16)	—	*
Directors and current Executive Officers as a group (10 persons)(17)	1,707,914	3.6%

*	Less than one percent
(1)

Includes any outstanding Company Common Stock held and, to the extent applicable, shares issuable upon the exercise or conversion of any securities that are exercisable or convertible within 60 days of May 3, 2021.

(2)

Based on information contained in an Amendment No. 4 to Schedule 13G filed with the SEC on February 16, 2021 by each of the following entities (each an “Oaktree Entity”): Oaktree Value Opportunities Fund Holdings, L.P., a Delaware limited partnership (“VOF Holdings”), in its capacity as the direct owner of 3,214,537 shares of Company Common Stock; Oaktree Value Opportunities Fund GP, L.P., a Cayman Islands limited partnership (“VOF GP”), in its capacity as the general partner of VOF Holdings; Oaktree Value Opportunities Fund GP Ltd., a Cayman Islands exempted company (“VOF GP Ltd.”), in its capacity as the general partner of VOF GP; Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), in its capacity as the sole shareholder of VOF GP Ltd.; Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), in its capacity as the general partner of GP I; OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), in its capacity as the general partner of Capital I; Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”) in its capacity as the managing member of Holdings I; Oaktree Capital Management, L.P., a Delaware limited partnership (“Management”), in its capacity as the sole director of VOF GP Ltd.; Oaktree Capital Management GP, LLC, a Delaware limited liability company (“Management GP”), in its capacity as the general partner of Management; Atlas OCM Holdings LLC, a Delaware limited liability company (“Atlas”), in its capacity as the sole managing member of Management GP; Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), in its capacity as the managing member of Holdings and as the sole shareholder of Holdings, Inc.; Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP”), in its capacity as the indirect owner of the class B units of each of OCG and Atlas; Brookfield Asset Management Inc., a Canadian corporation (“BAM”), in its capacity as the indirect owner of the class A units of each of OCG and Atlas; and Partners Limited, a Canadian corporation (“Partners”), in its capacity as the sole owner of the Class B Limited Voting Shares of BAM.

VOF Holdings directly holds the shares of Company Common Stock listed in the table above. VOF GP, in its capacity as the general partner of VOF Holdings, has the ability to direct the management of VOF Holdings’ business, including the power to vote and dispose of securities held by VOF Holdings; therefore, VOF GP may be deemed to beneficially own the shares of Company Common Stock deemed held by VOF Holdings. VOF GP Ltd., in its capacity as the general partner of VOF GP, has the ability to direct the management of VOF GP’s business, including the power to direct the decisions of VOF GP regarding the vote and disposition of securities held by VOF Holdings; therefore, VOF GP Ltd. may be deemed to have indirect beneficial ownership of the shares of Company Common Stock deemed held by VOF Holdings. GP I, in its capacity as the sole shareholder of VOF GP Ltd., has the ability to appoint and remove the directors and direct the management of the business of VOF GP Ltd. As such, GP I has the power to direct the decisions of VOF GP Ltd. regarding the vote and disposition of securities held by VOF Holdings; therefore, GP I may be deemed to have indirect beneficial ownership of the shares of Company Common Stock deemed held by VOF Holdings. Capital I, in its capacity as the general partner of GP I, has the ability to direct the management of GP I’s business, including the power to direct the decisions of GP I regarding the vote and disposition of securities held by VOF Holdings; therefore, Capital I may be deemed to have indirect beneficial ownership of the shares of Company Common Stock deemed held by VOF Holdings. Holdings I, in its capacity as the general partner of Capital I, has the ability to direct the management of Capital I’s business, including the power to direct the decisions of Capital I regarding the vote and disposition of securities held by VOF Holdings; therefore, Holdings I may be deemed to have indirect beneficial ownership of the shares of Company Common Stock deemed held by VOF Holdings. Holdings, in its capacity as the managing member of Holdings I, has the ability to direct the management of Holdings I’s business, including the power to direct the decisions of Holdings I regarding the vote and disposition of securities held by VOF Holdings; therefore, Holdings may be deemed to have indirect beneficial ownership of the shares of Company Common Stock deemed held by VOF Holdings. Management, in its capacity as the sole director of VOF GP Ltd., has the ability to direct the management of VOF GP Ltd., including the power to direct the decisions of VOF GP Ltd. regarding the vote and disposition of securities held by VOF Holdings; therefore, Management may be deemed to have indirect beneficial ownership of the shares of Company Common Stock deemed held by VOF Holdings. Management GP, in its capacity as the general partner of Management, has the ability to direct the management of Management’s business, including the power to vote and dispose of securities held by VOF Holdings; therefore, Management GP may be deemed to have indirect beneficial ownership of the shares of Company Common Stock deemed held by VOF Holdings. Atlas, in its capacity as the sole managing member of Management GP, has the ability to direct the management of Management GP’s business, including the power to direct the decisions of Management GP regarding the vote and disposition of securities held by VOF Holdings; therefore, Atlas may be deemed to have indirect beneficial ownership of the shares of Company Common Stock deemed held by VOF Holdings. OCG, in its capacity as the managing member of Holdings, has the ability to direct the management of Holdings’ business, including the power to direct the decisions of Holdings regarding the vote and disposition of securities held by VOF Holdings. Additionally, OCG, in its capacity as the sole shareholder of Holdings, Inc., has the ability to appoint and remove directors of Holdings, Inc. and, as such, may indirectly control the decisions of Holdings, Inc. regarding the vote and disposition of securities held by VOF Holdings. Therefore, OCG may be deemed to have indirect beneficial ownership of the shares of Company Common Stock deemed held by VOF Holdings. OCGH GP, in its capacity as the indirect owner of the class B units of each of OCG and Atlas, has the ability to appoint and remove directors of OCG and Atlas and, as such, may indirectly control the decisions of OCG and Atlas regarding the vote and disposition of securities held by VOF Holdings; therefore, OCGH GP may be deemed to have indirect beneficial ownership of the shares of Company Common Stock deemed held by VOF Holdings. BAM, in its capacity as the indirect owner of the class A units of each of OCG and Atlas, has the ability to appoint and remove certain directors of OCG and Atlas and, as such, may indirectly control the decisions of OCG and Atlas regarding the vote and disposition of securities held by VOF Holdings; therefore BAM may be deemed to have indirect beneficial ownership of the shares of Company Common Stock deemed held by VOF Holdings. Partners, in its capacity as the sole owner of Class B Limited Voting Shares of BAM, has the ability to appoint and remove certain directors of BAM and, as such, may indirectly control the decisions of BAM regarding the vote and disposition of securities held by VOF Holdings; therefore Partners may be deemed to have indirect beneficial ownership of the shares of Company Common Stock deemed held by VOF Holdings. The business address of each Oaktree Entity is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.
(3)

Based on the information contained in an Amendment No. 6 to Schedule 13G filed with the SEC on January 6, 2021 by Brigade Capital Management, LP (“Brigade Capital”), Brigade Capital Management GP, LLC (“Bridge Capital Management”), Brigade Leveraged Capital Structures Fund Ltd. (“Brigade Fund”) and Donald E. Morgan, III. Each of Brigade Capital, Brigade Capital Management, Brigade Fund and Mr. Morgan may be deemed to beneficially own the shares of Company Common Stock listed in the table above and has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of such shares (except that Brigade Fund beneficially owns, and shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of, 2,005,765 of such shares). The shares of Company Common Stock listed in the table above include 5.00% Exchangeable Senior Notes due 2021 issued by Magnachip Semiconductor S.A. (the “Exchangeable Senior Notes”) that are exchangeable at the option of the holder into 2,280,921 shares of Company Common Stock (except that for Brigade Fund, the shares of common stock listed in the table above include Exchangeable Senior Notes that are exchangeable at the option of the holder into 1,328,892 shares of Company Common Stock). The Exchangeable Senior Notes are subject to a blocker provision that precludes Brigade Capital and its affiliates from converting the Exchangeable Senior Notes to the extent that Brigade Capital and its affiliates would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act) in excess of 12.49% of Company Common Stock outstanding immediately after giving effect to such conversion. The business address of each of Brigade Capital, Bridge Capital Management and Mr. Morgan is 399 Park Avenue, 16th Floor, New York, New York 10022. The business address of Brigade Fund is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

(4)

Based on the information contained in a Schedule 13G filed with the SEC on February 12, 2021 by Federated Hemes, Inc., Voting Shares Irrevocable Trust, Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue. Each of Federated Hermes, Inc. and Voting Shares Irrevocable Trust have sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of the shares of Company Common Stock listed in the table above. Each of Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of such shares. The business address for Federated Hermes, Inc. is 1001 Liberty Avenue, Pittsburgh, PA 15222-3779.
(5)

Based on the information contained in an Amendment No. 3 to Schedule 13G filed with the SEC on February 16, 2021 by Rubric Capital Management LP (“Rubric Capital”), the investment adviser to certain investment funds and/or accounts (collectively, the “Rubric Funds”) and David Rosen, Managing Member of Rubric Capital Management GP LLC, the general partner of Rubric Capital. Each of Rubric Capital and Mr. Rosen beneficially own the shares of Company Common Stock listed in the table above and has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of such shares. Rubric Capital Master Fund LP, a Rubric Fund, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of Company Common Stock. The business address for Rubric Capital and Mr. Rosen is 155 East 44th St, Suite 1630, New York, NY 10017.

(6)

Based on the information contained in an amendment No. 2 to Schedule 13G filed with the SEC on February 11, 2021 by Morgan Stanley. Morgan Stanley beneficially owns the shares of Company Common Stock listed in the table above and has shared power to dispose or to direct the disposition of such shares (and has shared voting power with respect to 2,582,022 of such shares). The shares of Company Common Stock reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Capital Services LLC, a wholly owned subsidiary of Morgan Stanley (“MSCS LLC”). MSCS LLC beneficially owns 2,576,949 of the shares of Company Common Stock listed in the table above and has shared voting and dispositive power with respect to such shares. The amounts reported reflect the securities beneficially owned, or that may be deemed to be beneficially owned, by certain operating units (collectively, the “MS Reporting Units”) of Morgan Stanley and its subsidiaries and affiliates (collectively, “MS”), in accordance with SEC Release Number 34-39538 (January 12, 1998). The amounts reported do not reflect securities, if any, beneficially owned by any operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units in accordance with SEC Release Number 34-39538 (January 12, 1998). The business address for Morgan Stanley and MSCS LLC is 1585 Broadway, New York, NY 10036.

(7)

Represents 10,100 shares of Company Common Stock, options to purchase 49,737 shares of Company Common Stock and 50,808 shares of Company Common Stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of July 2, 2021.

(8)

Represents 20,706 shares of Company Common Stock, options to purchase 204,593 shares of Company Common Stock and 57,122 shares of Company Common Stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of July 2, 2021.

(9)

Represents 28,000 shares of Company Common Stock, options to purchase 49,737 shares of Company Common Stock and 50,808 shares of Company Common Stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of July 2, 2021.

(10)

Represents 5,408 shares of Company Common Stock, options to purchase 93,117 shares of Company Common Stock and 58,804 shares of Company Common Stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of July 2, 2021.

(11)	Represents 246,628 shares of Company Common Stock and options to purchase 335,915 shares of Company Common Stock that will be vested and may be exercised as of July 2, 2021.
(12)	Represents 6,000 shares of Company Common Stock subject to RSUs that will be vested and may be settled as of July 2, 2021.
(13)	Represents 101,265 shares of Company Common Stock and options to purchase 127,610 shares of Company Common Stock that will be vested and may be exercised as of July 2, 2021.
(14)	Represents 86,746 shares of Company Common Stock and options to purchase 119,810 shares of Company Common Stock that will be vested and may be exercised as of July 2, 2021.
(15)	Represents 5,000 shares of Company Common Stock subject to RSUs that will be vested and may be settled as of July 2, 2021.
(16)

Mr. Kim resigned his positions as our Chief Financial Officer, Executive Vice President and Chief Accounting Officer and from all other positions with us and our subsidiaries, effective as of March 27, 2020.

(17)

Our directors and executive officers as of May 3, 2021 as a group beneficially own 1,707,914 shares of Company Common Stock or 3.6%, which represents 498,853 shares of Company Common Stock, options to purchase 980,519 shares of Company Common Stock and 228,542 shares of Company Common Stock subject to RSUs that will be vested and may be exercised or settled, as applicable, as of July 2, 2021.

PROPOSAL 2: THE COMPENSATION PROPOSAL

Compensation Paid to Named Executive Officers in Connection with the Merger

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on the Merger-related compensation that may be paid or become payable to our named executive officers in connection with the proposed Merger. For more detailed information regarding these amounts, please see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” and the accompanying footnotes and related narrative disclosure beginning on page 74 of this proxy statement. As required by those rules, we are asking our stockholders to adopt the following resolution:

RESOLVED, that the stockholders of Magnachip hereby APPROVE, on an advisory basis, the compensation that may be paid or become payable to Magnachip’s named executive officers in connection with the Merger, in each case pursuant to Item 402 of Regulation S-K, described in the table in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” and the accompanying footnotes and related narrative discussion beginning on page 74 of Magnachip’s proxy statement for its special meeting of stockholders to be held on June  15, 2021.

Effect of Advisory Vote

The vote on this proposal is a vote separate and apart from the votes on the proposal to adopt the Merger Agreement and approve the Merger and the proposal to approve adjournment of the special meeting. Accordingly, you may vote to approve either of the other proposals and vote not to approve this proposal, and vice versa. Approval of this proposal is not a condition to completion of the Merger.

Because the vote on this proposal is only advisory in nature, it will not be binding on either Magnachip or Parent regardless of whether the proposed Merger is completed. Accordingly, as the Merger-related compensation described herein is contractual with respect to the executives, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed Merger is completed.

Vote Required and Board Recommendation

Approval of the compensation proposal requires a majority of the votes cast by holders of Company Common Stock present in person or represented by proxy and entitled to vote thereon. If an executed proxy is returned and a stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum, but will not be considered to have voted “FOR” or “AGAINST” such matter. As such, an abstention will have no effect on the vote for the compensation proposal.

Our Board unanimously recommends that you vote “FOR” the compensation proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL

Adjournment of the Special Meeting

We are asking our stockholders to approve a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if (a) there is not a quorum present in person or represented by proxy or (b) there are insufficient votes to adopt the Merger Agreement and approve the Merger, in each case, at the time of the then-scheduled special meeting, or to give our stockholders additional time to evaluate new material information or disclosure. If a quorum is not present in person or represented by proxy at the special meeting, it is expected that our Board will recommend adjournment of the special meeting to solicit additional proxies if permitted by the Merger Agreement. If there is not a quorum of stockholders at the special meeting and the vote with respect to the adjournment proposal fails, our Board may set a new record date and meeting date for a special meeting to consider the Merger Agreement, compensation proposal and adjournment proposal, in accordance with the Merger Agreement. In addition, the special meeting may be postponed at the discretion of our Board or adjourned by the chairman of the meeting. Our ability to adjourn or postpone the special meeting is subject to certain limitations set forth in the Merger Agreement.

Vote Required and Board Recommendation

Approval of the adjournment proposal requires approval by the holders of a majority of the shares of Company Common Stock present or represented at the special meeting and entitled to vote, although less than a quorum. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. If you are a record holder of shares of Company Common Stock and you abstain from voting or are present at the special meeting in person or by proxy and fail to cast your vote, it will have the same effect as a vote “AGAINST” the adjournment proposal, even if a quorum is not present in person or represented by proxy at the special meeting. If you are a beneficial owner of shares of Company Common Stock and you abstain from voting, it will have the same effect as a vote “AGAINST” the adjournment proposal, but if (1) you attend the special meeting by entering the 16-digit control number on the voting instructions that accompany these proxy materials, fail to give any instructions to your brokerage firm, bank, trust or other nominee and fail to cast your vote or (2) you do not attend the special meeting in person or by proxy and you fail to give any voting instructions to your brokerage firm, bank, trust or other nominee, then, in each case of (1) and (2), it will have no effect on the vote for the adjournment proposal, even if a quorum is not present in person or represented by proxy at the special meeting.

Our Board unanimously recommends that you vote “FOR” the adjournment proposal.

OTHER MATTERS

No business may be transacted at the special meeting other than the matters set forth in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any of our future stockholder meetings. However, if the Merger is not completed, our public stockholders will continue to be entitled to attend and participate in our stockholders’ meetings and we will hold an annual meeting of stockholders in 2021.

If the Merger is not completed, then under our bylaws, our stockholders who intend to present proposals for action, or to nominate directors, at our 2021 annual meeting of stockholders must give written notice of the proposal or nomination to our Corporate Secretary in accordance with our bylaws. Our bylaws require that any such notice be given not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the prior year’s annual meeting of stockholders as first specified in our notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent). To be timely for the 2021 annual meeting of stockholders (if the Merger is not completed and such meeting occurs within 30 days of the first anniversary of the 2020 annual meeting), a stockholder’s notice was required to be received by us between February 11, 2021 and March 13, 2021. If the date of the 2021 annual meeting is more than 30 days earlier or later than the first anniversary of the 2020 annual meeting, we will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held, and in order for a notice to be timely, it must be received not later than the close of business on the later of the 90th day prior to the date of the 2021 annual meeting or the 10th day following the date on which we publicly announce the date of the 2021 annual meeting. Such proposal should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are c/o MagnaChip Semiconductor S.A., 1, Allée Scheffer, L-2520, Luxembourg, Grand Duchy of Luxembourg. Additional requirements apply under our bylaws for stockholders who intend to include a proposal in our proxy statement and proxy card for the 2021 annual meeting pursuant to Rule 14a-8 under the Exchange Act. Any such stockholder proposals would have to have been received by our Corporate Secretary no later than December 30, 2020, and satisfy the conditions established by the SEC for stockholder proposals. If, however, the 2021 annual meeting occurs more than 30 days earlier or later than the first anniversary of the 2020 annual meeting, stockholders may submit proposals for consideration pursuant to Rule 14a-8 within a reasonable time before we begin to print and send our proxy materials for the 2021 annual meeting.

These stockholder notices must contain information required by our bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next annual meeting under the procedures outlined in this paragraph and the foregoing paragraph, the proxy holders named by our Board will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for the meeting briefly describes the matter and how the proxy holders intend to vote on it.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at www.sec.gov from which interested persons can electronically access our filings.

You may obtain any of the documents we file with the SEC, without charge, by visiting the Investors page of our website at www.magnachip.com. The information included on our website is not incorporated by reference into this proxy statement. You may also request copies from us through our proxy solicitor in writing or by telephone at:

Innisfree M&A Incorporated

Shareholders (Toll-Free): 1-877-800-5194

Banks and Brokers (Collect): 1-212-750-5833

If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. If you would like to request documents from us, please do so by June 2, 2021 to receive them before the special meeting.

If you have any questions about this proxy statement, the special meeting or the Merger or need assistance with voting procedures, you should contact our proxy solicitor at:

Innisfree M&A Incorporated

Shareholders (Toll-Free): 1-877-800-5194

Banks and Brokers (Collect): 1-212-750-5833

INCORPORATION BY REFERENCE

We are allowed to “incorporate by reference” information that we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement. Information in this proxy statement supersedes information incorporated by reference that we filed with the SEC prior to the date of this proxy statement, while information that we file later with the SEC will automatically update and supersede the information in this proxy statement. We incorporate by reference into the proxy statement the documents listed below, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K containing only information furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) after the date of this proxy statement but prior to the date of the special meeting:

•	our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 9, 2021;

•	our Annual Report Amendment No. 1 on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on April 30, 2021; and

•	our Current Reports on Form 8-K filed with the SEC on March 26, 2021, March 29, 2021 and April 23, 2021.

We will make these documents available to you without charge upon your oral or written request. Requests should be directed to us at the address above under the section captioned “Where You Can Find More Information.” All of these documents are also available through the Investors page of our website at www.magnachip.com. The information included on our website is not incorporated by reference into this proxy statement.

MISCELLANEOUS

Your vote is important. If you are a stockholder of record, you may vote by submitting a proxy via the Internet or by telephone, as specified in the Internet and telephone voting instructions on your proxy card, returning your proxy card by mail using the postage prepaid envelope provided, or attending the special meeting virtually and voting by virtual ballot. If you have any questions about this proxy statement, the special meeting or the Merger or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated

Shareholders (Toll-Free): 1-877-800-5194

Banks and Brokers (Collect): 1-212-750-5833

Please note, however, that if your shares are held of record by a brokerage firm, bank, trust or other nominee and you wish to vote by virtual ballot at the special meeting, you must instruct the brokerage firm, bank, trust or other nominee how to vote your shares or vote your shares by virtual ballot at the special meeting by entering the 16-digit control number on the voting instructions that accompany these proxy materials. If you did not receive a 16-digit control number from your brokerage firm, bank, trust or other nominee and you wish to attend the special meeting and vote by virtual ballot, you should follow the instructions from your brokerage firm, bank, trust or other nominee, including any requirement to obtain a legal proxy executed in your favor.

You should not send in your certificates of Company Common Stock, if any, until you receive the transmittal materials from the Paying Agent with instructions for the surrender of your certificates of Company Common Stock. Our record stockholders who have further questions about their share certificates or the exchange of shares of Company Common Stock for cash should contact the Paying Agent.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE ON THE PROPOSALS DESCRIBED HEREIN. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MAY 7, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT). NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

SOUTH DEARBORN LIMITED,

MICHIGAN MERGER SUB, INC.

and

MAGNACHIP SEMICONDUCTOR CORPORATION

Dated as of March 25, 2021

A-i

A-ii

Exhibits

Exhibit A	Equity Commitment Letter
Exhibit B	Standby Letter of Credit
Exhibit C	Surviving Charter

Disclosure Letters

Company Disclosure Letter
Parent Disclosure Letter

A-iii

INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	Section 8.1(a)
Affiliate	Section 8.1(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(a)
Applicable Exchange	Section 8.1(c)
Balance Sheet Date	Section 3.11(a)
Book-Entry Shares	Section 2.1(c)(ii)
Burdensome Condition	Section 5.9(f)
Business Day	Section 8.1(d)
Businesses	Section 8.1(e)
Certificate of Merger	Section 1.3
Certificates	Section 2.1(c)(ii)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Common Stock	Section 8.1(f)
Company	Preamble
Company Assets	Section 3.7(b)
Company Benefit Plan	Section 8.1(g)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Board Recommendation Change	Section 5.3(d)
Company Disclosure Letter	Article III
Company Equity Awards	Section 2.3(e)
Company Equity Plans	Section 8.1(h)
Company ESPP	Section 2.3(d)
Company Financial Advisor	Section 3.25
Company Material Adverse Effect	Section 8.1(i)
Company Option	Section 2.3(a)
Company Organizational Documents	Section 8.1(j)
Company Permits	Section 3.23(a)
Company Product	Section 8.1(k)
Company Proxy Statement	Section 3.6(b)
Company PSUs	Section 2.3(c)
Company Real Property	Section 3.21(c)
Company Related Parties	Section 8.1(l)
Company RSUs	Section 2.3(b)
Company SEC Reports	Section 3.10
Company Stockholders Meeting	Section 3.6(b)
Company Termination Fee	Section 7.6(b)
Competition Law	Section 3.6(e)
Confidentiality Agreements	Section 8.1(m)
Continuation Period	Section 5.6(a)
Contract	Section 8.1(n)
control	Section 8.1(b)
COVID-19	Section 8.1(o)
COVID-19 Measures	Section 8.1(p)
Damages	Section 5.7(b)
DGCL	Recitals

A-iv

Term	Section
Dissenting Shares	Section 2.4(a)
DRAA	Section 8.5(a)
DTC	Section 2.2(c)(iii)
EDGAR	Article III
Effective Time	Section 1.3
Employee	Section 5.6(a)
Enforceability Exceptions	Section 8.1(q)
Environmental Law	Section 3.19
Equity Commitment Letter	Recitals
Equity Financing	Section 4.6(a)
Exchange Act	Section 3.6(b)
Excluded Shares	Section 2.1(b)
Expenses	Section 5.11
Financing Sources	Section 5.15(a)
GAAP	Section 3.11(a)(ii)
Governmental Authority	Section 8.1(r)
Governmental Authorizations	Section 3.6
Hazardous Substances	Section 8.1(s)
Indemnified Parties	Section 5.7(a)
Intellectual Property	Section 8.1(t)
Intervening Event	Section 5.3(f)
Issuing Bank	Recitals
Knowledge	Section 8.1(u)
Law	Section 8.1(v)
Legal Actions	Section 3.14
Liabilities	Section 3.12
Licensed Intellectual Property	Section 8.1(w)
Liens	Section 8.1(x)
Material Contracts	Section 3.15
Maximum Premium	Section 5.7(c)
Merger	Recitals
Merger Consideration	Section 2.1(c)(i)
Merger Sub	Preamble
MSK	Section 8.1(y)
New Plans	Section 5.6(d)
Notice Period	Section 5.3(e)(ii)
Old Plans	Section 5.6(d)
Option Consideration	Section 2.3(a)
Orders	Section 8.1(z)
Owned Intellectual Property	Section 8.1(aa)
Owned Real Property	Section 3.21(a)
Parent	Preamble
Parent Assets	Section 4.4(b)
Parent Contracts	Section 4.4(c)
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 8.1(bb)
Parent Related Parties	Section 8.1(cc)
Parent Termination Fee	Section 7.6(c)
Party	Preamble
Patents	Section 8.1(t)
Paying Agent	Section 2.2(a)

A-v

Term	Section
Payment Fund	Section 2.2(b)
Permits	Section 3.23(a)
Permitted Leave	Section 8.1(dd)
Permitted Lien	Section 8.1(ee)
Person	Section 8.1(ff)
PRC	Section 8.1(gg)
Preferred Stock	Section 3.8(a)
Principal Stockholders	Section 8.1(hh)
Prohibitive Order	Section 6.1(b)
Real Property Leases	Section 3.21(b)
Registered Owned IP	Section 3.20(a)
Representatives	Section 8.1(ii)
Requesting Authority	Section 8.1(jj)
Required Competition Approval	Section 3.6(e)
Requisite Company Vote	Section 8.1(kk)
Return Event	Section 7.6(e)(iv)(1)
Rights	Section 8.1(ll)
Rules	Section 8.5(a)
SEC	Section 3.6(b)
Securities Act	Section 3.10
Significant Customer	Section 3.28(a)
Significant Supplier	Section 3.28(b)
Software	Section 8.1(mm)
Solvent	Section 4.8
Specified Circumstance	Section 8.1(nn)
Specified Covenant	Section 8.1(oo)
Specified Governmental Authority	Section 8.1(pp)
Standards Organization	Section 3.20(b)
Standby Letter of Credit	Recitals
Subsidiary	Section 8.1(qq)
Superior Proposal	Section 8.1(rr)
Surviving Bylaws	Section 1.6
Surviving Charter	Section 1.5
Surviving Corporation	Section 1.1
Takeover Proposal	Section 8.1(ss)
Tax	Section 8.1(tt)
Tax Returns	Section 8.1(uu)
Termination Date	Section 7.2(a)
Transaction Litigation	Section 5.17
Tribunal	Section 8.5(b)
Union	Section 8.1(vv)
Willful and Material Breach	Section 8.1(ww)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 25, 2021 (this “Agreement”), by and among South Dearborn Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Parent”), Michigan Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Magnachip Semiconductor Corporation, a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party”.

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”), at a meeting thereof duly called and held, has unanimously (a) approved and declared advisable this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) and the transactions contemplated by this Agreement, on the terms and subject to the conditions of this Agreement, (b) determined that it is in the best interests of the Company and its stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions of this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company, and (d) resolved to recommend to the stockholders of the Company that they adopt this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub, at a meeting thereof duly called and held, has approved and declared advisable, and the board of directors of Parent, at a meeting thereof duly called and held, has approved, this Agreement, the Merger and the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a material inducement and a condition to the willingness of the Company to enter into this Agreement, North Dearborn Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Sponsor”), has, concurrently with the execution of this Agreement, delivered an equity commitment letter (the “Equity Commitment Letter”), a copy of which is attached as Exhibit A to this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent has delivered to the Company a standby letter of credit (such standby letter of credit or any replacement thereof approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed), the “Standby Letter of Credit”) issued by the applicable financial institution named therein (the “Issuing Bank”) in favor of the Company, pursuant to which an amount in cash in Dollars equal to $103,500,000 may be drawn by the Company, subject to the terms thereof, in the event that the Parent Termination Fee or other Damages becomes or may become payable pursuant to the terms of this Agreement, a copy of which is attached as Exhibit B to this Agreement.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company,

(b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”) and (c)  the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.

Section 1.2 Closing. Subject to the satisfaction or, to the extent permitted by Law, waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place (a) (i) remotely via electronic exchange of documents and signatures or (ii) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, in each case, at 10:00 a.m. (New York City time) on the tenth Business Day after the day on which the conditions set forth in Article VI are satisfied or, to the extent permitted by Law, waived in accordance with this Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions) or (b) at such other place and time or in such other manner as Parent and the Company may agree in writing; provided, that in no event (except to the extent Parent and the Company shall agree in writing) shall the Closing occur prior to the date that is 60 days after the date hereof. Notwithstanding the foregoing, if the date on which the Closing is set to occur would follow the Termination Date, then the Termination Date shall instead be extended to occur one Business Day after such date (subject to the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VI on the initial Termination Date (other than any conditions that by their nature are to be satisfied at the Closing, but which were, at the initial Termination Date, capable of being satisfied)). Notwithstanding anything to the contrary set forth in this Agreement, nothing herein shall be deemed to require or imply that the satisfaction of the conditions set forth in Article VI shall be waived as a result of a delay in the Closing due to the proviso in the first sentence of this Section 1.2. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. At the Closing (and subject to the receipt of the confirmation from the Paying Agent set forth in Section 2.2(b)), Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware in such form as is required by the relevant provisions of the DGCL. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation. The certificate of incorporation of the Company shall, at the Effective Time, be amended and restated to read in its entirety as set forth on Exhibit C and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”), until amended as provided in the Surviving Charter or by applicable Law.

Section 1.6 Bylaws. Parent and the Company shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation (the “Surviving Bylaws”) will be amended and restated in their entirety to read substantially identically to the bylaws of Merger Sub as in effect immediately before the Effective Time, until, subject to Section 5.7(a), amended as provided in the Surviving Charter and the Surviving Bylaws and by applicable Law.

Section 1.7 Directors. The Parties shall take all requisite action so that the directors of Merger Sub immediately before the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

Section 1.8 Officers. The officers of the Company immediately before the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Conversion of Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company, the following shall occur:

(a) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub shall thereafter represent ownership of shares of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Common Stock owned by the Company or any of its wholly-owned Subsidiaries or by Parent or any of its Subsidiaries immediately before the Effective Time (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist without any conversion thereof, and no consideration shall be paid for such Excluded Shares.

(c) Conversion of Common Stock.

(i) Each share of Common Stock issued and outstanding immediately before the Effective Time (other than Excluded Shares and Dissenting Shares) shall be cancelled and shall cease to exist and shall be automatically converted into the right to receive $29.00 in cash, without interest (the “Merger Consideration”).

(ii) All shares of Common Stock that have been converted pursuant to Section 2.1(c)(i) shall be canceled automatically and shall cease to exist, and the holders of (A) certificates which immediately before the Effective Time represented such shares (the “Certificates”) or (B) such shares represented by book-entry (the “Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 2.2 and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(d) Equitable Adjustment. If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Common Stock shall occur by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split), combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or distribution of securities convertible into or exchangeable for shares of Common Stock) is declared with a record date during such period, then the Merger Consideration shall be equitably adjusted to reflect such change.

Section 2.2 Surrender of Certificates and Book-Entry Shares.

(a) Paying Agent. Not less than three Business Days before the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent on customary terms and conditions that are satisfactory to the Company in its reasonable discretion. Parent shall be responsible for all fees and expenses of the Paying Agent.

(b) Payment Fund. Immediately prior to the Effective Time (with the filing of the Certificate of Merger being subject to receipt by the Company of written confirmation from the Paying Agent that the following deposit from Parent has been received), Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Certificates and Book-Entry Shares and the holders of Company Equity Awards, by wire transfer of immediately available U.S. dollar funds, for payment in accordance with this Article II through the Paying Agent, an amount in cash sufficient to pay the aggregate Merger Consideration to which such holders of Certificates and Book-Entry Shares become entitled pursuant to Section 2.1(c)(i) and the aggregate amounts to which such holders of Company Equity Awards become entitled pursuant to Section 2.3. Such funds provided to the Paying Agent are referred to as the “Payment Fund.”

(c) Payment Procedures.

(i) Letter of Transmittal. As soon as reasonably practicable after the Effective Time (but in any event no more than two Business Days after the date on which the Effective Time occurs), Parent shall cause the Paying Agent to mail to each holder of record of a share of Common Stock converted pursuant to Section 2.1(c)(i), (A) a letter of transmittal in customary form and reasonably acceptable to the Company, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal and (B) instructions for surrendering such Certificates or Book-Entry Shares in exchange for the Merger Consideration payable in respect thereof. Such instructions shall provide that: (1) at the election of the surrendering holder, Certificates may be surrendered by hand delivery or otherwise and (2) the Merger Consideration payable in exchange for Certificates and Book-Entry Shares will be payable by wire transfer to the surrendering holder.

(ii) Surrender of Shares. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents and information reasonably required by the Paying Agent, the holder of that Certificate shall be entitled to receive, and the Paying Agent shall promptly pay in exchange therefor, the Merger Consideration payable in respect of the number of shares formerly evidenced by that Certificate less any required withholding of Taxes. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a surrender of Book-Entry Shares, the holder of such Book-Entry Shares shall be entitled to receive, and the Paying Agent shall promptly pay in exchange therefor, the Merger Consideration payable in respect of such Book-Entry Shares less any required withholding of Taxes. Any Certificates and Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates or Book-Entry Shares. Notwithstanding anything to the contrary in this Agreement, no holder of Book-Entry Shares will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.1(c)(i).

(iii) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) with the objective that the Paying Agent will transmit to DTC or its nominees to the extent practicable and without duplication of any other payments to be made by the Paying Agent or otherwise pursuant to this Agreement, on the first Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the Merger Consideration payable in respect of the number of shares of Common Stock (other than Excluded Shares and Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time.

(iv) Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, then the Merger Consideration may be paid to such a transferee so long as (A) in the case of shares of Common Stock represented by a Certificate, such surrendered Certificate is properly endorsed, or in the case of Book-Entry Shares, a proper transfer instruction is presented, and, in each case, such evidence is accompanied by all documents reasonably required by Parent to evidence and effect such transfer and (B) the Person requesting such payment (x) pays any applicable transfer Taxes or (y) establishes to the reasonable satisfaction of Parent and the Paying Agent that all such transfer Taxes have already been paid or are not applicable.

(v) No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. Any Merger Consideration paid upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and, in the case of a Certificate, the shares of Common Stock formerly represented by it.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the execution and delivery by such Person of a customary indemnity agreement to provide indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration to such Person in respect of the shares of Common Stock represented by such Certificate.

(e) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Common Stock that were outstanding immediately before the Effective Time.

(f) Required Withholding. Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as they are required to deduct or withhold therefrom under the Internal Revenue Code of 1986, as amended, including any successor provisions and transition rules, whether or not codified (the “Code”), or any applicable state, local or foreign Tax Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement. Parent agrees to use its reasonable best efforts to obtain exemptions from, or reductions of, any Taxes required to be withheld from payments under this Agreement.

(g) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Law.

(h) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing solely in such assets. Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent; provided, that no such investment or loss thereon shall affect the Merger Consideration and other amounts payable hereunder and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the holders of Common Stock and Company Equity Awards immediately prior to the Effective Time in the amount of any losses to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under this Article II.

(i) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered by the Paying

Agent to Parent upon demand. Thereafter, any holder of Certificates or Book-Entry Shares who has not complied with this Article II shall look only to Parent and the Surviving Corporation, which shall remain responsible for payment of the applicable Merger Consideration. If any Certificates or Book Entry Shares have not been surrendered prior to the date on which the cash amounts payable with respect thereto would escheat to or become the property of any Governmental Authority, any such cash amounts shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.3 Company Equity Awards.

(a) The Company shall use reasonable best efforts so that, as of the Effective Time, each option to acquire shares of Common Stock granted under the Company Equity Plans (each, a “Company Option”) outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any further action by Parent, Merger Sub, the Company or the holder of that Company Option, shall be canceled and converted into the right to receive from Parent or the Surviving Corporation promptly at the time specified in Section 2.3(f) an amount in cash, without interest, equal to the Option Consideration (as defined below) multiplied by the aggregate number of shares of Common Stock underlying such Company Option immediately before the Effective Time. “Option Consideration” means the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Company Option at the time of calculation. For the avoidance of doubt, if the per share exercise price or purchase price of any such Company Option is greater than or equal to the Merger Consideration, such Company Option shall be cancelled and terminated as of the Effective Time without any cash payment being made or other consideration provided in respect thereof.

(b) The Company shall use reasonable best efforts so that, as of the Effective Time, each restricted stock unit that is subject to vesting or other risks of forfeiture (other than Company PSUs) granted under the Company Equity Plans (“Company RSUs”) outstanding immediately before the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company RSU, shall be vested and all restrictions thereon shall lapse in full as of immediately before the Effective Time, and each such vested Company RSU shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of shares of Common Stock that such Company RSU conveyed the right to receive.

(c) The Company shall use reasonable best efforts so that, as of the Effective Time, each performance-based restricted stock unit granted under the Company Equity Plans (“Company PSUs”) outstanding immediately before the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company PSU, shall be vested and all restrictions thereon shall lapse in full and the number of shares of Common Stock subject to such Company PSU earned or deemed earned based on performance measures shall be equal to the maximum amount of such award as of immediately before the Effective Time, and each such vested Company PSU shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of shares of Common Stock that such Company PSU conveyed the right to receive.

(d) The Company shall use reasonable best efforts so that, (i) no future offering periods shall commence under the Company Employee Stock Purchase Plan (the “Company ESPP”) after the date of this Agreement, and (ii) the Company ESPP shall terminate effective immediately, prior to the Effective Time.

(e) The Company shall use reasonable best efforts so that all Company Options, Company RSUs and Company PSUs (collectively, the “Company Equity Awards”) shall be canceled and all Company Equity Plans shall terminate at the Effective Time. The payment of the amounts set forth in Section 2.3(a), Section 2.3(b) and Section 2.3(c) in respect of the Company Equity Awards shall be reduced by any income or employment Tax withholding required under the Code or any applicable state, local or foreign Tax Law. To the extent that any amounts are so withheld and paid to the appropriate taxing authorities, those amounts shall be treated as having been paid to the holder of that Company Equity Award for all purposes under this Agreement.

(f) As promptly as practicable following the Effective Time, Parent shall cause the Paying Agent to pay the aggregate amounts payable pursuant to Section 2.3(a), Section 2.3(b) and Section 2.3(c) in respect of the Company Equity Awards to the Surviving Corporation, and promptly thereafter, in any event not later than the third Business Day after the Effective Time, Parent shall cause the Surviving Corporation to pay through its payroll system (i) to each applicable holder of a Company Option, the amount due and payable to such holder pursuant to Section 2.3(a) in respect of such Company Option, (ii) to each applicable holder of a Company RSU, the amount due and payable to such holder pursuant to Section 2.3(b) in respect of such Company RSU, and (iii) to each applicable holder of a Company PSU, the amount due and payable to such holder pursuant to Section 2.3(c), in all cases of clauses (i) through (iii), subject to Section 2.3(e). Parent shall cause the Surviving Corporation to, at all times from and after the Effective Time, maintain sufficient liquid funds to satisfy their obligations to holders of Company Equity Awards pursuant to this Section 2.3.

(g) Prior to the Effective Time, the Company shall have the authority to take actions necessary or that it deems appropriate to effect the provisions of this Section 2.3, including to make any changes to the Company Equity Plans.

Section 2.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary (but subject to the other provisions of this Section 2.4), any shares of Common Stock for which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has properly and validly exercised their statutory rights of appraisal in respect of such shares of Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c), but instead shall entitle the holders thereof only to such rights as may be granted to them under Section 262 of the DGCL; provided that any Dissenting Share held by a Person that effectively withdraws or loses his, her or its appraisal rights under Section 262 of the DGCL (through failure to perfect such appraisal rights or otherwise) will thereupon (i) be deemed no longer to be a Dissenting Share and (ii) be treated as if it had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon surrender of the Certificate formerly representing such shares or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, in each case in accordance with Section 2.2.

(b) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Common Stock, any withdrawals of such demands and any other instrument served on the Company under the DGCL and (ii) the right to participate in all negotiations and proceedings with respect to such demands for appraisal. Except to the extent required by applicable Law, the Company shall not offer to make or make any payment with respect to any such demands for appraisal without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the disclosure letter delivered by the Company to Parent before the execution of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section of the Company Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section of the Company Disclosure Letter and any other representation or warranty made in Article III, in either case, to which the relevance of such item is reasonably apparent or (y) the Company SEC Reports available on the SEC’s Electronic Data Gathering Analysis and Retrieval System

(“EDGAR”) on the date that is three Business Days before the date of this Agreement without giving effect to any amendment thereto available on EDGAR after such date (other than any Company SEC Reports not available on EDGAR until after such date, and excluding statements in any “Risk Factors” sections and any disclosure of risks included in any “forward-looking statements” disclaimer to the extent that such statement or disclosure is cautionary, predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub that:

Section 3.1 Organization and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and, except as would not have a Company Material Adverse Effect, has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing (except in any jurisdiction that does not recognize such a concept) under the laws of its jurisdiction of organization and, except as would not have a Company Material Adverse Effect, has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted (for the avoidance of doubt, it is understood that all references in this Agreement to: (a) “would not have a Company Material Adverse Effect” (or similar references) means “has not had and would not reasonably be expected to have a Company Material Adverse Effect”; and (b) “would have a Company Material Adverse Effect” (or similar references) means “has had or would reasonably be expected to have a Company Material Adverse Effect”).

Section 3.2 Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (except in any jurisdiction that does not recognize such concept) in each jurisdiction where such qualification is necessary for the operation of the Businesses as currently conducted by the Company and each Subsidiary, except where failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

Section 3.3 Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and, subject to the receipt of the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The Company Board at a meeting duly called and held has unanimously: (a) approved and declared advisable this Agreement, the Merger and the transactions contemplated by this Agreement, on the terms and subject to the conditions of this Agreement, (b) determined that it is in the best interests of the Company and its stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions of this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (d) resolved to recommend to the stockholders of the Company that they adopt this Agreement in accordance with the DGCL. The execution, delivery and performance of this Agreement by the Company and, assuming that the Requisite Company Vote is received, the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action on the part of the Company.

Section 3.4 Enforceability. This Agreement constitutes a legal, valid and binding agreement of the Company, subject to the Enforceability Exceptions.

Section 3.5 Subsidiaries. Section 3.5 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, indicating its jurisdiction of incorporation or formation and its authorized, issued and outstanding capital stock or other equity interests. Each of the Subsidiaries of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). The Company does not own, directly or indirectly, any capital stock of or any other equity interests in, or any other securities convertible into or exercisable or exchangeable for capital stock of or other equity interest in, any Person other than the Subsidiaries of the Company. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to, any other Person.

Section 3.6 Governmental Authorizations. Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.3 are true and correct, the execution, delivery and performance of this

Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to (collectively, “Governmental Authorizations”), any Governmental Authority, other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) the filing with the Securities and Exchange Commission (the “SEC”) of (i) a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”) and (ii) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Exchange Act of 1934 (the “Exchange Act”);

(c) any filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under state securities Laws or “blue sky” Laws;

(d) compliance with the Applicable Exchange rules and regulations;

(e) any Governmental Authorization (i) required in order to comply with any (x) applicable competition Law and (y) applicable foreign investment Law (clauses (x) and (y) collectively, “Competition Law”), including the Governmental Authorization set forth on Section 3.6 of the Company Disclosure Letter (the Governmental Authorization set forth on Section 3.6 of the Company Disclosure Letter being referred to as the “Required Competition Approval”) or (ii) requested by any Requesting Authority (it being understood that, for purposes of this Section 3.6, “requested” includes circumstances in which any Requesting Authority asserts or attempts to assert jurisdiction); and

(f) where the failure to obtain such Governmental Authorizations would not have a Company Material Adverse Effect.

Section 3.7 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents;

(b) contravene or conflict with, or result in any violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound, assuming that all Governmental Authorizations described in Section 3.6 have been obtained or made, or otherwise result in the imposition or creation of any Lien on any Company Assets;

(c) contravene or conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or result in any right of acceleration, cancellation, termination or modification of, any Material Contract; or

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Material Contracts,

other than in the case of clauses (b), (c) and (d) of this Section 3.7, as would not have a Company Material Adverse Effect.

Section 3.8 Capitalization.

(a) The Company’s authorized capital stock consists solely of (i) 150,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of March 19,

2021, (A) 46,215,013 shares of Common Stock were issued and outstanding, (B) 9,211,962 shares of Common Stock were held in treasury by the Company or any of its Subsidiaries, (C) 1,513,828 shares of Common Stock were reserved for issuance upon the exercise of Company Options, (D) a maximum of 816,823 shares of Common Stock were issuable upon vesting of issued and outstanding Company RSUs, (E) a maximum of 514,852 shares of Common Stock were issuable upon vesting of issued and outstanding Company PSUs, and (F) no shares of Preferred Stock were issued and outstanding. As of March 19, 2021, 2,129,366 shares of Common Stock were available under the Company Equity Plans to be subject to awards not yet granted under such Company Equity Plans. Except as set forth above, as of the date hereof, there are no issued, reserved for issuance or outstanding shares of capital stock or securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company. From the close of business on March 19, 2021 until the date of this Agreement: (1) no Company Options, Company RSUs, Company PSUs or other equity or equity-like awards have been granted; and (2) no shares of Common Stock have been issued, except for shares of Common Stock issued pursuant to the valid exercise of Company Options or the vesting of Company RSUs or Company PSUs, in each case, outstanding on March 19, 2021 and issued in accordance with their terms.

(b) All issued and outstanding shares of Common Stock and all shares of Common Stock that are subject to issuance, upon issuance prior to the Effective Time in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (i) are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable and (ii) are not, or upon issuance will not be, subject to any pre-emptive rights.

(c) Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(d) There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Common Stock or capital stock of any Subsidiary of the Company or (ii) to provide any funds to or make any investment (including in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation) in any Person (other than a Subsidiary of the Company).

(e) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with stockholders of the Company on any matters with respect to the Company.

(f) Section 3.8(f) of the Company Disclosure Letter sets forth the following information with respect to each Company Option, Company RSU and Company PSU outstanding as of March 19, 2021: (i) the Company Equity Plan pursuant to which such award was granted, (ii) subject to the proviso at the end of this sentence, the name of the holder of such award; (iii) the number of shares of Common Stock subject to such award (assuming both target and maximum performance in the case of Company PSUs for which the applicable performance period has not concluded); and (iv) whether any Company Option is intended to be an “incentive stock option” (within the meaning of Section 422 of the Code); provided, however, that, the names of the holders of Company Options, Company RSUs and Company PSUs may be redacted or listed by employee number in lieu of full legal names.

(g) Except as set forth in Section 3.8(f) of the Company Disclosure Letter, as of the date hereof, there are no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of the Company or any of its Subsidiaries, in each case, issued or granted by the Company or any of its Subsidiaries; (ii) outstanding security, instrument, bond, debenture or note issued by the Company or any of its Subsidiaries that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

Section 3.9 Voting. The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the transactions contemplated by this Agreement.

Section 3.10 SEC Reports. As of the date hereof, the Company has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC (collectively, the “Company SEC Reports”) since January 1, 2019. Except to the extent corrected by subsequent Company SEC Reports prior to the date hereof, such Company SEC Reports (a) were prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and other applicable Law and (b) did not, at the time they were filed, or if amended or restated prior to the date hereof, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading in any material respect. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

Section 3.11 Financial Statements; Internal Controls.

(a) The audited consolidated financial statements of the Company and its consolidated Subsidiaries, for the fiscal years ended December 31, 2019 and December 31, 2020 (the latter date, the “Balance Sheet Date”) (including, in each case, any notes thereto), in each case, included in the Company SEC Reports

(i) as of their respective filing dates with the SEC (or, if such Company SEC Reports were amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC (including the Securities Act and the Exchange Act);

(ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b) Since January 1, 2019, (i) the Company has at all times maintained disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act in all material respects, (ii) such disclosure controls and procedures have been reasonably designed to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the Company’s periodic reports under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within the Company or any of its Subsidiaries, and (iii) such disclosure controls and procedures have been reasonably effective in timely alerting the Company’s principal executive officer and its principal financial officer to such information required to be included by the Company in the Company’s periodic reports under the Exchange Act. The Company maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. The Company has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information in any material respect and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(c) The Company is in compliance with all current listing requirements of the New York Stock Exchange, except where the failure to be in such compliance would not have a Company Material Adverse Effect.

(d) Except as may be disclosed in the notes to the Company’s financial statements, there are no material off-balance sheet transactions, arrangements or obligations (including contingent obligations) of the Company or any of its Subsidiaries entered into for the purpose of avoiding disclosure in the Company’s financial statements or the Company SEC Reports.

Section 3.12 Liabilities. There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”), of the Company or any of its Subsidiaries, other than:

(a) Liabilities recorded in, reflected on or reserved in the balance sheets of the Company and its consolidated Subsidiaries (including any related notes) contained in the Company SEC Reports filed prior to the date of this Agreement;

(b) Liabilities incurred since the Balance Sheet Date in the ordinary course of business;

(c) Liabilities incurred in connection with the transactions contemplated by this Agreement or permitted or contemplated by this Agreement;

(d) Liabilities for performance of any obligation of the Company or any Subsidiary of the Company under any Contract to which the Company or any of its Subsidiaries is a party, including Liabilities arising from a breach thereof by the Company or such Subsidiary that would not have a Company Material Adverse Effect; and

(e) other Liabilities that would not have a Company Material Adverse Effect.

Section 3.13 Absence of Certain Changes. Since the Balance Sheet Date through the date hereof, (a) except for actions taken in response to COVID-19 Measures, the Company and each of its Subsidiaries has conducted its respective business, in all material respects, in the ordinary course and (b) there has not been any Company Material Adverse Effect.

Section 3.14 Litigation. There are no legal actions, arbitrations, litigations, suits or other civil, administrative or criminal proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of the Company Assets except for those that, if adversely determined, would have a Company Material Adverse Effect. There have been no Orders outstanding against the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any Order of, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement or would have a Company Material Adverse Effect.

Section 3.15 Material Contracts. Section 3.15 of the Company Disclosure Letter sets forth a list of all of the following Contracts (x) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement or (y) by which the Company, any of its Subsidiaries or any of their respective properties or assets are bound as of the date of this Agreement (in each case, other than any Company Benefit Plan, any Contract that is no longer in effect or has been fully performed, or any Contract between the Company and any of its Subsidiaries or between two or more Subsidiaries of the Company) (collectively, the “Material Contracts”):

(a) Contracts that are filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10)(i) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K since the Balance Sheet Date and before the date hereof;

(b) Contracts containing a covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business in any geographic area that materially limits the conduct of the Businesses, taken as a whole, as presently conducted (other than (i) any non-exclusive licenses to commercially available software, or (ii) limitations on use by the Company or its Subsidiaries of Intellectual Property that was developed for specific customers of the Company and is not used by the Company or any of its Subsidiaries other than for the customer for which it was developed, as contained in Contracts with such customers);

(c) Contracts containing a covenant limiting the freedom of the Company or any of its Subsidiaries to compete with any Person in any line of business material to the Company and its Subsidiaries, taken as a whole;

(d) Contracts under which the Company or any Subsidiary of the Company has directly or indirectly guaranteed outstanding Liabilities of any Person (other than the Company or any Subsidiary of the Company) (which guarantee obligation exceeds $2,000,000, other than endorsements for the purpose of collection in the ordinary course of business);

(e) Contracts under which the Company or the applicable Subsidiary of the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than the Company or any of its Subsidiaries), in any such case which the outstanding balance, individually, is in excess of $2,000,000;

(f) Contracts under which the Company or the applicable Subsidiary of the Company, directly or indirectly, has agreed to make after the date hereof any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than extensions of trade credit in the ordinary course of business), in any such case which, individually, is in excess of $2,000,000;

(g) Contracts that require the future acquisition from another Person (other than the Company or any of its Subsidiaries) or future disposition to another Person (other than the Company or any of its Subsidiaries) of assets or capital stock or other equity interest of another Person and other Contracts that relate to an acquisition or similar transaction with another Person (other than the Company or any of its Subsidiaries) which contain “earn-out” obligations with respect to the Company or any of its Subsidiaries, in any such case, after the date hereof with a value in excess of $2,000,000;

(h) Contracts with: (i) any Governmental Authority in the United States; or (ii) other Governmental Authority that are material to the Businesses, taken as a whole;

(i) the Real Property Leases that are material to the Businesses, taken as a whole;

(j) Contracts with either a Significant Customer or a Significant Supplier involving payments by or to the Company or any of its Subsidiaries in excess of $25,000,000, individually, in any of the 2018, 2019 or 2020 calendar years that may not be terminated without penalty upon thirty (30) days’ or less prior notice;

(k) Contracts (i) under which the Company or the applicable Subsidiary of the Company has granted an exclusive license to any material Owned Intellectual Property to another Person or receives an exclusive license to any material Intellectual Property from another Person; and

(l) Contracts that contain any “most favored pricing” or “most favored nation” provision in favor of the counterparty.

Each Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of the Company or its applicable Subsidiary, except where failure to be valid and binding would not have a Company Material Adverse Effect. None of the Company, its applicable Subsidiary and, to the Knowledge of the Company, any other party thereto, is in breach or default under any such Material Contract (or any other Contract that is material to the Company or any of its Subsidiaries), in each case except as would not have a Company Material Adverse Effect.    From January 1, 2019 through the date hereof, neither the Company nor any of its Subsidiaries has received notice regarding any violation or breach or default under any Material Contract, except for breaches and defaults that would not have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, from January 1, 2019 through the date hereof, no party to any Material Contract has given the Company or any of its Subsidiaries notice of its intention to (A) cancel or terminate any Material Contract, (B) change the scope of rights under any Material Contract or (C) fail to renew any Material Contract.

Section 3.16 Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Letter lists all material Company Benefit Plans.

(b) With respect to each Company Benefit Plan, the Company has made available to Parent true and complete copies of the following, to the extent applicable: (i) the plan document, (ii) the most recent summary plan description and (iii) any other material documents relating thereto.

(c) Except as would not have a Company Material Adverse Effect, each Company Benefit Plan is in compliance with its terms and with applicable Law.

(d) No Company Benefit Plan provides material health, medical, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law, the cost of which is fully paid by such current or former employees or their dependents.

(e) Except as set forth in this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) cause any material payment from the Company or any of its Subsidiaries to become due, or materially increase the amount of any compensation due, to any current or former employee of the Company or any of its Subsidiaries, (ii) result in the payment, accrual or increase of any material benefits under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits (including forgiveness of indebtedness) to any current or former employee or other service provider of the Company or any of its Subsidiaries.

(f) There are no pending, or, to the Knowledge of the Company, threatened, Legal Actions against any Company Benefit Plan, other than as would not have a Company Material Adverse Effect.

(g) No Company Benefit Plan obligates the Company or any of its Subsidiaries to provide any gross-up for any Taxes payable by any current or former employee or service provider.

Section 3.17 Labor Relations.

(a) Except as set forth on Section 3.17(a) of the Company Disclosure Letter, no employee of the Company or any of its Subsidiaries is represented by a Union, and neither the Company nor any of its Subsidiaries is party to any collective bargaining or similar agreement. Except as would not have a Company

Material Adverse Effect, neither the Company nor any of its Subsidiaries has since January 1, 2019 experienced, or, to the Knowledge of the Company, has there been threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute. The Company and its Subsidiaries have performed all of their material obligations (including, consultation consent, approval and other similar processes as applicable) with respect to the transactions contemplated hereby vis-à-vis the Union as required under Law or any other relevant labor agreement.

(b) Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including the Labor Standards Act and the Protection of Dispatched Workers Act of Korea, and all other applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding or social security taxes. To the Knowledge of the Company, there is no individual who is deemed or required to be employed or retained as an employee of the Company whether pursuant to any applicable Law relating to dispatch or temporary employees/workers or otherwise, other than as would not have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, no current or former employee or other service provider to the Company or any of its Subsidiaries is in material violation of any term of any employment, engagement or other agreement involving the Company or any of its Subsidiaries.

Section 3.18 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and correct in all respects, except for Tax Returns as to which the failure to so file or be so true, complete and correct in all respects would not have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries have fully and timely paid and withheld all Taxes required to be paid or withheld, including all Taxes shown to be due on all Tax Returns, except for Taxes (i) contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements contained in the Company SEC Reports or (ii) as to which the failure to pay or withhold would not have a Company Material Adverse Effect. In the last three (3) fiscal years ended December 31, 2020, no written claim has been made by a Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no written request for any such waiver or extension is currently pending, except for such agreements or requests that would not have a Company Material Adverse Effect.

(d) No audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, except for such audits and proceedings that would not have a Company Material Adverse Effect.

(e) All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports, except for such deficiencies that would not have a Company Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries has ever been a member of any affiliated, combined, consolidated or unitary group other than the group of which the Company (including any predecessor thereof) is or was the common parent for applicable Tax purposes.

(g) There is no agreement between the Company and any of its Subsidiaries, on the one hand, and any employee or other service provider, on the other hand, that will give rise to any payment that would not be deductible for U.S. federal income Tax purposes pursuant to Section 280G of the Code.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any (i) Tax indemnity agreement, (ii) Tax sharing agreement, (iii) Tax allocation agreement or (iv) “closing agreement” within the meaning of Section 7121 of the Code or similar agreement, other than, in the case of clauses (i) through (iii), any commercial agreement entered into in the ordinary course of business, the principal purpose of which is not related to Taxes.

Section 3.19 Environmental Matters. The operations of the Company and each of its Subsidiaries comply (and since January 1, 2019, have complied) with applicable Law relating to pollution, public or worker health or safety (as either relates to exposure to hazardous substances) or contamination or protection of the environment (collectively, “Environmental Law”), in each case, except as would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries possess all Permits required under Environmental Law necessary for their respective operations, and such operations are in compliance with applicable Permits, except in each case as would not have a Company Material Adverse Effect. Since January 1, 2019, none of the Company or any of its Subsidiaries has received any notice from any Person that alleges material noncompliance with, or material liability under, any Environmental Law. No Legal Action arising under or pursuant to Environmental Law is pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of the Company Assets except for such Legal Actions as would not have a Company Material Adverse Effect.

Section 3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a complete and accurate list (including appropriate identifying information) of all material Owned Intellectual Property that is registered, issued or the subject of a pending application for registration (excluding, for clarity, any mask works or Software) (collectively, “Registered Owned IP”). To the Knowledge of the Company, all material Registered Owned IP is subsisting, valid and enforceable. Without limiting the generality of the foregoing, no Legal Action is pending or, to the Knowledge of the Company, threatened, in which the ownership, validity or enforceability of any registrations or issuances of material Registered Owned IP is being contested or challenged, other than office actions and other ordinary course proceedings before the applicable Intellectual Property office and except for those that, if adversely determined, would not have a Company Material Adverse Effect.

(b) To the Knowledge of the Company (i) either the Company or one of its Subsidiaries owns all right, title or interest in and to the material Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) each of the Company and its Subsidiaries has a valid right to use and exploit the Licensed Intellectual Property in the manner used and exploited by it, in each case, except as would not have a Company Material Adverse Effect. To the Knowledge of the Company, except as would not have a Company Material Adverse Effect: (i) each Person who is or was involved in the creation, contribution or development of any material Owned Intellectual Property for any of the Company or its Subsidiaries has validly and irrevocably assigned to one of the Company and its Subsidiaries all such Intellectual Property and is bound by confidentiality provisions protecting such Intellectual Property, and to the extent not assignable by law, has granted a waiver of such Person’s moral rights and other non-assignable rights in and to such Intellectual Property, as applicable; and (iii) no Governmental Authority, university, college, or other educational institution or research center has or purports to have any ownership in, or rights to, any material Owned Intellectual Property or Company Product. To the Knowledge of the Company, each of the Company and its Subsidiaries has taken reasonable steps to maintain the confidentiality of its trade secrets and other confidential information, and there has been no material unauthorized access or disclosure of the foregoing, except as would not have a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company and its Subsidiaries or any Owned Intellectual Property is subject to any commitment or obligation that would require the grant of any license or right to any

Person, or otherwise limit any of the Company and its Subsidiaries’ control of, any Owned Intellectual Property that has been identified or disclosed by or to any forum, consortium, patent pool, standards body or similar Person (“Standards Organization”) or any standard promulgated by any Standards Organization, except as would not have a Company Material Adverse Effect.

(c) As of the date of this Agreement, there is no Legal Action pending and, to the Knowledge of the Company no Legal Action is threatened (i) against the Company or any of its Subsidiaries alleging that the Company or such Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of any Person, or (ii) against any Person who may be entitled, under a Contract with the Company or any of its Subsidiaries, to indemnification from the Company or any of its Subsidiaries alleging infringement, misappropriation, or other violation of Intellectual Property, in each case which, if the infringement, misappropriation, or violation is proven or established would have a Company Material Adverse Effect. For purposes of this clause “(c)”, a threat of Legal Action includes any written letter asserting infringement or threatening litigation or offering that the recipient obtain a license to any Intellectual Property, or requesting or demanding defense of, or indemnification with respect to, any Intellectual Property infringement, misappropriation, or violation claim. To the Knowledge of the Company, (i) the Company and its Subsidiaries are not infringing, misappropriating, or otherwise violating any Intellectual Property of any Person, and, since January 1, 2019, have not infringed, misappropriated, or otherwise violated any Intellectual Property of any Person; and (ii) none of the Company Products, nor the manufacture, sale, distribution, use, or importation thereof, has, since January 1, 2019, infringed, misappropriated, or violated the Intellectual Property of any other Person, in each case, except as would not have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing upon or misappropriating any material Owned Intellectual Property, in each case, except as would not have a Company Material Adverse Effect.

(d) The Company and each of its Subsidiaries is and since January 1, 2019 has been in compliance with all applicable Laws regarding the collection, use and protection of personal information, except as would not have a Company Material Adverse Effect.

(e) To the Knowledge of the Company, none of the execution, delivery, or performance of this Agreement, or the consummation of the transactions contemplated by this Agreement, shall, with or without notice or lapse of time, alter, impair or extinguish any Rights of the Company or any of its Subsidiaries under, in, or to any material Owned Intellectual Property, in each case except as would not have a Company Material Adverse Effect.

(f) This Section 3.20 constitutes the exclusive representations and warranties of the Company with respect to the subject matters set forth in this Section 3.20.

Section 3.21 Real Property.

(a) Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title to all parcels of real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), free and clear of any Liens, except for (i) Permitted Liens and (ii) such other Liens as would not have a Company Material Adverse Effect.

(b) To the Knowledge of the Company, each of the material leases, subleases and other occupancy agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (the “Real Property Leases”) is, subject to the Enforceability Exceptions, valid, binding and in full force and effect, except where the failure to be valid, binding or in full force and effect would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have good, valid title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in all leased real property (including all buildings, fixtures and other improvements thereto) used by them. None of the Company’s and any of its Subsidiaries’ leasehold interest in any such property is subject to any Lien, except for

(i) Permitted Liens and (ii) such other Liens as would not have a Company Material Adverse Effect. As of the date of this Agreement, no breach or default on the part of the Company or any such Subsidiary of the Company exists under any Real Property Lease, except as would not have a Company Material Adverse Effect.

(c) The present use and operation of the Owned Real Property and the real property subject to the Real Property Leases (collectively, the “Company Real Property”) is authorized by, and is in full compliance with, all applicable zoning, land use, building, fire, health, labor, safety and health laws and other Laws in all material respects, in each case except where such use and operation would not reasonably be expected to have a Company Material Adverse Effect. There is no Legal Action pending or, to the Knowledge of the Company, threatened that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present ownership, use or operation of any Company Real Property. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice of an outstanding violation of any applicable Law relating to any part of real property or the operation thereof or written notice of condemnation, special assessment or the like, with respect thereto.

Section 3.22 Insurance. Section 3.22 of the Company Disclosure Letter sets forth a true and correct list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries. Since January 1, 2019, there has been no claim by the Company or any Subsidiary of the Company pending under any insurance policies which has been denied or disputed by the insurer except as would not have a Company Material Adverse Effect. With respect to each such insurance policy, except as would not have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under the policy and have not received written notice that they are in default with respect to any obligations under the policy, and (b) to the Knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Since January 1, 2019, neither the Company nor any Subsidiary of the Company has received any written notice of cancellation or termination or material adjustment in the amount of premiums payable with respect to any insurance policy existing as of the date hereof that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not have a Company Material Adverse Effect.

Section 3.23 Permits; Compliance with Law.

(a) Except as would not have a Company Material Adverse Effect, as of the date of this Agreement, (i) each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Authority (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted in all material respects (collectively, the “Company Permits”) and (ii) all such Company Permits are in full force and effect. Except as would not have a Company Material Adverse Effect, no suspension or cancellation of any of the Company Permits is pending or threatened in writing.

(b) Except as would not have a Company Material Adverse Effect, since January 1, 2019, none of the Company and any of its Subsidiaries has been in conflict with, or in default or violation of, (i) any applicable Law, including but not limited to (a) the Private Information Act of Korea, (b) the Monopoly Regulation and Fair Trade Act of Korea, (c) any Law concerning corrupt payments, (d) any Law relating to export controls, and (e) any data protection-related, anti-corruption and fair trade-related Laws or (ii) any Company Permits, in each case, other than as would not have a Company Material Adverse Effect.

Section 3.24 Affiliated Transactions(a) . No director, officer or Affiliate (other than Subsidiaries of the Company) of the Company is a party to any Contract with the Company or its Subsidiaries (other than any Company Benefit Plan) or has any material interest in any property used by the Company or its Subsidiaries, in either case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.25 Opinion of Financial Advisor. J.P. Morgan Securities LLC (the “Company Financial Advisor”) has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing) to the effect that, as of the date of this Agreement, and subject to the various limitations, assumptions, factors and matters set forth therein, the Merger Consideration is fair to the stockholders of the Company (other than Parent and Merger Sub) from a financial point of view.

Section 3.26 Brokers. No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.27 State Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct, the Company Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or similar law.

Section 3.28 Customers and Suppliers.

(a) Section 3.28(a) of the Company Disclosure Letter identifies each of the ten largest customers of the Company and its Subsidiaries in financial years ended December 31, 2019 and December 31, 2020 based on amounts paid or payable (each, a “Significant Customer”). To the Knowledge of the Company, none of the Company or any of its Subsidiaries has any outstanding material dispute with any Significant Customer. As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice from any Significant Customer that such customer shall not continue as a customer of the Company or any of its Subsidiaries, as applicable, or that such customer intends to terminate or modify in any material respect existing Contracts with the Company or any of its Subsidiaries in a manner that is materially adverse to the Company or the applicable Subsidiary.

(b) Section 3.28(b) of the Company Disclosure Letter identifies each of the ten largest suppliers of the Company and its Subsidiaries in financial years ended December 31, 2019 and December 31, 2020 based on amounts paid or payable (each, a “Significant Supplier”). To the Knowledge of the Company, none of the Company nor any of its Subsidiaries has any outstanding material dispute with any Significant Supplier. As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier of the Company or any of its Subsidiaries, as applicable, or that such supplier intends to terminate or modify in any material respect existing Contracts with the Company or any of its Subsidiaries in a manner that is materially adverse to the Company or the applicable Subsidiary.

(c) Each Contract with a Significant Customer and a Significant Supplier is, subject to the Enforceability Exceptions, a valid and binding agreement of the Company or its applicable Subsidiary, except where failure to be valid and binding would not have a Company Material Adverse Effect. None of the Company, its applicable Subsidiary and, to the Knowledge of the Company, any other party thereto, is in material breach or default under any such Contract with a Significant Customer or Significant Supplier, in each case except as would not have a Company Material Adverse Effect.

Section 3.29 Products. No customer or other Person has asserted or, to the Knowledge of the Company, threatened in writing to assert, since January 1, 2019, any material claim against the Company or any of its Subsidiaries under or based upon any warranty relating to any Company Product which, if adversely determined would, in the aggregate with all other such claims by any Person, exceed the reserve, if any, for such claims reflected on the most recent financial statements contained in the Company SEC Reports. To the Knowledge of the Company, no event has occurred that would reasonably be expected, with or without notice or lapse of time, directly or indirectly give rise to the assertion of any such material claim.

Section 3.30 Inventories; Equipment.

(a) All inventories of the Company and its Subsidiaries as of the Balance Sheet Date are of such quality and quantity as to be usable and saleable by the Company and its Subsidiaries in the ordinary course of business, except for those that have been written down by establishing reserves under GAAP or as would not have a Company Material Adverse Effect.

(b) All material items of equipment and other tangible assets owned by, or leased to, the Company and its Subsidiaries are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted), and are adequate for the conduct of the Businesses in the manner in which such Businesses are currently being conducted, in each case, except as would not have a Company Material Adverse Effect.

Section 3.31 Activities in the United States.

(a) The Company and its Subsidiaries that are located in the United States do not (i) produce, design, test, manufacture, fabricate or develop one or more critical technologies, as defined at 31 C.F.R. § 800.215, (ii) perform the functions set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment critical infrastructure, as defined at 31 C.F.R. § 800.212, or (iii) maintain or collect, directly or indirectly, U.S. citizens’ sensitive personal data, as defined at 31 C.F.R. § 800.241.

(b) The Company and its Subsidiaries that are located in the United States do not own any Intellectual Property associated with the manufacture of any hardware, software, materials, or technology by the Company’s Subsidiaries.

(c) The Company and its Subsidiaries do not produce, design, test, manufacture, fabricate, or develop any hardware, software, materials, or technology in the United States.

(d) The Company and its Subsidiaries do not have any real estate or office in the United States.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections of the disclosure letter delivered by Parent to the Company before the execution of this Agreement (the “Parent Disclosure Letter”), it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent, Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 4.1 Organization and Power. Parent is duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is duly organized, validly existing and in good standing under the Law of the State of Delaware. Each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except as would not have a Parent Material Adverse Effect.

Section 4.2 Corporate Authorization. Each of Parent and Merger Sub has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The board of directors of each of Parent and Merger Sub has adopted resolutions approving this Agreement and the transactions contemplated by this Agreement. The board of directors of each of Parent and Merger Sub at a meeting duly called and held have (a) approved and declared advisable this Agreement, the Merger and the transactions contemplated by this Agreement and (b) determined that it is in the best interests of Parent and the stockholders of Parent or Merger Sub and the stockholder of Merger Sub, as applicable, that Parent or Merger Sub, respectively, enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement. The execution, delivery and performance of this Agreement, by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement constitutes a legal, valid and binding agreement of Parent and Merger Sub, subject to the Enforceability Exceptions. No vote or consent of the stockholders of Parent is required by applicable Law, or the certificate of incorporation or bylaws or other equivalent organizational documents of Parent in connection with the Merger or the other transactions contemplated by this Agreement.

Section 4.3 Governmental Authorizations. Assuming that the representations and warranties of the Company contained in Section 3.6 are true and correct, the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any Governmental Authorization, other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act;

(c) any Governmental Authorization (i) required in order to comply with any Competition Law, including the Required Competition Approval or (ii) requested by any Requesting Authority (it being understood that, for purposes of this Section 4.3, “requested” includes circumstances in which any Requesting Authority asserts or attempts to assert jurisdiction); and

(d) where the failure to obtain such Governmental Authorization would not have a Parent Material Adverse Effect.

Section 4.4 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or Merger Sub;

(b) contravene or conflict with, or result in any violation or breach of, any Law applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound, assuming that all Governmental Authorizations described in Section 4.3 have been obtained or made;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”); or

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts other than, in the case of clauses (b), (c) and (d) as, if not obtained, would not have a Parent Material Adverse Effect.

Section 4.5 Capitalization; Interim Operations of Merger Sub; Ownership of Common Stock.

(a) As of the date of this Agreement, the authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent or an Affiliate of Parent may acquire any equity security of Merger Sub.

(b) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub has no Subsidiaries.

(c) None of Parent, Merger Sub or their respective Affiliates (i) own, or will prior to the Closing Date own, directly or indirectly, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record, any shares of Common Stock or securities that are convertible, exchangeable or exercisable into Common Stock, (ii) holds any rights to acquire or vote any shares of Common Stock except pursuant to this Agreement, (iii) is, was at any time, or became, alone or together with any other Person, an “interested stockholder” of the Company as defined in Section 203 of the DGCL, (iv) has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement, the Merger or any transactions contemplated hereby, or (v) is party to any agreement, arrangement or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act.

Section 4.6 Financing.

(a) Parent has delivered to the Company (x) a true and complete copy of the executed Equity Commitment Letter, pursuant to which the Sponsor has committed to provide Parent with equity financing in the amount set forth therein for the purpose of funding the transactions contemplated by this Agreement (the “Equity Financing”), and to which the Company is a party and pursuant to which the Company can cause Parent to draw down the full proceeds of the Equity Financing and (y) true and complete copies of executed equity commitment letters pursuant to which the direct or indirect investors in Sponsor (such Persons, in such capacity, collectively, the “Investors”) have committed to provide Sponsor, directly or indirectly, with equity financing in the amount set forth therein (each an “Investor Commitment Letter” and collectively the “Investor Commitment Letters”). As of the date hereof, each of the Investor Commitment Letters and the Equity Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification to such Investor Commitment Letter or the Equity Commitment Letter is contemplated. The Equity Commitment Letter and each Investor Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and the other parties thereto (in the case of the Equity Commitment Letter) and Sponsor and the other parties thereto (in the case of each Investor Commitment Letter), and is enforceable against Parent and the other parties thereto (in the case of the Equity Commitment Letter) and Sponsor and the other parties thereto (in the case of each Investor Commitment Letter), in each case, except as may be limited by the Enforceability Exceptions. There are no other agreements, side letters or arrangements relating to the Equity Commitment Letter or the Equity Financing. As of the date hereof, Parent is not aware of any misrepresentation in any Investor Commitment Letter or the Equity Commitment Letter. The Equity Commitment Letter and the Investor Commitment Letters constitute the entire and complete agreement between the parties thereto with respect to the Equity Financing. Each of Sponsor and Parent is not in default or breach of any of the terms or conditions set forth in the Investor Commitment Letters or the Equity Commitment Letter and, as of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default, breach or failure to satisfy any condition precedent set forth therein. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letter, and no Person has any right to impose, and none of the Investors, Sponsor or Parent has any obligation to accept, any condition precedent to such funding other than the conditions expressly set forth in the Equity Commitment Letter and Investor Commitment Letters nor any reduction to the aggregate amount available under the Equity Commitment Letter on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount available under the Equity Commitment Letter on the Closing Date). As of the date hereof, neither Parent nor Merger Sub is aware of any fact or occurrence that, with or without notice, lapse of time or both, could reasonably be expected to (i) make any of the assumptions or any of the statements set forth in the Investor Commitment Letters or the Equity Commitment Letter inaccurate, (ii) result in any of the terms or conditions in the Investor Commitment Letters or Equity Commitment Letter not being satisfied, (iii) cause the Investor

Commitment Letters or the Equity Commitment Letter to be ineffective or (iv) otherwise result in the Equity Financing not being available on a timely basis in order to consummate the transactions contemplated by this Agreement. As of the date hereof, none of the Investors or the Sponsor has notified Sponsor, Parent or Merger Sub of its intention to terminate any Investor Commitment Letter or the Equity Commitment Letter or to not provide its portion of the Equity Financing.

(b) Parent’s and Merger Sub’s obligations under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Merger and the other transactions contemplated by this Agreement.

(c) The net proceeds from the Equity Financing, in addition to the proceeds of any U.S. dollar debt financing actually received by Parent prior to the Closing Date, will be sufficient to pay in cash all amounts to be paid by Parent and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, including the aggregate Merger Consideration on the terms and conditions contained in this Agreement, plus Parent’s and Merger Sub’s costs and expenses , and there is not, nor will there be, any restriction on the use of such proceeds for such purposes.

(d) Neither Parent, Merger Sub nor any of their Affiliates has (i) retained any financial advisor other than BMO Capital Markets Corp. on a basis exclusive to Parent and/or Merger Sub and/or any such Affiliate or (ii) entered into an exclusivity, lock-up or other similar agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing that would prevent or hinder such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries (including in connection with the making of any Takeover Proposal), in each case of clauses (i) and (ii), in connection with the Merger or the other transactions contemplated by this Agreement. None of Parent, Merger Sub or any of their Affiliates has caused or induced any Person to take any action that, if taken by Parent and/or Merger Sub, would be a breach of, or would cause to be untrue, any of the representations in this Section 4.6.

Section 4.7 Standby Letter of Credit.

Prior to or concurrently with the execution of this Agreement, Parent has, or has caused to be, delivered to the Company the Standby Letter of Credit. To the Knowledge of Parent, the Standby Letter of Credit is a legal, valid and binding obligation of the Issuing Bank, and in full force and effect, except as may be limited by the Enforceability Exceptions. Except as expressly set forth in the Standby Letter of Credit, there are no conditions precedent to the obligations of the Issuing Bank to provide funds under the Standby Letter of Credit or any contingencies that would or would reasonably be expected to reduce the total amount available to be drawn under the Standby Letter of Credit. On or prior to the date of issuance of the Standby Letter of Credit, Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Standby Letter of Credit (or any financing facility or reimbursement agreement under which the Standby Letter of Credit has been issued) by such date and, thereafter, shall timely pay in full any such amounts due on or before the Closing Date.

Section 4.8 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the payment of the aggregate Merger Consideration, and any other fees and expenses of or payable by Parent or Merger Sub in connection with the transactions contemplated by this Agreement) and assuming the accuracy in all material respects of the representations and warranties contained in Article III, the Surviving Corporation will be Solvent as of the Effective Time, as of the Closing Date and immediately after the Effective Time. For purposes of this Agreement, “Solvent” means that, with respect to any Person, as of any date of determination (in each case of the following, on a consolidated basis with its Subsidiaries), (a) the amount by which the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.

Section 4.9 Litigation. As of the date of this Agreement, there is no Legal Action pending or, to the Knowledge of Parent, threatened, against Parent or any of its Affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger or the transactions contemplated by this Agreement. Neither Parent nor any of its Affiliates is subject to any Order of, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority, or any Order of any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.

Section 4.10 No Regulatory Impediment. As of the date of this Agreement, Parent is not aware of any fact relating to its or any of its Affiliates’ respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that would reasonably be expected to impair the ability of the Parties to obtain, on a timely basis, any authorization, consent, Order, declaration or approval of, or ability to contract with, any Governmental Authority or third party necessary for the consummation of the transactions contemplated by this Agreement.

Section 4.11 Absence of Arrangements with Management and Principal Stockholders.

(a) Other than this Agreement, as of the date hereof, there are no Contracts between Parent or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company Board or any of their respective Affiliates, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

(b) Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements, obligations, understandings or similar Contracts between Parent or Merger Sub or any of their respective Affiliates, on the one hand, and any of the Principal Stockholders or any of their respective Affiliates, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 4.12 Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or Merger Sub.

Section 4.13 Non-Reliance on Estimates, Projections, etc.; Independent Investigation. In connection with the due diligence investigation of the Company and its Subsidiaries by Parent and Merger Sub, Parent and Merger Sub (and their Representatives) have received and may continue to receive from the Company and its Subsidiaries and their Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any Subsidiary of the Company, or any of their respective shareholders or Representatives, or any other person, with respect thereto. In entering into this Agreement and each of the other documents and instruments relating to the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub have each relied solely upon its own investigation and analysis, and Parent and Merger Sub acknowledge and agree that (a) except for the specific representations and warranties of the Company contained in this Agreement (including any that are subject to the Company Disclosure Letter and the Company SEC Reports), none of the Company, its Affiliates or any of its or their respective stockholders, controlling persons or Representatives makes or has made, and neither Parent nor Merger Sub is relying upon, any representation or warranty, either express or implied, with respect to the Company or its Subsidiaries or Affiliates or their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by or on behalf of the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent and Merger Sub or any of their respective Affiliates, stockholders, controlling persons or Representatives and (b) to the fullest extent permitted by applicable Law, none of the Company, its Affiliates or any of its or their respective stockholders, controlling persons or Representatives shall have any liability or responsibility whatsoever to Parent or Merger Sub, their respective Affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, at law or in equity, under any Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent or Merger Sub, their respective Affiliates, stockholders, controlling persons or Representatives, except as and only to the extent expressly set forth in this Agreement. Nothing in this Agreement shall limit Parent’s remedies in the case of intentional fraud to the extent arising out of the making of the representations and warranties of the Company contained in this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company. From and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, except (i) as contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Letter, (iii) to comply with any COVID-19 Measures, (iv) as required by applicable Law or policy or guidance from a Governmental Authority, (v) for any action (including cessation of activities) taken by the Company or any of its Subsidiaries that the Company or such Subsidiary, after reasonable consultation with Parent, reasonably believes is required in order to protect the health, safety and welfare of the officers and employees of any of the Businesses and all other individuals having business dealings with any of the Businesses, or (vi) with the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to conduct its operations only in the ordinary course of business. Without limiting the generality of the foregoing, and except (i) as otherwise contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Letter, (iii) to comply with any COVID-19 Measures, (iv) as otherwise required by applicable Law or policy or guidance from a Governmental Authority, (v) for any action (including cessation of activities) taken by the Company or any of its Subsidiaries, after reasonable consultation with Parent, that the Company or such Subsidiary reasonably believes is required in order to protect the health, safety and welfare of the officers and employees of any of the Businesses and all other individuals having business dealings with any of the Businesses, or (vi) with the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned, from and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall not, and shall cause each of its Subsidiaries not to, take any of the following actions:

(a) Organizational Documents. Amend any of the Company Organizational Documents, other than immaterial amendments to the Company Organization Documents of a Subsidiary of the Company;

(b) Dividends. Make, declare, set aside or pay any dividend or distribution on any shares of its capital stock, other than dividends and distributions by wholly-owned Subsidiaries of the Company;

(c) Capital Stock. (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) grant any Person any right or option to acquire any shares of its capital stock (other than annual grants in the ordinary course of business (as described in Section 5.1 of the Company Disclosure Letter) to management, employees or otherwise in the ordinary course of business or in connection with the Company ESPP) or (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than pursuant to (A) the exercise of Company Options, (B) the vesting or settlement of Company RSUs or Company PSUs, and (C) the conversion of convertible securities or exchange of exchangeable securities, in each case outstanding as of the date of this Agreement).

(d) Compensation and Benefits. (i) Increase the annual compensation or annual benefits payable or to become payable to any of its directors, executive officers or other employees, other than (x) increases in salary, bonus targets, hourly wage rates and benefits of employees (other than directors and executive officers) in the ordinary course of business and (y) increases in annual compensation or annual benefits (other than to directors or executive officers) not in excess of $1,000,000 in the aggregate to retain certain employees consistent with past practice, (ii) grant to any current or former director, executive officer or other employee, any increase in severance, change in control or retention pay, (iii) establish, adopt, enter into, materially amend, renew or terminate any material Company Benefit Plan or any employee benefit plan, agreement, policy, program or commitment that, if in effect on the date of this Agreement, would be a material Company Benefit Plan, (iv) hire or engage any executive officer or employee with annual compensation in excess of $150,000, or (v) accelerate the vesting of any Company Option, Company RSU or Company PSU, except, in the case of each of clauses (i), (ii), (iii) and (v), (A) to the extent required by applicable Law, this Agreement or any Company Benefit Plan or other agreement in effect on the date of this Agreement, or (B) in conjunction with new hires, promotions or other changes in job status (and, in the case of clause “(B),” only in the ordinary course of business);

(e) Acquisitions. Acquire (by merger, consolidation, acquisition of equity interests or assets, or otherwise) any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, except for any such transaction (i) which is between the Company and any of its Subsidiaries or between any such Subsidiaries of the Company, (ii) for which the consideration paid (including assumed indebtedness for borrowed money) does not exceed $1,000,000 individually or $5,000,000 in the aggregate with all such acquisitions or (iii) pursuant to any Contract existing and in effect as of the date hereof and as set forth in Section 5.1(e) of the Company Disclosure Letter;

(f) Dispositions. Sell, lease, license, transfer, pledge, encumber, grant or dispose of any material Company Assets, including the capital stock of Subsidiaries of the Company, other than (i) the sale of inventory in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business, (iii) the abandonment, lapse or other disposition of any Intellectual Property rights in the ordinary course of business, (iv) other dispositions in the ordinary course of business, (v) any Permitted Liens or (vi) pursuant to any Contract existing and in effect as of the date hereof as set forth in Section 5.1(f) of the Company Disclosure Letter;

(g) Indebtedness; Guarantees. Incur, create, assume or guarantee any new indebtedness, other than performance bonds, letters of credit or hedging arrangements entered into in the ordinary course of business (except as between the Company and any of its Subsidiaries or between two or more of its Subsidiaries);

(h) Accounting. Make any change in any material respect to its accounting policies or procedures, other than as required by GAAP or applicable Law;

(i) Legal Actions. (i) Waive, release, assign, settle or compromise any Legal Actions, other than (A) in the ordinary course of business, (B) if the loss resulting from such waiver, release, assignment settlement or compromise is reimbursed to the Company or any of its Subsidiaries by an insurance policy after the payment of any related deductibles or fees, or (C) any waiver, release, assignment, settlement or compromise that results or would result only in the payment of money and, in such case, in a payment by the Company or any of its Subsidiaries not in excess of $250,000 individually or $1,000,000 in the aggregate, or (ii) commence any Legal Action against any other Person, other than routine collection actions in the ordinary course of business or in connection with the transactions contemplated by this Agreement;

(j) Taxes. Make, revoke or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or settle any material Tax claim;

(k) Outbound Loans; Etc. Make or forgive any loans, advances or capital contributions to any Person, other than loans or advances to employees (excluding officers) not in excess of $500,000 in the aggregate for all such loans or advances;

(l) Contracts. (i) Materially amend or prematurely terminate any Material Contract, (ii) enter into any Contract that would, if entered into prior to the date hereof, constitute a Material Contract or (iii) waive, release or assign any material rights or claims under any Contract, other than, in each case, in the ordinary course of business;

(m) Liquidation. Adopt a plan of, or otherwise effect, a liquidation, dissolution, merger, consolidation, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction or other reorganization;

(n) Subsidiaries and New Lines of Business. Form any Subsidiary or engage in a new line of business or terminate any existing line of business or product line;

(o) Capital Expenditures. Make any capital expenditures in amounts in excess of, or otherwise inconsistent with, the capital expenditure plan attached as Section 5.1(o) to the Company Disclosure Letter, other than capital (or similar) expenditures not in excess of $1,000,000 in the aggregate; or

(p) Related Actions. Agree in writing to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Section 5.1, in no event shall this Section 5.1 be deemed or interpreted to require the Company to (i) maintain a certain number of customers or level of customer orders, or prevent the loss of customers or reduced orders from customers, or (ii) maintain a certain number of employees, prevent strikes, pickets, work stoppages, work slowdowns or other organized labor disputes, or negotiate, amend or enter into any labor or collective bargaining agreement or other Contract with any Union. Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries before the Effective Time. Before the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries. If the Company or a Subsidiary of the Company desires to take an action which would be prohibited pursuant to this Section 5.1 without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail to all of the individuals set forth in Section 5.1 of the Parent Disclosure Letter. Any of the individuals set forth in Section 5.1 of the Parent Disclosure Letter may grant consent on behalf of Parent to the taking of any action which would otherwise be prohibited pursuant to this Section 5.1 by e-mail or such other notice that complies with the provisions of Section 8.6.

At the request of Parent, the Company shall cause the actions described in Section 5.1(T) of the Company Disclosure Letter to be taken immediately prior to (but contingent upon) the Closing.

Section 5.2 Access to Information; Confidentiality.

(a) From and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall, and shall cause its Subsidiaries, to (i) provide to Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice to the officers, employees, properties, assets, books and records and, use commercially reasonable efforts to cause, accountants (subject to prior execution of customary access and non-reliance letters if required by such accountants) of the Company and its Subsidiaries and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent may reasonably request; provided, that any such access shall be conducted at Parent’s expense and under the supervision of appropriate personnel of the Company or its applicable Subsidiaries. Notwithstanding the foregoing, the Company shall not be required to provide such access if it reasonably determines that such access may unreasonably disrupt, impair or interfere with the business or operations of the Company or any of its Subsidiaries. Nothing herein shall require the Company or any of its Subsidiaries to disclose information to the extent (A) such disclosure would reasonably be expected to result in a waiver of attorney-client privilege, work product doctrine or similar privilege held by the Company or any of its Subsidiaries, (B) such disclosure would violate any applicable Law or any confidentiality obligation of such party, or (C) such information relates to the negotiation and execution of this Agreement, is reasonably pertinent to any adverse Legal Action between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, or relates to, subject to Section 5.3, a Takeover Proposal; provided, further, that information regarding Legal Actions shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent to the extent that the Company determines limiting disclosure in such manner would be reasonably required for the purpose of complying with applicable Law.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under each of the Confidentiality Agreements with respect to the information disclosed under this Section 5.2, except that, notwithstanding anything to the contrary in the Confidentiality Agreements, prior to the termination of this Agreement pursuant to Article VII (and only if this Agreement is not so terminated): (i) other than sources of equity or debt financing previously agreed to by the Company, any actual or potential sources of equity or debt financing of Wise Road Capital LTD. shall not be considered Representatives (as defined in the Confidentiality Agreement) unless consented to in writing by the Company, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) the first sentence of paragraph 3 of the Confidentiality Agreement shall not apply to any such actual or potential sources of equity or debt financing that is a Representative (as defined in the Confidentiality Agreement), and the third sentence of paragraph 3 of the Confidentiality Agreement shall not prohibit the establishment of customary “trees” dedicated to Parent and Parent’s Affiliates at such potential sources of debt financing and (iii) the first sentence of paragraph 4 of the Confidentiality Agreement shall not apply from and after the date hereof, subject to Section 5.2(a).

(c) Nothing contained in this Agreement shall give Parent or its Affiliates, directly or indirectly, rights to conduct or cause to be conducted any environmental investigation of the current or former operations or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company, which may be withheld or conditioned in its sole discretion.

(d) Parent hereby agrees that, except (i) as contemplated by this Agreement or (ii) for communications consistent with communications plans pre-approved by the Company, it is not authorized to and shall not (and shall not permit any of its Representatives or Affiliates to) contact any employee, landlord, customer, supplier or other material business relation of the Company or its Subsidiaries in respect of or related to the transactions contemplated by this Agreement before the Closing without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), following which the Company and its Subsidiaries shall take all actions reasonably necessary to facilitate any such contacts. In the event that such contact with an employee, landlord, customer, supplier or other material business relation of the Company or its Subsidiaries is approved by the Company, the Company shall be given the reasonable opportunity to participate in discussions and meetings with, and copied on all correspondence of, Parent, its Affiliates or Representatives, on the one hand, and any such approved employee, landlord, customer, supplier or other material business relation, on the other hand, prior to Closing.

Section 5.3 No Solicitation.

(a) Subject to the provisions of this Section 5.3, from the date hereof until the termination of this Agreement pursuant to Article VII, the Company shall not, and the Company shall cause each of its Subsidiaries (and the representatives of its and their respective financial advisors set forth on Section 5.3 of the Company Disclosure Letter ) not to, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ respective other Representatives not to, (i) solicit, initiate, facilitate or knowingly encourage or induce any inquiries regarding, or the making, submission or announcement of, any proposal or offer that constitutes a Takeover Proposal, (ii) enter into or participate in any discussions or negotiations with any Person with respect to a Takeover Proposal (other than to state that the Company is not permitted to have discussions or negotiations), (iii) execute or enter into any Contract with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement) (any definitive written agreement providing for the consummation of the transaction contemplated by a Takeover Proposal, an “Alternative Acquisition Agreement”), (iv) furnish or otherwise provide access to any non-public information regarding the Company or any of its Subsidiaries to any Person with respect to any actual or contemplated Takeover Proposal or (v) approve, endorse or recommend any Takeover Proposal.

(b) Notwithstanding Section 5.3(a), if, after the date hereof, the Company receives a bona fide, unsolicited, written Takeover Proposal that has not been withdrawn and that did not result directly or indirectly from a material breach of any of the provisions of this Agreement, then, prior to the adoption of this Agreement by the Requisite Company Vote, (i) the Company Board (or any committee thereof), the Company and its Representatives shall be permitted to inform the Person making such Takeover Proposal of the existence of the provisions in this Section 5.3, and (ii) if (A) the Company Board determines in good faith after consultation with its outside legal and financial advisors that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, (B) the Company Board determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to take the following action would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law, and (C) at least 24 hours prior to furnishing any non-public information pursuant to clause “(x)” below to, or entering into discussions or negotiations pursuant to clause “(y)” below with, such Person, the Company (1) gives Parent written notice of the identity of such Person (to the extent not restricted by the terms of any confidentiality agreement in existence on the date hereof) and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, and (2) receives from such Person, and delivers to Parent a copy of, an Acceptable Confidentiality Agreement, then the Company, the Company Board (or any committee thereof) or their Representatives may (x) furnish access and non-public information with respect to the Company and any of its Subsidiaries to the Person who has made such Takeover Proposal pursuant to an Acceptable Confidentiality Agreement, so long as any written material non-public information provided under this clause “(x)” has previously been provided to Parent or is provided to Parent immediately following the time it is provided to such Person, and (y) participate in discussions and negotiations regarding such Takeover Proposal (it being understood, however, that notwithstanding anything to the contrary contained in this Section 5.3 or elsewhere in this Agreement, the Company shall not, and the Company shall cause each of its Subsidiaries (and the representatives of its and their respective financial advisors set forth on Section 5.3 of the Company Disclosure Letter) not to, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, take any action otherwise permitted by clause “(x)” or “(y)” of this sentence (and no Takeover Proposal shall be (or shall be deemed to be) a Superior Proposal for any purpose under this Agreement) unless and until (aa) the Person (or group of Persons) making the applicable Takeover Proposal has permitted the Company (without liability) to provide Parent with the identity of such Person (or group of Persons), the material terms and conditions of such Takeover Proposal (and any modification or proposed modification thereto) and any documentation relating thereto and (bb) the Company has provided such information and documentation to Parent). The Company: (i) agrees not to release or permit the release of any Person from, or to amend, waive or permit the amendment or waiver of any provision of, any confidentiality or similar agreement or provision to which the Company or any of its Subsidiaries is or becomes a party or under which the Company or any of its Subsidiaries has any rights; and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent. Notwithstanding anything to the contrary in this Agreement, the Company Board may modify, waive, amend or release any existing standstill obligations owed by any Person to the extent such standstill obligations would prohibit such Person from making a Takeover Proposal privately to the Company Board in order to permit such Person to make a Takeover Proposal privately to the Company Board, if the Company Board determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Article VII, the Company shall advise Parent orally and in writing of (i) the receipt of any Takeover Proposal or any request for non-public information relating to the Company or any of its Subsidiaries, specifying the material terms and conditions thereof and the identity of the party making such Takeover Proposal or request (to the extent not restricted by the terms of any confidentiality agreement in existence on the date hereof), and (ii) any material modifications to the financial or other material terms and conditions of such Takeover Proposal, in each case within 24 hours after the Company’s receipt thereof and, if available, providing Parent with copies of any written documentation from such Person or any of such Person’s Representatives setting forth the terms and conditions of, or otherwise relating to, such Takeover Proposal or request (in each case, which may be redacted for the identity of the Person or group of Persons making such Takeover Proposal or request to the extent restricted by the terms of any confidentiality agreement in existence on the date hereof). The Company shall keep Parent reasonably informed, on a reasonably current basis, with respect to the status of any such Takeover Proposal or request and any modification or proposed modification thereto, and shall, within 24 hours after transmittal or receipt of any material correspondence or communication involving the Company and any of its Subsidiaries or any of their respective Representatives, on the one hand, and the Person that made or submitted such Takeover Proposal or request, on the other hand, provide Parent with a copy thereof (which may be redacted for the identity of the Person or group of Persons making such modification or proposed modification to the extent restricted by the terms of any confidentiality agreement in existence on the date hereof).

(d) Except as set forth in Section 5.3(e) and Section 5.3(f), neither the Company Board nor any committee thereof shall (i) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent, (ii) approve, endorse, accept, adopt or recommend, or declare the advisability of, a Takeover Proposal or (iii) agree or publicly propose to take any of the foregoing actions (any action described in clauses (i), (ii) or (iii), a “Company Board Recommendation Change”); provided, that, for the avoidance of doubt, (x) any determination or action by the Company or the Company Board (or any committee thereof) to the extent expressly permitted by, and in accordance with the terms of, Section 5.3(a), Section 5.3(e), Section 5.3(f) or Section 5.3(g) shall not be, and shall not be deemed to be, in and of itself, a breach or violation of this Section 5.3(d) and (y) none of (1) the determination by the Company Board (or any committee thereof) that a Takeover Proposal constitutes a Superior Proposal in accordance with the terms of Section 5.3(e); or (2) the delivery by the Company to Parent of any notice expressly contemplated by Section 5.3(c), Section 5.3(e) or Section 5.3(f) will in and of itself constitute a Company Board Recommendation Change.

(e) Notwithstanding anything to the contrary set forth in this Agreement, at any time before obtaining the Requisite Company Vote, the Company Board may, in response to an unsolicited, bona fide, written Superior Proposal received by the Company Board after the date of this Agreement that did not result directly or indirectly from a material breach of any of the provisions of this Agreement, (x) effect a Company Board Recommendation Change with respect to such Superior Proposal, or (y) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement, in each case, but only if:

(i) the Company Board determines in good faith, following consultation with its outside legal counsel and financial advisor, that the applicable Takeover Proposal constitutes a Superior Proposal and that its failure to effect a Company Board Recommendation Change or to authorize the Company to terminate this Agreement to enter into the applicable Alternative Acquisition Agreement would be inconsistent with its fiduciary duties under applicable Law;

(ii) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”), which notice shall state (A) that the Company has received a Superior Proposal; (B) to the extent not previously provided to Parent pursuant to Section 5.3(c), the material terms and conditions of such Superior Proposal, the identity of the Person or group of Persons making such Superior Proposal (to the extent not restricted by the terms of any confidentiality agreement in existence on the date hereof) and a copy of the Alternative Acquisition Agreement and all Contracts and other material documents relating to such Superior Proposal (in each case, which may be redacted for the identity of the Person or group of Persons making such Superior Proposal to the extent restricted by the terms of any confidentiality agreement in existence on the date hereof); and (C) that the Company Board intends to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(e) absent revisions to the terms and conditions of this Agreement;

(iii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) any proposed modifications to the terms and conditions of this Agreement (together with any corollary adjustments to the terms and conditions of the Equity Commitment Letter, the Standby Letter of Credit and/or other documents contemplated by this Agreement) proposed by Parent or its Representatives; provided, however, that, in the event of any revisions to the financial terms or any other material term or condition of such Superior Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e) with respect to such new written notice (except that the Notice Period in respect of such new written notice shall be two Business Days); and

(iv) at the time such Company Board Recommendation Change is effected, or at the time this Agreement is terminated to enter into such Alternative Acquisition Agreement, the Company Board determines in good faith, following consultation with its outside legal counsel and financial advisor, that the applicable Takeover Proposal continues to constitute a Superior Proposal and that its failure to effect a Company Board Recommendation Change or to authorize the Company to terminate this Agreement to enter into the applicable Alternative Acquisition Agreement would continue to be inconsistent with its fiduciary duties under applicable Law (after taking into account any changes to the terms of this Agreement, the Equity Commitment Letter, the Standby Letter of Credit and/or any other documents contemplated by this Agreement as a result of the negotiations required by Section 5.3(e)(iii).

(f) Notwithstanding anything to the contrary set forth in this Agreement, at any time before obtaining the Requisite Company Vote, the Company Board may effect a Company Board Recommendation Change in response to any material change, event, effect, occurrence, development, fact or circumstance in respect of the Company or any of its Subsidiaries that arises after the date hereof and that was not known or reasonably foreseeable to the Company Board prior to the date of this Agreement (other than (w) any change, event, effect, occurrence, development, fact or circumstance resulting from a breach of this Agreement by the Company, any of its Subsidiaries or any of their respective Representatives, (x) any Takeover Proposal, or (y) the fact that the Company or any of its Subsidiaries exceeds any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations in any period (however, the underlying reasons for such events may constitute an Intervening Event)) (an “Intervening Event”), but only if:

(i) the Company Board determines in good faith, following consultation with its outside legal counsel and financial advisor, that the applicable change, event, effect, occurrence, development, fact or circumstance constitutes an Intervening Event and that its failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable Law;

(ii) the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board has (A) so determined; and (B) intends to effect a Company Board Recommendation Change pursuant to this Section 5.3(f), which notice will specify and describe the applicable Intervening Event in reasonable detail; and

(iii) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such four Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) any proposed modifications to the terms and conditions of this Agreement (together with any corollary adjustments to the terms and conditions of the Equity Commitment Letter, the Standby Letter of Credit and/or any other documents contemplated by this Agreement) proposed by Parent or its Representatives; provided, however, that, in the event of changes in the changes, events, effects, occurrences, developments, facts or circumstances giving rise to such Intervening Event, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(f)(iii) with respect to such new written notice.

(g) Nothing contained in this Agreement shall prohibit the Company from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable Law or such disclosure is otherwise required under applicable Law or the applicable rules of the Applicable Exchange; provided that any such disclosure does not contain an express Company Board Recommendation Change. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board that only describes the Company’s receipt of a Takeover Proposal, the identity of the Person making such Takeover Proposal, the material terms of such Takeover Proposal and the operation of this Agreement with respect thereto will not be deemed to be a Company Board Recommendation Change.

(h) The Company shall, and shall cause its Subsidiaries (and the representatives of its and their respective financial advisors set forth on Section 5.3 of the Company Disclosure Letter) to, and shall use its reasonable best efforts to cause its and their respective other Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person relating to any Takeover Proposal. Promptly after the date of this Agreement, the Company shall request each Person that has executed a confidentiality or similar agreement within 12 months prior to the date of this Agreement in connection with such Person’s consideration of a possible Takeover Proposal or investment in the Company or any of its Subsidiaries to return or destroy all confidential information previously furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(i) The Company acknowledges and agrees that any action taken by any Representative of the Company or any of its Subsidiaries acting at the direction of the Company or any of its Subsidiaries which, if taken by the Company, would constitute a breach of any provision set forth in this Section 5.3 shall be deemed to constitute a breach of this Section 5.3 by the Company.

Section 5.4 Company Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare a draft of the Company Proxy Statement. Parent shall provide the Company with any information that may be requested by the Company to the extent it is required in connection with the preparation and filing of the Company Proxy Statement and any updates to such information, as appropriate. The Company shall provide Parent with a reasonable opportunity to review and comment on such draft, and once such draft is in a form reasonably acceptable to each of Parent and the Company, the Company shall file the Company Proxy Statement with the SEC.

(b) The Company agrees that none of the information included or incorporated by reference in the Company Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of any amendment or supplement thereof or at the time of the Company Stockholders Meeting (or any postponement or adjournment thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub in connection with the preparation of the Company Proxy Statement for inclusion or incorporation by reference therein.

(c) Parent and Merger Sub hereby agree that none of the information supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub for inclusion or incorporation by reference in the Company Proxy Statement shall, at the date it is first mailed to the stockholders of the Company or at the time of any amendment or supplement thereof or at the time of the Company Stockholders Meeting (or any postponement or adjournment thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by either Parent or Merger Sub with respect to statements made or incorporated by reference therein to the extent based on information supplied by the Company or any Affiliate of the Company in connection with the preparation of the Company Proxy Statement for inclusion or incorporation by reference therein.

(d) The Company shall use its reasonable best efforts to (i) respond to any comments on the Company Proxy Statement or requests for additional information from the SEC as soon as reasonably practicable after receipt of any such comments or requests, (ii) cause the Company Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable following the date of this Agreement and (iii) cause the Company Proxy Statement to comply with all applicable forms, rules and regulations of the SEC and all other applicable Laws. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, to the extent such correspondence relates to the Company Proxy Statement. Before responding to any such comments or requests or the filing or mailing of the Company Proxy Statement, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Company Proxy Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent.

(e) The Company Proxy Statement shall include the Company Board Recommendation unless the Company Board has effected a Company Board Recommendation Change in accordance with this Agreement.

(f) If, at any time prior to the Company Stockholders Meeting, any information relating to Parent, Merger Sub or the Company or any of their respective Affiliates is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Company Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering this information shall, as promptly as practical (and in any event within twenty-four (24) hours), notify the other Parties and, to the extent required by Law, Parent and the Company shall cause an appropriate amendment or supplement describing this information, as promptly as practicable, to be filed with the SEC and, to the extent required by Law or the SEC, disseminated to stockholders of the Company.

Section 5.5 Company Stockholders Meeting. Subject to Section 5.4 and notwithstanding a Company Board Recommendation Change, following the clearance of the Company Proxy Statement by the SEC, the Company shall call and hold the Company Stockholders Meeting as promptly as reasonably practicable following the date of this Agreement for the purpose of obtaining the Requisite Company Vote. Subject to Section 5.3 and to the extent there has not been a Company Board Recommendation Change, the Company shall use its reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement. The Company may only postpone, recess or adjourn the Company Stockholders Meeting: (a) with the consent of Parent, (b) for the absence of a quorum, (c) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting, (d) to allow additional solicitation of votes in order to obtain the Requisite Company Vote, or (e) if the Company has provided a written notice to Parent pursuant to Section 5.3(e)(ii) or Section 5.3(f)(ii) and the latest deadline contemplated by Section 5.3(e) or Section 5.3(f), respectively, with respect to such notice, has not been reached. Notwithstanding the foregoing in this Section 5.5, solely in the event Parent determines in good faith after consultation with the Company that the Company would not reasonably be expected to receive votes representing the Requisite Company Vote, then upon the written request of Parent, the Company shall adjourn the Company Stockholders Meeting in order to solicit additional votes in favor of the adoption of this Agreement; provided, that Parent shall only be entitled to request such an adjournment twice and, in any event, for no more than ten (10) days in the aggregate and for no date that would result in the Company Stockholders Meeting being held on or after the Termination Date.

Section 5.6 Employees; Benefit Plans.

(a) For the period of time set forth in Section 5.6 of the Parent Disclosure Letter (the “Continuation Period”), Parent shall not, and shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates not to, (i) terminate the engagement or employment of any individual who, immediately prior to the Effective Time, is an employee of the Company or any of its Subsidiaries, including each individual on a Permitted Leave immediately prior to the Effective Time (each, an “Employee”), or take any adverse measures against any such Employee, including termination, suspension or demotion, in each case, other than for just cause as permitted under the Labor Standards Act of Korea (it being understood that Parent shall not, and shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates not to, engage in compulsory layoffs, restructurings or early retirement of Employees for such period); (ii) modify any terms of contract, engagement or employment existing as of the Closing Date in a manner adverse to the interests of any Employees, other than for just cause as permitted under the Labor Standards Act of Korea; (iii) shut-down or close any factory or facility in which the Employees provide services or (iv) transfer the employment of any Employee to any Affiliate of Parent without such Employee’s consent.

(b) For the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, provide to each Employee (i) no less than the salary or hourly wage rate provided to such Employee immediately prior to the Effective Time, (ii) no less than the short-term (annual or more frequent) bonus or commission opportunity provided to such Employee immediately prior to the Effective Time and (iii) other compensation and benefits (excluding equity and equity-based awards which will remain discretionary) that are no less favorable in the aggregate, determined on an individual basis, than those provided to such Employee under the compensation and benefit plans, programs, policies, agreements and arrangements of the Company and its Subsidiaries in effect immediately prior to the Effective Time. Notwithstanding anything to the contrary set forth in this Agreement, after the Effective Time, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee for any lawful reason.

(c) During the Continuation Period, Parent shall, or shall cause the Surviving Corporation and each of their respective Subsidiaries and Affiliates to, honor all Company Benefit Plans (including, without limitation, all severance, change of control and similar plans and agreements) in accordance with their terms as in effect immediately prior to the Effective Time; provided, that nothing herein shall prevent the amendment or termination of any specific plan, program, policy, agreement or arrangement in accordance with the terms and conditions thereof, or interfere with Parent’s, the Surviving Corporation’s or any of their respective Affiliates’ rights or obligations to make such changes as are necessary to comply with applicable Law.

(d) For all purposes under all employee benefit plans of Parent, the Surviving Corporation and their respective Affiliates providing benefits to any Employee after the Effective Time (the “New Plans”), each Employee shall receive full credit for the years of service credited to the Employee under the Company Benefit Plans by the Company and its Subsidiaries before the Effective Time (including credit with predecessor or acquired entities or any other entities for which the Company and its Subsidiaries have given credit for prior service), to the same extent that such Employee was entitled, prior to the Effective Time, to credit for such service under any similar or comparable Company Benefit Plan (except to the extent such credit would result in a duplication of accrual of benefits and not for purposes of benefit accruals under any defined benefit pension plan or similar plan). In addition, where applicable, and without limiting the generality of the foregoing: (i) at the Effective Time, each Employee shall be immediately eligible to participate, without any waiting time, in each New Plan to the extent that such waiting time was satisfied under a similar or comparable Company Benefit Plan in which such Employee was entitled to participate immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) Parent shall cause all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan to be waived or satisfied for such Employee and his or her covered dependents to the extent waived or satisfied under the analogous Old Plan as of the Effective Time and (iii) Parent shall cause all eligible expenses incurred by each Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e) Nothing in this Section 5.6, whether express or implied, shall confer upon any current or former employee of the Company, Parent, the Surviving Corporation or any of their respective Affiliates, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Section 5.6. No provision of this Section 5.6 is intended to modify, amend or create any employee benefit plan of the Company, Parent, Surviving Corporation or any of their respective Affiliates.

Section 5.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and the Surviving Corporation shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director, officer or employee of the Company or any of its Subsidiaries and the fiduciaries of any Company Benefit Plan (the “Indemnified Parties”) as provided in the Company Organizational Documents (as in effect as of the date hereof) or in any written indemnification agreements (in effect as of the date hereof) between an Indemnified Party and the Company or one of its Subsidiaries, to survive the Merger and to continue in full force and effect for a period of not less than six years after the Effective Time or, if longer, for such period as is set forth in any such agreement with an Indemnified Party in effect on the date of this Agreement.

(b) Parent shall cause the Surviving Corporation to indemnify and hold harmless all Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions arising out of or relating to their services as directors, officers or employees of the Company, its Subsidiaries or another Person, if such Indemnified Party is or was serving as a director, officer or employee of such other Person at the request of the Company, or fiduciaries of the Company Benefit Plans, whether asserted or claimed at or after or occurring before the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise). If any Indemnified Party is or becomes involved in any Legal Action in connection with any matter subject to indemnification hereunder, then Parent shall cause the Surviving Corporation to advance as incurred any costs or expenses (including legal fees and disbursements), judgments, fines, losses, claims, damages or Liabilities (“Damages”) arising out of or incurred in connection with such Legal Action, subject to the Surviving Corporation’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such Damages if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified. In the event of any such Legal Action, (i) Parent shall cause the Surviving Corporation to cooperate with the Indemnified Party in the defense of any such Legal Action and (ii) neither of Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Legal Action pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Action or such Indemnified Party otherwise consents in writing.

(c) Parent and the Surviving Corporation shall, jointly and severally, maintain in effect for at least six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement) so long as Parent and the Surviving Corporation are not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance before the date of this Agreement (such 300% amount being the “Maximum Premium”). If Parent or the Surviving Corporation are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then Parent and the Surviving Corporation shall, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium less than or equal to the Maximum Premium. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 5.7(b), before the Effective Time, the Company shall be entitled to purchase (for no more than the Maximum Premium) a “tail” directors’ and officers’ liability insurance policy covering the matters described in this Section 5.7(b) and, if the Company elects to purchase such a policy before the Effective Time, then Parent and the Surviving Corporation’s obligations under this Section 5.7(b) shall be satisfied so long as Parent and the Surviving Corporation cause such policy to be maintained in effect for a period of six years following the Effective Time.

(d) The covenants contained in this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(e) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent and the Surviving Corporation shall take all necessary action so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7.

Section 5.8 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, each of the Parties shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. The terms of this Section 5.8 shall not limit the rights of the Company set forth in Section 5.3.

Section 5.9 Consents; Filings; Further Action.

(a) Subject to the terms and conditions of this Agreement (including Section 5.9(c), Section 5.9(d) and Section 5.9(f)) and in accordance with applicable Law, each of Parent and the Company shall, and Parent shall cause each of its Affiliates to, use its reasonable best efforts to promptly (i) obtain any consents, approvals or other authorizations, and make any filings and notifications, required in connection with the transactions contemplated by this Agreement, including the Required Competition Approval, (ii) make any other submissions either required or deemed appropriate by both Parent and the Company in connection with the transactions contemplated by this Agreement under the Securities Act, the Exchange Act, any Competition Law, the DGCL, the Applicable Exchange rules and regulations, any law of the jurisdiction of formation of Parent and any other applicable Law and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.9 to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under any Competition Laws or other Laws, including the Required Competition Approval, as soon as reasonably practicable.

(b) In furtherance and not in limitation of the foregoing, Parent and the Company shall, and Parent shall cause its Affiliates to, file and not withdraw, as promptly as practicable after the date of this Agreement, any filings, notification forms, applications, submissions, and related material (i) required to be filed with any Governmental Authority pursuant to any Competition Law or any other Law, including the Required Competition Approval, or (ii) requested by any Requesting Authority (it being understood that, for purposes of this clause and the other provisions of this Agreement, “requested” includes circumstances in which any Requesting Authority asserts or attempts to assert jurisdiction), in each case with respect to the transactions contemplated by this Agreement, and, in each case, shall, and Parent shall cause its Affiliates to, promptly make any further filings or submissions pursuant thereto that may be necessary, proper or advisable. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings, notifications, applications, and submissions, including by providing copies of all relevant documents (that are not privileged, confidential or proprietary) to the non-filing party and its advisors before filing. Neither Parent nor the Company shall, and Parent and the Company shall ensure that none of their respective Affiliates, consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of any consent, approval or other authorization required for the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority or Requesting Authority without the consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that if Parent determines to withdraw and refile any submission to any Requesting Authority, the Company shall consent thereto).

(c) Parent and the Company shall, and shall cause their respective Affiliates to, promptly inform each other upon receipt of any communication from any Governmental Authority or Requesting Authority regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any Governmental Authority or Requesting Authority that is related to the transactions contemplated by this Agreement, then Parent and the Company shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other Party, an appropriate response to such request (incorporating any comments of the other Party in good faith). Parent and the Company shall not, and shall cause their respective Affiliates not to, (x) voluntarily make any filing, application or other submission that is not directed or requested by a Governmental Authority or Requesting Authority, or (y) initiate any meeting or communication with any Governmental Authority or Requesting Authority, in each case, with respect to the transactions contemplated by this Agreement, without the prior written consent of the other Party (and if any filing, application or other submission is so made as mutually agreed between Parent and the Company, then the form and substance of any such filing, application or other submission shall be reasonably acceptable to Parent and the Company). If Parent or the Company (or any of its respective Affiliates) does, or is required or requested to, participate in any meeting or engage in any substantive conversation with any Governmental Authority or Requesting Authority, Parent and the Company shall not, and shall cause their respective Affiliates not to, do so without giving the other Party, to the extent legally permissible, prior notice of the meeting or substantive conversation and, unless prohibited by such Governmental Authority or Requesting Authority, the opportunity to attend or participate. Parent and the Company shall keep each other reasonably informed with respect to the status of any submissions and filings to any Governmental Authority or Requesting Authority in connection with the transactions contemplated by this Agreement and any developments, meetings or substantive discussions with any Governmental Authority or Requesting Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any Order, investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority or Requesting Authority with respect to the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent and the Company shall attempt to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition, trade or other Law as promptly as practicable and shall advise each other promptly of any understandings, undertakings or agreements (oral or written) which the relevant Party proposes to make or enter into with any Governmental Authority or Requesting Authority in connection with the transactions contemplated by this Agreement (it being understood, however, that the Company shall not propose or enter into any such understanding, undertaking or agreement (oral or written) without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned).

(d) Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.9(f), Parent shall take, and shall cause its Affiliates to take (and the Company and its Affiliates shall be permitted to take, without affecting any representation or warranty in this Agreement, but subject to Section 5.9(f) and the last sentence of this Section 5.9(d)), all action necessary to (i) cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under any Competition Laws or other Laws, including the Required Competition Approvals and (ii) avoid the entry or to effect the dissolution of, or vacate or lift, any Order or other requirement of a Governmental Authority which would otherwise have the effect of preventing, impairing or delaying the Closing, including: (A) objecting to and resisting any regulatory action or direction that seeks to require a filing with respect to the transactions contemplated by this Agreement (except as contemplated under this Agreement, including with respect to a Requesting Authority), (B) selling, licensing, divesting or disposing of or holding separate any entities, assets, Intellectual Property or businesses (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries), (C) terminating, amending or assigning existing relationships or contractual rights and obligations, (D) changing or modifying any course of conduct regarding future operations, (E) otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, assets or rights or interests therein and (F) committing to take any such actions in the foregoing clauses (A), (B), (C), (D) or (E). For the avoidance of doubt, Parent shall not require the Company or its Subsidiaries to take, and the Company and its Subsidiaries shall not be required to take, any action described in the preceding sentence that is not conditioned upon the consummation of the Merger. Notwithstanding anything to the contrary contained in this Section 5.9(d) or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries or Affiliates shall take any action described in clauses (A), (B), (C), (D), (E) or (F) of the first sentence of this Section 5.9(d) without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

(e) Parent shall not, and shall not permit any of its Affiliates to, take any action (including acquiring or making any investment in any Person or any division or assets thereof) that would reasonably be expected to (i) result in a material delay in the satisfaction of any of the conditions set forth in Article VI or any of such conditions not being satisfied, (ii) impose or cause any material delay in the obtaining of, or materially increase the risk of not obtaining, any Governmental Authorization necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under applicable Law, or (iii) result in any Governmental Authority entering an Order prohibiting or enjoining the consummation of the transactions contemplated by this Agreement.

(f) Notwithstanding anything to the contrary contained in this Section 5.9 or elsewhere in this Agreement, in connection with any filings, applications, or submissions required by applicable Law or requested by a Requesting Authority with respect to the transactions contemplated by this Agreement, Parent (i) shall be entitled to make such filings, applications and submissions and to respond to such requests and (ii) except (x) with respect to the Required Competition Approval and (y) in the case of any filings, applications or submissions required by applicable Law in the PRC or the issuance or enactment of any Order or Law by a Governmental Authority identified in clause (iii) or (iv) of the definition of “Specified Governmental Authority” (in each of cases (x) and (y), which, for the avoidance of doubt, shall be subject to Section 5.9(d) without application of this Section 5.9(f)), shall not be required to (A) agree to, or accept or suffer to have imposed upon the Company or any of its Subsidiaries (and, without Parent’s consent, none of the Company or any of its Subsidiaries, prior to the Closing, shall agree to or accept or suffer to have imposed upon it), any condition or restriction relating to any of the assets, businesses or interests of the Company or any of its Subsidiaries that would reasonably be expected to materially and adversely impact the assets, businesses or interests of any of the Businesses or of MSK, or (B) agree to or accept any condition or restriction that would reasonably be expected to have the effect of materially limiting or materially restricting Parent’s ownership, conduct or operation of any of the Businesses or of MSK, following the Closing (any of the foregoing conditions, restrictions or actions described in clauses (A) and (B), a “Burdensome Condition”). If Parent becomes aware of a Burdensome Condition, it shall provide prompt notice thereof (and in any event within 5 days) to the Company.

Section 5.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the Applicable Exchange requirements, in which case that Party shall use its reasonable best efforts to consult with the other Party before issuing any such release or making any such public statement; provided, that Parent’s consent shall not be required, and the Company shall not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal or with respect to any actions contemplated by Section 5.3(e), Section 5.3(f) or Section 5.3(g). Notwithstanding the foregoing, without the prior consent of the other Parties, (a) the Company may communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) either the Company or Parent may disseminate the information included in a press release or other document previously approved for external distribution by Parent (in the case of the Company) or the Company (in the case of Parent).

Section 5.11 Fees and Expenses. Except as explicitly provided otherwise in this Agreement, whether or not the Merger is consummated, all fees, costs and expenses (including those payable to Representatives) incurred by any Party or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring those Expenses, except that the filing fees for any filings made under any Law (including any Competition Law) shall be borne solely by Parent.

Section 5.12 Section 16b-3. Prior to the Effective Time, the Company shall (and shall be permitted to) take such steps as may be reasonably required to cause dispositions of the Company’s equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Transfer Taxes. Parent agrees to pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement.

Section 5.14 Financing.

(a) Each of Parent and Merger Sub shall obtain the Equity Financing at or prior to the Closing on the terms and conditions described in the Equity Commitment Letter, including by (i) complying with its obligations under the Equity Commitment Letter and (ii) if the conditions to Closing set forth in Article VI are satisfied or, to the extent permitted by Law, waived, consummating the Equity Financing at or prior to the Closing Date (it being understood that it is not a condition to Closing under this Agreement, nor to the consummation of the Merger, for Parent or Merger Sub to obtain the Equity Financing or any alternative financing). Notwithstanding anything to the contrary in the immediately preceding sentence, but subject to the Parent’s and Merger Sub’s ability to obtain alternative financing as contemplated by the penultimate sentence of this Section 5.14(a), each of Parent and Merger Sub shall, and shall cause each of its Affiliates to, take all actions necessary to (i) maintain in effect the Equity Commitment Letter and Investor Commitment Letters and (ii) enforce all of its rights under the Equity Commitment Letter and Investor Commitment Letters (or any definitive agreements relating thereto) (including, if Parent and Merger Sub’s efforts to obtain alternative financing in accordance with this
Section 5.14(a) are unsuccessful, by commencing and pursuing litigation against any of the parties thereto). Parent and Merger Sub shall give the Company prompt notice and, in any event, within one Business Day, (x) of any breach or default by any party to the Equity Commitment Letter or any Investor Commitment Letter, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Investor or the Sponsor with respect to any (1) breach, default, termination or repudiation by any party to any Investor Commitment Letter, the Equity Commitment Letter or definitive agreements related thereto or the Equity Financing or (2) material dispute or disagreement between or among any parties to any of the Investor Commitment Letters, Equity Commitment Letter or definitive agreements related thereto or to the Equity Financing with respect to the obligation to fund the Equity Financing or the amount of the Equity Financing to be funded at Closing, and (z) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Equity Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Investor Commitment Letters, Equity Commitment Letter or definitive agreements related thereto or the Equity Financing. As soon as reasonably practicable, but in any event within two Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence. Parent shall not, and shall cause Sponsor and any of its or Sponsor’s Affiliates party thereto not to, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding contained in the Equity Commitment Letter or any Investor Commitment Letter, or any other provision of the Equity Commitment Letter or any Investor Commitment Letter, in any case in a manner that would reasonably be expected to be adverse to the Company. In the event all conditions applicable to the Equity Commitment Letter have been satisfied, Parent shall cause the Investors and the Sponsor to fund the Equity Financing required to consummate the transactions contemplated by this Agreement at or prior to the Closing. Notwithstanding anything to the contrary contained in this Agreement, Sponsor and Parent may supplement, modify or replace the Equity Commitment Letter and Investor Commitment Letters to add investors, limited partners and other similar financing sources who have not executed the Equity Commitment Letter or an Investor Commitment Letter as of the date hereof, provided that such supplement, amendment, modification or replacement does not impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of Equity Financing in a manner that would reasonably be expected to (x) delay or prevent the funding of the Equity Financing (or satisfaction of the conditions to the Equity Financing) on the Closing Date or (y) materially and adversely impact the ability of Sponsor or Parent to enforce its rights against other parties to the Equity Commitment Letter or Investor Commitment Letters or the definitive agreements, if any, with respect thereto or consummate the transactions contemplated thereby; provided, however, that, to the extent any such supplement, amendment, modification or replacement would reduce the commitment amount of any Investor or Sponsor under the applicable Investor Commitment Letter or the Equity Commitment Letter as of the date hereof, such original Investor or Sponsor shall remain obligated to fund the full amount of its original commitment amount and shall otherwise not be relieved of its obligations thereunder. For purposes of this Agreement, references to the “Equity Financing” shall include the financing contemplated by the Equity Commitment Letter as permitted to be supplemented, amended, modified or replaced pursuant to this Section 5.14, references to an “Investor Commitment Letter” shall include such Investor Commitment Letter as permitted to be supplemented, amended, modified or replaced pursuant to this Section 5.14, and references to the “Equity Commitment Letter” shall include the Equity Commitment Letter as permitted to be supplemented, amended, modified or replaced pursuant to this Section 5.14.

(b) Notwithstanding anything to the contrary set forth in this Agreement, Parent shall not, and shall cause Sponsor not to, use Equity Financing that may delay or prevent the funding of the Equity Financing (or satisfaction of the conditions to the Equity Financing) on the Closing Date.

(c) In no event shall Parent or Merger Sub (i) retain any financial advisor (other than BMO Capital Markets Corp.) on an exclusive basis, other than with the prior written consent of the Company, or (ii) enter into any exclusivity, lock-up or other similar agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing that could reasonably be expected to prevent such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries (including a Takeover Proposal), in each case of clauses (i) and (ii), in connection with the Merger or the other transactions contemplated by this Agreement.

Section 5.15 Financing Cooperation.

(a) Prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, furnish Parent and its sources of debt financing (the “Financing Sources”) with all information reasonably necessary for Parent to obtain debt financing on customary terms, and otherwise provide to Parent all cooperation reasonably requested by Parent in connection with obtaining debt financing, including by using reasonable best efforts to:

(i) to the extent required in connection with the debt financing, furnish Parent and the Financing Sources with all financial information reasonably necessary for Parent to obtain debt financing on customary terms and update any such information so that it shall remain suitable for such purpose;

(ii) assist Parent with Parent’s preparation of any marketing materials reasonably necessary to syndicate such debt financing, including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to such debt financing and accountants’ comfort letters;

(iii) cause the management of the Company, in each case, with appropriate seniority and expertise, to participate, upon reasonable advance notice, in a reasonable and limited number of meetings, presentations, customary one-on-one sessions and road shows with prospective sources of debt financing and in rating agency presentations, drafting sessions and due diligence sessions, as applicable, in each case, in connection with such debt financing;

(iv) cooperate to facilitate the granting of guarantees and security interests in and obtaining perfection of any liens on collateral owned by the Company and its Subsidiaries in connection with such debt financing, including entering into the applicable definitive agreements with respect thereto so long as such guarantees, security interests and agreements will not take effect until the Effective Time;

(v) provide to the Financing Sources, at least three Business Days prior to the Closing Date, all documentation and other information with respect to the Company and its Subsidiaries that are requested at least ten Business Days prior to the Closing Date by the Financing Sources under the applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001;

(vi) deliver customary authorization letters that authorize the distribution of any confidential information memorandum to prospective lenders, which letters shall contain customary representations by the Company with respect to the Company and its Subsidiaries (including that the public side versions of the applicable documents do not contain material non-public information about the Company or its Subsidiaries (or their respective securities) and containing a “10b-5 representation” by the Company (with respect to information about the Company and its Subsidiaries, and their respective securities, only); provided that such letters of authorization provide that (A) Company, and each of its respective Representatives and Affiliates shall not have any liability of any kind or nature resulting from the use of information contained in any marketing material and (B) the recipient of such letters of authorization agrees that it shall be entitled to rely only on the representations and warranties contained in the definitive documentation with respect to the debt financing); and

(vii) review of any disclosure schedule for definitive documents relating to such debt financing related to the Company and its Subsidiaries for completeness and accuracy.

(b) Notwithstanding any provision of this Agreement, nothing in this Agreement will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (ii) enter into any agreement with respect to such debt financing the effectiveness of which is not conditioned on the Effective Time (other than, for the avoidance of doubt, customary authorization letters) or notices of prepayment and redemption (which notices may be conditional on the consummation of the Merger) that are effective prior to the Effective Time, (iii) give any indemnities that are effective prior to the Effective Time, (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (v) provide any information the disclosure of which is prohibited or restricted under any applicable law or is legally privileged or (vi) take any action that will conflict with or violate its organizational documents or any applicable law or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument (other than any “authorization letters” referred to above or any notice of prepayment or redemption (which notices may be conditional on the consummation of the Merger)) relating to the debt financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to such debt financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 5.15 will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to this Section 5.15 or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative or (B) the members of the Company Board as of immediately prior to the Effective Time to approve any financing or Contracts related thereto. Parent acknowledges and agrees that the Company and its Subsidiaries shall not be required to prepare or provide (but, at the request of Parent, shall provide reasonable assistance to Parent and its Representatives so that Parent can cause to be prepared or provided) (1) any pro forma financial statements or pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial statements or pro forma financial information, (2) any description of all or any component of the debt financing, including any such description to be included in any liquidity or capital resources disclosure, (3) projections, risk factors or other forward-looking statements relating to all or any component of the debt financing, (4) financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (5) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K. In no event shall the Company or its Subsidiaries be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available or is not otherwise prepared in the ordinary course of business of the Company and its Subsidiaries at the time requested by Parent.

(c) All confidential, proprietary or non-public information regarding the Company and its Subsidiaries obtained by Parent, its Representatives or the Financing Sources pursuant to this Section 5.15 shall be kept confidential in accordance with the terms of the Confidentiality Agreement, subject to Section 5.2(b).

(d) Parent shall (i) promptly upon request by the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation provided for in this Section 5.15, and (ii) promptly indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments and penalties (including reasonable and documented attorneys’ fees) actually suffered or incurred by them in connection with the arrangement or consummation of the debt financing, except to the extent any such liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments or penalties arise out of or result from fraud, willful misconduct or gross negligence by any of the Company, its Subsidiaries or their respective Representatives, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e) Parent and Merger Sub expressly acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, their obligations hereunder, including their obligations to consummate the Merger, are not subject to, or conditioned on, receipt of any financing.

(f) Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed by the parties hereto that, except in the case of a Willful and Material Breach that continues after written notice and a reasonable opportunity to cure, the Company and its Subsidiaries’ obligations under this Section 5.15 shall be disregarded for purposes of determining whether the conditions set forth in Article VI have been satisfied (including for purposes of determining any termination rights in Article VII).

Section 5.16 Applicable Exchange De-Listing. Parent shall cause the Company’s securities to be de-listed from the Applicable Exchange and de-registered under the Exchange Act as soon as practicable following the Effective Time and, prior to the Effective Time, the Company shall reasonably cooperate with Parent to accomplish the foregoing.

Section 5.17 Transaction Litigation. The Company shall notify Parent promptly (and in any event within 48 hours of obtaining Knowledge) of the commencement of, and promptly advise Parent of any material developments with respect to, any stockholder litigation brought or threatened in writing against the Company or its directors or officers relating to the transactions contemplated by this Agreement (“Transaction Litigation”) and shall keep Parent reasonably informed with respect to the status thereof. The Company shall be entitled to direct and control the defense of any such Transaction Litigation; provided, however, the Company shall give Parent the right to consult and participate in the defense, negotiation or settlement of any Transaction Litigation and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not and shall not permit any of its Representatives to, settle any Transaction Litigation without Parent’s prior written consent; provided, that to the extent such settlement (i) relates solely to the provision of additional disclosure in the Company Proxy Statement, (ii) includes a complete and unconditional release by all plaintiffs in favor of the Company and its current and future Affiliates, Representatives, successors and assigns from all Liabilities with respect to the claims at issue in such Transaction Litigation and (iii) does not involve a finding or admission of any wrongdoing on the part of the Company or any of its Subsidiaries or any of its or their respective Representatives or current or future Affiliates, Parent’s prior written consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.18 Agreements with Principal Stockholders. From and after the date hereof until the Requisite Company Vote is obtained, in no event shall Parent or Merger Sub or any of their respective Affiliates, on the one hand, enter into any Contract with any of the Principal Stockholders or any of their respective Affiliates, on the other hand, relating to the transactions contemplated by this Agreement or the business, operations or other interests of the Company and its Subsidiaries after the Effective Time, unless such Contract shall terminate, by its terms, upon the termination of this Agreement without payment or penalty or any further obligations.

Section 5.19 Notification. From and after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, Parent and the Company shall promptly notify the other in writing of: (a) any material inaccuracy in any representation or warranty made by such Party in this Agreement that, individually or in the aggregate with any other inaccuracies, would reasonably be expected to cause the condition set forth in Section 6.2(a) or Section 6.3(a), as applicable, to not be satisfied; (b) any material breach of any covenant or obligation of such Party that, individually or in the aggregate with any other breaches, would reasonably be expected to cause the condition set forth in Section 6.2(b) or Section 6.3(b) not to be satisfied; and (c) any fact, event, circumstance, change, condition, occurrence or effect that would make the timely satisfaction of any of the conditions set forth in Article VI impossible or unlikely. No notification given pursuant to this Section 5.19 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of any Party contained in this Agreement.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or, to the extent permitted by Law, waiver on or before the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Company Vote at a duly called Company Stockholders Meeting.

(b) No Orders or Laws. No Specified Governmental Authority shall have issued any Order that enjoins or otherwise prohibits the consummation of the Merger and that remains in effect, and there shall not be any Law (excluding any Order that would otherwise constitute a Law) enacted or deemed applicable to the Merger by any Specified Governmental Authority that makes the consummation of the Merger illegal and that remains in effect (any such Order or Law issued or enacted by a Specified Governmental Authority, a “Prohibitive Order”).

(c) Regulatory Approval. Any approval, consent or authorization in connection with any filings, applications, or submissions required by applicable Law in the jurisdiction of a Specified Governmental Authority or requested by a Requesting Authority that is a Specified Governmental Authority shall have been obtained and, solely with respect to any approval, consent or authorization of any Specified Governmental Authority identified in clause (i) or (ii) of the definition of Specified Governmental Authority, such approval, consent or authorization shall have been obtained without the imposition of a Burdensome Condition, other than a Burdensome Condition to which Parent had previously agreed in writing (it being understood and agreed that, for purposes of this Section 6.1(c) and the other provisions of this Agreement, a written statement from a Requesting Authority indicating that such Requesting Authority does not have jurisdiction over the transactions contemplated by this Agreement shall constitute an approval by such Requesting Authority).

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or, to the extent permitted by Law, waiver by Parent on or before the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Section 3.8(a) shall be true and correct in all respects except for de minimis inaccuracies, (ii) Section 3.13(b) shall be true and correct in all respects, and (iii) this Agreement (other than in Section 3.8(a) and Section 3.13(b)) shall be true and correct in all respects, in each case of clauses (i), (ii) and (iii), at and as of the Closing Date as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except, in the case of clause (iii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for the purposes in this clause (iii), all references to the term “Company Material Adverse Effect” and other similar qualifications based on the word “material” or otherwise set forth in any such representations and warranties shall be disregarded).

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d).

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or, to the extent permitted by Law, waiver by the Company on or before the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects at and as of the Closing Date as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect (it being understood that for purposes of the foregoing, all references to the term “Parent Material Adverse Effect” and other qualifications based on the word “material” set forth in any such representations and warranties shall be disregarded).

(b) Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate, signed by an executive officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such party’s breach of any provision of this Agreement was the primary cause of such failure.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time before the Effective Time, whether before or after obtaining the Requisite Company Vote, by mutual written consent of Parent and the Company.

Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time before the Effective Time:

(a) whether before or after obtaining the Requisite Company Vote, if the Merger has not been consummated by 11:59 p.m. (New York time) on September 25, 2021 (as it may be adjusted pursuant to

Section 1.2 and/or extended pursuant to this Section 7.2(a), the “Termination Date”); provided, however, that: (i) this Section 7.2(a) shall not be available to Parent or the Company during the pendency of any Legal Action by the other Party for specific performance of this Agreement as provided by Section 8.14 such that the Termination Date shall be at least ten Business Days following the completion of such Legal Action (but in no event later than the date that is fourteen (14) months following the date hereof); (ii) if, as of 11:59 p.m. (New York time) on the Termination Date, a Specified Circumstance exists and each of the conditions set forth in Section 6.1 (other than with respect to the Specified Circumstance) and Section 6.3 (other than Section 6.3(c)) is satisfied or has been, to the extent permitted by Law, waived, then Parent may, by providing written notice thereof to the Company at or prior to 11:59 p.m. (New York time) on the Termination Date, extend the Termination Date to 11:59 p.m. (New York time) on December 25, 2021 (it being understood that, for purposes of this clause (ii), in order to determine whether the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied, all references in Section 6.3(a) and Section 6.3(b) to the “Closing Date” shall be deemed to refer instead to September 25, 2021); (iii) if, as of 11:59 p.m. (New York time) on the Termination Date, a Specified Circumstance exists and each of the conditions set forth in Section 6.1 (other than with respect to the Specified Circumstance) and Section 6.2 (other than Section 6.2(c)) is satisfied or has been, to the extent permitted by Law, waived, then the Company may, by providing written notice thereof to Parent at or prior to 11:59 p.m. (New York time) on the Termination Date, extend the Termination Date to 11:59 p.m. (New York time) on December 25, 2021 (it being understood that, for purposes of this clause (iii), in order to determine whether the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied, all references in Section 6.2(a) and Section 6.2(b) to the “Closing Date” shall be deemed to refer instead to September 25, 2021); (iv) if the Termination Date has been extended pursuant to the foregoing clause (ii) or (iii) and as of 11:59 p.m. (New York time) on such extended Termination Date, a Specified Circumstance exists and each of the conditions set forth in Section 6.1 (other than with respect to the Specified Circumstance) and Section 6.3 (other than Section 6.3(c)) is satisfied or has been, to the extent permitted by Law, waived, then Parent may, by providing written notice thereof to the Company at or prior to 11:59 p.m. (New York time) on such extended Termination Date, extend the Termination Date again to 11:59 p.m. (New York time) on March 25, 2022 (it being understood that, for purposes of this clause (iv), in order to determine whether the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied, all references in Section 6.3(a) and Section 6.3(b) to the “Closing Date” shall be deemed to refer instead to December 25, 2021); and (v) if the Termination Date has been extended pursuant to the foregoing clause (ii) or (iii) and as of 11:59 p.m. (New York time) on such extended Termination Date, a Specified Circumstance exists and each of the conditions set forth in Section 6.1 (other than with respect to the Specified Circumstance) and Section 6.2 (other than Section 6.2(c)) is satisfied or has been, to the extent permitted by Law, waived, then the Company may, by providing written notice thereof to Parent at or prior to 11:59 p.m. (New York time) on such extended Termination Date, extend the Termination Date again to 11:59 p.m. (New York time) on March 25, 2022 (it being understood that, for purposes of this clause (v), in order to determine whether the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied, all references in Section 6.2(a) and Section 6.2(b) to the “Closing Date” shall be deemed to refer instead to December 25, 2021). Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.2(a) shall not be available to any Party whose breach of any covenant or agreement of this Agreement has been the primary cause of the failure to consummate the Merger by such date (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of this sentence);

(b) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote is not obtained upon a vote taken thereof (or adjournment, postponement or recess thereof); or

(c) whether before or after obtaining the Requisite Company Vote, if any Prohibitive Order is issued or enacted after the date of this Agreement (or is or deemed applicable to the Merger after the date of this Agreement) and has become final and non-appealable (in the case of an Order). Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.2(c) shall not be available to any Party whose breach of any covenant or agreement of this Agreement has been the primary cause of the enactment, issuance, promulgation, enforcement or entry of any such Prohibitive Order, or such Prohibitive Order becoming final and non-appealable (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of this sentence).

Section 7.3 Termination by Parent. This Agreement may be terminated by Parent at any time before the Effective Time:

(a) prior to the Requisite Company Vote, if the Company Board has effected a Company Board Recommendation Change;

(b) if a Takeover Proposal is made (or any material change is made thereto) and the Company Board recommends in favor of such Takeover Proposal or, after a written request by Parent, fails to publicly reaffirm the Company Board Recommendation within ten (10) days after receipt of such request to do so;

(c) if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition to Closing set forth in Section 6.2(a) or Section 6.2(b) or has materially contributed to the failure of a condition to Closing set forth in Section 6.1(b) or Section 6.1(c) and (ii) if curable, has not been cured by the Company on or before the earlier of (A) the Business Day prior to the Termination Date and (B) the date that is 15 Business Days after the Company’s receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are then in breach of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 6.3(a) or Section 6.3(b), or has been the primary cause of the failure of a condition to Closing set forth in Section 6.1(b) or Section 6.1(c), as applicable; or

(d) any Requesting Authority that is a Specified Governmental Authority (other than a Governmental Authority specified in clause (iii) or (iv) of the definition of “Specified Governmental Authority”) notifies Parent or the Company that any approval, consent or authorization in connection with any filings, applications or submissions required by applicable Law in the jurisdiction of such Specified Governmental Authority or requested by such Requesting Authority with respect to the transactions contemplated by this Agreement will be conditioned on the imposition of a Burdensome Condition that Parent is unwilling to accept or take, and Parent has notified the Company of such Burdensome Condition at least 10 Business Days prior to such termination and has consulted with the Company in good faith in respect of such Burdensome Condition; provided that Parent or Merger Sub is not then in breach of Section 5.9.

Section 7.4 Termination by the Company. This Agreement may be terminated by the Company at any time before the Effective Time:

(a) if the Company Board determines to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 5.3(e); provided, that substantially concurrently with such termination, and as a condition to the right of the Company to terminate this Agreement pursuant to this Section 7.4(a), the Company pays the Company Termination Fee in accordance with Section 7.6;

(b) if Parent or Merger Sub breaches any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition to Closing set forth in Section 6.3(a) or Section 6.3(b), or has materially contributed to the failure of a condition to Closing set forth in Section 6.1(b) or Section 6.1(c) (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of the foregoing) and (ii) if curable, has not been cured by Parent on or before the earlier of (A) the Business Day prior to the Termination Date and (B) the date that is 15 Business Days after Parent’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 6.2(a) or Section 6.2(b), or has been the primary cause of the failure of a condition to Closing set forth in Section 6.1(b) or Section 6.1(c), as applicable; or

(c) if (i) all of the conditions to the Closing set forth in Section 6.1 and Section 6.2 have been satisfied (other than conditions that, by their nature, are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied) or, to the extent permitted by Law, waived by each applicable Party, (ii) the Company has confirmed by irrevocable written notice to Parent that (A) all of the conditions set forth in Section 6.3 have been satisfied (other than conditions that, by their nature, are to be satisfied at the Closing) or that the Company is willing to waive any unsatisfied conditions in Section 6.3 and (B) the Company intends to terminate this Agreement pursuant to this Section 7.4(c) if Parent and Merger Sub do not consummate the Closing and (iii) Parent and Merger Sub have failed to consummate the Closing within three Business Days following the date on which the Company provides the notice contemplated by clause (ii) of this Section  7.4(c).

Section 7.5 Effect of Termination.

(a) The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.1) shall give written notice of such termination to the other party in accordance with Section 8.6, specifying the provision or provisions hereof pursuant to which such termination is effected.

(b) In the event of termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company (or any Parent Related Party or Company Related Party) other than as provided in Section 7.6; provided, that the Confidentiality Agreements, the Equity Commitment Letter and the Standby Letter of Credit shall survive the termination hereof in accordance with their respective terms and the provisions of Section 5.2(b), Section 5.10, Section 5.11, Section 5.15(d), this Section 7.5, Section 7.6 and Article VIII shall survive the termination hereof.

Section 7.6 Fees and Expenses Following Termination.

(a) Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in accordance with the provisions of Section 5.11.

(b) The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount in cash equal to $42,100,000 (the “Company Termination Fee”) if:

(i) this Agreement is terminated by the Company pursuant to Section 7.4(a), in which case payment shall be made substantially concurrently with, and as a condition to the right of the Company to effect, such termination;

(ii) this Agreement is terminated by Parent pursuant to Section 7.3(a) or Section 7.3(b) (or by Parent or the Company, as the case may be, under Section 7.2(a) at any time after the occurrence of an event entitling Parent to terminate this Agreement pursuant to Section 7.3(a) or Section 7.3(b)), in which case payment shall be made within five Business Days following such termination (or, in the case of termination by the Company, substantially concurrently with such termination); or

(iii) (A) a Takeover Proposal shall have been publicly made or publicly proposed to the Company or otherwise publicly announced prior to the date of the Company Stockholders Meeting and not subsequently withdrawn prior to such Company Stockholders Meeting, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.2(b) and (C) during the period commencing on the date of such termination and ending twelve months thereafter, the Company consummates any Takeover Proposal or enters into a Contract in connection with a Takeover Proposal that is subsequently consummated, in which case payment shall be made within five Business Days following the date on which the Company consummates such Takeover Proposal. For purposes of clause “(C)” of the foregoing, references in the definition of the term “Takeover Proposal” to the figure “20%” shall be deemed to be replaced by “50%.”;

(c) Parent shall pay, or cause to be paid, to the Company by wire transfer of immediately available funds, an amount in cash equal to $105,300,000 (as may be reduced pursuant to the proviso at the end of this

Section 7.6(c) or increased to include interest, costs and expenses pursuant to Section 7.6(d), the “Parent Termination Fee”), if:

(i) this Agreement is terminated by the Company or Parent pursuant to Section 7.2(a) at a time when (A) any of the conditions to Closing set forth in Section 6.1(b) (other than the failure of such conditions to be satisfied as a result of an Order imposed by a court of competent jurisdiction with respect to a civil litigation matter not pursued by a Governmental Authority) or Section 6.1(c) shall not have been satisfied and (B) all of the conditions to Closing set forth in Section 6.1(a) (if the Company Stockholders Meeting has occurred) and Section 6.2 shall have been satisfied (other than conditions that, by their nature, are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied) or, to the extent permitted by Law, waived, in which case payment shall be made within ten Business Days following such termination;

(ii) this Agreement is terminated by the Company or Parent pursuant to Section 7.2(c) (other than as a result of an Order imposed by a court of competent jurisdiction with respect to a civil litigation matter not pursued by a Governmental Authority) at a time when each of the conditions set forth in Section 6.1(a) (if the Company Stockholders Meeting has occurred) and Section 6.2 have been satisfied (other than conditions that, by their nature, are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied) or, to the extent permitted by Law, waived, in which case payment shall be made within ten Business Days following such termination;

(iii) this Agreement is terminated by Parent pursuant to Section 7.3(d) at a time when each of the conditions set forth in Section 6.1(a) (if the Company Stockholders Meeting has occurred) and Section 6.2 have been satisfied (other than conditions that, by their nature, are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied) or, to the extent permitted by Law, waived, in which case payment shall be made concurrently with such termination;

(iv) this Agreement is terminated by the Company pursuant to Section 7.4(b) as a result of a Willful and Material Breach of any Specified Covenant by Parent or Merger Sub, in which case payment shall be made within ten Business Days following such termination;

(v) this Agreement is terminated by the Company pursuant to Section 7.4(c), in which case payment shall be made within seven Business Days following such termination; or

(vi) this Agreement is terminated by Parent pursuant to Section 7.2(a) at a time when the Company would have been entitled to terminate this Agreement pursuant to (x) Section 7.2(c) (other than as a result of an Order imposed by a court of competent jurisdiction with respect to a civil litigation matter not pursued by a Governmental Authority) at a time when each of the conditions set forth in Section 6.1(a) (if the Company Stockholders Meeting has occurred) and Section 6.2 have been satisfied (other than conditions that, by their nature, are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied) or, to the extent permitted by Law, waived, (y) Section 7.4(b) as a result of a Willful and Material Breach by Parent or Merger Sub of any Specified Covenant or (z) Section 7.4(c), in each case, but for such termination pursuant to Section 7.2(a), in which case payment shall be made within ten Business Days following such termination;

provided, however, that: (A) if the Parent Termination Fee is due under clauses “(i),” “(ii),” “(iii)” or “(vi)(x)” of this Section 7.6(c) due to (x) the failure to obtain the approval, consent or authorization of the Governmental Authority identified in clause (i) of the definition of “Specified Governmental Authority” only, without the imposition of a Burdensome Condition, other than a Burdensome Condition to which Parent had previously agreed in writing, in connection with any filings, applications or submissions required by applicable Law in the jurisdiction of, or requested by a Requesting Authority that is, a Governmental Authority identified in clause (i) of the definition of “Specified Governmental Authority” only, or (y) the issuance or enactment of a Prohibitive Order by a Governmental Authority identified in clause (i) of the definition of “Specified

Governmental Authority” only, then the Parent Termination Fee shall be reduced to an amount in cash equal to $70,200,000; and (B) if the Parent Termination Fee is due under clauses “(i),” “(ii),” “(iii)” or “(vi)(x)” of this Section 7.6(c) due to (x) the failure to obtain the approval, consent or authorization of the Governmental Authority identified in clause (ii) of the definition of “Specified Governmental Authority” only, without the imposition of a Burdensome Condition, other than a Burdensome Condition to which Parent had previously agreed in writing, in connection with any filings, applications or submissions required by applicable Law in the jurisdiction of, or requested by a Requesting Authority that is, a Governmental Authority identified in clause (ii) of the definition of “Specified Governmental Authority” only, or (y) the issuance or enactment of a Prohibitive Order by a Governmental Authority identified in clause (ii) of the definition of “Specified Governmental Authority” only, then the Parent Termination Fee shall be reduced to an amount in cash equal to $84,300,000.

(d) The Company Termination Fee payable pursuant to this Section 7.6 shall be paid by the Company by wire transfer of immediately available U.S. dollar funds to an account or accounts designated in writing by Parent. The Parent Termination Fee payable pursuant to this Section 7.6 shall be paid by Parent by wire transfer of immediately available U.S. dollar funds to an account or accounts designated in writing by the Company. If the Company fails to pay the Company Termination Fee or Parent fails to pay the Parent Termination Fee, in each case as required pursuant to this Section 7.6, when due, such fee shall accrue interest for the period commencing on the date such fee became past due (including during any period funds are held in escrow), at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, N.A., in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if the Company or Parent, as applicable, fails to pay such fee when due, the Company or Parent, as applicable, shall also pay to the other party all of such other party’s costs and expenses (including attorneys’ fees) in connection with all actions to collect such fee. If the Parties submit a dispute regarding whether a Parent Termination Fee or Company Termination Fee is payable pursuant to Section 7.6(c) or Section 7.6(b), respectively, to arbitration pursuant to Section 8.5, the prevailing party in such arbitration shall be entitled to collect from the other party all of such prevailing party’s costs and expenses (including attorneys’ fees) in connection with resolution of such dispute through arbitration. Any interest, costs and expenses payable pursuant to this Section 7.6(d) shall be deemed included in the term “Company Termination Fee” or “Parent Termination Fee”, as applicable, for all purposes of this Agreement.

(e)

(i) Parent and the Company acknowledge that (i) the fees and other provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent and the Company would not enter into this Agreement and (iii) any amount payable pursuant to this Section 7.6 does not constitute a penalty.

(ii) Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries agree on behalf of themselves and their respective current and future Affiliates that (a) if Parent and/or Merger Sub breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise, including with respect to any Willful and Material Breach) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or if the Merger is not consummated for any reason, then, other than with respect to fraud and except for (x) the right to seek specific performance in accordance with and subject to the terms and conditions of Section 8.14, and the Company’s rights under the Investor Commitment Letters and Equity Commitment Letter related thereto, (y) the Company’s rights under the Investor Commitment Letters, the Equity Commitment Letter and the Standby Letter of Credit, and (z) the Company’s rights under Section 5.15(d), the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against any Parent Related Party for any breach, loss, Damage or failure to perform under this Agreement or in respect of any oral or written representation made or alleged to have been made in connection herewith or therewith shall be for the Company (I) to receive (including by enforcing the Standby Letter of Credit) payment of the applicable Parent Termination Fee, if payable pursuant to Section 7.6(c) and, if applicable, Section 7.6(d), or (II) to seek Damages following termination of this Agreement solely in respect of a Willful and Material Breach (including Damages based on the consideration that would have otherwise been payable to the stockholders and equity holders of the Company pursuant to this Agreement or that take into account loss of market value or stock price of the Company (including its Common Stock) and implied value of any equity awards) up to, but never in excess of, $105,300,000; and (b) other than with respect to fraud and other than as provided by Section 5.15(d), Section 7.6(c), Section 7.6(d) and Section 8.14 and as expressly provided by and subject to the terms of the Equity Commitment Letter, the Investor Commitment Letters and the Standby Letter of Credit, neither the Company, its Subsidiaries nor any of their respective current and future Affiliates will have or assert any rights or claims against any of the Parent Related Parties relating to this Agreement or the failure of any of the transactions contemplated herein to be consummated. This Section 7.6(e)(ii) is intended to benefit, and may be enforced by, Parent, Merger Sub and the Parent Related Parties (and each such Person shall be a third party beneficiary of this Section 7.6(e)(ii)) and shall be binding on all the respective successors and permitted assigns of the Company, its Subsidiaries and their respective current and future Affiliates. Notwithstanding anything else to the contrary contained in this Agreement, in no event shall Parent be obligated to pay, or cause to be paid, nor shall the Company be entitled to collect, the Parent Termination Fee on more than one occasion.

(iii) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub agree on behalf of themselves and their respective current and future Affiliates that (a) if the Company breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise, including with respect to any Willful and Material Breach) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or if the Merger is not consummated for any reason, then, other than with respect to fraud and except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 8.14, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against any Company Related Party for any breach, loss, Damage or failure to perform under this Agreement or in respect of any oral or written representation made or alleged to have been made in connection herewith or therewith shall be for Parent (I) to receive payment of the Company Termination Fee, if payable pursuant to Section 7.6(b) and, if applicable, Section 7.6(d), or (II) to seek Damages following termination of this Agreement solely in respect of a Willful and Material Breach up to, but never in excess of, $105,300,000, and (b) other than with respect to fraud and other than as provided by Section 7.6(b), Section 7.6(d), this Section 7.6(e)(iii) and Section 8.14, neither Parent, Merger Sub nor any of their respective current and future Affiliates will have or assert any rights or claims against any of the Company Related Parties relating to this Agreement or the failure of any of the transactions contemplated herein to be consummated. This Section 7.6(e)(iii) is intended to benefit, and may be enforced by, the Company and the Company Related Parties (and each such Person shall be a third party beneficiary of this Section 7.6(e)(iii)) and shall be binding on all the respective successors and permitted assigns of Parent, Merger Sub and their respective current and future Affiliates. Notwithstanding anything else to the contrary contained in this Agreement, in no event shall the Company be obligated to pay, or cause to be paid, nor shall Parent and/or Merger Sub be entitled to collect, the Company Termination Fee on more than one occasion.

(iv) With respect to the Standby Letter of Credit:

(1) The Parties agree that, subject to the terms and conditions of the Standby Letter of Credit, in the event that the Parent Termination Fee is payable under Section 7.6(c) or Damages are otherwise payable to the Company under this Agreement (subject to Section 7.6(e)(ii)), and the Parent Related Parties have not paid such Parent Termination Fee to the Company at or prior to the expiration of the applicable time period specified in Section 7.6(c) or paid such Damages to the Company when due and payable, the Company may deliver a demand notice to the Issuing Bank under the Standby Letter of Credit for payment of the Parent Termination Fee or such Damages, as applicable, which, in the case of such Damages, shall also include a copy of a final arbitral award pursuant to Section 8.5 providing for the payment of such amount to the Company; provided, that, to the extent the full amount underlying the Standby Letter of Credit is not due, the Company may include in such demand notice an additional $3,000,000 as collateral for any interest, costs and expenses that may be payable pursuant to Section 7.6(d), and the Company hereby agrees to return to Parent any portion thereof to the extent the full $3,000,000 is not payable to the Company. If prior to the expiration of the applicable time period specified in Section 7.6(c), Parent has delivered a written notice to the Company disputing that such payment is owed, indicating the reasons for such dispute, and demanding the Parties enter into arbitration with respect thereto, the Company shall direct the Issuing Bank to deposit the applicable funds into an escrow account to be held in the Company’s name, which funds shall be released upon mutual agreement of Parent and the Company or upon the rendering of a final arbitral award with respect to such dispute pursuant to Section 8.5 in accordance with the terms of an escrow agreement to be entered into by the Parties. As promptly as practicable after the date hereof, the Company and Parent shall use their respective reasonable best efforts to negotiate and enter into an escrow agreement with JPMorgan Chase Bank, N.A. or Citibank, N.A., or such other bank as may be mutually agreed by the Parties, containing terms that are consistent with the preceding sentence and other customary terms for an escrow arrangement of this type. The Company agrees that, upon the first to occur of (i) the third Business Day following receipt by the Company of the Parent Termination Fee from the Parent Related Parties, (ii) the three-month anniversary of the valid termination of this Agreement (provided, however, that if prior to the end of such three-month period, the Company has commenced a Legal Action against or made a written demand or claim to Parent disputing the validity of such termination and seeking specific performance of Parent’s obligations to effect the Closing under Section 1.2 or seeking payment of the Parent Termination Fee or other Damages, the date in this clause (ii) shall be the third Business Day following an arbitral determination pursuant to Section 8.5 that the Agreement was validly terminated and no Parent Termination Fee or other Damages were payable), and (iii) the third Business Day following the Closing (the first to occur of clauses (i), (ii) or (iii), a “Return Event”), the Company shall return the Standby Letter of Credit to the Issuing Bank accompanied by a notice requesting cancellation thereof in such form as set forth in the Standby Letter of Credit.

(2) Parent shall cause the Standby Letter of Credit to remain in full force and effect at all times until a Return Event has occurred and the Standby Letter of Credit has been returned to the Issuing Bank as provided in Section 7.6(e)(iv)(1). If the Standby Letter of Credit is scheduled to terminate or expire within 15 days and (I) the Company has commenced a Legal Action or delivered a written demand to Parent for payment of the Parent Termination Fee pursuant to Section 7.6(c) and, if applicable, Section 7.6(d), or payment of Damages (subject to Section 7.6(e)(ii)), or (II) the Company has not received an extension or replacement of the Standby Letter of Credit in a form acceptable to the Company and the Company has delivered a written demand to Parent for specific performance of Parent’s obligations to effect the closing under Section 1.2 (whether or not the Merger Agreement has been terminated), and in each case of clauses (I) and (II), the Company has not yet obtained an arbitral award pursuant to Section 8.5 in connection with such Legal Action or written demand, then the Company may deliver a demand notice to the Issuing Bank under the Standby Letter of Credit for payment of the lesser of the full amount of the Standby Letter of Credit and the amount of Damages claimed and hold such funds until the applicable dispute is resolved by arbitral determination pursuant to Section 8.5; provided, that to the extent Damages awarded by arbitral determination pursuant to Section 8.5 are less than the amount drawn under the Standby Letter of Credit, the Company covenants to return such excess to Parent. Parent will cause to be timely paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of any Standby Letter of Credit or any financing facility or reimbursement agreement under which the Standby Letter of Credit is issued. Notwithstanding anything to the contrary contained in this Agreement, any failure by Parent to comply with this Section 7.6(e)(iv)(2) shall be deemed to be a breach that would give rise to a failure of a condition to Closing set forth in Section 6.3(a) or Section 6.3(b), as applicable, for purposes of Section 7.4(b).

(3) Notwithstanding anything herein or in the Equity Commitment Letter or any of the Investor Commitment Letters to the contrary, the Company agrees that, in the event that the Company actually receives the full amount under the Standby Letter of Credit from the Issuing Bank, the Company shall have no further rights under the Equity Commitment Letter or the Investor Commitment Letters (other than the right to receive the excess of the Parent Termination Fee over such full amount under the Standby Letter of Credit, the excess of any Damages payable pursuant to Section 7.6(e)(ii) over such full amount under the Standby Letter of Credit, and any interest, costs and expenses, if any, payable pursuant to Section 7.6(d)).

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Certain Definitions. For purposes of this Agreement:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and another Person making a Takeover Proposal entered into prior to the date hereof, or if entered into on or after the date hereof, on terms no less favorable (except with respect to standstill provisions) in the aggregate to the Company than those contained in the Confidentiality Agreement.

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided, that, neither any Person that owns equity securities of the Company nor any Affiliate or portfolio company of such Person shall be deemed to be an Affiliate of the Company solely by virtue of such Person’s ownership of equity securities of the Company; provided further, that, Affiliates of Parent shall include the Investors and the Sponsor. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(c) “Applicable Exchange” means the New York Stock Exchange.

(d) “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York, Seoul, Korea or Beijing, China are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

(e) “Businesses” means the display solutions and power solutions business lines of the Company and its Subsidiaries (it being understood that power solutions includes Fab 3).

(f) “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(g) “Company Benefit Plan” means each stock purchase, stock option, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation and other benefit plan, agreement, program, policy or commitment, (i) under which any current or former director, officer, employee or consultant (or their eligible dependents) of the Company or any of its Subsidiaries has any right to benefits and (ii) that are maintained, sponsored or contributed to by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries makes or is required to make contributions with respect to such directors, officers, employees or consultants (and dependents).

(h) “Company Equity Plans” means the 2011 Equity Incentive Plan and the 2020 Equity and Incentive Compensation Plan.

(i) “Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences and effects, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that the term “Company Material Adverse Effect” shall not include any of the following nor any fact, event, circumstance, change, condition, occurrence or effect relating to or arising or resulting from any of the following (in each case, by itself or when aggregated): (i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein), including the results of any primary or general elections or any epidemic, plague, pandemic or other outbreak of illness or disease (including COVID-19 or any COVID-19 Measures) or other public health event, (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (v) changes in the industries in which the Company and its Subsidiaries operate or general or seasonal fluctuations in the business of the Company or any of its Subsidiaries, (vi) any change in the market price or trading volume of any securities or indebtedness of the Company or any of its Subsidiaries, any decrease of the ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Company or any of its Subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such change, decrease or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred), (vii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (viii) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (ix) the general public awareness of the Company’s intention or desire to enter into this Agreement or a similar agreement, (x) any Legal Actions arising from or relating to allegations of breach of fiduciary duty of the Company’s directors relating to this Agreement or the transactions contemplated by this Agreement, (xi) the execution, announcement, performance or existence of this Agreement, the identity of the Parties, the Investors, the Sponsor or any of their respective Affiliates, Representatives or financing sources, or the pendency or contemplated consummation of the transactions contemplated by this Agreement, including any actual or potential loss or impairment of, or effect on, any Contract (including any reduction in customer orders or other financial impact) or any relationship with any customer, supplier, investor, landlord, partner, employee or other business relation or any effect on the relationship of the Company and its Subsidiaries with Unions due to any of the foregoing in this subclause (xi) (including any strike, picket, work stoppage, work slowdown or other organized labor dispute), (xii) any actions taken with the consent, waiver or at the request of Parent or any action taken to the extent expressly permitted by this Agreement (including pursuant to, and in compliance with, Section 5.9), but excluding actions taken in respect of the operation of the Businesses in the ordinary course of business, (xiii) any actions taken by Parent, its Affiliates or any of their respective representatives or financing sources after the date hereof, and/or (xiv) the item set forth on Section 3.13(b) of the Company Disclosure Letter, (except, in the case of subclauses (i), (ii), (iii), (iv), (v), (vii) or (viii), to the extent any such effect has a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate); provided, further, that with respect to references to Company Material Adverse Effect in the representations and warranties set forth in Section 3.6 and Section 3.7, the exceptions set forth in subclause (xi) shall not apply.

(j) “Company Organizational Documents” means the certificate of incorporation and bylaws of the Company and the comparable organizational or governing documents of the Subsidiaries of the Company, in each case, as in effect on the date of this Agreement.

(k) “Company Product” means any current product or service made and sold by the Company or any of its Subsidiaries.

(l) “Company Related Parties” means (i) the Company and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, representatives, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of the Company or its Subsidiaries or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, representatives, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of any of the foregoing.

(m) “Confidentiality Agreements” means the (i) Confidentiality Agreement, dated February 11, 2021, by and between Wise Road Capital LTD. and the Company, and (ii) Clean Team Agreement, dated February 11, 2021, by and between Wise Road Capital LTD. and the Company.

(n) “Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, obligation, promise, undertaking, commitment or other similar arrangement (in each case, whether written or oral).

(o) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

(p) “COVID-19 Measures” means any action, quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any similar Law, Order, directive or guidelines issued by any Governmental Authority in connection with or in response to COVID-19, in each case, whether in place currently or adopted or modified hereafter.

(q) “Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting creditors’ rights generally and (ii) general principles of equity.

(r) “Governmental Authority” means: (i) any federal, state, local, municipal, foreign or international government or governmental authority, quasi governmental entity of any kind, regulatory or administrative agency, interagency committee, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (ii) any self-regulatory organization, (iii) any political subdivision of any of the foregoing or (iv) any Person holding a governmental office.

(s) “Hazardous Substances” means: (i) any substance that is listed, classified or regulated under any Environmental Law or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

(t) “Intellectual Property” means any and all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents, patent applications, patentable inventions, statutory invention registrations and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, renewals, provisionals, continued prosecution applications, counterparts, and interferences thereof) (“Patents”), (ii) trademarks, service marks, trade names, trade dress, slogans, identifiers of source, fictitious business names, logos, and any goodwill associated with the foregoing and any and all common law rights, registrations and applications therefor, (iii) domain names and rights, applications, and registrations therefor, (iv) copyrights, mask works, and designs, and all other rights pertaining to works of authorship and applications and registrations therefor; (v) trade secrets under applicable Law and other confidential and proprietary information, know-how, inventions, processes, procedures and databases and data collections, and rights therein; (vi) Software, firmware and semiconductor design files and information, and (vii) any similar or equivalent property or rights to any of the foregoing throughout the world.

(u) “Knowledge” means, when used with respect to Parent or the Company, the actual knowledge, after reasonable and due inquiry, of the Persons set forth in Section 8.1(u) of the Parent Disclosure Letter or Company Disclosure Letter, respectively.

(v) “Law” means any law (including common law), act, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority, and any Orders.

(w) “Licensed Intellectual Property” means all material Intellectual Property used by the Company or any of its Subsidiaries in the operation of the Businesses that is owned by a third party and licensed or sublicensed by either the Company or any of its Subsidiaries, as the case may be.

(x) “Liens” means any mortgages, liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other title defects or encumbrances in respect of any property or asset.

(y) “MSK” means Magnachip Semiconductor, Ltd., a limited company (“yuhan hoesa”) organized and existing under the Laws of the Republic of Korea, which is a Subsidiary of the Company.

(z) “Orders” means any orders, decisions, judgments, writs, injunctions (whether temporary, preliminary or permanent), decrees, awards, rulings, directions or other determination of any Governmental Authority.

(aa) “Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by either the Company or any of its Subsidiaries, as the case may be.

(bb) “Parent Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, would prevent, impair or materially delay the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent or Merger Sub to perform its obligations hereunder.

(cc) “Parent Related Parties” means (i) Parent, Merger Sub, the Sponsor and the Investors, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, representatives, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of Parent, Merger Sub, the Sponsor or any Investor or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, representatives, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of any of the foregoing.

(dd) “Permitted Leave” means any leave due to short-term disability, vacation, sick day, bereavement, jury duty, long-term disability, family or medical leave, maternity or paternity leave, military leave, or any other leave of absence that has been permitted by the Company or any of its Subsidiaries.

(ee) “Permitted Lien” shall mean (i) any Lien for Taxes which are not yet due and payable or which are being contested in good faith, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Reports, (iii) such non-monetary Liens or other imperfections of title, if any, that do not materially interfere with the use of the property in question as currently used or the Company and any of its Subsidiaries’ operation of their respective business as currently operated, including the following to the extent that they do not materially interfere with the use of the property in question as currently used or the Company and any of its Subsidiaries’ operation of their respective business as currently operated (A) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) any supplemental Taxes or assessments not shown by the public records and (C) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) rights of parties in possession, (v) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (vi) Liens disclosed on existing title insurance policies, title reports or existing surveys which have (together with all documents creating or evidencing such Liens) been delivered to Parent, (vii) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith, (viii) in the case of leased real property, any Lien to which the fee or any other interest in the leased premises is subject, (ix) any Liens in favor of a lessor, sublessor or licensor under any of the Real Property Leases to secure unpaid rent, (x) any non-exclusive license of Intellectual Property, and (xi) such other Liens or imperfections granted in the ordinary course of business that would not materially interfere with the use of the property in question as currently used or the Company and any of its Subsidiaries’ operation of their respective business as currently operated.

(ff) “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(gg) “PRC” means the People’s Republic of China, excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

(hh) “Principal Stockholders” means any Person or group of Persons who beneficially owns 5% or more of the outstanding shares of Common Stock as at the applicable date of determination.

(ii) “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of Parent or the Company, as applicable, and their respective Subsidiaries.

(jj) “Requesting Authority” means any Governmental Authority that, at any time prior to the Closing Date, requests, asserts, or attempts to assert jurisdiction over, or requests, requires, or attempts to require from Parent, the Company and/or MSK a filing or submission related to, the transactions contemplated by this Agreement.

(kk) “Requisite Company Vote” means the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock as of the record date for the Company Stockholders Meeting.

(ll) “Rights” means any rights, title, interest or benefit of whatever kind or nature, including ownership rights, license rights, and rights under Contract.

(mm) “Software” means, collectively, computer programs, whether in source code and object code form, and all tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

(nn) “Specified Circumstance” shall be deemed to exist if: (i) the condition set forth in Section 6.1(c) with respect to the approval, consent or authorization of any Governmental Authority identified in clause (i) or (ii) of the definition of “Specified Governmental Authority” is not satisfied and has not, to the extent permitted by Law, been waived; or (ii) as a result of a challenge by a Governmental Authority identified in clause (i) or (ii) of the definition of “Specified Governmental Authority”, the condition set forth in Section 6.1(b) with respect to the absence of a Prohibitive Order issued or enacted by any Governmental Authority identified in clause (i) or (ii) of the definition of “Specified Governmental Authority” is not satisfied and has not, to the extent permitted by Law, been waived.

(oo) “Specified Covenant” means any covenant of Parent and Merger Sub set forth in Section 5.8 or Section 5.9.

(pp) “Specified Governmental Authority” means any of the following: (i) any federal Governmental Authority from the United States, (ii) any national Governmental Authority from the Republic of Korea, (iii) the State Administration for Market Regulation in the PRC solely in its capacity under the Anti-monopoly Law (China) on antitrust review of business concentrations and (iv) for purposes of Section 6.1(b) and
Section 7.2(c), the National People’s Congress of the PRC or its Standing Committee.

(qq) “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

(rr) “Superior Proposal” means a Takeover Proposal which the Company Board determines, in consultation with its legal and financial advisors, (i) is on terms and conditions more favorable, from a financial point of view, to the stockholders of the Company than those contemplated by this Agreement and (ii) is reasonably likely to be consummated (if accepted). For purposes of the reference to “Takeover Proposal” in this definition, references in the definition of the term “Takeover Proposal” to the figure “20%” shall be deemed to be replaced by “50%.”

(ss) “Takeover Proposal” means any proposal or offer relating to (i) a merger, consolidation, spin-off, share exchange (including a split-off), reorganization, recapitalization, joint venture, tender or exchange offer, business combination or other similar transaction involving the Company or any of its Subsidiaries (or assets thereof) representing 20% or more of the assets, revenue or net income of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, exchange, mortgage, transfer, exclusive license or sublicense or other disposition, in a single transaction or series of related transactions, involving the Company or any of its Subsidiaries (or assets thereof) representing 20% or more of the assets, revenue or net income of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of the Company or MSK, including by way of a tender offer or exchange offer, (iv) a liquidation or dissolution of the Company or MSK or (v) any other transaction or combination of transactions having a similar effect to those described in clauses (i) through (iv) (in each case, other than any such transaction among the Company and any of its Subsidiaries or among its Subsidiaries and other than the Merger).

(tt) “Tax” or “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

(uu) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(vv) “Union” means any labor union, works council or other labor or employee association or organization.

(ww) “Willful and Material Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, and such action was taken or such failure occurred with such Party’s knowledge or intention that such action or failure to act constituted a material breach or violation of this Agreement.

Section 8.2 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) references to the terms “Dollars” and “$” are to the currency of the United States of America;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 8.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract in this Agreement (but not the Company Disclosure Letter) mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

(n) with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(o) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(p) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement;” and

(q) the phrase “ordinary course of business” shall be read as “ordinary course of business consistent with past practice.”

Section 8.3 No Survival. None of the representations and warranties contained in this Agreement shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the Parties which, by its terms, contemplates performance after the Effective Time.

Section 8.4 Governing Law. This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.5 Consent to Jurisdiction; Arbitration.

(a) The Parties hereby agree that in order to obtain prompt and expeditious resolution of all disputes arising out of or relating to this Agreement, including the existence, validity, interpretation or performance of this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any claim arising out of or related to the Parties’ relationship, rights, duties and obligations hereunder, whether based on contract, tort or statute, and the substantive or procedural arbitrability of any claim hereunder), all such disputes shall be exclusively resolved by final and binding arbitration under the Delaware Rapid Arbitration Act (the “DRAA”, 10 Del. C. § 5801 et seq.) and the Delaware Rapid Arbitration Rules promulgated thereunder by the Supreme Court of the State of Delaware (“Rules”) in effect at the time of the date of delivery of the notice of arbitration, except as modified herein.

(b) The arbitral panel shall consist of three arbitrators (the “Tribunal”). The situs of the arbitration shall be the State of Delaware, although the evidentiary and other proceedings shall be conducted in New York (Manhattan), New York. The Tribunal may conduct proceedings in other locations if necessary for the taking of evidence. The language of the arbitration proceedings, and of the arbitral award, shall be the English language. The Parties agree that (A) the claimant(s) and respondent(s) shall each appoint one arbitrator within twenty (20) days of the date of delivery of the notice of arbitration; and (B) the two party-appointed arbitrators shall appoint the third arbitrator, who shall serve as the chair of the Tribunal, within twenty (20) days from the date of the appointment of the second arbitrator. Each member of the Tribunal must be a former judge of the Delaware Supreme Court and/or Delaware Court of Chancery; provided, that in the event a former Delaware judge is unavailable to serve as arbitrator for one or more of the positions on the Tribunal, then the Parties shall submit a petition for the appointment of one or more arbitrators (as needed to complete the three-member Tribunal) to the Court of Chancery of the State of Delaware under Section 5805 of the DRAA. Any arbitrator not timely appointed as provided in clause (A) or (B) of this Section 8.5(b) shall be appointed by the Delaware Court of Chancery in accordance with Section 5805 of the DRAA. In the event that the Tribunal retains counsel in consultation with the Parties under Section 5806 of the DRAA, then such counsel shall be impartial and shall be knowledgeable about and experienced with the practice of law and have had at least fifteen (15) years of legal experience in the area of mergers and acquisitions or complex commercial transactions. Only the Court of Chancery of the State of Delaware shall have the power and authority to appoint a new arbitrator in the event any arbitrator becomes unable to continue as arbitrator for any reason.

(c) The arbitration shall be deemed commenced when the claimant(s) deliver a notice of arbitration to all of the respondents in the manner provided for notices in Section 8.6. The Parties agree that the preliminary conference shall be no later than ten days after the constitution of the Tribunal. The Parties agree that any service or written communication (including, the answer, any reply or exchange of information) under the DRAA or the Rules shall be made in a manner provided by Section 8.6 of this Agreement, or as otherwise agreed by the Parties. In connection with any arbitration proceeding hereunder, the Tribunal shall allow reasonable requests for the production of documents relevant to the dispute and permit the taking of depositions limited to not more than five persons on each side and for not more than six hours in total for the deposition of each such person. Where reasonably necessary, depositions may be taken by videoconference or other telephonic means, or in the jurisdiction where a witness resides or regularly transacts business. The Tribunal may seek to compel the production of evidence from non-parties to the fullest extent permitted by applicable Law. The arbitration hearing shall be limited to one day, if the Tribunal deems such limitation appropriate, and provided, that the Tribunal, where it considers it appropriate in order to provide any Party with a full and fair opportunity to be heard, may require a hearing be held over the course of more than one day, and shall be conducted as soon as reasonably practicable after the constitution of the Tribunal, as determined by the Tribunal.

(d) For the purposes of DRAA § 5808(b), and all other purposes, the Tribunal shall issue its final award as promptly as practicable taking into account the nature of the claims and any other facts or circumstances the Tribunal deems relevant, but in no event later than 60 calendar days after the close of the arbitration hearing. The Parties agree that the Tribunal may extend any deadline set forth in Section 8.5(c) and Section 8.5(d) if, in its own discretion, more time is needed in light of the nature of the claims and the relevant facts and circumstances. The Tribunal is authorized to award monetary damages and to grant specific performance of this Agreement and other injunctive relief, including interim relief pending the final award. The parties hereto shall bear their own costs incurred in connection with the arbitration and share equally the fees and expenses of the Tribunal and the costs of administration.

(e) Nothing in this Section 8.5 shall prevent a Party from seeking provisional, interim or conservatory measures from any court of competent jurisdiction at any time if any such Party believes in good faith that it will suffer irreparable injury before the Tribunal has been appointed or before the Tribunal has had time to render a final award. Any such request by a Party to a court for provisional, interim or conservatory measures shall not be deemed incompatible with the agreement to arbitrate in this Section 8.5, the DRAA or a waiver of the right to arbitrate.

(f) The arbitral award shall be final and non-appealable. Judgment upon the arbitral award may be entered and enforced in any court of competent jurisdiction. The Parties hereby agree to waive any claim that this agreement to arbitrate is not valid under the Laws of the U.S., any foreign country or any international agreement.

(g) For the avoidance of doubt, and in furtherance of Section 8.4, the Parties hereby acknowledge and agree that any legal proceeding conducted under this Section 8.5 shall be governed by or construed under the laws of the State of Delaware, without regard to principles of conflict of laws and regardless of whether the laws of the State of Delaware govern the Parties’ other rights, remedies, liabilities, powers and duties.

Section 8.6 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):

If to Parent or Merger Sub, to:

South Dearborn Limited

c/o Wise Road Capital

2/F, International Club Office Tower

21 Jian Wai Avenue

Chaoyang District, Beijing, China

Attention: Zhang Yuanjie

E-mail: zhangyuanjie@wiseroadcapital.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025, USA

Attention: Keith A. Flaum

Facsimile: (650) 463-4199

Email: keith.flaum@hoganlovells.com

and

Lee & Ko

c/o Hanjin Building, Namdaemun-ro,

Jung-gu, Seoul, Republic of Korea 04532

Attention: Wonkyu, Han, Esq.

                  Chee-Kwan, Kim, Esq.

Facsimile: (822) 772-4001

E-mail: wonkyu.han@leeko.com

             cheekwan.kim@leeko.com

If to the Company, to:

c/o Magnachip Semiconductor, Ltd.

VPLEX Bldg., 15F

501 Teheran-ro, Gangnam-gu

Seoul 06168, Republic of Korea

Attention: Theodore S. Kim, General Counsel

Facsimile: +82-2-6903-5093

E-mail: theodore.kim@magnachip.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:  Ross A. Fieldston, Esq.

                  Xiaoyu Greg Liu, Esq.

                  Jeffrey D. Marell, Esq.

Facsimile:  (212) 757-3900

E-mail:      rfieldston@paulweiss.com

                  gliu@paulweiss.com

                  jmarell@paulweiss.com

and

Kim & Chang

Seyang Building, 39, Sajik-ro 8-gil, Jongno-gu

Seoul 03170, Korea 064

Attention:     Bo-Yong Ahn, Esq.

                     Sun Yul Lee, Esq.

Facsimile:     +82 2 737 9091

E-mail:         byahn@KimChang.com

                      sunyul.lee@KimChang.com

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone or by reply facsimile or by electronic mail, (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

Section 8.7 Amendment. This Agreement may be amended by the Parties at any time before the Effective Time, whether before or after obtaining the Requisite Company Vote, so long as (a) no amendment that requires further stockholder approval under applicable Law after stockholder approval hereof shall be made without such required further approval and (b) such amendment has been duly approved by the board of directors of each of Merger Sub, Parent and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 8.8 Extension; Waiver. At any time before the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party.

The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 8.9 Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Equity Commitment Letter, the Standby Letter of Credit and the Confidentiality Agreements contain all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. Without limiting the generality of Section 4.13, no representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the Parties.

Section 8.10 No Third-Party Beneficiaries. Except (a) for the rights of the Indemnified Parties under Section 5.7, (b) if the Closing occurs, for the right of the holders of shares of Common Stock and Company Equity Awards to receive the Merger Consideration and the amounts payable pursuant to Section 2.3, respectively, in each case, after the Effective Time, (c) for the rights of the Company’s Subsidiaries and their and the Company’s respective Representatives under Section 5.15(d), (d) for the rights of the Parent Related Parties under Section 7.6(e)(ii) and the Company Related Parties under Section 7.6(e)(iii) and (e) for the right of the Company on behalf of the holders of shares of Common Stock and Company Equity Awards to pursue Damages solely in respect of a Willful and Material Breach (including claims for Damages based on loss of the economic benefits of the transaction to the Company’s stockholders) with respect to any breach of this Agreement by Parent or Merger Sub (whether or not this Agreement has been terminated pursuant to Article VII) (in each case of clauses (a), (b), (c), (d) and (e), which right is hereby expressly acknowledged and agreed by the Parties), Parent and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The third-party beneficiary rights referenced in clause (e) of the preceding sentence may be exercised only by the Company (on behalf of holders of shares of Common Stock and Company Equity Awards) through actions expressly approved by the Company Board, and no holder of shares of Common Stock or Company Equity Awards, whether purporting to act in its capacity as such or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.8 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 8.12 Rules of Construction. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Subject to and without limiting the introductory language to Article III and Article IV, each Party has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such party that such item is material, that such item has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

Section 8.13 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void. Notwithstanding the foregoing, Parent and Merger Sub may, with prior written notice to the Company, assign or delegate any or all of their respective rights or liabilities under this Agreement, in whole or in part, to any Affiliate of Parent or Wise Road Capital LTD without obtaining the consent of the Company; provided, that no such assignment or delegation will relieve Parent or Merger Sub of any of their respective obligations under this Agreement.

Section 8.14 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent or cure breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including specific performance or other equitable relief to cause Parent and/or Merger Sub to effect the Closing in accordance with Section 1.2), this being in addition to any other remedy at law or in equity, and the Parties hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Without limiting the generality of the foregoing, the Parties hereby acknowledge and agree that, if, at a time when the Company is permitted to terminate this Agreement pursuant to Section 7.4(c), the Company seeks specific performance of Parent and Merger Sub’s obligation to effect the Closing in accordance with Section 1.2, then the Company shall be entitled to specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letter and to cause Parent and/or Merger Sub to effect the Closing in accordance with Section 1.2. For the avoidance of doubt, but subject to Section 7.6(e)(ii), in no event shall the exercise of the Company’s right to specific performance pursuant to this Section 8.14 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement and be paid the Parent Termination Fee.

Section 8.15 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each Party shall have received a counterpart signed by all of the other Parties.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

SOUTH DEARBORN LIMITED

By:	/s/ Yuanjie Zhang
Name: Yuanjie Zhang
Title: Director

MICHIGAN MERGER SUB, INC.

By:	/s/ Yuanjie Zhang
Name: Yuanjie Zhang
Title: President

[Signature Page to Agreement and Plan of Merger]

MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Young-Joon Kim
Name: Young-Joon Kim
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§262 Appraisal rights

a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

1.

Provided, however, that[1] no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to §251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

2.

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

3.

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

4.	[Repealed.]

c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

d)	Appraisal rights shall be perfected as follows:

1.

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

2.

If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the offer contemplated by §251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to §251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in §251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in §251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to §253 or §267 of this title.

h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

March 25, 2021

The Board of Directors

MagnaChip Semiconductor Corporation

c/o MagnaChip Semiconductor, Ltd.

501 Teheran-ro, Gangnam-gu

Seoul 06168, Republic of Korea

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of MagnaChip Semiconductor Corporation, a Delaware corporation (the “Company”), of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of South Dearborn Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of March 25, 2021 (the “Agreement”), among the Company, the Acquiror and Michigan Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Acquiror (“Merger Sub”), the Company will become a wholly-owned subsidiary of the Acquiror, and each issued and outstanding share of Company Common Stock, other than Excluded Shares and Dissenting Shares (each as defined in the Agreement), will be converted into the right to receive $29.00 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated March 25, 2021 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Acquiror. During the two years preceding the date of this letter, we and our affiliates have had, and continue to have, commercial or investment banking relationships with the Company, for which we and such affiliates have received, or will receive, customary compensation. Such services during such period have included acting as financial advisor on the Company’s divestitures which closed in September 2020. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

MAGNACHIP SEMICONDUCTOR CORPORATION C/O MAGNACHIP SEMICONDUCTOR S.A. 1, ALLEE SCHEFFER, L-2520 LUXEMBOURG, GRAND DUCHY OF LUXEMBOURG VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 14, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MX2021SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 14, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D52204-S23182 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. MAGNACHIP SEMICONDUCTOR CORPORATION The Board of Directors of Magnachip Semiconductor Corporation recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1. To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the "Merger Agreement"), dated as of March 25, 2021, among Magnachip Semiconductor Corporation ("Magnachip"), South Dearborn Limited and Michigan Merger Sub, Inc., and approve the Merger. 2. To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Magnachip's named executive officers that is based on or otherwise relates to the Merger. 3. To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if (a) there is not a quorum present in person or represented by proxy or (b) there are insufficient votes to adopt the Merger Agreement and approve the Merger, in each case, at the time of the then-scheduled special meeting, or to give holders of common stock of Magnachip additional time to evaluate new material information or disclosure. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders: The Notice and Proxy Statement are available at www.proxyvote.com D52205-S23182 MAGNACHIP SEMICONDUCTOR CORPORATION Special Meeting of Stockholders June 15, 2021 8:00 P.M., Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Young-Joon Kim and Theodore Kim, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MAGNACHIP SEMICONDUCTOR CORPORATION that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 8:00 P.M., Eastern Time, on Tuesday, June 15, 2021, via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/MX2021SM, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is properly executed and no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy authorizes Young-Joon Kim and Theodore Kim to vote at each of their discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting. Continued and to be signed on reverse side